   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1998


                                                      REGISTRATION NO. 333-65341
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 3

                                       TO

                                   FORM S-11
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                      WALDEN RESIDENTIAL PROPERTIES, INC.
             (Exact name of Registrant as specified in its charter)

                                                 5080 SPECTRUM DRIVE
                                                   SUITE 1000 EAST
                                              ADDISON, TEXAS 75001-6410
                                                   (972) 788-0510
           MARYLAND              (Address, including zip code, and telephone number,            75-2506197
(State or other jurisdiction of    including area code, of Registrant's Principal            (I.R.S. Employer
incorporation or organization)                   Executive Offices)                         Identification No.)

                            ------------------------

                              MICHAEL E. MASTERSON
                       CHAIRMAN OF THE BOARD OF DIRECTORS
                      WALDEN RESIDENTIAL PROPERTIES, INC.
                              5080 SPECTRUM DRIVE
                                SUITE 1000 EAST
                           ADDISON, TEXAS 75001-6410
                                 (972) 788-0510
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   Copies to:

                             KENNETH L. BETTS, ESQ.
                        WINSTEAD SECHREST & MINICK P.C.
                          1201 ELM STREET, SUITE 5400
                              DALLAS, TEXAS 75270

                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time following the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------
If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED DECEMBER 23, 1998


PROSPECTUS

                      WALDEN RESIDENTIAL PROPERTIES, INC.

      COMMON STOCK, 9.00% REDEEMABLE PREFERRED STOCK AND SERIES B WARRANTS
                            ------------------------

We are a Dallas, Texas-based real estate investment trust focused on middle income multifamily properties located primarily in selected Southwestern and Southeastern metropolitan areas.

This prospectus relates to the possible exchange by you of your common and preferred units of Walden/Drever Operating Partnership, L.P. for up to an aggregate of:

     - 13,409,750 shares of our common stock

     - 1,999,909 shares of our 9.00% redeemable preferred stock, and


     - 6,666,363 of our Series B warrants which are each exercisable for one-third of one share of our common stock.



If you exchange common units, you will receive one share of our common stock for each common unit. If you exchange preferred units, you will receive one share of our 9.00% redeemable preferred stock and three and one-third Series B warrants.


We will not receive any proceeds from the issuance of any of our securities in connection with the exchange of your common or preferred units.


Our common stock is listed on the New York Stock Exchange under the symbol "WDN" and our redeemable preferred stock has been approved for listing on the New York Stock Exchange subject to official notice of issuance. On December 22, 1998, the closing sales price of our common stock was $19.75 per share.


CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES OFFERED HEREBY OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


               THE DATE OF THIS PROSPECTUS IS DECEMBER   , 1998.

                               TABLE OF CONTENTS


                                       PAGE
                                       ----
SUMMARY..............................     4
  The Company........................     4
  Exchange of Units..................     4
  Risk Factors.......................     4
  Distributions Policy...............     5
  Ratio of Earnings to Combined Fixed
     Charges and Preferred
     Distributions...................     5
  Summary Consolidated Financial and
     Operating Information...........     6
RISK FACTORS.........................     8
  Exchange of Units is Taxable.......     8
  Economic Downturn in Texas Could
     Adversely Affect Our
     Operations......................     8
  Borrowing Risks....................     8
  Development Ventures Create Risks
     of Lack of Funding and
     Construction Delays.............    11
  Real Estate Investment Risks.......    12
  No Restriction on Changes in
     Investment and Financing
     Policies........................    12
  Certain Antitakeover Provisions
     Reduce Likelihood That We Could
     be Acquired.....................    13
  Compliance with REIT Rules Requires
     Us to Limit the Number of Shares
     a Person May Own................    13
  Provisions of Maryland Law Could
     Restrict Change in Control......    14
  Failure to Qualify as a REIT Could
     Adversely Affect Our Operations
     and Ability to Make
     Distributions...................    15
  Possible Environmental
     Liabilities.....................    15
  Compliance with Americans with
     Disabilities Act and Similar
     Laws Could Impose Financial
     Obligations.....................    16
  Year 2000 Technology Issues Could
     Affect Operations...............    17
SPECIAL NOTE REGARDING
  FORWARD-LOOKING STATEMENTS.........    17
THE COMPANY..........................    18
  General............................    18
  Drever Acquisition and Exchange....    18
  Business Strategies................    19
  Property Management................    20



                                       PAGE
                                       ----
PRICE RANGE OF COMMON STOCK..........    21
DISTRIBUTIONS POLICY.................    22
SELECTED FINANCIAL DATA..............    23
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS......................    28
  Overview...........................    28
  Results of Operations..............    28
  Liquidity and Capital Resources....    34
  Funds from Operations..............    40
  Inflation..........................    42
  New Accounting Standards...........    42
  Year 2000 Conversion...............    43
BUSINESS AND PROPERTIES..............    45
  The Properties.....................    45
  Employees..........................    59
  Legal Proceedings..................    59
  Regulation.........................    59
  Environmental Matters..............    60
  Insurance..........................    62
  Available Information..............    63
POLICIES WITH RESPECT TO CERTAIN
  ACTIVITIES.........................    63
  Investment Policies................    63
  Financing Policies.................    64
  Stock Repurchase Program...........    65
  Other Policies.....................    65
MANAGEMENT...........................    67
  Executive Officers.................    67
  Independent Directors..............    68
  Classification of the Board of
     Directors.......................    70
  Committees of the Board of
     Directors.......................    70
  Compensation of Directors..........    70

                                       PAGE
                                       ----
  Compensation Committee Interlocks
     and Insider Participation.......    71
  Executive Compensation.............    71
  Option Grants......................    72
  Option Exercises and Year-End
     Option Values...................    73
  Employment Agreements..............    73
PRINCIPAL STOCKHOLDERS...............    75
  Security Ownership of Certain
     Beneficial Owners...............    75
  Security Ownership of Management...    76
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS.......................    78
DESCRIPTION OF COMMON STOCK..........    78
  Dividend and Distribution Rights...    78
  Voting Rights......................    79
  Restrictions on Transfer...........    79
  Rights Plan........................    81
DESCRIPTION OF REDEEMABLE PREFERRED
  STOCK..............................    82
  General Rights and Restrictions....    82
  Relative Rank in Liquidation or
     Distribution....................    82
  Dividends..........................    83
  Redemption.........................    83
  Liquidation Preference.............    83
  Voting Rights......................    83
  Restrictions on Ownership..........    84
DESCRIPTION OF SERIES B WARRANTS.....    84
  General............................    84
  Exercise of Series B Warrants......    84
  Amendments and Supplements to
     Series B Warrant Agreement......    85
  Adjustments........................    85
CERTAIN PROVISIONS OF MARYLAND LAW
  AND OF OUR ARTICLES AND BYLAWS.....    87
  Classification of the Board of
     Directors.......................    87
  Limitation of Liability and
     Indemnification.................    87
  Business Combinations..............    88
  Control Share Acquisitions.........    89
  Amendment to the Articles..........    90



                                       PAGE
                                       ----
  Dissolution........................    90
  Advance Notice of Director
     Nominations and New Business....    90
  Meetings of Stockholders...........    91
FEDERAL INCOME TAX CONSIDERATIONS....    92
  General............................    92
  REIT Qualification.................    93
  Taxation as a REIT.................    97
  Failure to Qualify as a REIT.......    98
  Taxation of Stockholders...........    98
  Backup Withholding.................   100
  Taxation of Tax Exempt Entities....   100
  Taxation of Foreign Investors......   101
  State and Local Taxes..............   103
ERISA CONSIDERATIONS.................   103
INFORMATION REGARDING WALDEN/DREVER
  OPERATING PARTNERSHIP, L.P.........   105
  General............................   105
  The Partnership Agreement..........   105
  Tax Allocations....................   106
  Policies of the Partnership........   110
  Real Estate........................   110
  Tax Treatment of the Partnership...   110
  Special Allocations of Partnership
     Tax Items.......................   111
  Loss Limitations...................   111
  Partnership Interests of
     Walden/Drever Operating
     Partnership.....................   113
EXCHANGE OF UNITS....................   114
PROCEDURE TO EXCHANGE UNITS..........   114
  General............................   114
  Delivery of Exchange Notice and
     Certificates....................   115
  Lost or Missing Certificates.......   116
TAX CONSEQUENCES OF EXCHANGING
  UNITS..............................   116
  General............................   116
  Tax Consequences of Exchange.......   116
LEGAL MATTERS........................   118
EXPERTS..............................   118

                                    SUMMARY

The following information supplements, and should be read in conjunction with, the information contained in this prospectus.

THE COMPANY

We are a Dallas, Texas-based real estate investment trust. As a real estate investment trust, we are generally not subject to federal income tax. We are, however, subject to a number of organizational and operational requirements and limitations.

We focus on middle income multifamily properties located primarily in selected Southwestern and Southeastern metropolitan areas. As of October 31, 1998, we owned and operated 155 multifamily properties containing 42,432 apartment units.

Approximately 92% of our properties are located in Texas, Florida, Arizona, Oklahoma, Tennessee, Georgia, Utah and California markets. The geographic distribution of our properties reflects our belief that diversification will lessen the impact of local and regional economic fluctuations on our business. At the same time, we also seek to create concentrations of properties to allow us to achieve economies of scale in our property management operations.

Our properties were built between 1967 and 1998 and are generally comprised of two- and three-story buildings in landscaped settings. Our properties generally include such attractive amenities as a clubhouse, swimming pools, laundry facilities and cable television access. We do not utilize any third parties to perform management functions related to our properties.

We are located at 5080 Spectrum Drive, Suite 1000 East, Addison, Texas 75001-6410 and our telephone number is (972) 788-0510.

EXCHANGE OF UNITS


This prospectus relates to the issuance of our common stock, preferred stock and warrants from time to time when you elect to exchange your partnership units in Walden/Drever Operating Partnership. Each common unit may be exchanged for one share of our common stock. Each preferred unit may be exchanged for one share of our redeemable preferred stock and three and one-third Series B warrants. For a more detailed description of how to exchange your partnership units, see "Procedures to Exchange Units."



For a more complete description of our common stock, redeemable preferred stock and Series B warrants, see "Description of Common Stock," "Description of Redeemable Preferred Stock" and "Description of Series B Warrants."



We will not receive any cash proceeds from the exchange. We will pay all expenses incident to the issuance of our securities. See "Plan of Distribution," "Procedure to Exchange Units," "Tax Consequences of Exchanging Units" and "Federal Income Tax Considerations."


RISK FACTORS


An investment in our securities involves a number of risks. We urge you to carefully consider the matters discussed under "Risk Factors" beginning on page 8 before exchanging your units. Such risks include, among others:



- Exchange of Units is Taxable. In general, if you exchange your units, the exchange will be treated as a sale of the unit. As such, you will be attributed gain or loss from the "sale" of your units.


- Concentration of Properties in Texas. Approximately 68% of our apartment units are located in Texas, with 30% located in the Houston metropolitan area and 26% in the Dallas/Fort Worth metropolitan area. An economic decline in the Texas markets, and specifically in Houston and Dallas/Fort Worth, could adversely affect our financial condition.

- Current Inability to Borrow Additional Funds. Existing covenants in our loan documents currently severely restrict our ability to borrow additional funds for working capital purposes and, if necessary, to make distributions to our stockholders.


- Increased Debt. As our debt increases relative to our income, or as interest rates rise, income available for distributions will be reduced.



- Development Risks. We have recently entered into agreements with developers to construct apartment communities. As a result we will now be subject to risks associated with real estate development, including the potential lack of financing, construction delays, quality problems, cost overruns and the inability to lease newly constructed apartments.


- Adverse Consequences of Failure to Qualify as a REIT. If we were to fail to qualify as a real estate investment trust, we would be subject to taxation as a corporation at regular corporate rates.

- Possible Environmental Liabilities. As an owner and operator of real property, we may be liable for the costs of removal or remediation of certain hazardous substances released on or in our properties and we may be subject to third-party lawsuits related to environmental contamination.

DISTRIBUTIONS POLICY

We have made distributions in accordance with federal income tax rules applicable to real estate investment trusts. We intend to continue to pay regular quarterly distributions to our stockholders.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DISTRIBUTIONS

Our ratio of combined fixed charges and preferred distributions to earnings were as indicated below for the specified periods:

PERIOD ENDED                     RATIO
------------                     -----
September 30, 1998............   1.33x
December 31, 1997.............   1.25x
December 31, 1996.............   1.59x
December 31, 1995.............   1.52x
December 31, 1994.............   1.68x
December 31, 1993.............   0.63x


These ratios include preferred stock dividends and preferred distributions to minority interest holders. The ratios for the period January 1, 1994 through February 8, 1994 and the year ended December 31, 1993 are based on the results of our predecessors.



We had no preferred distribution requirement prior to 1995; therefore, the ratio of earnings to combined fixed charges and preferred distributions are the same as the ratio of earnings to fixed charges for such years. Earnings were calculated by adding fixed charges, consisting of interest on indebtedness and amortization of financing costs, to our income before extraordinary items. Our earnings (in thousands) were inadequate to cover fixed charges by $45 and $4,795 for the period from January 1, 1994 to February 8, 1994 and the year ended December 31, 1993, respectively, all of which were prior to our initial public offering in February of 1994.

                         SUMMARY CONSOLIDATED FINANCIAL
                           AND OPERATING INFORMATION

The following table sets forth our selected financial data and should be read in conjunction with our financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The summary financial data below provides information about our financial history and may not be indicative of future operating results. The data for the years ended December 31, 1997, 1996 and 1995 has been derived from audited financial statements. The data for the nine months ended September 30, 1998 and 1997 has been derived from unaudited financial statements. In the opinion of management, the operating data for the nine months ended September 30, 1998 and 1997 include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth herein. The results of interim periods are not necessarily indicative of results for the full year and our consolidated historical operating results may not be indicative of future operating results.

                                                    NINE MONTHS
                                                ENDED SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                               ----------------------   --------------------------------
                                                  1998         1997        1997        1996       1995
                                               ----------    --------   ----------   --------   --------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AND PROPERTY DATA)
OPERATING DATA
Revenues
  Rental and other property income...........  $  208,500    $103,267   $  169,537   $109,475   $ 81,559
  Other revenue..............................       1,227       1,273        1,598      1,696      1,265
                                               ----------    --------   ----------   --------   --------
        Total revenues.......................     209,727     104,540      171,135    111,171     82,824
                                               ----------    --------   ----------   --------   --------
Expenses
  Operating expenses.........................      90,121      44,264       73,288     47,560     36,085
  General and administrative.................       8,760       5,117        7,734      5,124      3,811
  Interest...................................      40,536      15,764       28,447     20,573     17,111
  Depreciation...............................      43,599      20,192       33,841     19,810     15,734
  Amortization...............................         768         612          827        916        900
  Unusual charge.............................          --          --        1,940         --         --
                                               ----------    --------   ----------   --------   --------
        Total expenses.......................     183,784      85,949      146,077     93,983     73,641
                                               ----------    --------   ----------   --------   --------
Operating income.............................      25,943      18,591       25,058     17,188      9,183
Gain on disposition of real property.........       6,696          --        2,055      1,934      1,502
Extraordinary loss on debt extinguishment....        (104)         --         (422)    (1,848)    (1,352)
Income allocated to minority interests.......     (11,137)     (1,197)      (4,109)    (1,705)      (922)
Preferred distributions......................      (9,841)     (9,906)     (13,186)    (2,387)        --
                                               ----------    --------   ----------   --------   --------
Net income available to common
  stockholders...............................  $   11,557    $  7,488   $    9,396   $ 13,182   $  8,411
                                               ==========    ========   ==========   ========   ========
Net income per share: Basic..................  $     0.63    $   0.43   $     0.53   $   0.90   $   0.69
Distributions per share......................  $   1.4475    $ 1.4475   $     1.93   $   1.86   $   1.82
Weighted average shares outstanding: Basic...      18,281      17,468       17,590     14,720     12,155
OTHER DATA
Net operating income(1)......................  $  118,379    $ 59,003   $   96,249   $ 61,915   $ 45,474

                                                    NINE MONTHS
                                                ENDED SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                               ----------------------   --------------------------------
                                                  1998         1997        1997        1996       1995
                                               ----------    --------   ----------   --------   --------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AND PROPERTY DATA)
PROPERTY DATA
Total properties (at period end).............         155          75          154         68         55
Total units (at period end)..................      42,432      23,420       42,482     21,407     17,205
Total units (weighted average)...............      42,742      22,527       27,346     18,430     14,601
BALANCE SHEET DATA
Real estate assets (at cost).................  $1,532,085         N/A   $1,507,613   $683,515   $513,341
Total assets.................................  $1,497,791         N/A   $1,469,472   $689,714   $510,548
Mortgages notes payable......................  $  468,131         N/A   $  428,354   $258,908   $252,515
Unsecured credit facility and term loan......  $  291,500         N/A   $  274,000         --   $  6,500
Total stockholders' equity including minority
  interests..................................  $  690,633         N/A   $  717,131   $411,421   $235,127

-------------------------

(1) Rental and other property income less operating expenses.

                                  RISK FACTORS

An investment in our securities involves various risks. You should carefully consider the following information, in conjunction with the other information contained in this Prospectus, before making a decision to exchange your units.

EXCHANGE OF UNITS IS TAXABLE

If you decide to exchange your units, the exchange will be treated as a sale of your units for Federal tax purposes. As a result, you will realize, for Federal tax purposes, an amount equal to the fair market value of the securities you receive, plus the amount of any Walden/Drever Operating Partnership L.P. liabilities allocable to your units. You will recognize gain or loss equal to the difference between the amount realized for Federal income tax purposes and the sum of (1) your adjusted tax basis in your exchanged units and (2) the tax basis of your right to exchange. It is possible that the amount of gain you recognize or your resulting tax liability could exceed the value of our securities you receive. See "Tax Consequences of Exchanging Units."


ECONOMIC DOWNTURN IN TEXAS COULD ADVERSELY AFFECT OUR OPERATIONS


As of October 31, 1998, 112 of our 155 apartment properties, containing approximately 68.40% of our apartment units, were located in Texas. Approximately 29.60% of our apartment units were located in the Houston metropolitan area and approximately 25.65% of our apartment units were located in the Dallas/Fort Worth metropolitan area. Our performance is, therefore, largely dependent upon economic conditions in Texas generally and, specifically, in the Houston and Dallas/Fort Worth metropolitan areas. An economic decline in these areas may adversely affect our ability to make expected distributions to our stockholders.

BORROWING RISKS


  NO CHARTER RESTRICTION ON INCREASING BORROWINGS



Our organizational documents do not limit the amount of indebtedness we may incur. However, we have established a 50% debt-to-total-market capitalization policy which limits our ability to obtain additional debt. Nevertheless, our Board of Directors could revise this policy, without the prior approval of the stockholders, and permit us to substantially increase our indebtedness. Our market capitalization is the market value of our issued and outstanding securities plus our total consolidated debt.



As of October 31, 1998, our debt-to-total-market capitalization ratio was approximately 46.8%, leaving us the ability to borrow approximately $104.6 million and still maintain our 50% debt-to-total-market capitalization policy. Because our borrowing policy is based on debt-to-total-market capitalization, we could have the ability to incur additional debt if our stock price rises even though our ability to pay interest on additional debt would not have changed.

     CURRENT INABILITY TO BORROW ADDITIONAL FUNDS

Our unsecured credit facility and term loan agreements require us to maintain the following financial ratios, which limit our ability to obtain additional debt:


                                                          OUR RATIO AS OF
               FINANCIAL RATIO COVENANTS                 SEPTEMBER 30, 1998
               -------------------------                 ------------------
- Our total liabilities may not exceed 55% of our total
  assets before depreciation...........................          53%
- Our operating income, plus depreciation, amortization
  and interest expense, must not be less than two times
  our interest expense and principal payments..........         2.0x
- Our operating income, plus depreciation,
  amortization, interest expense and senior preferred
  dividends must not be less than 125% of our interest
  expense plus principal payments, a capital
  improvement reserve and preferred dividends..........         161%


As a result, we are limited in our ability to borrow additional funds for working capital purposes and to pay distributions to our stockholders. However, as of September 30, 1998 we could borrow up to approximately $44 million under our credit facility to buy additional properties.

Additionally, as of September 30, 1998, we had approximately $306 million of balloon payments becoming due during the remainder of 1998 and 1999. We are in the process of refinancing this debt and may incur additional debt secured by individual properties or groups of properties or conduct unsecured public or private debt offerings. We may not be able to refinance our debt or refinance such debt on acceptable terms. If we are not able to refinance our debt on acceptable terms, we could be required to dispose of certain properties on unfavorable terms. This could result in losses and could adversely affect our ability to make distributions to our stockholders.


     INCREASED DEBT COULD AFFECT OUR ABILITY TO MAKE DISTRIBUTIONS



For the nine months ended September 30, 1998, we had a ratio of earnings to fixed charges and preferred stock distributions of 1.33 to one with $73.9 million of earnings and $55.7 million of fixed charges and preferred distributions. As we increase our debt relative to our income, or interest rates increase, the interest component of our fixed charges ratio will increase, thereby reducing the income available for making distributions.



     EXISTING DEBT COVENANTS RESTRICT OUR OPERATIONS


The agreements which govern our debt, including our unsecured credit facility and term loan, contain covenants which restrict our ability, and the ability of our subsidiaries to engage in the following activities:

     - incurring additional debt;

     - making investments in or engaging in transactions with stockholders and affiliates;

     - incurring liens;

     - creating restrictions on the ability of certain subsidiaries to pay dividends or make certain payments to us;

     - merging or consolidating with any other entity; or

     - selling, assigning, transferring, leasing or otherwise disposing of all or substantially all of our assets.

Our credit facility and term loan agreements require us to maintain financial ratios as previously discussed. We may not be able to maintain these ratios and cannot assure that the covenants described above will not adversely affect our ability to finance our future operations or capital needs.

In addition, the terms of our debt instruments may limit our ability to engage in other business activities that may be of interest. The breach of any of the covenants described above or the inability to maintain the required financial ratios could result in a default under the credit facility or term loan.

In addition, certain of our debt instruments contain cross-default and/or cross-acceleration provisions. Therefore, an inability to meet our obligations with respect to the provisions of one debt agreement could result in a default under other debt agreements. If we default on our debt, any amounts borrowed, together with accrued interest, could be declared due and payable. If our indebtedness were accelerated, we cannot guarantee that our assets would be sufficient to repay such indebtedness in full.


     FORWARD TREASURY RATE LOCK AGREEMENTS MAY CREATE ADDITIONAL COSTS IN FUTURE FINANCINGS



In order to hedge our exposure to interest rate fluctuations on planned 1998 borrowings of $275 million, we entered into three forward treasury rate lock agreements in 1997. On December 17, 1998, we settled these forward treasury rate lock agreements for a cost of $34.3 million. We used these forward treasury rate lock agreements in connection with $250 million of secured financings on December 18, 1998. Of the $34.3 million settlement cost, $30.3 million relates to the $250 million secured financings and will be amortized to interest expense over the terms of the related financings. We have recorded the remaining $4.0 million cost as an expense.



We may enter into additional forward treasury rate lock agreements in the future. If we do so, we may be exposed to potential costs which fluctuate with movements in the treasury markets. These costs associated with future treasury rate lock agreements could be significant and could affect our ability to make distributions to our stockholders.

     INTEREST RATE SWAPS COULD INCREASE INTEREST EXPENSE


If the interest characteristics of the funding mechanism we use do not match the interest characteristics of the assets being funded, we sometimes enter into interest rate swap agreements to offset the interest rate risk associated with these funding mechanisms. These swap agreements are intended to match the terms of the assets to the maturity and rollover of the debt by effectively matching a fixed or floating interest rate with the related revenue stream. In the event we are not able to match interest characteristics, our interest expense could rise.


     POTENTIAL LOSSES ASSOCIATED WITH DERIVATIVES


We may in the future use derivative financial instruments in furtherance of our investment objectives. Derivatives are financial contracts whose value depends on, or is derived from, the underlying asset, reference rate or index. Derivatives are generally used to earn income or protect against risk, or both. For example, one party with unwanted risk may agree to pass the risk to another party who is willing to accept the risk for the opportunity to earn a fee or premium.

Derivatives are subject to the risk that we may sustain a loss as a result of the failure of the counterparty to a derivative to comply with the terms of the derivative contract. Many derivatives have a leverage component. Therefore, adverse changes in the value or level of the underlying asset, rate or index can result in a loss substantially greater than the amount invested in the derivative itself. Other risks in using derivatives include the risk of mispricing or improper valuation of derivatives and the inability of derivatives to correlate perfectly with underlying assets, rates and indices.


In addition to the risks described above, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory and other regulatory requirements, and, depending on the identity of the counterparty, applicable international requirements. Derivative transactions may involve the risk that they are not enforceable if (1) they were not authorized or appropriate for a counterparty, (2) the documentation has not been properly executed, or (3) the executed agreement is not enforceable against a particular counterparty.



Any income we may receive from the use of derivative instruments cannot exceed 25% of our gross income for any taxable year. If we exceed that income threshold, we would be in violation of one of the REIT income tests and would be subject to tax on that income and could possibly lose our REIT status. See "Federal Income Tax Considerations -- REIT Qualification -- Failing the 75% or 95% Tests; Reasonable Cause."



DEVELOPMENT VENTURES CREATE RISKS OF LACK OF FUNDING AND CONSTRUCTION DELAYS


We have recently begun establishing joint venture relationships to develop apartment communities. As of October 31, 1998, we had entered into four development agreements to construct apartment communities, which we will purchase upon completion of construction and lease up. As a result, we are now subject to development risks, including risks of lack of financing, construction delays, quality of construction, budget overruns and leasing with respect to these four properties. We will also be subject to similar risks in connection with any future development property.

REAL ESTATE INVESTMENT RISKS


  MARKET ILLIQUIDITY

Real estate investments are relatively illiquid. Such illiquidity will tend to limit our ability to promptly vary our portfolio in response to changes in economic or other conditions. In addition, provisions of the Internal Revenue Code relating to REITs limit our ability to sell properties held for fewer than four years. This limitation may affect our ability to sell properties without adversely affecting returns to our stockholders.


  OPERATING APARTMENT COMMUNITIES SUBJECT TO ECONOMIC RISKS


Our apartment properties are subject to all operating risks common to multifamily properties in general, such as the risk of increased unemployment in markets where our properties are located, any or all of which might adversely affect occupancy or rental rates. In addition, increases in operating costs due to inflation and other factors may not necessarily be offset by increased rents. Operating apartment properties is also subject to the risk that residents will be unable or unwilling to pay rent increases. The local rental market may limit the extent to which rents may be increased to meet increased operating expenses, if any, without decreasing occupancy rates. If our apartment properties do not generate sufficient revenue to meet operating expenses, including debt service and capital expenditures, our cash flow and our ability to make distributions to stockholders may be adversely affected.


  AFFORDABLE HOUSING RESTRICTIONS COULD IMPACT OPERATIONS


Fifteen of our apartment properties are subject to restrictions requiring that a specified percentage of the apartment units in such properties be made available to persons with lower and moderate incomes. Approximately 70% of the total number of apartment units in the fifteen affected properties and 9% of the total number of our apartment units are affected by these restrictions. In addition, state and local authorities in some cases impose restrictions on the amount of rent that can be charged. Future enactment of rent control laws or other laws regulating multifamily properties could adversely impact our operations.


  COMPETITION EXISTS WITH OTHER MULTIFAMILY PROPERTIES AND SINGLE FAMILY HOMES


Our properties compete directly with other multifamily properties and single family homes that are available for rent in markets in which our properties are located. Our properties also compete with the new and existing home market for residents. We generally compete on the basis of location, apartment quality and rental rates. Such competition could reduce our occupancy levels and rental revenues, which could adversely affect our operations.

NO RESTRICTION ON CHANGES IN INVESTMENT AND FINANCING POLICIES


Our Board of Directors approves our investment and financing policies, including our policies with respect to growth, debt, capitalization and payment of distributions. Although the Board of Directors has no present intention to amend or waive its current policies, it could do so at any time, or from time to time, at its discretion without a vote of our stockholders. A change in these policies could adversely affect our financial condition or results of operations and could adversely affect the market price of our securities. See "Policies with Respect to Certain Activities."

CERTAIN ANTITAKEOVER PROVISIONS REDUCE LIKELIHOOD THAT WE COULD BE ACQUIRED



  STAGGERED BOARD



Our Board of Directors is divided into three classes. The terms of the first, second and third classes will expire at our annual meeting of stockholders in 1999, 2000 and 2001, respectively. Directors of each class will be elected for a three-year term upon the expiration of the current class' term. The staggered terms for directors may affect our stockholders' ability to effect a change in control, even if such a change were in their best interest, because the stockholders will not be able to elect a new majority of the Board of Directors in any single year. See "Certain Provisions of Maryland Law and of the Company's Articles and Bylaws."



  PREFERRED STOCK



Our Articles of Incorporation authorize the Board of Directors to issue up to 10 million shares of preferred stock and to establish the preference and rights of any such shares. See "Description of Redeemable Preferred Stock." Thus, our Board of Directors could create a new class of preferred stock with voting or other rights senior to any existing class of stock. These rights could delay or prevent a change in control even if such a change were in our stockholders' best interest.



  RIGHTS PLAN



In March 1998, our Board adopted a rights plan providing for the issuance to all holders of our common stock of rights to acquire one one-hundredth of a share of preferred stock at a price per share of $70. If someone acquires more than 15% of our outstanding common stock or attempts to acquire us without our Board of Directors' approval, those rights become exercisable to acquire shares of our common stock at a 50% discount. If the rights are exercised, the number of shares of common stock which a potential acquirer would need to acquire in order to gain control would increase dramatically. As a result, a non-negotiated transaction would become prohibitively expensive for the acquirer. The effect of the rights plan is to require all persons interested in acquiring control of us to first negotiate with our Board of Directors before approaching our stockholders.



COMPLIANCE WITH REIT RULES REQUIRES US TO LIMIT THE NUMBER OF SHARES A PERSON MAY OWN



Our amended and restated Articles of Incorporation contain restrictions on stock ownership which may discourage third parties from making acquisition proposals. These same antitakeover provisions may also impede our stockholders' ability to change our management.



In order to maintain our qualification as a REIT, no more than 50% in value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals or entities. As a result, our Articles of Incorporation prohibit ownership, either directly or indirectly, of more than 9.0% of the shares of capital stock by any stockholder. This restriction does not apply to Don R. Daseke, our former Chairman. Our Board of Directors may waive this ownership limitation on a case-by-case basis. As a result, without our Board of Directors' approval, no person may acquire more than 9.0% of our outstanding stock thereby limiting a third-party's ability to acquire control of us. See "Certain Provisions of Maryland Law and of the Company's Articles and Bylaws" and "Federal Income Tax Considerations."



PROVISIONS OF MARYLAND LAW COULD RESTRICT CHANGE IN CONTROL



  BUSINESS COMBINATIONS



Maryland law generally does not allow us to enter into a business combination with a stockholder or affiliate thereof who beneficially owns 10% or more of the voting power of our stock for five years after such stockholder reaches this 10% limit. Such stockholders are referred to as "interested stockholders." However, if our Board of Directors approves the business combination before the interested stockholder reaches the 10% limit, this law will not apply. Additionally, our Articles of Incorporation specifically exempt any business combination with Mr. Daeske or his affiliates from these provisions of Maryland law.



A business combination with an interested stockholder can be approved if it is
(1) recommended by our Board of Directors, (2) approved by at least 80% of the votes entitled to be cast on the matter, and (3) approved by at least 66 2/3% of the votes entitled to be cast on the matter which are not held by the interested stockholder.



These provisions of Maryland law could delay or prevent a change in control even if such a change were in our stockholders' best interest because an interested stockholder will generally not be able to engage in a merger, consolidation, share exchange or asset transfer with us without the approval of a supermajority of the outstanding non-interested votes.



  CONTROL SHARE ACQUISITIONS



Maryland law provides that "control shares" of a Maryland corporation obtained in a "control share acquisition" have no voting rights, except to the extent approved by two-thirds of the votes entitled to be cast on the matter. Any shares of stock owned by the acquirer of "control shares," or by our officers or directors who are also our employees, may not be counted in the two-thirds required for approval.



"Control shares" are voting shares of stock which, when added with all other shares already owned or subject to the voting control of the acquirer, would result in the acquirer having specified ranges of voting power in electing our Board of Directors. See "Certain Provisions of Maryland Law and of Our Articles and Bylaws."



If voting rights for the control shares are properly approved by our stockholders, and the acquirer then controls the voting of a majority of the shares entitled to vote, then all other stockholders may exercise appraisal rights to receive the fair market value of their shares.



These provisions of Maryland law could delay or prevent a change in control even if such a change were in our stockholders' best interest due to (1) the potential for the absence of voting rights for control shares, and (2) the potential cost of the exercise of appraisal rights if voting rights are approved for control shares. However this law does not apply to shares acquired in a merger, consolidation or share exchange in which we are a party, or to acquisitions authorized by our Articles or Bylaws. Additionally, our Articles exempt acquisitions by Mr. Daeske or his affiliates from these provisions of Maryland law.

FAILURE TO QUALIFY AS A REIT COULD ADVERSELY AFFECT OUR OPERATIONS AND ABILITY TO MAKE DISTRIBUTIONS


Qualification as a real estate investment trust, or REIT, involves the application of highly technical and complex Internal Revenue Code provisions for which there are limited judicial or administrative interpretations. Qualification is also subject to various factual matters and circumstances not entirely within our control. For example, in order to qualify as a REIT, at least 95% of our gross income in any year must be derived from qualifying sources and we must make distributions to our stockholders annually aggregating at least 95% of our taxable income, excluding net capital gains. New legislation, regulations, administrative interpretations or court decisions could change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

If we fail to qualify as a REIT for any taxable year, we would be subject to federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to our stockholders because of the additional tax liability. In addition, distributions to our stockholders would no longer qualify for the dividends paid deduction and we would no longer be required to make such distributions. To the extent we would have made distributions in anticipation of qualifying as a REIT, we might be required to borrow funds or liquidate certain investments in order to pay the applicable tax.

POSSIBLE ENVIRONMENTAL LIABILITIES

  LIABILITY FOR HAZARDOUS SUBSTANCES

Various Federal, state and local environmental laws impose responsibilities on an owner or operator of real estate and subjects such persons to potential liabilities. Typical provisions of such laws include:

     - Responsibility and liability for the costs of removal or remediation of hazardous substances released on or in real property, generally without regard to knowledge or responsibility of the presence of the contaminants.

     - Liability for the costs of removal or remediation of hazardous substances at disposal facilities for persons who arrange for the disposal or treatment of such substances.

     - Potential liability for common law claims by third parties based on damages and costs of environmental contaminants.

The costs of investigation, remediation or removal of hazardous substances may be substantial. In addition, the presence of hazardous substances on one of our apartment properties, or the failure to properly remediate a contaminated property, could adversely affect our ability to sell or rent the property or to borrow using the property as collateral.


     LIABILITY FOR ASBESTOS-CONTAINING MATERIALS


In addition to general environmental laws, laws and regulations govern the removal, encapsulation or disturbance of asbestos-containing materials when such materials are in poor condition or in the event of building remodeling, renovations or demolition. These laws potentially impose liability for release of asbestos-containing materials and may permit third parties to sue for personal injuries associated with such materials.


     ENVIRONMENTAL ASSESSMENTS REVEAL CERTAIN CONTAMINANTS


We have performed "Phase I" environmental assessments on each of our apartment properties. These assessments revealed elevated lead content in the drinking water of three of our properties and asbestos-containing materials at 75 of our properties, some of which is friable, or "easily crumbled," but in good and manageable condition. We have implemented an operations and maintenance program which establishes procedures for dealing with the asbestos-containing materials. The cost from any future disturbance of asbestos-containing materials will depend on the magnitude of the disturbance and the location of the materials.

Although we do not believe we are required to take action, we are currently either taking action, or determining the most effective remedial action we can take, with respect to the elevated lead levels in the water of the three properties. We anticipate any remedial action will cost, in the aggregate, between $760,000 and $780,000 and the amount will be capitalized when incurred. We expect to fund this amount through cash flow from operations.

Except as otherwise described above, we believe our apartment properties are in compliance in all material respects with the laws regarding hazardous or toxic substances. We have not been notified, and are not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances on our apartment properties. We do not believe the matters described above, or compliance with applicable environmental laws or regulations in general, will have a material adverse effect on our financial condition, results of operations and cash flows.


COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT AND SIMILAR LAWS COULD IMPOSE FINANCIAL OBLIGATIONS


Our apartment properties are required to meet Federal requirements related to access and use by disabled persons as a result of the Americans with Disabilities Act of 1990. In addition, a number of additional Federal, state and local laws may require modifications to our apartment properties, or may restrict further renovations thereof, with respect to access by disabled persons. For example, the Fair Housing Amendments Act of 1988 requires apartment communities first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with any such laws or regulations could result in the imposition of fines or an award of damages to private litigants.

We have obtained structural reports from outside consultants which indicate certain modifications need to be made to some of our apartment properties to bring those properties into full compliance with the Americans with Disabilities Act. We do not believe the costs of these modifications will have a material adverse effect on our financial condition, results of operations and cash flows. However, additional legislation could impose additional financial obligations or restrictions with respect to access by disabled persons. If required changes involve greater expenditures than we currently anticipate, or if the changes must be made on a more accelerated basis, our ability to make expected distributions could be adversely affected.

YEAR 2000 TECHNOLOGY ISSUES COULD AFFECT OPERATIONS



Many of the world's computer systems currently record years in a two-digit format. Such computer systems will be unable to properly interpret dates beyond the year 1999, which could lead to disruptions in our operations. This is commonly referred to as the "Year 2000" issue. We have identified three primary information technology systems which are vulnerable to the Year 2000 issue, including our general ledger/accounts payable system, our payroll system, and our on-site accounting system for rent roll activities. We are also currently examining our access gates, irrigation systems, thermostats, utility meters and switches, alarm systems and other similar systems which could be affected by the Year 2000.


Although we are currently utilizing internal and external resources to reprogram, replace and test our systems for Year 2000 compliance, we cannot guarantee that all of our systems will be Year 2000 compliant or that other companies on which we rely will be timely converted. As a result, our operations could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Conversion."


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS



Certain statements in this Prospectus, including information under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Risk Factors," and "The Company" constitute forward-looking statements within the meaning of federal securities laws which are intended to be encompassed by the safe harbors created by such laws. These statements include our plans and objectives for future operations, including plans and objectives relating to future growth and availability of funds. You can generally identify forward-looking statements by the use of terminology such as "believes," "experts," "may," "will," "should," "seeks," "intends," "plans," "estimates" or anticipates. You can also identify forward-looking statements by discussions of strategy, plans or intentions.



These forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results, performances or achievements to be materially different from those expressed or implied in any forward-looking statements. Factors which could cause any forward-looking statements we make to prove incorrect include:



- the matters described under "Risk Factors;"



- our ability to successfully implement our operating strategies;



- changes in external competitive market factors;



- changes in government laws and regulations, including income tax laws;



- population and employment changes; and



- general economic trends, including changing interest rates.



In light of these factors, we caution you not to place undue reliance on any forward-looking statements we make as we cannot represent to you that our objectives and plans will be achieved.

                                  THE COMPANY

GENERAL


We are a Dallas, Texas-based REIT focused on middle income multifamily properties located primarily in selected Southwestern and Southeastern metropolitan areas. We are a Maryland corporation which was formed on September 19, 1993 to continue and expand the multifamily property ownership, management, acquisition and marketing operations and related business objectives and strategies of The Walden Group, Inc. and its subsidiaries and affiliates. We may sometimes refer to these entities in this prospectus as our predecessors. Our duration is perpetual.


We owned and operated 155 multifamily properties as of October 31, 1998, containing 42,432 apartment units. Our properties had a weighted average physical occupancy rate of approximately 93.3% for both 1997 and the month of October 1998.

Since our initial public offering in February 1994, we have acquired 151 properties, containing an aggregate of 39,005 apartment units, for an aggregate acquisition cost of $1.4 billion. We have sold ten properties containing 2,916 apartment units. In addition, we combined six properties with other properties we owned in 1997 in order to achieve operating efficiencies. We also acquired approximately 81 acres of undeveloped land in Nashville, Tennessee which is adjacent to a property we acquired in December 1996. This undeveloped land is zoned for an additional 900 apartment units, which affords us the opportunity to develop future apartment communities.


DREVER ACQUISITION AND EXCHANGE



On October 1, 1997, we acquired the assets and business of Drever Partners, Inc. and its affiliates, including 18 partnerships of which Drever Partners, Inc. and certain of its affiliates were the general partners. In this transaction we acquired 79 apartment properties consisting of 18,118 units, which are included in the 151 properties described above. As consideration for this acquisition, we paid approximately $95.0 million cash, assumed approximately $286.0 million of mortgage debt, and issued approximately $303.9 million of operating partnership units of Walden/Drever Operating Partnership, L.P., a newly formed partnership subsidiary of ours. We have repaid approximately $119.0 million of the $286.0 million mortgage debt we assumed with proceeds from an unsecured term loan and our unsecured credit facility.



The operating partnership units consist of common operating partnership units and preferred operating partnership units. Your units are exchangeable on or after October 1, 1998 into an aggregate of:



- 11,187,629 shares of our common stock,



- 1,999,909 shares of our 9.00% redeemable preferred stock, and



- 6,666,363 series B warrants, each of which is exercisable for one-third of one share of our common stock at $26.785 per share.



The redeemable preferred stock and the preferred units are redeemable at our option in ten years at a redemption price of $25 per share or unit.

BUSINESS STRATEGIES


Our primary business objective is to maximize stockholder value by maintaining long-term growth in funds from operations for distributions to our stockholders. To achieve this objective, we focus on maximizing the internal growth of our expanded portfolio through property management and resident services, implementation of a property enhancement program and acquisition of garden apartment properties that have strong cash flow growth potential and are located in our target markets. With the completion of our combination with Drever we have increased our management depth and expertise in property and asset management and property redevelopment. Specifically, we intend to implement the following business strategies:


INCREASED PROPERTY CASH FLOW. We expect the continuing integration of our operations and Drever's property management operations to produce a level of service that is successful at resident retention and focused on increasing occupancy and rental rates. We also anticipate increasing our cash flow by controlling operating expenses and implementing programs to generate ancillary income, such as cable, telephone and laundry.

PROPERTY ENHANCEMENT PROGRAM. We have initiated a property enhancement program to upgrade the physical appearance of substantially all of our properties. This program generally consists of one of two components. The first component is limited to unit interior upgrades, such as: replacement of appliances, lighting and bathroom fixtures and doors, replacement or resurfacing of cabinets and counter tops, installation of mirrors, ceiling fans, mantels and trim. The second component is a complete property enhancement, both interior and exterior, which we refer to as a repositioning. Repositioning programs include unit interior upgrades, the first component discussed above, as well as interior and exterior clubhouse renovation, installation of access gates, new exterior lighting fixtures and signs, landscaping, and building exterior work including facades and shutters.

We targeted 24 properties for repositioning in 1998, at an estimated cost of $21.6 million, of which approximately $10.6 million had been spent as of September 30, 1998. We spent an additional $4.6 million on unit interior upgrades as of September 30, 1998.

By reinvesting in our properties, we expect to set them apart from deteriorating, similar aged properties and increase their competitiveness with newly constructed units that are generally available at considerably higher rates. These upgrades are expected to yield substantially increased revenue streams through increased rental rates and resident retention.

ACQUISITIONS. We also seek to increase funds from operations by acquiring multifamily properties that have prospects for long-term growth and can be purchased at prices substantially below replacement cost. Following our initial public offering, we have engaged in an active acquisition program. We currently focus our acquisition efforts in Southwestern and Southeastern Markets due to the attractive demographics of these markets and the availability of properties for sale.

SALE OF PROPERTIES. Through our asset management function, we routinely evaluate properties to determine that optimal operating results are achieved. In connection with this evaluation, properties may be targeted for sale once a determination is made that such properties have achieved their maximum investment return. In addition, certain properties not located in our core markets may be targeted for sale.

NEW DEVELOPMENT. Selective development of new apartment properties in our target markets will become increasingly important to the growth of our portfolio over the next several years. We will select properties for development that meet an identified market demand, are well-located in their markets and have an anticipated total return in excess of that projected for acquisition properties.


PROPERTY MANAGEMENT

We conduct our property management operations with an experienced staff of professionals and support personnel, including property directors and sales directors. At October 23, 1998, we employed 1,206 persons, 1,012 of whom are located at the properties. The depth of the organization is intended to enable us to deliver quality services on an uninterrupted basis, thereby promoting resident satisfaction and improving resident retention. Each of our owned or managed properties is operated by a staff specifically selected based on the size, location, age, management plan and marketing plan of the individual property. Personnel are carefully trained in their areas of responsibility by Senior Vice Presidents and Regional Vice Presidents for management functions and by senior marketing and construction personnel for property leasing, resident relations and maintenance.

Our standardized policies and procedures specify reporting requirements and management guidelines which are to be applied at each property. These policies and procedures facilitate management consistency in all markets. We use customized software programs, including an on-site computerized rent roll system, to provide site, regional and executive management with rapid access to all marketing and accounting information. Weekly marketing reports are prepared by on-site property directors which track each property's:

     - leasing status,

     - occupancy rate,

     - prospective resident traffic,

     - unit availability,

     - lease renewals,

     - residents moving in and out of apartments,

     - notices by residents to vacate their apartments and delinquent rental charges or other fees.

Accounting elements such as receivables, payables, rent roll status and budget compliance are regularly monitored through this system.


Our marketing and leasing activities and procedures are designed to comply with all established Federal, state and local laws and regulations. We generally offer leases having six to 12 month terms, with individual property marketing plans structured to respond to local market conditions. Qualifying standards for prospective residents are established to comply with the affordable housing restrictions placed on the properties listed below, the Fair Housing Amendments Act of 1988 and the regulations thereunder and are designed to stabilize service levels and income streams. We have fifteen properties which are currently subject to restrictions that require a specified number of apartments be offered to households with lower or moderate incomes.

We utilize standard lease contracts promulgated by local apartment associations to ensure compliance with the most recent legislative and judicial activities related to multifamily properties, as well as to permit uniform lease administration relating to rent collections, security deposit dispositions, evictions, repairs and renewals.

                          PRICE RANGE OF COMMON STOCK


Our common stock has traded on the New York Stock Exchange under the symbol "WDN" since February 2, 1994, the date on which the common stock began trading. The following table sets forth for the periods indicated the high and low sales prices per common share as reported on the New York Stock Exchange and the distributions we have declared per common share for each such period in 1998, 1997 and 1996:



                                                                        DISTRIBUTIONS
                  QUARTER ENDED                      HIGH       LOW       PER SHARE
                  -------------                     -------   -------   -------------
March 31, 1998....................................  $27.125   $23.750      $0.4825
June 30, 1998.....................................   26.000    23.813       0.4825
September 30, 1998................................   23.063    22.750       0.4825
December 31, 1998 (through December 22, 1998).....   23.938    19.250
March 31, 1997....................................  $26.875   $24.000      $0.4825
June 30, 1997.....................................   25.688    21.250       0.4825
September 30, 1997................................   25.750    22.750       0.4825
December 31, 1997.................................   26.000    23.500       0.4825
March 31, 1996....................................  $22.125   $20.000      $0.465
June 30, 1996.....................................   21.875    20.250       0.465
September 30, 1996................................   21.875    19.750       0.465
December 31, 1996.................................   26.000    20.875       0.465



The closing price of the common stock on December 22, 1998 was $19.75. As of December 22, 1998, the common stock was held by 1,573 stockholders of record, including shares held in nominee or street name by brokers.



The redeemable preferred stock is approved for listing on the New York Stock Exchange under the symbol "WDN pd" subject to official notice of issuance. We expect the Series B warrants will trade on the NASDAQ OTC system.

                              DISTRIBUTIONS POLICY


In accordance with applicable REIT requirements, we have made distributions in accordance with the Internal Revenue Code. We have paid distributions per share of common stock in the aggregate of $1.86, $1.93, and $1.4475 for the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1998, respectively. See "Price Range of Common Stock." We intend to continue to pay regular quarterly distributions to our stockholders.


Pursuant to a provision of our credit facility, distributions to stockholders may not exceed 90% of funds from operations. We do not anticipate distributions to be restricted by this provision.


Future distributions will be at the discretion of our Board of Directors and will depend upon factors including:


     - the gross revenues we receive from our properties,

     - our operating expenses,

     - our interest expense incurred in borrowing, and

     - capital expenditures.

We anticipate distributions will exceed net income determined in accordance with generally accepted accounting principles due to non-cash expenses, primarily depreciation and amortization.


Distributions to the extent of our current and accumulated earnings and profits for federal income tax purposes generally will be taxable to stockholders as ordinary dividend income, ordinary gain or capital gain. Distributions in excess of such earnings and profits generally will be treated as a non-taxable deduction of the stockholder's basis in the shares of common stock to the extent thereof and thereafter as taxable gain. Any non-taxable deduction of a stockholder's basis may have the effect of deferring taxation until such stockholder's sale of the shares of common stock.

                            SELECTED FINANCIAL DATA


The following tables set forth our selected consolidated financial data and the combined financial data for 18 of our original properties acquired concurrently with the closing of our initial public offering and the assets, liabilities and operations of our predecessors. Our historical consolidated operating data for the years ended December 31, 1997, 1996 and 1995 and the period from February 9, 1994, which is the day we commenced operations, to December 31, 1994 and the balance sheet data as of December 31, 1997, 1996, 1995 and 1994 and the combined operating data of our predecessors for the period January 1, 1994 to February 8, 1994 and the year ended December 31, 1993 and the balance sheet data as of December 31, 1993 have been derived from our consolidated financial statements and accounting records and the combined financial statements and accounting records of our predecessors, respectively. These financial statements have been audited by independent auditors.



The data for the nine months ended September 30, 1998 and 1997 has been derived from unaudited financial statements. In the opinion of management, the operating data for the nine months ended September 30, 1998 and 1997 include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results of interim periods are not necessarily indicative of our results for the full year and our consolidated and combined historical operating results and those of our predecessors may not be indicative of future operating results.


You should read the following selected financial information in conjunction with the discussion set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and all of the financial statements included elsewhere in this Prospectus. All amounts are in thousands except per share and property data.

                                                                    WALDEN RESIDENTIAL PROPERTIES, INC.
                                                   ---------------------------------------------------------------------
                                                    NINE MONTHS ENDED              YEARS ENDED
                                                      SEPTEMBER 30,               DECEMBER 31,             FEBRUARY 9 TO
                                                   -------------------   -------------------------------   DECEMBER 31,
                                                   1998(A)      1997     1997(A)      1996        1995         1994
                                                   --------   --------   --------   ---------   --------   -------------
OPERATING DATA
  Revenues
    Rental income................................  $200,288   $ 99,288   $163,224   $ 105,602   $ 78,469     $  39,602
    Other property income........................     8,212      3,979      6,313       3,873      3,090         1,493
    Interest income..............................     1,227      1,273      1,598       1,433        856           365
    Other income.................................        --         --         --         263        409           533
                                                   --------   --------   --------   ---------   --------     ---------
        Total revenues...........................   209,727    104,540    171,135     111,171     82,824        41,993
  Expenses
    Property operating and maintenance...........    69,176     34,187     56,483      37,521     28,748        15,607
    Real estate taxes............................    20,945     10,077     16,805      10,039      7,337         3,275
    General and administrative...................     8,760      5,117      7,734       5,124      3,811         2,507
    Unusual charge -- officer settlement
      agreement..................................        --         --      1,940          --         --            --
    Interest expense.............................    40,536     15,764     28,447      20,573     17,111         6,288
    Depreciation and amortization................    44,367     20,804     34,668      20,726     16,634         8,960
                                                   --------   --------   --------   ---------   --------     ---------
        Total expenses...........................   183,784     85,949    146,077      93,983     73,641        36,637
                                                   --------   --------   --------   ---------   --------     ---------
  Operating income...............................    25,943     18,591     25,058      17,188      9,183         5,356
  Gain on disposition of real property...........     6,696         --      2,055       1,934      1,502            --
  Extraordinary loss on debt extinguishment......      (104)        --       (422)     (1,848)    (1,352)           --
                                                   --------   --------   --------   ---------   --------     ---------

                                                                    WALDEN RESIDENTIAL PROPERTIES, INC.
                                                   ---------------------------------------------------------------------
                                                    NINE MONTHS ENDED              YEARS ENDED
                                                      SEPTEMBER 30,               DECEMBER 31,             FEBRUARY 9 TO
                                                   -------------------   -------------------------------   DECEMBER 31,
                                                   1998(a)      1997     1997(a)      1996        1995         1994
                                                   --------   --------   --------   ---------   --------   -------------
  Income before income allocated to minority
    interests....................................    32,535     18,591     26,691      17,274      9,333         5,356
  Income allocated to minority interests.........   (11,137)    (1,197)    (4,109)     (1,705)      (922)           --
                                                   --------   --------   --------   ---------   --------     ---------
  Net income.....................................    21,398     17,394     22,582      15,569      8,411         5,356
  Preferred distributions........................    (9,841)    (9,906)   (13,186)     (2,387)        --            --
                                                   --------   --------   --------   ---------   --------     ---------
  Net income available to common stockholders....  $ 11,557   $  7,488   $  9,396   $  13,182   $  8,411     $   5,356
                                                   ========   ========   ========   =========   ========     =========
  Basic net income per share.....................  $   0.63   $   0.43   $   0.53   $    0.90   $   0.69     $    0.62
                                                   ========   ========   ========   =========   ========     =========
  Diluted net income per share...................  $   0.63   $   0.43   $   0.53   $    0.89   $   0.69     $    0.62
                                                   ========   ========   ========   =========   ========     =========
  Distributions per share of common stock........  $ 1.4475   $ 1.4475   $   1.93   $    1.86   $   1.82     $    1.09
                                                   ========   ========   ========   =========   ========     =========
  Basic weighted average number of common shares
    outstanding..................................    18,281     17,468     17,590      14,720     12,155         8,689
                                                   ========   ========   ========   =========   ========     =========
PROPERTY DATA
        Total properties (at end of period)(b)...       155         75        154          68         55            40
        Total units (at end of period)...........    42,432     23,420     42,482      21,407     17,205        12,319
        Total units (weighted average)...........    42,742     22,527     27,346      18,430     14,601         9,140
  Weighted average monthly property revenue per
    unit(c)......................................  $    542   $    509   $    517   $     495   $    465     $     420
OTHER DATA
  Funds from operations(d).......................  $ 58,833   $ 31,702   $ 50,233   $  36,998   $ 24,917     $  13,945
  Cash flows provided by (used in):
      Operating activities.......................  $ 59,209   $ 32,420   $ 70,822   $  38,281   $ 31,317     $  16,420
      Investing activities.......................  $(35,973)  $(78,195)  $327,814   $(158,668)  $(86,926)    $(256,114)
      Financing activities.......................  $(25,352)  $ 20,815   $237,029   $ 143,306   $ 58,121     $ 243,982

                                                                                         DECEMBER 31,
                                                          SEPTEMBER 30,   -------------------------------------------
                                                              1998           1997        1996       1995       1994
                                                          -------------   ----------   --------   --------   --------
BALANCE SHEET DATA
Real estate assets (at cost)............................   $1,532,085     $1,507,613   $683,515   $513,341   $329,206
Total assets............................................    1,497,791      1,469,472    689,714    510,548    334,937
Mortgage notes payable, credit facility and term loan...      759,631        702,354    258,908    259,015    165,439
Minority interests......................................      313,660        321,916     14,886     18,608         --
Stockholders' equity....................................      376,973        395,215    396,535    216,519    160,267

-------------------------

(a) On October 1, 1997, we acquired Drever. For a discussion of the Drever transaction, see "The Company."

(b) The number of properties was reduced to 154 as of December 31, 1997, upon the combination of six properties during 1997 with other properties we owned to achieve operating efficiencies.

(c) Represents rental income and other property income, divided by weighted average units, divided by the number of months.

(d) Based on the guidelines promulgated by the National Association of Real Estate Investment Trusts ("NAREIT") and REIT industry standards, management believes funds from operations, or "FFO," is an appropriate measure of the performance of an equity REIT. FFO is generally calculated by excluding from net income any gains or losses from debt restructuring and sales of property and adding back any depreciation of real estate assets and amortization. We believe FFO helps you evaluate our operations because it helps you determine our ability to incur and service debt and to make capital expenditures. By adding depreciation and amortization expenses back into our net income, FFO presents a more accurate picture of the income we currently have available. In evaluating FFO and the trends it depicts, you should consider the major factors affecting FFO. Growth in FFO results from increases in revenues or decreases in related operating expenses. Our historical increases in FFO have been primarily the result of increased revenues coming from property acquisitions. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs and cash distributions. FFO should not be considered as an alternative to net income as an indication of our performance or as an alternative to cash flow as a measure of liquidity. Our calculation of FFO includes income allocated to minority interests and assumes the conversion of all convertible securities, including minority interest securities. This calculation may differ from the methodology for calculating FFO used by other REITs, and, accordingly, may not be comparable to similar entitled items reported by other REITs.

                                                              WALDEN PREDECESSORS
                                                          ---------------------------
                                                          JANUARY 1 TO    YEAR ENDED
                                                          FEBRUARY 8,    DECEMBER 31,
                                                              1994           1993
                                                          ------------   ------------
OPERATING DATA
Revenues
  Rental income.........................................     $3,047        $27,336
  Other property income.................................        134          1,286
  Interest income.......................................         37            124
  Property management fees..............................        150          1,266
                                                             ------        -------
          Total revenues................................      3,368         30,012
Expenses
  Property operating and maintenance....................      1,242         11,398
  Real estate taxes.....................................        226          2,159
  General and administrative............................        217          2,263
  Interest expense......................................      1,075         11,456
  Amortization and financing costs......................         20          1,417
  Depreciation..........................................        633          6,114
                                                             ------        -------
          Total expenses................................      3,413         34,807
                                                             ------        -------
Net loss(a).............................................     $  (45)       $(4,795)
                                                             ======        =======
PROPERTY DATA
Total properties (at end of period).....................         18             18
Total units (at end of period)..........................      5,895          5,895
Total units (weighted average)..........................      5,895          5,895
Weighted average monthly property revenue per unit(b)...     $  421        $   405
OTHER DATA
Funds from operations(c)................................     $  588        $ 1,370
Cash flows provided by (used in):
  Operating activities..................................     $1,858        $ 1,698
  Investing activities..................................     $   --        $   (23)
  Financing activities..................................     $ (311)       $(1,476)

                                                                        DECEMBER 31,
                                                                            1993
                                                                        ------------
BALANCE SHEET DATA
Real estate assets.....................................                   $195,421
Accumulated depreciation and impairment allowance......                    (83,026)
Total assets...........................................                    121,889
Mortgage notes payable.................................                    147,322
Partners' deficit......................................                    (33,610)

-------------------------

(a) Net loss of Walden Predecessors is before income tax benefits and extraordinary gains.

(b) Represents rental income and other property income, divided by weighted average units, divided by the number of months.


(c) Based on the guidelines promulgated by NAREIT and REIT industry standards, management believes FFO is an appropriate measure of the performance of an equity REIT. FFO is generally calculated by excluding from net income gains or losses from debt restructuring and sales of property and adding back any depreciation of real estate assets and amortization. We believe FFO helps you evaluate our operations because it helps you determine our ability to incur and service debt and to make capital expenditures. By adding depreciation and amortization expenses back into our net income, FFO presents a more accurate picture of the income we currently have available. In evaluating FFO and the trends it depicts, you should consider the major factors affecting FFO. Growth in FFO results from increases in revenues or decreases in related operating expenses. Our historical increases in FFO have been primarily the result of increased revenues coming from property acquisitions. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs and cash distributions. FFO should not be considered as an alternative to net income as an indication of our performance or as an alternative to cash flow as a measure of liquidity. Our calculation of FFO includes income allocated to minority interests and assumes the conversion of all convertible securities, including minority interest securities. This calculation may differ from the methodology for calculating FFO used by other REITs, and, accordingly, may not be comparable to similar entitled items reported by other REITs.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

The following discussion should be read in conjunction with the "Selected Financial Data" and all of the financial statements and notes thereto included elsewhere in this Prospectus. Such financial statements and information have been prepared to reflect our consolidated statements of income for the nine months ended September 30, 1998 and 1997 and the three years ended December 31, 1997 and our balance sheets as of December 31, 1997 and 1996.

Changes in revenues and expenses related to our properties during 1998, 1997, 1996 and 1995 are primarily the result of property acquisitions. Where appropriate, comparisons are made on a dollars-per-weighted-average-unit basis in order to adjust for changes in the number of units owned during each period.

RESULTS OF OPERATIONS

  RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1997

The weighted average number of units owned for the nine months ended September 30, 1998, increased by 20,215 units, or 89.7% from 22,527 units for the first nine months of 1997 to 42,742 units for the first nine months of 1998 as a result of the acquisition of additional properties. Total units owned at September 30, 1997 and 1998 were 23,420 and 42,432, respectively. The portfolio had an average physical occupancy of 92.9% and 93.4% for the first nine months of 1997 and 1998, respectively.

We owned 62 properties with 20,400 units throughout both periods in 1998 and 1997 ("same store"). A summary of the historical operating performance for "same store" properties is as follows:

                                                  NINE MONTHS ENDED
                                                    SEPTEMBER 30,
                                                  ------------------
                                                   1998       1997      % CHANGE
                                                  -------    -------    --------
Rental and other property revenue (in
  thousands)....................................  $97,135    $94,298      3.0%
Property operating expenses (in thousands)(1)...   41,555     40,030      3.8%
                                                  -------    -------
Property operating income (in thousands)........  $55,580    $54,268      2.4%
                                                  =======    =======
Average physical occupancy......................     92.3%      92.8%     N/A
                                                  =======    =======
Average monthly revenue per unit................  $   529    $   514      3.0%
                                                  =======    =======
Average annualized property operating and
  maintenance expenses per unit.................  $ 2,084    $ 2,021      3.1%
                                                  =======    =======
Average annualized real estate taxes per unit...  $   632    $   596      6.0%
                                                  =======    =======
Operating expense ratio.........................     42.8%      42.5%     N/A
                                                  =======    =======

-------------------------

(1) Consists of property operating and maintenance and real estate tax expenses.

The operating performance of properties not owned throughout periods ended September 30, 1998 and 1997 is summarized as follows:

                                                             NINE MONTHS ENDED
                                                               SEPTEMBER 30,
                                                             ------------------
                                                               1998       1997
                                                             --------    ------
Rental and other property revenue (in thousands)...........  $111,365    $8,969
Property operating expenses (in thousands)(1)..............    48,566     4,234
                                                             --------    ------
Property operating income (in thousands)...................  $ 62,799    $4,735
                                                             ========    ======
Weighted average number of units...........................    22,342     2,127
                                                             ========    ======
Average physical occupancy.................................      94.5%     93.0%
                                                             ========    ======
Average monthly revenue per unit...........................  $    554    $  469
                                                             ========    ======
Average annualized property operating and maintenance
  expenses per unit........................................  $  2,225    $2,050
                                                             ========    ======
Average annualized real estate taxes per unit..............  $    673    $  604
                                                             ========    ======
Operating expense ratio....................................      43.6%     47.2%
                                                             ========    ======

-------------------------

(1) Consists of property operating and maintenance and real estate tax expenses.

General and administrative expenses increased $3.7 million for the first nine months of 1998, or 71.2%, from $5.1 million for the first nine months of 1997 to $8.8 million for the first nine months of 1998. This represents a per unit decrease of $30, or 9.8%, on an annualized basis. This per unit decrease is primarily due to increased operating efficiencies. The increase in general and administrative expenses was primarily due to increased properties owned which resulted in increased salary costs and occupancy costs for additional corporate and regional office space.

Interest expense increased $24.7 million for the first nine months of 1998, or 157.1%, from $15.8 million for the first nine months of 1997 to $40.5 million for the first nine months of 1998. The increase was primarily due to indebtedness incurred on properties acquired during 1997 and 1998.

Depreciation increased $23.4 million for the first nine months of 1998, or 115.9%, from $20.2 million for the first nine months of 1997 to $43.6 million for the first nine months of 1998. The increase was due to depreciation on additional properties acquired and capital improvements on existing properties.

The $104,000 extraordinary loss on debt extinguishment in 1998 was due to prepayment penalties incurred in connection with our payoff of a $7.2 million mortgage loan in April 1998, and the write off of unamortized deferred financing costs related to the refinancing of certain of our indebtedness during the first and second quarter of 1998.

In August 1998 we sold four apartment properties at an aggregate sales price of approximately $37.6 million, resulting in a gain on sale of approximately $6.7 million.

  RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1997
  COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

The weighted average number of units owned increased by 8,916 in 1997, or 48.4%, from 18,430 units in 1996 to 27,346 in 1997 as a result of the acquisition of additional properties. Total units owned at December 31, 1996 and 1997 were 21,407 and 42,482, respectively. The portfolio had a weighted average physical occupancy of 93.5% for 1996 and 93.3% for 1997.


We owned 51 properties with 15,981 apartment units throughout both calendar years 1997 and 1996. The operating performance of these "same store" properties is summarized as follows:


                                                      YEAR ENDED
                                                     DECEMBER 31,
                                                  ------------------
                                                   1997       1996      % CHANGE
                                                  -------    -------    --------
Rental and other property revenue (in
  thousands)....................................  $97,520    $95,294       2.3%
Property operating expenses (in thousands)(1)...   41,412     41,437      (0.1%)
                                                  -------    -------
Property operating income (in thousands)........  $56,108    $53,857       4.2%
                                                  =======    =======
Weighted average physical occupancy.............     92.7%      93.6%      N/A
                                                  =======    =======
Average monthly revenue per unit................  $   509    $   497       2.3%
                                                  =======    =======
Average annual operating and maintenance
  expenses per unit.............................  $ 2,005    $ 2,041      (1.8%)
                                                  =======    =======
Average annual real estate taxes per unit.......  $   586    $   552       6.2%
                                                  =======    =======
Operating expense ratio.........................     42.5%      43.5%      N/A
                                                  =======    =======

-------------------------

(1) Consists of property operating and maintenance and real estate tax expenses.

The operating performance of properties not owned throughout both calendar years 1997 (103 properties) and 1996 (17 properties) is summarized as follows:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                             ------------------
                                                              1997       1996
                                                             -------    -------
Rental and other property revenue (in thousands)...........  $72,017    $14,181
Property operating expenses (in thousands)(1)..............   31,876      6,123
                                                             -------    -------
Property operating income (in thousands)...................  $40,141    $ 8,058
                                                             =======    =======
Weighted average number of units...........................   11,365      2,449
                                                             =======    =======
Weighted average physical occupancy........................     94.1%      92.9%
                                                             =======    =======
Average monthly revenue per unit...........................  $   528    $   483
                                                             =======    =======
Average annual operating and maintenance expenses per
  unit.....................................................  $ 2,151    $ 2,005
                                                             =======    =======
Average annual real estate taxes per unit..................  $   654    $   495
                                                             =======    =======
Operating expense ratio....................................     44.3%      43.2%
                                                             =======    =======

-------------------------

(1) Consists of property operating and maintenance and real estate tax expenses.

Interest income increased $165,000 in 1997, or 11.5%, from $1,433,000 in 1996 to $1,598,000 in 1997, primarily as the result of increased cash balances during 1997.

The other income of $263,000 in 1996 was primarily attributable to the net income from WDN Management Company allocated to us. WDN Management Company was merged into us effective December 31, 1996.

General and administrative expenses increased $2.6 million in 1997, or 51.0%, from $5.1 million in 1996 to $7.7 million in 1997. This represented a weighted average increase of $5 per unit, or 1.8%. The increases in general and administrative expenses were primarily the result of adding corporate personnel, due to the acquisition of properties during 1997, increased salary costs, higher professional fees, higher costs related to stockholders (quarterly mailings to stockholders, transfer services, etc.) and a one-time severance charge relating to the departure of an executive during the second quarter of 1997.

The $1.9 million unusual charge resulted from a settlement agreement relating to the resignation of our former Chairman of the Board and Chief Executive Officer in October 1997.

Interest expense increased $7.8 million in 1997, or 37.9%, from $20.6 million in 1996 to $28.4 million in 1997, due to an increase in weighted average indebtedness outstanding of approximately $99.3 million associated with the acquisition of properties and a slight increase in the weighted average interest rate in 1997 of approximately 0.1%.

Depreciation expense increased $14.0 million in 1997, or 70.7%, from $19.8 million in 1996 to $33.8 million in 1997, due to depreciation on additional properties acquired and capital improvements on existing properties. This represented a weighted average increase of $162 per unit, or 15.1%.


The $2.1 million gain on disposition of real property in 1997 related to the sale of a 392-unit property located in Dallas, Texas on October 2, 1997. We received total net sales proceeds from the disposition of approximately $4.1 million after the repayment of $4.6 million of related debt. The net proceeds were used to purchase additional properties.


The $0.4 million extraordinary loss on debt extinguishment in 1997 resulted from the write-off of unamortized deferred financing costs and prepayment penalties incurred in connection with the repayment of debt on the property sold in October 1997.

  RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996
  COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

The weighted average number of units owned increased by 3,829 units in 1996, or 26.2%, from 14,601 units in 1995 to 18,430 units in 1996 as a result of the acquisition of additional properties. Total units owned at December 31, 1995 and 1996 were 17,205 and 21,407, respectively. The portfolio had a weighted average occupancy of 94.5% for both 1995 and 1996.

We owned 36 properties with 11,188 apartment units throughout both calendar years 1996 and 1995. The operating performance of these properties is summarized as follows:

                                                      YEAR ENDED
                                                     DECEMBER 31,
                                                  ------------------
                                                   1996       1995      % CHANGE
                                                  -------    -------    --------
Rental and other property revenue (in
  thousands)....................................  $63,623    $60,684      4.8%
Property operating expenses (in thousands)(1)...   27,675     27,239      1.6%
                                                  -------    -------
Property operating income (in thousands)........  $35,948    $33,445      7.5%
                                                  =======    =======
Weighted average physical occupancy.............     94.4%      94.7%     N/A
                                                  =======    =======
Average monthly revenue per unit................  $   474    $   452      4.8%
                                                  =======    =======
Average annual operating and maintenance
  expenses per unit.............................  $ 2,007    $ 1,975      1.6%
                                                  =======    =======
Average annual real estate taxes per unit.......  $   467    $   460      1.5%
                                                  =======    =======
Operating expense ratio.........................     43.5%      44.9%     N/A
                                                  =======    =======

-------------------------

(1) Consists of property operating and maintenance and real estate tax expenses.

The operating performance of properties not owned throughout both calendar years 1996 and 1995 is summarized as follows:

                                                       YEAR ENDED
                                                      DECEMBER 31,
                                                    -----------------
                                                     1996      1995     % CHANGE
                                                    -------   -------   --------
Rental and other property revenue (in
  thousands)......................................  $45,852   $20,875    119.7%
Property operating expenses (in thousands)(1).....   19,885     8,846    124.8%
                                                    -------   -------
Property operating income (in thousands)..........  $25,967   $12,029    115.9%
                                                    =======   =======
Weighted average number of units..................    7,242     3,413    112.2%
                                                    =======   =======
Weighted average physical occupancy...............     94.7%     93.8%     N/A
                                                    =======   =======
Average monthly revenue per unit..................  $   528   $   510      3.5%
                                                    =======   =======
Average annual operating and maintenance expenses
  per unit........................................  $ 2,081   $ 1,948      6.8%
                                                    =======   =======
Average annual real estate taxes per unit.........  $   665   $   644      3.3%
                                                    =======   =======
Operating expense ratio...........................     43.4%     42.4%     N/A
                                                    =======   =======

-------------------------

(1) Consists of property operating and maintenance and real estate tax expenses.


Interest income increased $577,000 in 1996, or 67.4%, from $856,000 in 1995 to $1,433,000 in 1996, primarily as the result of increased cash balances and interest earned on recourse notes entered into by certain of our officers and directors in December 1995 and January 1996 in connection with the acquisition of shares of our common stock by such persons.



Other income decreased $146,000 in 1996, or 35.7%, from $409,000 in 1995 to $263,000 in 1996, primarily due to the reduction in third-party management contracts and an increase in operating expenses of WDN Management Company unrelated to third-party management contracts. The number of third-party management contracts decreased from ten at December 31, 1995 to eight at the end of 1996.



General and administrative expenses increased $1.3 million in 1996, or 34.5%, from $3.8 million in 1995 to $5.1 million in 1996. This represented a weighted average increase of $17 per unit, or 6.5%. The increase in general and administrative expenses was primarily due to increased occupancy cost due to the relocation of our corporate office, increased salary expense and increased costs associated with the increased number of stockholders. These costs include quarterly mailings to stockholders, transfer services, and New York Stock Exchange listing fees.


Interest expense increased $3.5 million in 1996, or 20.2%, from $17.1 million in 1995 to $20.6 million in 1996, due to an increase in weighted average indebtedness outstanding of approximately $60.9 million associated with the acquisition of properties, offset by a decrease in the weighted average interest rate in 1996 of approximately 0.5%.

Depreciation expense increased $4.1 million in 1996, or 25.9%, from $15.7 million in 1995 to $19.8 million in 1996, due to depreciation on additional properties acquired and capital improvements on existing properties. This represented a weighted average decrease of $1 per unit, or 0.1%.

The $1.9 million gain on disposition of real property in 1996 related to the sale of three properties: a 384-unit property located in Wichita, Kansas on April 24, 1996, a 304-unit property located in Corpus Christi, Texas on August 30, 1996 and a 144-unit property located in Stone Mountain, Georgia on September 27, 1996. We received total net sales proceeds from these dispositions of approximately $22.9 million, which were used to purchase additional properties.

The $1.8 million extraordinary loss on debt extinguishment in 1996 resulted from the write-off of unamortized deferred financing costs and prepayment penalties incurred in connection with the refinancings of our credit facility in February 1996 ($488,000) and December 1996 ($767,000), the refinancing of $22 million of variable rate tax-exempt debt in May 1996 ($96,000), the repayment of debt on a property sold in September 1996 ($488,000) and the refinancing of $14.4 million of fixed rate debt on three properties in October 1996 ($9,000).


As of July 1, 1996, we revised our method of accounting to capitalize the cost of replacement carpets, on a prospective basis. As a result, we capitalized $864,000 in 1996 which would have been expensed under the old policy. We believe this accounting policy change is preferable because it is consistent with policies currently being used by the majority of the largest publicly traded apartment REITs and provides a better matching of expenses with the related benefit of the expenditures.


LIQUIDITY AND CAPITAL RESOURCES

We intend to maintain what we believe is a conservative capital structure by:

     - maintaining a debt-to-total-market capitalization of 50% or less,

     - managing interest exposure by obtaining fixed rate debt or hedging interest rates,

     - obtaining unsecured indebtedness when possible,

     - staggering principal maturities when possible, and


     - maintaining an interest coverage ratio of 2.5 times or greater. Interest coverage ratio is the ratio of operating income before interest expense, depreciation and amortization to interest expense.


Our principal demands for liquidity are distributions to our stockholders, ongoing maintenance and repair of our properties, capital improvements to our properties, acquisitions of properties, development of properties, interest on indebtedness and debt repayments.


During the first nine months of 1998, we had cash flows from operating activities of $59.2 million, proceeds from the sale of four properties of $36.7 million, and proceeds from stock offerings of $14.2 million, including $4.9 million from our dividend reinvestment plan. These funds, in addition to $42.2 million of net proceeds from mortgage notes and our credit facility, were used during the period primarily to pay for $27.5 million of the total acquisition cost of five apartment properties containing 1,098 units, distributions to stockholders and unit holders of $55.8 million, capital improvements to properties of $45.1 million, financing costs of $3.4 million, principal payments of $4.1 million, and the purchase of 731,500 shares of common stock for $17.8 million. As a result, we had a net decrease in cash of $2.1 million.



In 1997, we received a total of $28.2 million in net equity proceeds from the exercise of the over allotment option on a public offering closed in December 1996 and from our dividend reinvestment plan. We also received $274.0 million from net borrowings under our credit facility and term loan. In addition, we received net cash proceeds of approximately $4.1 million from the sale of a property in October 1997. These funds were primarily used to purchase 93 properties containing 21,467 units with an aggregate net cash purchase price of approximately $304.1 million.


As more fully described below, cash and cash equivalents decreased $19.9 million, from $29.7 million as of December 31, 1996 to $9.8 million as of December 31, 1997.

Net cash provided by operating activities increased $26.8 million for the first nine months of 1998 compared to the same period in 1997. Cash flow from operating activities before changes in operating accounts increased $31.8 million, primarily due to an increased number of units owned, which was offset by a $5.0 million decrease in the net effect of changes in operating accounts. The net decrease in operating accounts resulted primarily from an increase in the funding of escrow deposits, a decrease in accounts payable, and an increase in the payment of real estate taxes. Net cash provided by operating activities increased by $32.5 million in 1997, from $38.3 million in 1996 to $70.8 million in 1997, primarily due to an increase in property operating income from properties owned throughout both years, as well as property operating income from properties acquired in 1997.

Net cash used in investing activities decreased $42.2 million for the first nine months of 1998 compared to the same period in 1997, primarily due to proceeds received from the disposition of properties. During the first nine months of 1998, we received net proceeds of approximately $36.7 million from the disposition of four properties, containing an aggregate of 1,151 units. We purchased 1,098 units and assumed $19.1 million in mortgage indebtedness in the first nine months of 1998 compared to purchasing 2,013 units and assuming $6.9 million in mortgage indebtedness during the same period in 1997 resulting in a decrease in cash paid for the purchase of real estate assets of $27.5 million. The net decrease in cash used was partially offset by a $21.9 million increase in cash paid for real estate asset additions. Net cash used in investing activities for the year ended December 31, 1997 was $327.8 million, primarily due to $304.1 million of property acquisitions and $32.4 million of capital improvements on the properties, offset by $8.7 million of cash proceeds from the sale of a property in October 1997.

During the first nine months of 1998, our capital expenditures were $45.1 million, compared to $23.2 million during the same period in 1997. The capital expenditure increase in 1998 is a result of non-recurring interior upgrades and exterior enhancements, non-recurring rehabilitation costs on acquisition properties, and increased recurring capital expenditures, including carpet and appliances, resulting from an increased number of properties.

Net cash provided by financing activities decreased by $46.2 million for the first nine months of 1998 compared to the same period in 1997. The decrease is primarily due to increased distributions to stockholders and minority interest holders, the repurchase of 731,500 shares of common stock for an aggregate price of $17.8 million in 1998 and an $11.5 million decrease in proceeds received from the issuance of common stock. Net cash provided from financing activities was $237.0 million for the year ended December 31, 1997, primarily due to $28.2 million of net proceeds from the issuance of stock and $393.1 million of fundings received under our term loan and our credit facility, less repayments and principal amortization of mortgage financings and the credit facility of $127.5 million, distributions to stockholders and minority interest holders of $48.0 million and $6.7 million of purchases of common stock.


We intend to meet our short-term liquidity requirements, including capital expenditures related to maintaining and improving our properties, through cash flow provided by operations and when necessary we will utilize unused portions of our unsecured credit facility, which expires in February 1999, to meet working capital needs. Our credit facility has been used to finance property acquisitions, including capital improvements, and to meet short-term liquidity requirements. As of September 30, 1998, funds available to borrow under the credit facility were $43.6 million. The availability of funds under the credit facility is subject, however, to certain borrowing base and other customary covenants.

Historically, the cash provided by operations has been adequate to meet our operating requirements and distribution payments; however, our current repositioning program will require borrowings under the credit facility to fund capital improvements. We have certain loans which require principal payments on a monthly basis for which cash provided by operating activities may or may not be sufficient. Accordingly, we anticipate borrowing under our credit facility, as described below, to fund such payments, if necessary.


During the first nine months of 1998, we have spent $19.6 million for recurring and non-recurring capital items, and $20.5 million for repositioning and acquisition rehabilitation costs. During the year ended December 31, 1997, we spent approximately $32.4 million in capital expenditures and rehabilitation expenditures on acquisition properties. Rehabilitation costs of $13.9 million and capital expenditures on properties of $8.5 million were funded from net cash provided by operating activities. Non-recurring capital expenditures of $9.2 million and capital expenditures under our repositioning program of $0.8 million were funded from borrowings under our credit facility. We have budgeted capital improvements of $23.8 million for 1998 on our matured properties and $30.8 million to complete necessary renovations to properties acquired in 1997 and to reposition certain properties. Of the $23.8 million budgeted for 1998, $9.5 million represents non-recurring costs for the construction of covered carports, the installation of access gates with perimeter fencing, retaining walls and the reconstruction of balconies and exterior stairwells. Both acquisition renovation and repositioning capital expenditures are anticipated to be funded from borrowings under the credit facility.


For the year ended December 31, 1997, we paid distributions of $33.9 million to common stockholders, $12.5 million to preferred stockholders and $1.6 million to minority interest holders. For the nine months ended September 30, 1998, we paid distributions of $26.4 million to common stockholders, $9.8 million to preferred stockholders and $19.6 million to minority interest holders. The quarterly distributions paid to common stockholders and minority interest holders of common units were $0.4825 per share or unit, which equates to an annualized distribution of $1.93 per share or unit. Distributions on our preferred stock, preferred units and certain of the minority interests of common stock have a priority over other distributions.



Our Board of Directors has authorized the repurchase of up to 3.5 million shares of our outstanding common stock. As of September 30, 1998, we had purchased approximately 1.0 million shares of common stock, leaving approximately 2.5 million shares authorized for repurchase. Future purchases of common stock will be funded with borrowings under our credit facility. However, we will not repurchase additional shares under this program if the purchase would cause our total debt-to-total-market capitalization to exceed 46%.


We have entered into four development agreements to construct apartment communities which we will purchase upon completion of the construction and lease-up. We have committed to purchase $80.0 million in four development properties (containing 1,080 units) in 1999 and 2000. The commitments will be funded by additional mortgage debt and borrowings under our credit facility.

As of September 30, 1998, we had outstanding indebtedness in the aggregate principal amount of $759.6 million, consisting of fixed rate debt of $404.6 million and variable rate debt of $355.0 million. The weighted average interest rate and weighted average years to maturity on our outstanding indebtedness at September 30, 1998 were approximately 7.3% and 7 years, respectively. As of December 31, 1997, we had outstanding indebtedness in the aggregate principal amount of $702.4 million, consisting of $370.1 million of conventional and tax-exempt fixed rate debt and $332.3 million of variable rate debt, including $274.0 million outstanding under our unsecured term loan and unsecured credit facility.

During the year ended December 31, 1997 and the nine months ended September 30, 1998, we refinanced, repaid or assumed debt as summarized below (in thousands):

                         OUTSTANDING                                                    OUTSTANDING
                         INDEBTEDNESS                                                   INDEBTEDNESS
                            AS OF         DEBT       DEBT       DEBT      PRINCIPAL        AS OF
                           12/31/96     PROCEEDS   ASSUMED     REPAID    AMORTIZATION     12/31/97
                         ------------   --------   --------   --------   ------------   ------------
Fixed rate
  indebtedness.........    $207,823     $     --   $170,611   $  4,649      $3,716        $370,069
Unsecured Term Loan....          --      200,000         --         --          --         200,000
Unsecured Credit
  Facility.............          --      193,098         --    119,098          --          74,000
Other variable rate
  debt.................      51,085           --      7,200         --          --          58,285
                           --------     --------   --------   --------      ------        --------
         Total.........    $258,908     $393,098   $177,811   $123,747      $3,716        $702,354
                           ========     ========   ========   ========      ======        ========

                         OUTSTANDING                                                    OUTSTANDING
                         INDEBTEDNESS                                                   INDEBTEDNESS
                            AS OF         DEBT       DEBT       DEBT      PRINCIPAL        AS OF
                           12/31/97     PROCEEDS   ASSUMED     REPAID    AMORTIZATION     9/30/98
                         ------------   --------   --------   --------   ------------   ------------
Fixed rate
  indebtedness.........    $370,069     $ 31,948   $ 13,391   $  6,870      $3,889        $404,649
Unsecured Term Loan....     200,000           --         --         --          --         200,000
Unsecured Credit
  Facility.............      74,000      140,500         --    123,000          --          91,500
Other variable rate
  debt.................      58,285       57,955      5,750     58,285         223          63,482
                           --------     --------   --------   --------      ------        --------
         Total.........    $702,354     $230,403   $ 19,141   $188,155      $4,112        $759,631
                           ========     ========   ========   ========      ======        ========

The following table sets forth certain information regarding our outstanding indebtedness as of September 30, 1998:

                                           WEIGHTED AVERAGE
                                          -------------------   OUTSTANDING   PERCENTAGE
                                          INTEREST   YEARS TO    PRINCIPAL        OF
                                            RATE     MATURITY   BALANCE(1)      TOTAL
                                          --------   --------   -----------   ----------
Conventional fixed rate.................    7.68%       6.9      $328,345        43.2%
Tax-exempt fixed rate...................    6.41%      18.2        76,304        10.1%
                                            ----       ----      --------       -----
  Average/Total fixed rate..............    7.44%       9.1       404,649        53.3%
                                            ----       ----      --------       -----
Tax-exempt variable rate................    4.73%      25.7        63,482         8.4%
Unsecured Term Loan.....................    7.71%       0.2       200,000        26.3%
Unsecured Credit Facility...............    7.35%       0.3        91,500        12.0%
                                            ----       ----      --------       -----
  Average/Total variable rate...........    7.08%       4.8       354,982        46.7%
                                            ----       ----      --------       -----
          Average/Total.................    7.28%       7.1      $759,631       100.0%
                                            ====       ====      ========       =====

-------------------------

(1) In thousands.

As of September 30, 1998, our total indebtedness becomes due as follows (in thousands):

                                                              BALLOON
                                                  PRINCIPAL   PAYMENTS    TOTAL
                                                  ---------   --------   --------
1998............................................  $  1,535    $205,750   $207,285
1999............................................     6,336      99,835    106,171
2000............................................     6,779       7,067     13,846
2001............................................     5,770      67,952     73,722
2002............................................     5,879          --      5,879
Thereafter......................................   105,320     247,408    352,728
                                                  --------    --------   --------
          Total.................................  $131,619    $628,012   $759,631
                                                  ========    ========   ========


Our credit facility is with a group of financial institutions, led by BankBoston as agent, and provides an unsecured borrowing capacity of up to $150 million, with borrowings outstanding under the credit facility generally bearing interest at LIBOR, which was 5.7% at December 31, 1997, plus 1.375%. The credit facility expires in February 1999. As of September 30, 1998, $91.5 million was outstanding under the credit facility.


In December 1997, we entered into a term loan agreement with BankBoston, as agent for a group of financial institutions. The term loan provides unsecured borrowings of $200 million, bears interest at 1.375% over LIBOR and matures December 15, 1998.

The credit facility and term loan agreements contain covenants which restrict our ability, and the ability of our subsidiaries, to engage in the following activities:

     - make distributions to our stockholders in excess of 90% of funds from operations;

     - increase secured mortgage indebtedness in excess of 40% of our total assets before depreciation;

     - decrease our fixed charge coverage ratio below a ratio of 1.25 to one;
       and

     - decrease our debt service coverage ratio below a ratio of 2.0. to one

As of October 31, 1998, we were in compliance with all covenants of the credit facility and term loan agreements.


Balloon payments of $205.8 million and $99.8 million are due in 1998 and 1999, respectively. The 1998 balloon payment is primarily due to our $200 million term loan, which we expect to repay from the proceeds of a $250 million secured financing. In connection with obtaining the secured financing, we anticipate unwinding our forward treasury rate lock agreements described below. The remaining $5.8 million is variable rate, tax exempt debt which was refinanced in October 1998. The new maturity date is February 2028. The 1999 balloon payment is primarily due to our $150 million credit facility, for which we are currently negotiating an extended maturity date of February 2001. Our credit facility had an outstanding balance of $91.5 million at September 30, 1998.



We entered into three forward treasury rate lock agreements in 1997 to reduce exposure to interest rate fluctuations on debt refinancings. Under these agreements, we pay or receive an amount equal to the difference between the reference yield and the market yield, as defined in each of the agreements, on the date of exercise. The exercise date may be any date up to the settlement date. Any proceeds or costs associated with these agreements will be amortized to interest expense over the term of the refinancing; however, if such debt refinancing is not obtained, any proceeds or costs will be recorded in current operations. As of November 18, 1998, we had a loss position on these forward treasury lock agreements of approximately $26.4 million. The following forward treasury rate lock agreements are currently in place:


                                                             REFERENCE
NOTIONAL AMOUNT    SETTLEMENT DATE        COUNTERPARTY         YIELD     REFERENCE TREASURY
---------------    ---------------        ------------       ---------   -------------------
(IN THOUSANDS)
   $ 75,000       December 15, 1998        BankBoston          5.64%     4.250% due 11/15/03
     25,000       December 15, 1998        BankBoston          5.94%     4.750% due 11/15/08
    175,000       December 21, 1998   Salomon Smith Barney     6.54%     4.750% due 11/15/08
   --------
   $275,000
   ========

We anticipate utilizing these forward treasury rate lock agreements in connection with a $250 million secured financing in December 1998. We anticipate extending the remaining $25 million forward treasury rate lock and utilizing it in the first quarter of 1998.

In addition to our credit facility and term loan, in March 1998 we entered into a $110 million fixed rate loan arrangement with Commingled Pension Trust Fund (Fixed Income-Mortgage Private Placements). Eighty million dollars of this debt bears interest at 6.62% per annum and is due on March 31, 2007 and $30 million of this debt bears interest at 7.22% per annum and is due on June 30, 2016. Payments on this loan are interest only; therefore the entire loan balance is outstanding until maturity.

As of November 18, 1998, we had 91 real estate assets collateralized under various secured debt agreements.

Our long-term liquidity requirements primarily include:

     - developing properties,

     - acquiring properties,

     - capital expenditures, including property enhancements, and

     - distributions to stockholders.

We intend to meet these long-term liquidity requirements through a variety of means. We anticipate funding acquisitions and development of properties through the issuance of equity securities or from the proceeds of asset sales. Our ability to successfully fund these requirements will depend on the nature of the equity markets at any time in which we attempt to access them and our ability to find purchasers for assets at acceptable prices. If our cash flow from operations is not sufficient to fund capital expenditures and distributions to stockholders, we may incur additional indebtedness.

Our ability to acquire additional properties is dependent upon our ability to obtain equity or debt financing. During 1997 and 1998, we were able to raise additional equity and incur indebtedness to acquire 96 properties. As of October 31, 1998, our debt-to-total-market capitalization ratio was approximately 46.8%, based on outstanding debt of $758.9 million, leaving the ability to borrow funds to acquire additional properties in the amount of approximately $104.6 million and still maintain our 50% debt-to-total-market capitalization policy. When we finance acquisitions with debt, we expect that such acquired properties will generate cash flow adequate to service the associated indebtedness.

FUNDS FROM OPERATIONS


Based on the guidelines promulgated by NAREIT and REIT industry standards, management believes FFO is an appropriate measure of the performance of an equity REIT. FFO is generally calculated by excluding from net income gains or losses from debt restructuring and sales of property and adding back any real estate assets and amortization. We believe FFO helps you evaluate our operations because it helps you determine our ability to incur and service debt and to make capital expenditures. By adding depreciation and amortization expenses back into our net income, FFO presents a more accurate picture of the income we currently have available. In evaluating FFO and the trends it depicts, you should consider the major factors affecting FFO. Growth in FFO results from increases in revenues or decreases in related operating expenses. Our historical increases in

FFO have been primarily the result of increased revenues coming from property acquisitions. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs and cash distributions. FFO should not be considered as an alternative to net income as an indication of our performance or as an alternative to cash flow as a measure of liquidity. Our calculation of FFO includes income allocated to minority interests and assume the conversion of all convertible securities, including minority interest securities. This calculation may differ from the methodology for calculating FFO used by other REITs, and, accordingly, may not be comparable to similar entitled items reported by other REITs.



During 1995, NAREIT adopted certain changes to the calculation of FFO. We adopted these changes effective January 1, 1996, and have restated our 1995 calculation of FFO for comparative purposes. Under NAREIT's new definition of FFO, we will no longer add back amortization of financing costs. The following is a calculation of FFO under the new definition (in thousands):


                                    NINE MONTHS
                                       ENDED                    YEARS ENDED
                                   SEPTEMBER 30,                DECEMBER 31,
                                -------------------   --------------------------------
                                  1998       1997       1997        1996        1995
                                --------   --------   ---------   ---------   --------
Net income available to common
  stockholders................  $ 11,557   $  7,488   $   9,396   $  13,182   $  8,411
Preferred distributions(1)....     2,940      3,006       2,861       2,387         --
Income allocated to minority
  interests(2)................     7,762      1,197       4,109       1,705        922
Extraordinary loss on debt
  extinguishment..............       104         --         422       1,848      1,352
Gain on disposition of real
  property....................    (6,696)        --      (2,055)     (1,934)    (1,502)
Depreciation of real estate
  assets......................    43,166     20,011      33,560      19,810     15,734
Unusual charge -- officer
  settlement agreement........        --         --       1,940          --         --
                                --------   --------   ---------   ---------   --------
  Funds from operations.......  $ 58,833   $ 31,702   $  50,233   $  36,998   $ 24,917
                                ========   ========   =========   =========   ========
Cash flows provided by (used
  in):
  Operating Activities........  $ 59,209   $ 32,420   $  70,822   $  38,281   $ 31,317
  Investing Activities........   (35,973)   (78,195)   (327,814)   (158,668)   (86,926)
  Financing Activities........   (25,352)    20,815     237,029     143,306     58,121

-------------------------

(1) Distributions on convertible preferred stock were added back in computing FFO since the conversion to common shares has been assumed.

(2) Excludes distributions on the preferred operating partnership units, which are not added back in computing funds from operations ($1,125 per quarter for 1998).

FFO increased $27.1 million, or 85.5%, from $31.7 million for the nine months ended September 30, 1997 to $58.8 million for the nine months ended September 30, 1998. The increase in FFO was primarily attributable to additional operating income resulting from an increase in the number of apartment units owned.

FFO increased $13.2 million, or 35.7%, from $37.0 million for the year ended December 31, 1996 to $50.2 million for the year ended December 31, 1997. The increase in FFO was primarily attributable to additional operating income, which resulted from an increase in the number of units owned as a result of property acquisitions and increased operating income from properties owned throughout both periods.

As discussed in Note (3) to the consolidated financial statements, effective July 1, 1996, we revised its method of accounting to capitalize the cost of replacement carpets on a prospective basis. Following is the effect on depreciation, net income and FFO of this change in accounting policy for the year ended December 31, 1996:

Adjustment for change in accounting policy to capitalize      $864
  carpet replacement costs (and effect on FFO)..............
Adjustment for effect of depreciation on capitalized carpet    (43)
  replacement costs.........................................
                                                              ----
Net effect on net income....................................  $821
                                                              ====

INFLATION

We lease apartments under lease terms generally ranging from six to 12 months. We believe such short-term lease contracts lessen the impact of inflation due to the ability to adjust rental rates to market levels as leases expire.

NEW ACCOUNTING STANDARDS

In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share. SFAS No. 128, which is effective for periods ending after December 15, 1997, specifies the computation, presentation and disclosure requirements of earnings per share and supersedes Accounting Principles Board Opinion No. 15. SFAS No. 128 requires a dual presentation of basic and diluted earnings per share. Basic earnings per share, which excludes the impact of common share equivalents, replaces primary earnings per share. Diluted earnings per share, which utilizes the average market price per share as opposed to the greater of the average or ending market price per share when applying the treasury stock method in determining common share equivalents, replaces fully diluted earnings per share. We adopted the provisions of SFAS No. 128 in 1997 and retroactively restated prior year amounts to be comparable.

In February 1997, the FASB issued SFAS No. 129, Disclosure of Information about Capital Structure, which establishes standards for disclosing information about an entity's capital structure. SFAS No. 129 is effective for periods ending after December 15, 1997. The adoption of SFAS No. 129 did not impact our capital structure disclosures as we were already in compliance with this accounting standard.

In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments and related information in interim and annual financial statements. SFAS Nos. 130 and 131 are effective for periods beginning after December 15, 1997. SFAS No. 130 could impact our reporting as it relates to our outstanding derivatives and we will implement SFAS No. 131 for the year ending December 31, 1998 by reporting its operating segments by geographic location.

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes standards for accounting and reporting for derivative instruments. SFAS No. 133 is effective for periods beginning after June 15, 1999; however, earlier application is permitted. We are currently not planning an early adoption of SFAS No. 133 and have not had an opportunity to evaluate the impact of the provisions of SFAS No. 133 on our consolidated financial statements relating to future adoption.

YEAR 2000 CONVERSION


Many of the world's computer systems currently record years in a two-digit format. Such computer systems will be unable to properly interpret dates beyond the year 1999, which could lead to disruptions in our operations. This problem is commonly referred to as the "Year 2000" issue. We have identified three primary information technology systems which are vulnerable to the Year 2000 issue:


     (1) General Ledger/Accounts Payable System. We installed a new general ledger/accounts payable system in October 1998 which has been warranted to be Year 2000 compliant. The cost of the new system is expected to be approximately $900,000, of which $675,000 has been incurred through September 30, 1998.

     (2) Payroll. We process our payroll through ADP, an outside payroll vendor. ADP's current payroll processing system is not Year 2000 compliant. We are currently evaluating other payroll vendors and expect to have selected a vendor which is Year 2000 compliant and have the system converted and tested by the end of the first quarter of 1999. The cost to complete the payroll conversion is anticipated to be $100,000. In the event a new payroll system cannot be implemented, we will continue to use an upgraded, Year 2000 compliant ADP system.


     (3) On-Site Accounting. We process our on-site accounting and rent roll activities on AMSI. The AMSI version which we currently use is Year 2000 compliant.


We are also in the process of identifying certain on-site, non-information technology systems that may be Year 2000 sensitive. Once these systems have been fully identified, we will determine, with the help of outside vendors, whether these systems are vulnerable to the Year 2000 issue. Potential non-information technology systems include:

     - access gates

     - alarms

     - irrigation systems

     - thermostats

     - utility meters and switches

We plan to complete the identification phase and begin repairing or replacing any vulnerable systems by the end of the fourth quarter of 1998. We believe the cost to repair or replace any Year 2000 vulnerable non-information technology systems will not exceed $500,000.

We have additionally identified those vendors we believe could have an impact on our day-to-day operations and have developed a short questionnaire regarding the vendor's Year 2000 status. These vendors, consisting primarily of financial institutions, will be contacted before January 1, 1999 to determine their Year 2000 status. In the event a vendor's systems will not be Year 2000 compliant, we will assess the potential risk and, to the extent it is feasible, transfer our business to alternate vendors.

We will utilize both internal and external resources to reprogram, replace and test our systems for Year 2000 modifications. We anticipate completing the Year 2000 project by the first quarter of 1999. However, there can be no guarantee that the systems of other companies on which we rely will be timely converted and would not have an adverse effect on our operations.

In the event of a complete failure of our information technology systems, we would be able to continue the affected functions either manually or through the use of non-Year 2000 compliant systems. The primary costs associated with such a necessity would be (1) increased time delays associated with posting of information, and (2) increased personnel to manually process the information. We do not believe the increased costs associated with such personnel would exceed $1 million.

We do not currently have a contingency plan in place. We will evaluate the need for a plan in 1999 as we progress through our Year 2000 conversion.

The cost of Year 2000 compliance and the estimated date of completion of necessary modifications are based on our best estimates, which were derived from various assumptions of future events, including the continued availability of resources, third party modification plans and other factors. However, we cannot guarantee these estimates will be achieved and actual results could differ materially from those anticipated.

                            BUSINESS AND PROPERTIES

THE PROPERTIES

OUR PORTFOLIO. As of October 31, 1998, our portfolio consisted of 155 multifamily properties containing 42,432 apartment units located in 11 states. These properties are generally comprised of two and three-story buildings in landscaped settings and generally include such amenities as a clubhouse, swimming pools, laundry facilities and cable television access. Certain of our properties offer additional amenities such as saunas, whirlpools, exercise facilities, tennis courts and covered parking. The properties contain an average of 274 apartment units, with the largest property containing 994 apartment units. The apartment units have an average size of 788 square feet. Our properties were built between 1967 and 1998 and have a weighted average age by number of apartment units of approximately 15 years.


Our properties, owned effective October 31, 1998, are concentrated in the following markets:


                                                  NUMBER         NUMBER        PERCENT
                                                    OF             OF          OF TOTAL
LOCATION                                        PROPERTIES       UNITS          UNITS
--------                                       -------------    --------    --------------
Houston......................................        54          12,561          29.60%
Dallas/Fort Worth............................        37          10,887          25.65%
Austin.......................................        11           3,216           7.58%
Phoenix......................................         7           2,360           5.56%
Tampa........................................         7           1,904           4.49%
Nashville....................................         4           1,858           4.38%
Jacksonville.................................         5           1,748           4.12%
Oklahoma City................................         4           1,196           2.82%
San Antonio..................................         5           1,146           2.70%
Atlanta......................................         4           1,002           2.36%
Salt Lake City...............................         2             768           1.81%
San Diego....................................         3             480           1.13%
                                                    ---          ------         ------
     Subtotal................................       143          39,126          92.20%
Other Markets(a).............................        12           3,306           7.80%
                                                    ---          ------         ------
          Total..............................       155          42,432         100.00%
                                                    ===          ======         ======

-------------------------

(a) Represents properties in five different states.

No single property accounts for greater than 10% of our total revenues. Our properties had a weighted average physical occupancy of 93.3% for both 1997 and the month of October 1998. Resident leases are generally for six to 12 month terms and often require security deposits. The properties are located in mature, developed neighborhoods. We believe our properties are well built and have been well maintained.

CAPITAL EXPENDITURES. We have adopted a policy of expensing all maintenance and non-major, recurring repair and replacement items, with the exception of carpet replacement which, as of July 1, 1996, is capitalized on a prospective basis. Such maintenance expense items include, but are not limited to:

     - landscaping

     - pest control

     - electrical

     - plumbing

     - cleaning units

     - interior painting of the units

     - window blinds, and

     - pool and recreation facility maintenance.

Non-major expense items include but are not limited to roofing, exterior painting and asphalt resurfacing under approximately $10,000. Repair and maintenance expenses for 1997 were approximately $13.0 million, or $477 per weighted average unit and for the nine months ended September 30, 1998 were approximately $16.6 million, or $516 per weighted average unit on an annualized basis.


We capitalize all major repairs and replacements which are not considered part of the normal maintenance of our properties or turnover of an apartment unit. As of July 1, 1996, we revised our method of accounting to capitalize the cost of replacement carpets, on a prospective basis. As a result, $864,000 was capitalized in 1996 which would have been expensed under the old policy. We believe that this accounting policy change is preferable because it is consistent with policies currently being used by the majority of the largest publicly traded apartment REITs and provides a better matching of expenses with the related benefit of the expenditures. In addition, we capitalize non-recurring items such as access gates and carports initially installed on the property. We also capitalize all deferred maintenance items of an acquisition property which are planned at the time of acquisition to bring the property to satisfactory operating condition. Such a renovation of an acquisition property generally takes six to 18 months to complete, depending on the magnitude of the renovations.


We believe that asset quality is one of the most important characteristics of an apartment property. Asset quality can be significantly improved by repositioning the asset through capital improvements that create an attractive, upscale residential appearance, like building facades or enhancements that improve with age, such as landscaping enhancements. Our repositioning program includes professional design of exterior buildings and clubhouse interiors. This program also includes interior upgrades such as modern lighting, wall mirrors and crown molding. All of these capital improvements help distinguish our properties from their aging contemporaries. The economic justification for our repositioning program is the anticipated higher yield on the total cost of a property, which is achieved through sustained high occupancy rates and rental rate increases.

For the year ended December 31, 1997, we spent approximately $32.4 million of capital expenditures on our properties, of which $13.9 million related to acquisition renovation costs for properties acquired in 1997 and 1996. An additional $9.2 million was expended on non-recurring items, $0.8 million was expended for repositioning programs and $8.5 million was expended for normal recurring capital expenditures to properties not under renovation of these capital expenditures, $6.1 million related to our 15,981 same store units, resulting in an average cost of $384 per unit.


During the first nine months of 1998, we have spent $19.6 million for recurring and non-recurring capital items, and $20.5 million for repositioning and acquisition rehabilitation costs. We anticipate incurring $4.2 million for recurring capital expenditures and $10.3 million for repositioning and acquisition rehabilitation during the remainder of 1998.

                      WALDEN RESIDENTIAL PROPERTIES, INC.
                                APARTMENTS OWNED

                                                                                    TOTAL
                                                        NUMBER        YEAR         RENTABLE
                                                          OF      CONSTRUCTION       AREA        TOTAL
METROPOLITAN AREA/PROPERTY           LOCATION            UNITS    COMPLETED(1)   (SQ. FT.)(2)   ACREAGE
--------------------------           --------           -------   ------------   ------------   --------
AUSTIN
Arbors of Austin*            Austin, TX                    226        1985           154,920        9.68
Arbors of Wells Branch*      Austin, TX                    212        1986           156,228       11.20
Ashbury Parke*               Austin, TX                    416        1983           278,936       13.20
Audubon Square*              Austin, TX                    164        1985           139,476        6.50
Harper's Creek               Austin, TX                    268        1982           201,838        8.00
Lakes of Renaissance*        Austin, TX                    308        1987           215,024       11.60
Oak Ridge*                   Austin, TX                    253        1978           173,699        9.29
Pinto Creek                  Austin, TX                    249        1985           199,146       22.60
Polo Club                    Austin, TX                    304        1986           203,784       11.20
Shadow Creek*                Austin, TX                    420        1982           314,936       18.02
Trestles of Austin           Austin, TX                    396        1984           275,904       10.66
                                                        ------        ----        ----------    --------
Austin Total/ Weighted
  Average                                                3,216        1984         2,313,891      131.95
                                                        ------        ----        ----------    --------
CORPUS CHRISTI
Rafters, The*                Corpus Christi, TX            250        1984           216,496       12.00
Wharf, The*                  Corpus Christi, TX            250        1984           216,496       17.13
Willowick*                   Corpus Christi, TX            250        1984           216,496       12.00
                                                        ------        ----        ----------    --------
Corpus Christi Total/
  Weighted Average                                         750        1984           649,488       41.13
                                                        ------        ----        ----------    --------
DALLAS/FT. WORTH
Arbor Creek*                 Dallas, TX                    280        1984           216,676       12.22
Arbors of Bedford*           Bedford, TX                   204        1983           161,332        8.56
Arbors of Carrollton*        Carrollton, TX                131        1984           112,418        8.56
Arbors of Euless*            Euless, TX                    272        1984           213,794       12.82
Bent Creek*                  Dallas, TX                    326        1980           234,082       11.72
Woods of Bedford*            Bedford, TX                   706        1983           514,220       32.79
Brittany Park*               Dallas, TX                    217        1978           193,556        8.67
Canyon Ridge*                Dallas, TX                    164        1983           120,812        7.33
Casa Valley*                 Dallas, TX                    150        1986           130,926        5.46
Cinnamon Park*               Arlington, TX                 272        1985           213,192       13.00
Clover Hill*                 Arlington, TX                 216        1984           178,928        8.87
Creekwood Village*           Dallas, TX                    362        1985           256,584        9.40
Fielder's Glen               Arlington, TX                 220        1985           165,752       10.00
Gables of McKinney, The      McKinney, TX                  220        1986           169,880       10.00
Greens Crossing              Dallas, TX                    364        1984           262,761       10.50
Hillcrest*                   Grand Prairie, TX             310        1984           204,146       12.94
Hilltop*                     North Richland Hills, TX      238        1984           179,256       12.20
Montfort Oaks*               Dallas, TX                    276        1979           215,476       12.07

                                                                                    TOTAL
                                                        NUMBER        YEAR         RENTABLE
                                                          OF      CONSTRUCTION       AREA        TOTAL
METROPOLITAN AREA/PROPERTY           LOCATION            UNITS    COMPLETED(1)   (SQ. FT.)(2)   ACREAGE
--------------------------           --------           -------   ------------   ------------   --------
Newport                      Irving, TX                    308        1982           238,768       12.40
Parks at Treepoint*          Arlington, TX                 586        1985           471,968       29.52
Pinnacle*                    Lewisville, TX                150        1985           119,774        6.30
Post Oak Place*              Euless, TX                    354        1983           255,798       11.08
Preston Greens*              Dallas, TX                    257        1980           246,340       11.21
Reflections of Highpoint     Dallas, TX                    373        1986           281,940       11.10
Remington Hill               Fort Worth, TX                440        1986           339,008       15.00
Rivercrest                   Arlington, TX                 420        1979           337,056       19.30
Shadow Creek*                North Richland Hills, TX      240        1986           181,896       12.20
Shadowridge Village*         Dallas, TX                    144        1985           118,804        5.97
Sierra Springs               Bedford, TX                   286        1985           211,006       15.96
Springfield                  Mesquite, TX                  264        1985           193,212        9.00
Summer Meadows               Plano, TX                     389        1986           323,434       21.60
Summer Villas                Dallas, TX                    460        1984           328,020       15.80
Summers Crossing             Plano, TX                     294        1986           238,697       15.70
Summers Landing*             Fort Worth, TX                196        1985           139,300        7.80
Trinity Mills*               Dallas, TX                    208        1982           162,960       10.53
Trinity Oaks*                Dallas, TX                    240        1983           150,318        4.90
Waterford on the Meadow*     Plano, TX                     350        1985           310,746       21.98
                                                        ------        ----        ----------    --------
Dallas/Ft. Worth Total/
  Weighted Average                                      10,887        1984         8,392,836      464.46
                                                        ------        ----        ----------    --------
HOUSTON
Arbor Point*                 Houston, TX                    65        1984            57,000        2.20
Ashton Woods*                Houston, TX                   177        1978           151,142        6.85
Aston Brook*                 Houston, TX                   152        1982           119,376        5.29
Bar Harbor*                  Houston, TX                   316        1983           209,076       13.19
Bayou Oaks*                  Houston, TX                   210        1984           158,470        6.08
Brandon Oaks*                Houston, TX                   196        1984           168,856        8.00
Briarcrest*                  Houston, TX                   376        1982           296,760       13.90
Brookfield*                  Houston, TX                   250        1984           188,974       10.93
Carriage Hill*               Houston, TX                   252        1980           242,088       11.20
Central Park Condos*         Houston, TX                    93        1985            99,080        7.20
Central Park Regency*        Houston, TX                   348        1983           318,968       13.38
Charleston, The*             Houston, TX                   312        1981           226,499        5.69
Cimarron Park                Houston, TX                   162        1984           134,756        6.50
Cimarron Parkway*            Houston, TX                   272        1983           238,264        9.26
Colony Oaks*                 Houston, TX                   162        1967           166,830        6.20
Colorado Club*               Houston, TX                   300        1986           225,788       10.13
Copper Cove*                 Houston, TX                   270        1983           204,240        7.00
Enclave at Cypress Park*     Houston, TX                   384        1984           329,844       11.20
Foxboro                      Houston, TX                   220        1982           162,712        6.30

                                                                                    TOTAL
                                                        NUMBER        YEAR         RENTABLE
                                                          OF      CONSTRUCTION       AREA        TOTAL
METROPOLITAN AREA/PROPERTY           LOCATION            UNITS    COMPLETED(1)   (SQ. FT.)(2)   ACREAGE
--------------------------           --------           -------   ------------   ------------   --------
Georgetown*                  Houston, TX                   156        1968           237,328       34.40
Harbor Pointe*               Houston, TX                   198        1968           178,700        4.80
Harpers Mill*                Houston, TX                   180        1981           143,252        6.79
Hidden Lake*                 Houston, TX                   440        1986           318,748       32.63
Holiday on Hayes*            Houston, TX                   312        1981           250,564       10.47
Hunt Club, The*              Houston, TX                   204        1984           135,948        8.25
Huntley, The*                Houston, TX                   214        1985           165,054        7.35
Laurel Creek                 Houston, TX                   428        1985           323,568       15.80
Live Oak*                    Houston, TX                   162        1978           121,558        5.49
Meadows on Memorial*         Houston, TX                    96        1982            94,940        3.56
Mill Creek*                  Houston, TX                   174        1982           149,640        5.59
Monticello on Cranbrook*     Houston, TX                   244        1983           203,500       11.20
Northwoods*                  Houston, TX                   200        1978           237,636       17.44
One Camden Court*            Houston, TX                   136        1982           104,216        4.47
One Cypress Landing*         Houston, TX                   464        1979           358,156       15.27
One Westfield Lake*          Houston, TX                   246        1984           269,454       19.98
One Willow Chase*            Houston, TX                   136        1983           104,216        4.36
One Willow Park*             Houston, TX                   178        1984           140,165        6.00
Pathway, The*                Houston, TX                   144        1978           139,498        5.95
Pine Creek*                  Houston, TX                   216        1980           170,184        8.06
Polo Club on Cranbrook I*    Houston, TX                   228        1981           161,456        9.30
Polo Club on Cranbrook II*   Houston, TX                   292        1982           215,080        7.00
Retreat at Eldridge          Houston, TX                   168        1998           158,304       12.54
Richmond Green*              Houston, TX                   224        1980           214,494        8.76
Riverwalk*                   Houston, TX                   184        1984           140,560        7.58
Silverado*                   Houston, TX                   344        1979           248,960       11.31
South Green                  Houston, TX                   268        1982           219,948         8.9
Stony Creek*                 Houston, TX                   252        1980           194,240        9.30
Timbers of Cranbrook*        Houston, TX                   274        1984           206,884        9.50
Tranquility Lake*            Houston, TX                    90        1983            84,446       10.10
Wimbledon*                   Houston, TX                   161        1978           154,601        6.30
Woodborough*                 Houston, TX                   320        1983           222,640       10.30
Woodchase*                   Houston, TX                   270        1978           252,542        9.98
Woodedge*                    Houston, TX                   126        1982           113,850        6.65
Woodlake*                    Houston, TX                   315        1976           242,587        8.28
                                                        ------        ----        ----------    --------
Houston Total/ Weighted
  Average                                               12,561        1982        10,375,640      524.16
                                                        ------        ----        ----------    --------
SAN ANTONIO
Costa del Sol*               San Antonio, TX               244        1985           180,798       10.00
Country View                 San Antonio, TX               272        1981           213,120       11.00
Remington*                   San Antonio, TX               158        1986           112,018        4.90

                                                                                    TOTAL
                                                        NUMBER        YEAR         RENTABLE
                                                          OF      CONSTRUCTION       AREA        TOTAL
METROPOLITAN AREA/PROPERTY           LOCATION            UNITS    COMPLETED(1)   (SQ. FT.)(2)   ACREAGE
--------------------------           --------           -------   ------------   ------------   --------
Summer Oaks*                 San Antonio, TX               256        1983           171,464        9.50
Villas of St. Moritz*        San Antonio, TX               216        1986           149,040        7.50
                                                        ------        ----        ----------    --------
San Antonio Total/ Weighted
  Average                                                1,146        1984           826,440       42.90
                                                        ------        ----        ----------    --------
OTHER TEXAS
Fountaingate*                Wichita Falls, TX             280        1980           252,040       17.79
Settler's Cove               Beaumont, TX                  182        1982           133,654        6.24
                                                        ------        ----        ----------    --------
Other Texas Total/ Weighted
  Average                                                  462        1981           385,694       24.03
                                                        ------        ----        ----------    --------
Texas Total/ Weighted
  Average                                               29,022        1983        22,943,989    1,228.63
                                                        ------        ----        ----------    --------
JACKSONVILLE
Bentley Green                Jacksonville, FL              444        1986           308,096       25.69
Brookwood Club               Jacksonville, FL              360        1987           287,480       15.00
Huntington at Hidden Hills   Jacksonville, FL              224        1986           183,200       14.97
Remington at Ponte Vedra     Ponte Vedra Beach, FL         344        1986           302,904       28.60
Sandpiper                    Jacksonville, FL              376        1985           289,112       17.00
                                                        ------        ----        ----------    --------
Jacksonville Total/
  Weighted Average                                       1,748        1986         1,370,792      101.26
                                                        ------        ----        ----------    --------
TAMPA
Ashton Park*                 Tampa, FL                     192        1988           152,072       10.93
Bel Shores                   Largo, FL                     250        1985           189,874       22.30
Carlyle at Waters            Tampa, FL                     392        1986           281,893       13.00
Oak Ramble                   Tampa, FL                     256        1985           229,384       20.56
South Pointe                 Tampa, FL                     112        1986            97,232         5.0
St. James Crossing*          Tampa, FL                     264        1986           198,424       21.46
Three Palms                  Tampa, FL                     438        1986           369,362       34.70
                                                        ------        ----        ----------    --------
Tampa Total/ Weighted
  Average                                                1,904        1986         1,518,241      127.60
                                                        ------        ----        ----------    --------
OTHER FLORIDA
Saratoga                     Melbourne, FL                 210        1986           146,732       14.00
                                                        ------        ----        ----------    --------
Florida Total/ Weighted
  Average                                                3,862        1986         3,035,765      243.21
                                                        ------        ----        ----------    --------
PHOENIX
Casa Verde                   Phoenix, AZ                   268        1983           178,140        8.23
Crestwood*                   Phoenix, AZ                   276        1984           149,433        8.29
Fairways, The*               Phoenix, AZ                   160        1981           118,192        5.80
Garden Place*                Phoenix, AZ                   286        1979           231,120       14.20
Meadow Glen                  Glendale, AZ                  290        1987           242,020       11.20
Terra Vida                   Mesa, AZ                      384        1988           305,600       15.40

                                                                                    TOTAL
                                                        NUMBER        YEAR         RENTABLE
                                                          OF      CONSTRUCTION       AREA        TOTAL
METROPOLITAN AREA/PROPERTY           LOCATION            UNITS    COMPLETED(1)   (SQ. FT.)(2)   ACREAGE
--------------------------           --------           -------   ------------   ------------   --------
Woodstone                    Phoenix, AZ                   696        1986           573,564       19.70
                                                        ------        ----        ----------    --------
Phoenix Total/ Weighted
  Average                                                2,360        1985         1,798,069       82.82
                                                        ------        ----        ----------    --------
OKLAHOMA CITY
Copperfield                  Oklahoma City, OK             262        1983           187,080        7.70
Hunter's Ridge               Oklahoma City, OK             212        1984           155,587        6.00
Summerfield Place            Oklahoma City, OK             224        1981           154,528        9.00
Woodscape                    Oklahoma City, OK             498        1985           363,073       15.60
                                                        ------        ----        ----------    --------
Oklahoma City Total/
  Weighted Average                                       1,196        1984           860,268       38.30
                                                        ------        ----        ----------    --------
TULSA
Burning Tree                 Tulsa, OK                     256        1978           156,848       11.32
Cinnamon Stick               Tulsa, OK                     424        1978           256,672       14.57
Lift, The                    Tulsa, OK                     328        1979           194,168       14.23
                                                        ------        ----        ----------    --------
Tulsa Total/Weighted
  Average                                                1,008        1978           607,688       40.12
                                                        ------        ----        ----------    --------
Oklahoma Total/ Weighted
  Average                                                2,204        1981         1,467,956       78.42
                                                        ------        ----        ----------    --------
NASHVILLE
Brandywine*                  Nashville, TN                 300        1985           203,418       21.00
Nashboro Village*            Nashville, TN                 994        1982           959,153       60.73
Raintree                     Nashville, TN                 332        1985           216,930       24.90
Windsor Park                 Hendersonville, TN            232        1985           151,954       13.35
                                                        ------        ----        ----------    --------
Nashville Total/ Weighted
  Average                                                1,858        1984         1,531,455      119.98
                                                        ------        ----        ----------    --------
SALT LAKE CITY
James Pointe                 Murray, UT                    312        1985           236,928       11.60
Stillwater                   Murray, UT                    456        1986           343,216       15.34
                                                        ------        ----        ----------    --------
Salt Lake City Total/
  Weighted Average                                         768        1986           580,144       26.94
                                                        ------        ----        ----------    --------
ATLANTA
Parkway Station*             Atlanta, GA                   344        1986           369,960       28.63
Saratoga Springs*            Atlanta, GA                   266        1985           223,402       20.00
Shannon Chase*               Atlanta, GA                   156        1987           163,400       26.00
Villas at Indian Trails*     Atlanta, GA                   236        1986           242,044       39.70
                                                        ------        ----        ----------    --------
Atlanta Total/ Weighted
  Average                                                1,002        1986           998,806      114.33
                                                        ------        ----        ----------    --------

                                                                                    TOTAL
                                                        NUMBER        YEAR         RENTABLE
                                                          OF      CONSTRUCTION       AREA        TOTAL
METROPOLITAN AREA/PROPERTY           LOCATION            UNITS    COMPLETED(1)   (SQ. FT.)(2)   ACREAGE
--------------------------           --------           -------   ------------   ------------   --------
SAN DIEGO
Felicita Creek*              San Diego, CA                 136        1987           104,440        6.20
Park Bonita*                 San Diego, CA                 184        1984           154,256       11.12
Sun Ridge*                   San Diego, CA                 160        1986           134,800        5.44
                                                        ------        ----        ----------    --------
San Diego Total/ Weighted
  Average                                                  480        1986           393,496       22.76
                                                        ------        ----        ----------    --------
OTHER MARKETS
Eagle Pointe                 Indianapolis, IN              256        1988           202,000       19.77
Silverado*                   Albuquerque, NM               256        1985           183,656        8.10
Winridge                     Aurora, CO (Denver)           364        1986           303,438       15.80
                                                        ------        ----        ----------    --------
Other Markets Total/
  Weighted Average                                         876        1986           689,094       43.67
                                                        ------        ----        ----------    --------
Total/Weighted Average                                  42,432        1983        33,438,774    1,960.76
                                                        ======        ====        ==========    ========

-------------------------

(1) Year construction completed indicates the year in which the final certificate of occupancy for the property was issued.

(2) Total rentable area is calculated by adding the square footage for each individual apartment in the property. Total rentable area does not include office or maintenance areas.

 *  Represents properties owned by WDOP.

                                                                                              AVERAGE
                                                                                           MONTHLY RENTAL
                                     UNIT TYPE                          OCCUPANCY          RATE PER UNIT
                               ----------------------    AVERAGE    ------------------   ------------------
                                         3BR/           APT SIZE    OCTOBER   DECEMBER   OCTOBER   DECEMBER
                                1BR      2BR     4BR    (SQ. FT.)    1998       1997      1998       1997
                               ------   ------   ----   ---------   -------   --------   -------   --------
AUSTIN
Arbors of Austin                  182       44    --        685      95.9%      96.0%     $565       $551
Arbors of Wells Branch            164       48    --        737      97.5%      97.1%      608        595
Ashbury Parke                     304      112    --        671      97.5%      95.2%      559        549
Audubon Square                     36      128    --        850      97.3%      94.8%      632        611
Harper's Creek                    228       40    --        753      98.0%      95.8%      579        570
Lakes of Renaissance Park         218       84     6        698      96.8%      97.1%      595        579
Oakridge                          151      102    --        687      97.4%      97.5%      598        563
Pinto Creek                       162       87    --        800      94.8%      95.4%      647        636
Polo Club                         240       64    --        670      97.9%      95.2%      553        534
Shadow Creek                      354       66    --        750      97.1%      94.6%      547        531
Trestles of Austin                252      144    --        697      93.0%      93.6%      603        613
                               ------   ------   ---      -----      ----       ----      ----       ----
Austin Total/Weighted Average   2,291      919     6        719      96.6%      95.5%      603        572
                               ------   ------   ---      -----      ----       ----      ----       ----
CORPUS CHRISTI
Rafters, The                       74      132    44        866      95.1%      92.8%      589        573
Wharf, The                         74      132    44        866      94.4%      94.1%      593        599
Willowick                          74      132    44        866      94.4%      94.9%      610        595
                               ------   ------   ---      -----      ----       ----      ----       ----
Corpus Christi Total/Weighted
  Average                         222      396   132        866      94.6%      93.9%      597        589
                               ------   ------   ---      -----      ----       ----      ----       ----
DALLAS/FT. WORTH
Arbor Creek                       136      144    --        774      97.4%      92.8%      608        593
Arbors of Bedford                 128       76    --        791      93.8%      89.7%      585        569
Arbors of Carrollton               55       76    --        858      98.6%      95.7%      632        624
Arbors of Euless                  136      136    --        786      91.2%      91.7%      578        556
Bent Creek                        284       42    --        718      94.1%      93.9%      506        495
Woods of Bedford(1)               468      238    --        728      91.8%       N/A       520        N/A
Brittany Park                     149       68    --        892      93.5%      91.8%      637        625
Canyon Ridge                       76       88    --        737      96.8%      97.2%      591        573
Casa Valley                       120       30    --        873      99.1%      94.2%      713        704
Cinnamon Park                     144      112    16        784      96.4%      90.6%      567        563
Clover Hill                       104      112    --        828      95.6%      92.6%      543        530
Creekwood Village                 328       34    --        709      93.5%      95.9%      536        519
Fielder's Glen                    140       80    --        753      95.9%      93.4%      540        513
Gables of McKinney, The           160       60    --        772      92.5%      94.8%      627        617
Greens Crossing                   292       72    --        722      88.3%      89.9%      506        495
Hillcrest                         264       46    --        659      94.4%      94.3%      485        472
Hilltop                           150       88    --        753      96.3%      95.6%      531        528
Montfort Oaks                     160      116    --        781      96.8%      98.1%      624        605
Newport                           208      100    --        775      96.2%      94.4%      579        575
Parks at Treepoint                276      294    16        805      94.7%      92.7%      558        543

                                                                                              AVERAGE
                                                                                           MONTHLY RENTAL
                                     UNIT TYPE                          OCCUPANCY          RATE PER UNIT
                               ----------------------    AVERAGE    ------------------   ------------------
                                         3BR/           APT SIZE    OCTOBER   DECEMBER   OCTOBER   DECEMBER
                                1BR      2BR     4BR    (SQ. FT.)    1998       1997      1998       1997
                               ------   ------   ----   ---------   -------   --------   -------   --------
Pinnacle, The                      86       64    --        798      93.1%      95.5%      635        610
Post Oak Place                    270       84    --        723      93.4%      91.3%      552        541
Preston Greens                    165       92    --        962      79.7%      91.4%      743        693
Reflections of Highpoint          276       97    --        758      84.3%      92.6%      661        613
Remington Hill                    300      140    --        770      96.3%      93.3%      583        563
Rivercrest                        320      100    --        803      94.9%      89.3%      530        535
Shadow Creek                      120      120    --        758      93.0%      93.6%      551        545
Shadowridge Village               112       32    --        825      95.5%      87.7%      629        614
Sierra Springs(1)                 160      126    --        N/A      89.6%       N/A       546        N/A
Springfield                       192       72    --        732      98.1%      95.4%      549        534
Summer Meadows                    236      153    --        831      89.1%      92.0%      688        667
Summer Villas                     380       80    --        713      93.0%      91.9%      578        565
Summers Crossing                  216       78    --        815      94.3%      94.7%      662        652
Summers Landing                   172       24    --        711      97.0%      97.0%      592        563
Trinity Mills                     128       80    --        783      96.4%      91.3%      641        612
Trinity Oaks                      189       51    --        626      98.1%      96.9%      549        538
Waterford on the Meadow           102      248    --        888      97.1%      93.0%      673        654
                               ------   ------   ---      -----      ----       ----      ----       ----
Dallas/Ft. Worth
  Total/Weighted Average        7,202    3,653    32        771      91.3%      92.6%      582        569
                               ------   ------   ---      -----      ----       ----      ----       ----
HOUSTON
Arbor Point                        43       22    --        877      90.2%      97.0%      663        631
Ashton Woods                       76       74    27        854      97.1%      93.2%      526        496
Aston Brook                        88       64    --        785      96.0%      95.5%      502        463
Bar Harbor                        260       56    --        662      96.3%      92.8%      517        487
Bayou Oaks                        138       72    --        755      98.3%      96.9%      501        480
Brandon Oaks                       88      108    --        862      98.1%      90.2%      570        540
Briarcrest                        232      144    --        789      97.4%      90.5%      532        511
Brookfield                        190       60    --        756      97.9%      95.8%      536        505
Carriage Hill                      96      120    36        961      97.4%      95.5%      595        568
Central Park Condos                29       52    12      1,065      93.1%      97.2%      748        715
Central Park Regency              132      216    --        917      95.1%      95.6%      600        570
Charleston, The                   228       84    --        726      96.0%      96.1%      493        452
Cimarron Park                     100       54     8        832      91.3%      95.2%      575        546
Cimarron Parkway                  216       56    --        876      96.6%      97.1%      557        536
Colony Oaks                        92       70    --      1,030      95.0%      97.6%      627        604
Colorado Club                     220       80    --        753      99.3%      96.4%      535        523
Copper Cove                       192       78    --        756      93.0%      88.8%      508        496
Enclave at Cypress Park           232      124    28        859      94.2%      93.7%      582        563
Foxboro                           160       60    --        740      92.6%      93.0%      505        487
Georgetown Townhomes               42       33    81      1,521      99.5%      97.9%      978        941

                                                                                              AVERAGE
                                                                                           MONTHLY RENTAL
                                     UNIT TYPE                          OCCUPANCY          RATE PER UNIT
                               ----------------------    AVERAGE    ------------------   ------------------
                                         3BR/           APT SIZE    OCTOBER   DECEMBER   OCTOBER   DECEMBER
                                1BR      2BR     4BR    (SQ. FT.)    1998       1997      1998       1997
                               ------   ------   ----   ---------   -------   --------   -------   --------
Harbor Pointe                      90      104     4        903      88.1%      91.4%      657        636
Harpers Mill                       88       92    --        796      96.6%      90.7%      484        462
Hidden Lake                       288      152    --        724      96.8%      96.4%      670        639
Holiday on Hayes                  172      140    --        803      97.6%      96.2%      561        536
Hunt Club at Pin Oak, The         168       36    --        666      99.0%      97.7%      474        456
Huntley, The                      128       86    --        771      96.6%      95.8%      653        617
Laurel Creek                      304      100    24        756      93.1%      93.2%      603        578
Live Oak                          136       26    --        750      94.9%      95.5%      540        515
Meadows on Memorial                --       75    21        989      98.3%      97.6%      645        612
Mill Creek                         76       98    --        860      97.7%      97.4%      511        484
Monticello on Cranbrook            73      171    --        834      97.1%      96.8%      531        502
Northwoods                         --      100   100      1,188      95.8%      96.2%      716        675
One Camden Court                   60       76    --        766      96.3%      95.6%      447        422
One Cypress Landing               396       68    --        772      97.0%      90.9%      469        442
One Westfield Lake                 72      126    48      1,095      94.5%      95.5%      682        637
One Willow Chase                   60       76    --        766      96.2%      97.5%      520        482
One Willow Park                   131       47    --        787      97.0%      96.9%      535        509
Pathway, The                      136        8    --        969      95.8%      96.4%      682        655
Pine Creek Village                128       88    --        788      94.8%      91.9%      499        475
Polo Club on Cranbrook I          156       72    --        708      96.8%      94.3%      457        429
Polo Club on Cranbrook II         176      116    --        737      94.4%      91.4%      472        443
Retreat at Eldridge(1)            108       60    --        942      90.1%       N/A       766        N/A
Richmond Green                     74      150    --        958      93.7%      97.7%      673        644
Riverwalk                         128       56    --        764      95.9%      94.9%      543        527
Silverado                         272       72    --        724      96.0%      97.3%      550        526
South Greene(1)                   172       96    --        821      89.9%       N/A       574        N/A
Stoney Creek                      164       88    --        771      96.2%      96.7%      487        464
Timbers on Cranbrook              184       90    --        755      95.9%      95.5%      506        470
Tranquility Lake                   35       55    --        938      97.4%      98.0%      738        699
Wimbledon                          49      106     6        960      95.5%      96.8%      607        567
Woodborough                       240       80    --        696      97.6%      95.4%      459        428
Woodchase                          86      184    --        935      98.0%      94.5%      618        601
Woodedge                           21      104     1        904      93.1%      95.4%      575        541
Woodlake Townhomes                260       52     3        770      96.6%      95.8%      549        517
                               ------   ------   ---      -----      ----       ----      ----       ----
Houston Total/Weighted
  Average                       7,485    4,677   399        826      92.6%      94.9%      565        535
                               ------   ------   ---      -----      ----       ----      ----       ----
SAN ANTONIO
Costa del Sol                     170       74    --        741      95.3%      89.6%      507        522
Country View                      176       96    --        784      96.4%      96.3%      488        486
Remington                         108       50    --        709      98.7%      91.6%      493        504

                                                                                              AVERAGE
                                                                                           MONTHLY RENTAL
                                     UNIT TYPE                          OCCUPANCY          RATE PER UNIT
                               ----------------------    AVERAGE    ------------------   ------------------
                                         3BR/           APT SIZE    OCTOBER   DECEMBER   OCTOBER   DECEMBER
                                1BR      2BR     4BR    (SQ. FT.)    1998       1997      1998       1997
                               ------   ------   ----   ---------   -------   --------   -------   --------
Summer Oaks                       184       72    --        670      96.7%      91.0%      449        464
Villas of St. Moritz              136       80    --        690      98.7%      98.5%      476        483
                               ------   ------   ---      -----      ----       ----      ----       ----
San Antonio Total/Weighted
  Average                         774      372    --        721      97.0%      93.5%      482        491
                               ------   ------   ---      -----      ----       ----      ----       ----
OTHER TEXAS
Fountaingate                      160      104    16        900      96.0%      89.6%      523        526
Settler's Cove                    138       44    --        734      94.4%      94.8%      518        501
                               ------   ------   ---      -----      ----       ----      ----       ----
Other Texas Total/Weighted
  Average                         298      148    16        835      95.4%      91.6%      520        516
                               ------   ------   ---      -----      ----       ----      ----       ----
Texas Total/Weighted Average   18,272   10,165   585        789      92.8%      93.9%      567        551
                               ------   ------   ---      -----      ----       ----      ----       ----
JACKSONVILLE
Bentley Green                     336      108    --        694      95.7%      94.0%      556        559
Brookwood Club                    200      160    --        799      92.0%      87.0%      560        547
Huntington at Hidden Hills         64      160    --        818      94.8%      95.6%      569        541
Remington at Ponte Vedra
  Lakes                           136      208    --        881      95.2%      93.1%      664        651
Sandpiper                         200      144    32        769      96.8%      89.7%      562        548
                               ------   ------   ---      -----      ----       ----      ----       ----
Jacksonville Total/Weighted
  Average                         936      780    32        784      95.0%      91.6%      581        570
                               ------   ------   ---      -----      ----       ----      ----       ----
TAMPA
Ashton Park(1)                    122       70    --        792      90.7%       N/A       579        N/A
Bel Shores                        138      112    --        759      93.4%      93.9%      613        608
Carlyle at Waters                 310       82    --        719      93.2%      90.6%      527        511
Oak Ramble                        128      128    --        896      93.9%      94.3%      625        621
South Pointe(1)                    72       40    --        868      91.6%       N/A       655        N/A
St. James Crossing(1)             176       88    --        752      95.7%       N/A       532        N/A
Three Palms                       254      184    --        843      97.0%      86.0%      634        623
                               ------   ------   ---      -----      ----       ----      ----       ----
Tampa Total/Weighted Average    1,200      704    --        786      94.2%      90.4%      590        587
                               ------   ------   ---      -----      ----       ----      ----       ----
OTHER FLORIDA
Saratoga                          160       50    --        699      95.7%      93.4%      568        514
                               ------   ------   ---      -----      ----       ----      ----       ----
Florida Total/Weighted
  Average                       2,296    1,534    32        786      94.6%      91.3%      603        573
                               ------   ------   ---      -----      ----       ----      ----       ----
PHOENIX
Casa Verde                        184       84    --        665      96.8%      93.3%      427        408
Crestwood                         255       21    --        541      98.1%      95.5%      480        450
Fairways, The                     108       52    --        739      92.7%      92.8%      561        546
Garden Place                      132      154    --        808      91.2%      94.8%      612        580
Meadow Glen                        90      200    --        835      96.9%      96.3%      636        610
Terra Vida                        128      224    32        796      86.3%      96.5%      635        613
Woodstone                         432      240    24        824      94.7%      89.5%      605        589
                               ------   ------   ---      -----      ----       ----      ----       ----
Phoenix Total/Weighted
  Average                       1,329      975    56        762      93.7%      93.5%      577        554
                               ------   ------   ---      -----      ----       ----      ----       ----

                                                                                              AVERAGE
                                                                                           MONTHLY RENTAL
                                     UNIT TYPE                          OCCUPANCY          RATE PER UNIT
                               ----------------------    AVERAGE    ------------------   ------------------
                                         3BR/           APT SIZE    OCTOBER   DECEMBER   OCTOBER   DECEMBER
                                1BR      2BR     4BR    (SQ. FT.)    1998       1997      1998       1997
                               ------   ------   ----   ---------   -------   --------   -------   --------
OKLAHOMA CITY
Copperfield                       196       66    --        714      94.4%      94.7%      471        473
Hunter's Ridge                    148       64    --        734      92.8%      90.7%      453        455
Summerfield Place                 176       48    --        690      90.9%      89.9%      449        445
Woodscape                         348      150    --        729      94.5%      88.8%      472        475
                               ------   ------   ---      -----      ----       ----      ----       ----
Oklahoma City Total/Weighted
  Average                         868      328    --        719      93.5%      90.6%      464        465
                               ------   ------   ---      -----      ----       ----      ----       ----
TULSA
Burning Tree                      208       48    --        613      95.5%      97.0%      378        359
Cinnamon Stick                    360       64    --        605      95.1%      92.5%      359        352
Lift, The                         280       48    --        592      93.6%      90.9%      361        348
                               ------   ------   ---      -----      ----       ----      ----       ----
Tulsa Total/Weighted Average      848      160    --        603      94.7%      93.1%      364        352
                               ------   ------   ---      -----      ----       ----      ----       ----
Oklahoma Total/Weighted
  Average                       1,716      488    --        666      94.1%      91.8%      418        414
                               ------   ------   ---      -----      ----       ----      ----       ----
NASHVILLE
Brandywine                        240       60    --        678      97.3%      88.0%      534        543
Nashboro Village                  456      426   112        965      90.1%      91.0%      639        632
Raintree                          252       80    --        653      97.5%      84.9%      533        545
Windsor Park                      186       46    --        655      97.7%      92.8%      527        534
                               ------   ------   ---      -----      ----       ----      ----       ----
Nashville Total/Weighted
  Average                       1,134      612   112        824      93.5%      89.7%      589        590
                               ------   ------   ---      -----      ----       ----      ----       ----
SALT LAKE CITY
James Pointe                      144      168    --        759      99.4%      90.4%      585        588
Stillwater                        152      304    --        753      98.0%      94.5%      605        597
                               ------   ------   ---      -----      ----       ----      ----       ----
Salt Lake City Total/Weighted
  Average                         296      472    --        755      98.6%      92.9%      597        593
                               ------   ------   ---      -----      ----       ----      ----       ----
ATLANTA
Parkway Station(1)                 72      164   108      1,075      84.8%       N/A       706        N/A
Saratoga Springs                  128      138    --        840      94.7%      94.8%      659        635
Shannon Chase                      50      106    --      1,047      97.5%      90.6%      691        674
Villas at Indian Trails            60      176    --      1,026      93.9%      84.5%      692        684
                               ------   ------   ---      -----      ----       ----      ----       ----
Atlanta Total/Weighted
  Average                         310      584   108        997      91.5%      90.1%      688        662
                               ------   ------   ---      -----      ----       ----      ----       ----
SAN DIEGO
Felicita Creek                     36      100    --        768      99.6%      97.9%      695        649
Park Bonita                        36      148    --        838      99.7%      94.0%      829        789
Sun Ridge                          16      144    --        843      96.8%      93.6%      659        629
                               ------   ------   ---      -----      ----       ----      ----       ----
San Diego Total/Weighted
  Average                          88      392    --        820      98.7%      95.0%      734        696
                               ------   ------   ---      -----      ----       ----      ----       ----

                                                                                              AVERAGE
                                                                                           MONTHLY RENTAL
                                     UNIT TYPE                          OCCUPANCY          RATE PER UNIT
                               ----------------------    AVERAGE    ------------------   ------------------
                                         3BR/           APT SIZE    OCTOBER   DECEMBER   OCTOBER   DECEMBER
                                1BR      2BR     4BR    (SQ. FT.)    1998       1997      1998       1997
                               ------   ------   ----   ---------   -------   --------   -------   --------
OTHER MARKETS
Eagle Pointe                      152      104    --        789      92.1%      90.1%      583        576
Silverado, The                    180       76    --        717      89.5%      88.6%      551        560
Winridge                          262      102    --        834      94.1%      93.7%      648        627
                               ------   ------   ---      -----      ----       ----      ----       ----
Other Markets Total/Weighted
  Average                         594      282    --        787      92.2%      91.1%      603        593
                               ------   ------   ---      -----      ----       ----      ----       ----
Total/Weighted Average         26,035   15,504   893        788      93.3%      93.3%     $571       $553
                               ======   ======   ===      =====      ====       ====      ====       ====

-------------------------

(1) Represents recently acquired property for which historical information is not available.

EMPLOYEES

As of October 23, 1998, we had 1,206 employees, of which 194 are located at our headquarters in Dallas, Texas and our regional offices located in Atlanta, Austin, Dallas, Fort Worth, Houston, Jacksonville, Phoenix, San Antonio, Tampa and Tulsa. The remaining 1,012 employees are located at the properties we own and manage. None of our employees are currently represented by a union. We believe that relations with our employees are good.

LEGAL PROCEEDINGS

We are not presently subject to, nor are any of our properties subject to, any material litigation. To our knowledge, there is no material litigation threatened against us or our properties. We, and our properties, are occasionally subjected to routine litigation arising in the ordinary course of business, which has been and is expected to be covered by liability insurance and none of which has had or is expected to have a material adverse effect on our business, financial condition, results of operations or cash flows.

REGULATION

GENERAL. Apartment community properties are subject to various laws, ordinances and regulations, including regulations relating to recreational facilities such as swimming pools, activity centers and other common areas. We believe we have the necessary permits and approvals under present laws, ordinances and regulations to operate our business in the manner described herein.


AMERICANS WITH DISABILITIES ACT. Our properties and any newly acquired or developed multifamily properties must comply with Title III of the Americans with Disabilities Act of 1990 or "ADA" to the extent they are "public accommodations" and/or "commercial facilities" under the ADA. Compliance with ADA requirements could require removal of structural barriers to handicapped access in certain public areas of the properties where such removal is readily achievable. The ADA does not, however, consider residential properties, such as multifamily properties, to be public accommodations or commercial facilities, except to the extent that portions of such facilities, such as leasing offices, are open to the public. We have obtained structural reports from third-party consultants specifying modifications to certain of the properties that were required in order to bring such properties into full compliance with the ADA. We have substantially completed these modifications.


FAIR HOUSING AMENDMENTS ACT OF 1988. The Fair Housing Amendments Act requires multifamily properties first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the Fair Housing Amendments Act could result in the imposition of fines or an award of damages to private litigants. All of our current properties were occupied prior to March 13, 1990. Any properties which we are currently developing or anticipate developing will comply with the Fair Housing Amendments Act.



AFFORDABLE HOUSING RESTRICTIONS. We have 15 properties which are subject to restrictions requiring that a specified percentage of the apartment units be offered to households with lower or moderate incomes. Currently, 70% of the total number of apartment units in the 15 affected properties and 9% of the total number of our apartment units are subject to these restrictions. Generally, these provisions originated from the use of tax exempt financing in those instances where it was determined that the benefits of the lower interest rate associated with such financing offset the potential reduction of rental income resulting from such rental restrictions.


The regulated properties are:

- Colorado Club
- Reflections of Highpoint
- Sierra Springs
- Summer Meadows
- Winridge
- James Pointe
- Remington Hill
- South Pointe
- Summers Crossing
- Woodstone
- Meadow Glen
- Remington at Ponte Vedra
- Stillwater
- Windsor Park
- Terra Vida

In addition, three of these properties are subject to limits on the amount of rent that can be charged for certain of the apartment units. We believe we are in compliance with these restrictions. These restrictions have not had a material adverse effect on our operations or ability to rent the units. We do not anticipate these restrictions will have a material adverse effect on future operations or possible sales of the 15 properties in the future.

RENT CONTROL LEGISLATION. State and local rent control laws in certain jurisdictions limit a property owner's ability to increase rents and to recover from residents increases in operating expenses and the costs of capital improvements. Enactment of such laws has been considered from time to time in other jurisdictions, although none of the jurisdictions in which we presently operate has adopted such laws. We do not presently own, or intend to acquire, multifamily properties in markets that are either subject to rent control or in which rent limiting legislation exists.

ENVIRONMENTAL MATTERS

Under federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and remediate hazardous or toxic substances or petroleum product releases at such property and may be held liable to a government entity or third party for property damage, investigation and remediation costs incurred by such parties in connection with such contamination. These laws typically impose cleanup responsibility and liability without regard to whether the owner or operator knew of, or caused the presence of, the contaminants. The costs of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such real estate or to borrow using such real estate as collateral.

In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs incurred in connection with the contamination. Individuals who arrange for the disposal or treatment of hazardous or toxic substances may be held liable for the costs of investigation, remediation or removal of such hazardous or toxic substances at or from the disposal or treatment facility regardless of whether such facility is owned or operated by such person. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site.


Federal, state and local laws, ordinances and regulations also govern the removal, encapsulation or disturbance of asbestos-containing materials, "ACMs" when such materials are in poor condition or in the event of the remodeling, renovation or demolition of a building. These laws may impose liability for the release of ACMs and may provide for third parties to seek recovery from owners or operators of real estate for personal injury associated with ACMs. In connection with the ownership and operation of its properties, we may be potentially liable for costs in connection with ACMs or other hazardous or toxic substances.


All of our properties have been the subject of environmental assessments, which are intended to reveal information regarding, and to evaluate the environmental condition of, the surveyed properties and surrounding properties. These assessments generally include:

     - a historical review,

     - a public records review,

     - a preliminary site investigation of the site and surrounding properties,

     - screening for the presence of asbestos,

     - screening for equipment containing polychlorinated biphenyls,

     - screening for underground storage tanks, and

     - the preparation of a written report.

These assessments generally do not include soil sampling or subsurface investigations.


The environmental assessments on each of our properties have revealed elevated lead content in the drinking water at three of the properties and ACMs at 75 of the properties, some of which is "friable" or easily crumbled, but in good and manageable condition. We have implemented an operations and maintenance program which establishes procedures for dealing with ACMs if they are moved or otherwise disturbed. Our cost resulting from any future disturbance of the ACMs will depend upon the magnitude of the disturbance and the location of the ACMs. Although we do not believe we are required to take action to address the elevated lead levels in the water of the three properties, we are currently either taking action, or determining the most effective remedial actions and notification options. We anticipate any such remedial actions and notifications for these matters will cost between $760,000 and $780,000 in the aggregate, which will be capitalized when incurred and is expected to be funded through our cash flow from operations.

Environmental assessments have not revealed any environmental liability we believe would have a material adverse effect on our business, assets, or results of operations, nor are we aware of any such environmental liability. Nevertheless, it is possible that these assessments did not reveal all environmental liabilities or that there are unknown material environmental liabilities. Moreover, we cannot guarantee that

     - future laws, ordinances or regulations will not require any material expenditures by or impose any material liabilities in connection with environmental conditions by or on us or our properties,

     - the current environmental condition of a property will not be adversely affected by residents and occupants of the property, by the condition of properties in the vicinity, such as the presence of underground storage tanks, or by unrelated third parties, or

     - prior owners of the properties did not create unknown environmental problems.

We believe our properties are in compliance in all material respects with all Federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products. Except as otherwise described above, we have not been notified by any governmental authority, and we are not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products with respect to any of our properties.

We accrue for losses associated with environmental remediation obligations when such losses are probable and reasonably estimatable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remediation feasibility study. Such accruals are adjusted as further information develops or circumstances change. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable. We are not aware of any environmental remediation obligations which would materially affect our operations, financial position or cash flows.

INSURANCE


We carry comprehensive liability, fire, extended coverage and rental loss insurance with respect to all of our properties, with policy specifications, insured limits and deductibles customarily carried for similar properties. There are, however, certain types of losses, such as losses arising from earthquakes or wars, that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, we could lose our capital invested in the affected property, as well as the anticipated future revenues from such property and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. We could be adversely affected by any such loss. We believe our properties are currently adequately insured.

AVAILABLE INFORMATION

We have filed a registration statement, of which this prospectus is a part, on Form S-11 with the Securities and Exchange Commission (the "Commission") relating to the Walden Securities. This Prospectus does not contain all of the information in the registration statement and the exhibits and financial statements included with the registration statement. If we describe the contents of any contract or other document in this Prospectus, the description may not necessarily be a complete description. You should refer to the copy of the document filed as an exhibit to the registration statement or incorporated by reference for a complete description. You can obtain copies of the registration statement and the exhibits for a fee from the Commission at its principal office in Washington, D.C.

We also file periodic reports, proxy statements and other information with the Commission. You can review and copy these documents at the offices of the Commission in Washington, D.C. and at the Commission's regional offices in Chicago, Illinois and New York, New York. The Commission also maintains an internet web site that contains these documents and other information regarding registrants that file electronically. The internet address of the Commission's web site is: http://www.sec.gov.


Our Common Stock is listed on, and the 9.00% Redeemable Preferred Stock is approved for listing on, the New York Stock Exchange and reports, proxy statements and other information concerning us can be inspected at the New York Stock Exchange offices in New York, New York.


We furnish our stockholders with annual reports containing financial statements audited by our independent auditors.

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our current policies with respect to investments, financing, affiliate transactions and certain other activities. These policies have been established by our management. These policies may be amended or waived from time to time at the discretion of our Board of Directors without a vote of our stockholders. No assurance can be given that our investment objectives will be attained or that our value will not decrease.

INVESTMENT POLICIES

INVESTMENTS IN REAL ESTATE OR INTERESTS IN REAL ESTATE. Our primary business objective is to maximize stockholder value by maintaining long-term growth in cash available for distribution to its stockholders. We intend to pursue this objective by continuing to acquire and develop garden apartment properties for long-term ownership and to manage its properties, and thereby seek to maximize current and long-term net income and the value of its assets. Our policy is to acquire and develop assets where we believe opportunities exist for acceptable investment returns. See "The Company -- Business Strategies."

We expect to pursue our investment objectives primarily through the direct ownership of properties. We currently invest in developed garden apartment communities primarily located in our target markets. However, future investment activities will not be limited to any geographic area or product type or to a specified percentage of our assets.

Although we are not currently doing so, we may also participate with other entities in property ownership, through joint ventures or other types of common ownership. Equity investments may be subject to existing mortgage financing and other indebtedness which have priority over our equity interests.


INVESTMENTS IN REAL ESTATE MORTGAGES. While we intend to emphasize equity real estate investments, we may invest in mortgages or other real estate interests consistent with our qualification as a REIT. We may also invest in participating or convertible mortgages if our Board of Directors concludes we and our stockholders, may benefit from the cash flow or any appreciation in the value of the subject property. Such mortgages are similar to equity participation. The mortgages in which we may invest may be either first mortgages or junior mortgages and may or may not be insured by a governmental agency.


SECURITIES OF OR INTERESTS IN PERSONS PRIMARILY ENGAGED IN REAL ESTATE ACTIVITIES AND OTHER ISSUERS. Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, we also may invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities, although we do not currently intend to do so. See "Federal Income Tax Considerations -- Taxation of the Company as a REIT."

PERIODIC REVIEW OF ASSETS. We intend to dispose of certain properties. We reserve the right to dispose of any property if we determine the disposition of such property is in our best interests and the best interests of our stockholders.

FINANCING POLICIES


As a general policy, we intend to maintain a ratio of total indebtedness to market capitalization of less than 50%. Our market capitalization is the market value of our outstanding securities plus our total consolidated debt. However, we may not be able to accomplish this objective. The debt-to-total market capitalization ratio is based upon the stock market value of equity, and accordingly fluctuates with changes in the price of the shares and differs from a debt-to-tangible net worth ratio which is based on the net tangible book value of assets because we believe that market capitalization is a more appropriate measure of the market value of our assets than the net tangible book value of its assets and more indicative of its ability to repay debt.


We may from time to time reevaluate our debt policy in light of factors which include, but are not limited to:

     - current economic conditions,

     - relative costs of debt and equity capital,

     - change in our market capitalization, and

     - acquisition opportunities.

We may also modify our debt financing policy and may increase or decrease our ratio of debt-to-total market capitalization without a vote of our stockholders. Our Articles and our Bylaws do not contain any limitations on the amount or percentage of indebtedness which we may incur.

Our future indebtedness, which may be unsecured or may be secured by mortgages on or other interests in our properties, may take several forms, including:

     - bank borrowings,

     - purchase money obligations to the sellers of properties,

     - assumed indebtedness,

     - publicly or privately placed debt instruments, or

     - financing from institutional investors or other lenders.

The recourse of the holders of our debt may be to all or any part of our properties or may be limited to the particular property to which the debt relates. Subject to any contractual restrictions, the proceeds from any of our borrowings may be used for the payment of distributions, for working capital, to refinance existing indebtedness or to finance acquisitions of new properties.


In the event our Board of Directors determines to raise additional equity capital, our Board of Directors has the authority, without stockholder approval, to issue additional shares of common stock or shares of preferred stock in any manner, and on such terms and for such consideration, it deems appropriate, including in exchange for property. Any such issuance will be subject to the provisions of Maryland General Corporation Law. Existing stockholders would have no preemptive right to purchase such shares in any offering, and any such offering might cause a dilution of a stockholder's investment. See "Description of Common Stock" and "Description of Redeemable Preferred Stock."


STOCK REPURCHASE PROGRAM


We adopted a new stock repurchase program on June 4, 1998, authorizing the purchase of up to 2.5 million shares of our common stock. This program is in addition to our prior repurchase program, announced July 11, 1997, authorizing us to purchase up to 1.0 million shares of our common stock by December 31, 1998. As of September 30, 1998, we have repurchased approximately 1.0 million shares of our outstanding common stock, leaving 2.5 million shares authorized for repurchase under both programs combined. However, we will not repurchase additional shares under this program if the purchase would cause our debt to total market capitalization to exceed 46%.



OTHER POLICIES



We occasionally dispose of properties that are not located within our target markets or not performing up to our standards. We have historically operated, and intend to continue operating, in a manner that will not subject us to regulation under the Investment Company Act of 1940. We have not, and currently have no future plans to (1) invest in the securities of other issuers for the purpose of exercising control over such issuer, (2) underwrite securities of other issuers, or (3) actively trade in loans or other investments. Our policies with respect to such activities may be reviewed and modified by our Board of Directors from time to time without a vote of our stockholders.



From time to time we exchange Walden/Drever Operating Partnership units for property, and will continue to do so as conditions warrant. In the event that our Board of Directors decides to raise additional equity capital, the Board of Directors has the authority, without stockholder approval, to issue additional shares of common or preferred stock in any manner, and on such terms and for such consideration, as it deems appropriate, subject to Maryland law. Existing stockholders would have no preemptive right to purchase such shares in any offering, and any such offering might cause a dilution of a stockholder's investment. See "Description of Common Stock" and "Description of Redeemable Preferred Stock."

                                   MANAGEMENT


We are managed by our Board of Directors, a portion of which is elected annually by our stockholders. The directors are responsible for appointing our executive officers and for determining our strategic direction. The executive officers serve at the discretion of the Board of Directors and are chosen annually by the Board of Directors at its first meeting following the annual meeting of stockholders. The following table sets forth the names and ages of our executive officers and directors and the positions held by each individual.


NAME                            AGE                         TITLE
----                            ---                         -----
EXECUTIVE OFFICERS
Michael E. Masterson..........  55    Chairman of the Board of Directors
Marshall B. Edwards...........  53    Chief Executive Officer, President, Chief
                                        Operating Officer and Director
Mark S. Dillinger.............  46    Executive Vice President, Chief Financial Officer
                                        and Director
Michael L. Collier............  55    Executive Vice President of Property Management
Don R. Daseke.................  58    Chairman Emeritus
Maxwell B. Drever.............  57    Chairman Emeritus
INDEPENDENT DIRECTORS
Linda Walker Bynoe............  45    Director
Francesco Galesi..............  67    Director
Robert L. Honstein............  42    Director
Arch K. Jacobson..............  70    Director
Louis G. Munin................  64    Director
J. Otis Winters...............  65    Director

EXECUTIVE OFFICERS

Michael E. Masterson has been Chairman of the Board and a Director since October 1997. Prior thereto, Mr. Masterson was Executive Vice President of Drever from 1989 to 1992 and President of Drever from 1992 to October 1997. As President of Drever, Mr. Masterson was responsible for the overall administration of Drever and its subsidiaries, he coordinated institutional financing and oversaw the several joint ventures in which institutions are investors. From 1986 to 1989, he was President of Asset Development and Management, Inc. in San Francisco, a company charged with the management of a major portion of the commercial REO portfolio of BA Properties I, a subsidiary of Bank of America. Prior to that (1984-1988), Mr. Masterson held the positions of Executive Vice President and President, respectively, of The Innisfree Companies and IMG Financial of Sausalito, major San Francisco Bay Area real estate development and marketing concerns. His projects have won numerous awards, including the U.S. Department of Energy National Energy Award, awards from the City and County of Honolulu and the Pacific Coast Builders Choice Grand Award.

Marshall B. Edwards has been a Director and the Chief Acquisitions Officer since October 1993 and was elected President on June 8, 1995. On October 20, 1997,

Mr. Edwards was elected as Chief Executive Officer. Prior to joining us, Mr. Edwards served as President of Westglen Realty Advisors, Inc. from 1992 to 1993. From 1988 to 1992, Mr. Edwards was Executive Vice President of NHP Real Estate Corporation and President of NHP Acquisition Corporation, both affiliates of NHP, Inc., one of the largest owners and operators of multifamily rental housing in the United States. His principal responsibilities at NHP included the acquisition, financing, asset management and disposition of non-subsidized rental apartments. Mr. Edwards was previously with Walden from 1983 to 1988 as Vice President of Acquisitions and later as President of Walden's management subsidiary.


Mark S. Dillinger has been the Executive Vice President and Chief Financial Officer since October 1993. Mr. Dillinger joined The Walden Group, Inc., one of our predecessor entities, in 1982 and has served as Executive Vice President and the Chief Financial Officer of The Walden Group, Inc. since 1987. Mr. Dillinger is a member of the American Institute of Certified Public Accountants, the National Association of Real Estate Investment Trusts and the National Multi-Housing Council.


Michael L. Collier has been the Executive Vice President of Property Management since October 1997. He has also been President of Concierge Management Corporation, the management subsidiary of Drever since its formation in 1987. He was founder of that company in 1987, together with Mr. Drever. From 1983 to 1987, Mr. Collier was President of Midkiff Property Development Company, a management and development concern. A member of the National Multi Housing Council, Mr. Collier is also on the Board of Directors of the Houston Apartment Association.

Don R. Daseke has been a Director since our formation in September 1993 and Chairman of the Board of Directors and Chief Executive Officer from October 1993 to October 1997. In October 1997, Mr. Daseke resigned as Chairman of the Board and Chief Executive Officer and was elected as Chairman Emeritus. He has been the Chairman of the Board of Directors, President and Chief Executive Officer of Walden Group and its predecessor since 1974. Mr. Daseke is a Certified Public Accountant and a member of the American, Connecticut and New York Institutes of Certified Public Accountants, Chairman of the Board of Galapagos Studios, Inc., Chairman of the Board of Netier Technologies, Inc., Chairman of the Board of U.S. Telephone Holding, Inc., Director of Promise House and has served on the Board of Trustees of DePauw University since 1984.


Maxwell B. Drever has been Chairman Emeritus and a Director since October 1997. From 1985 until October 1997, Mr. Drever was Chairman of Drever. In his capacity as Chairman of Drever, he set company policies and devised strategies relevant to the acquisition, enhancement and management of Drever's 79 apartment properties in Texas, Georgia, Arizona and California. From 1970 to 1985, Mr. Drever was President of Drever, McIntosh, Inc., acquiring, refurbishing and managing 60 projects in Seattle, Memphis, Columbus, Tampa and other comparable cities. Mr. Drever is a Director of the National Multi Housing council and a Full Member of the Urban Land Institute.


INDEPENDENT DIRECTORS

Linda Walker Bynoe has been a Director since February 1994. Ms. Bynoe is the President and Chief Operating Officer of Telemat Ltd., a private investment and project management company located in Chicago, Illinois. She was previously with Morgan

Stanley from 1978 to 1989 where she served as Vice President -- Capital Markets. Ms. Bynoe, a certified public accountant, was on the audit staff of Arthur Andersen & Co. from 1974 to 1976. She currently serves on the Boards of Directors of the American Odyssey Funds, Inc. and The Executives' Club of Chicago. Ms. Bynoe is also a Trustee of The Museum of Contemporary Art in Chicago and a member of The Economic Club of Chicago and The Financial Research and Advisory Committee of The Commercial Club.

Francesco Galesi has been the Chairman of the Board and sole equity holder of each entity constituting the Galesi Group since 1969. The Galesi Group consists of a group of privately owned entities that invest in real estate, telecommunications and manufacturing. These entities own and develop town home developments and apartment complexes located in Florida, Texas, Georgia and Colorado, office buildings in New York and Texas and 10 million square feet of industrial parks. Mr. Galesi currently serves on the Board of Director of LDDS WORLDCOM, one of the largest long distance telephone companies. In 1978, Mr. Galesi received the Award of Achievement from President Carter for his contribution to economic development in the United States.

Robert L. Honstein has been a Director since October 1997. Mr. Honstein has been a member of Nassau Capital L.L.C., the investment manager for private investments of Princeton University's endowment, since 1995. Prior thereto, Mr. Honstein was a Vice President at Princeton University Investment Company where he focused on the real estate investing nationwide for Princeton University's endowment from 1991 to 1995. Before Princeton, he was partner at Matrix Development Group, a commercial and industrial real estate development firm in New Jersey. Mr. Honstein serves as a Director of Corporate Realty Investment Company and Affordable Residential Communities.


Arch K. Jacobson is currently President of Jacobson-Berger Capital Group, Inc. Previously, Mr. Jacobson was Chairman and Chief Executive Officer of Union Pacific Realty Corporation, a subsidiary of Union Pacific Corporation from 1986 to 1993. He was with the Real Estate Department of The Prudential Insurance Company from 1955 to 1980 and was President and Chief Executive Officer of the Prudential Development Company, a subsidiary of the Prudential Insurance Company, from 1982 to 1986. Mr. Jacobson is a member of the Urban Land Institute, a director of Patriot American Hospitality, Inc. and Chairman of the Board of Trustees of the University of Mary Hardin Baylor.



Louis G. Munin retired in 1989 as Executive Vice President and Chief Financial Officer of Lafarge Corporation, North America's largest cement manufacturer. Previously, he was with General Portland Cement from 1966 until it was acquired by Lafarge in 1981 where he served as Senior Vice President and Chief Financial Officer. Mr. Munin currently serves on the Boards of Directors of Lafarge Canada, Inc. and Chieftain International, Inc. and as a member of the Finance Council of the Catholic Diocese of Dallas. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Financial Executives Institute.



J. Otis Winters has been the Chairman of the Board of PWS Group, Inc. (formerly Pate, Winters & Stone, Inc.), a corporate consulting firm, since 1990. He previously served as Executive Vice President and Director of The Williams Companies and Executive Vice President and Director of the First National Bank and Trust Co. of Tulsa, Oklahoma. Mr. Winters currently serves on the Boards of Directors of AMX Corporation and NGC Corporation. He is a registered professional engineer in Oklahoma.

CLASSIFICATION OF THE BOARD OF DIRECTORS



The Board of Directors is divided into three classes. The terms of the first, second and third classes expire in 1999, 2000, and 2001, respectively. Directors of each class are elected for three year terms upon the expiration of the current class' term. The staggered terms for directors may affect our stockholders' ability to effect a change in control even if a change in control were in our stockholders' best interest.



COMMITTEES OF THE BOARD OF DIRECTORS



The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.



The Executive Committee currently consists of Linda Walker Bynoe, Francesco Galesi, Robert L. Honstein, Arch K. Jacobson, Louis G. Munin and J. Otis Winters. The Executive Committee has all powers of the Board of Directors except for those which require action by all directors under our Articles or bylaws or under applicable law. The Executive Committee met three times during the fiscal year ended December 31, 1997.


The Audit Committee is an advisory committee whose current members are Messrs. Munin, Honstein and Jacobson. The Audit Committee met four times during the fiscal year ended December 31, 1997. The Audit Committee's function is to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and nonaudit fees and review the adequacy of our internal accounting controls.


The Compensation Committee currently consists of Ms. Bynoe, Mr. Galesi and Mr. Winters. The Compensation Committee recommends compensation for our executive officers to the Board and administers our Amended and Restated 1994 Stock Option Plan. The Compensation Committee met four times during the fiscal year ended December 31, 1997.



The Nominating and Corporate Governance Committee currently consists of Ms. Bynoe and Messrs. Galesi, Honstein, Jacobson, Munin and Winters. The Nominating and Corporate Governance Committee selects the candidates for election as directors to be recommended to the Board of Directors for either filling vacancies that arise from time to time on the Board of Directors or for presenting to the stockholders at each annual meeting of stockholders. The committee also assists the Board in carrying out its responsibilities by reviewing corporate governance issues. The Nominating and Corporate Governance Committee met three times during the fiscal year ended December 31, 1997.


COMPENSATION OF DIRECTORS


Directors who are not our employees are paid a $15,000 annual retainer, with an additional $5,000 annual retainer, payable in shares of restricted stock, being paid to each member of the Executive Committee and an additional $5,000 annual retainer payable to each committee chairperson. In addition, each non-employee director receives a fee of $1,500 for attending each meeting of the Board of Directors and an additional fee of $1,000 for attending each committee meeting. Directors who are our employees are not paid any director's fees. We may reimburse all directors for their travel expenses incurred in connection with attending meetings and their activities on our behalf.


Our 1994 stock option plan provides each director who is not an employee and who is serving as a director on such date with automatic annual grants of options to purchase 5,000 shares of common stock, within five days following each annual meeting of stockholders. Each of the current non-employee directors was granted an option to acquire 5,000 shares of common stock in 1997.


These options are characterized by the following attributes:

     - exercisable on the first anniversary of the date of grant,


     - exercise price is the greater of the fair market value of the common stock on the date of grant or the average of the closing prices of the common stock for the 20 business days preceding the date of grant, and


     - expires on the tenth anniversary of the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Ms. Bynoe and Messrs. Galesi and Winters, none of whom is a former or current officer or employee. None of our executive officers serves as an officer, director or member of any entity which has an executive officer or director who is a member of the Compensation Committee.

EXECUTIVE COMPENSATION


The following table sets forth certain information with respect to annual and long-term compensation for the periods ended December 31, 1997, 1996 and 1995, paid, or accrued with respect to, certain of our executive officers.


                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                ANNUAL                    AWARDS
                                             COMPENSATION              ------------
                                   ---------------------------------    SECURITIES
         NAME AND                                       OTHER ANNUAL    UNDERLYING     ALL OTHER
    PRINCIPAL POSITION       YEAR   SALARY    BONUS     COMPENSATION     OPTIONS      COMPENSATION
    ------------------       ----  --------  --------   ------------   ------------   ------------
Don R. Daseke(1)...........  1997  $304,500  $    -0-          --        260,000        $ 4,750(2)
                             1996  $290,000  $150,000          --        170,000        $26,149(2)
                             1995  $239,885  $106,650     $13,000(4)      90,000        $ 9,368(2)
Marshall B. Edwards(3).....  1997  $260,900  $    -0-          --        190,000        $ 4,750(5)
                             1996  $240,000  $110,000          --        125,000        $ 7,220(5)
                             1995  $186,808  $ 83,050     $   188(4)      70,000        $ 2,583(5)
Mark S. Dillinger(6).......  1997  $172,000  $    -0-          --        125,000        $ 4,208(5)
                             1996  $165,000  $ 59,000          --         75,000        $ 6,882(5)
                             1995  $134,923  $ 60,000     $   163(4)      50,000        $ 2,319(5)

-------------------------

(1) Mr. Daseke was Chairman of the Board and Chief Executive Officer during the years ended December 31, 1996 and 1995 and for the period from January 1, 1997 to October 20, 1997.

(2) Amount includes 50% of the annual premium ($6,931 in 1995 and $19,095 in 1996) on a $5,000,000 life insurance policy insuring Mr. Daseke, with 50% of the death benefit being payable to Mr. Daseke's estate and the other 50% payable to us (the policy was canceled July 1, 1997 and no premium was paid for 1997), and our matching contribution ($2,437 in 1995, $7,054 in 1996 and $4,750 in 1997) under its 401(k) Plan.

(3) Mr. Edwards was our President (from June 8, 1995 to present) and Chief Acquisitions Officer during the years ended December 31, 1995, 1996 and 1997. On October 20, 1997, Mr. Edwards was also elected as Chief Executive Officer.


(4) Represents the amount equal to the difference between the fair market value of the common stock and the purchase price of the common stock acquired by each of the executive officers pursuant to loans made by us in December 1995.


(5) Represents our matching contribution under our 401(k) Plan.

(6) Mr. Dillinger was our Executive Vice President and Chief Financial Officer for the years ended December 31, 1995, 1996 and 1997.

OPTION GRANTS


The following table sets forth certain information with respect to the issuance of options granted to the named executive officers during the fiscal year ended December 31, 1997 under our 1994 stock option plan.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                            -----------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                            NUMBER OF    PERCENT OF                              ASSUMED ANNUAL RATES OF
                            SECURITIES     TOTAL      EXERCISE                 STOCK PRICE APPRECIATION FOR
                            UNDERLYING    OPTIONS      PRICE                          OPTION TERM(1)
                             OPTIONS     GRANTED TO     PER      EXPIRATION   ------------------------------
NAME                         GRANTED     EMPLOYEES     SHARE        DATE           5%               10%
----                        ----------   ----------   --------   ----------   -------------    -------------
Don R. Daseke(2)..........    60,000        25.1       $26.00      10/02       $  431,000       $  952,400
                             200,000        13.3       $25.25      10/02       $1,395,200       $3,083,100
Marshall B. Edwards(3)....    40,000        16.7       $26.00       2/07       $  654,100       $1,657,500
                             150,000        10.0       $25.25      10/07       $2,381,900       $6,036,300
Mark S. Dillinger(3)......    25,000        10.4       $26.00       2/07       $  408,800       $1,035,900
                             100,000         6.6       $25.25      10/07       $1,588,000       $4,024,200

-------------------------


(1) "Potential Realizable Value" is disclosed in response to Securities and Exchange Commission rules, which require such disclosure for illustrative purposes only, and is based on the difference between the potential market value of shares issuable, based upon assumed appreciation rates, upon exercise of such options and the exercise price of such options. The values disclosed are not intended to be, and should not be interpreted by investors as, representations or projections of future value of our stock or of the stock price.

(2) The options were granted on February 5, 1997 and October 1, 1997 and became fully vested on October 20, 1997.

(3) The options were granted on February 5, 1997 and October 1, 1997 and vest in equal increments on each of the first four anniversaries of their date of grant.

OPTION EXERCISES AND YEAR-END OPTION VALUES


The following table sets forth certain information concerning the value of the unexercised options as of December 31, 1997 held by the named executive officers. No options were exercised by the executive officers during the fiscal year ended December 31, 1997.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                               UNDERLYING UNEXERCISED               IN-THE-MONEY
                               OPTION/SARS AT FISCAL           OPTIONS/SARS AT FISCAL
                                      YEAR-END                      YEAR END(1)
                            ----------------------------    ----------------------------
NAME                        EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                        -----------    -------------    -----------    -------------
Don R. Daseke.............    720,000             -0-       $2,598,125       $    -0-
Marshall B. Edwards.......    130,000         340,000       $  752,340       $794,530
Mark S. Dillinger.........     81,250         218,750       $  471,720       $502,650

-------------------------


(1) The fair market value on December 31, 1997 of the common stock underlying the options was $25.50 per share.


EMPLOYMENT AGREEMENTS


We have entered into employment agreements, which expire on the dates indicated, with the following individuals:


Michael L. Collier....................................  October 1, 2002
Mark S. Dillinger.....................................  February 5, 2002
Maxwell B. Drever.....................................  October 1, 2002
Marshall B. Edwards...................................  October 20, 2002
Michael E. Masterson..................................  October 1, 2002


These employment agreements provide annual salaries for each of such executives, subject to increase at the discretion of the Board. The employment agreements for Mr. Masterson and Mr. Collier grant them the right, on October 1, 2000 and October 1, 2001, respectively, to resign as an officer and to be engaged as a consultant for the remainder of the term of the employment agreement.


Pursuant to the terms of the Settlement and Employment Agreement entered into with Mr. Daseke in connection with his resignation as Chairman of the Board and Chief Executive Officer, Mr. Daseke is to serve as Chairman Emeritus until October 2000.

Mr. Daseke's agreement grants him the option, exercisable for a sixty-day period commencing on January 1, 1999, to resign as an officer and to be engaged as a consultant for the remainder of the term of the agreement.


Each of the employment agreements, other than Mr. Daseke's, provides for the following terms:


     - If the executive is terminated as a result of (1) any intentional act of fraud, embezzlement or theft constituting a felony or the continued willful refusal to perform his duties, or (2) any reduction in his salary or job function or required relocation, the executive will be entitled to receive an amount equal to the highest annualized rate of salary prior to the termination date.

     - The payment of severance compensation of up 2.99 times the executive's compensation, including both salary and cash bonus, in the event the executive is terminated without cause or by constructive discharge within three years following our merger or consolidation with another entity.


Each employment agreement also prohibits the executive from competing against us during the term of employment.

                             PRINCIPAL STOCKHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


The following table and the notes thereto set forth certain information with respect to the beneficial ownership of shares of common stock, as of October 31, 1998 (except as noted in the footnotes to such table), by each person or group within the meaning of Section 13(d)(3) of the Exchange Act who is known to us to be the beneficial owner of more than five percent of our outstanding common stock:


                                                           NUMBER OF
                                                             SHARES
NAME AND ADDRESS                                          BENEFICIALLY      PERCENT
OF BENEFICIAL OWNER                                          OWNED          OF CLASS
-------------------                                       ------------      --------
Don R. Daseke(1)........................................   1,617,172(2)      8.49%

-------------------------

(1) The business address of Mr. Daseke is 5430 LBJ Freeway, Suite 1600, Dallas, Texas 75240.


(2) Includes 537,890 shares of common stock owned of record by The Walden Group, Inc., of which Mr. Daseke is the holder of 90% of the common stock and the sole director, 720,000 shares of common stock which Mr. Daseke has the right to acquire through the exercise of options granted pursuant to the Stock Option Plan and 30,000 shares of restricted common stock issued under our Long-Term Investment Plan, which shares may not be transferred until October 20, 2000.

SECURITY OWNERSHIP OF MANAGEMENT


The following table and the notes thereto set forth certain information with respect to the beneficial ownership of shares of our common stock, as of October 31, 1998, by each director, each nominee for director, each executive officer of the Company and by all executive officers and directors as a group:


NAME AND ADDRESS OF                                    NUMBER OF SHARES     PERCENT
BENEFICIAL OWNER(1)(2)                                BENEFICIALLY OWNED    OF CLASS
----------------------                                ------------------    --------
Marshall B. Edwards.................................        354,854(3)        1.93%
Michael S. Masterson................................        381,427(11)       2.07%
Mark S. Dillinger...................................        196,450(4)        1.08%
Michael L. Collier..................................        202,295(10)       1.11%
Maxwell B. Drever...................................      1,530,058(9)        7.80%
Don R. Daseke.......................................      1,617,172(5)        8.49%
Linda Walker Bynoe..................................         23,479(6)        *
Francesco Galesi....................................        728,141(7)        3.87%
Robert L. Honstein..................................            201(12)       *
Arch K. Jacobson....................................         26,801(6)        *
Louis G. Munin......................................         26,201(6)        *
J. Otis Winters.....................................         21,201(8)        *
All Directors and Executive Officers (12 persons)...      5,108,280          26.87%

-------------------------

 (1) The business address of the persons named above is c/o Walden Residential Properties, Inc., 5080 Spectrum Drive, Suite 1000 East, Addison, Texas 75001-6410.


 (2) Except as otherwise indicated, (i) the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, and (ii) none of the shares shown in this table or referred to in the footnotes hereto are shares of which the persons named in this table have the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) promulgated under the Exchange Act.



 (3) Includes 242,500 shares of common stock which Mr. Edwards has the right to acquire through the exercise of options granted pursuant to our 1994 stock option plan, 20,000 shares of restricted Common Stock granted under our Long-Term Incentive Plan, which shares may not be transferred until February 12, 2001, at which time the transfer restrictions on 40% of such shares lapse and the restriction on 10% of the remaining shares lapses each year thereafter until February 12, 2007 (the "Officer Restricted Shares") and 3,000 shares of restricted common stock granted under our Long-Term Incentive Plan, which shares may not be transferred until February 4, 1999, at which time the transfer restriction on one-third of such shares lapses and the restriction on half of the remaining shares lapses in each of the two years thereafter (the "Bonus Shares").



 (4) Includes 139,075 shares which Mr. Dillinger has the right to acquire through the exercise of options granted pursuant to our 1994 stock option plan, 10,000 Officer Restricted Shares and 1,000 Bonus Shares.

 (5) Includes 537,890 shares of common stock owned of record by The Walden Group Inc., of which Mr. Daseke is the holder of 90% the common stock and the sole director, 720,000 shares which Mr. Daseke has the right to acquire through the exercise of options granted pursuant to our 1994 stock option plan and 30,000 shares of restricted common stock issued under our long-term incentive plan, which shares may not be transferred until October 30, 2000.



 (6) Includes 20,000 shares of common stock which such person has the right to acquire through the exercise of options granted pursuant to our 1994 stock option plan, 1,000 shares of restricted common stock granted under our long-term incentive plan, one-third of which are currently transferable and the transfer restrictions lapse on half of the remaining shares on February 12, 1999 and the other half on February 12, 2000 (the "Director Restricted Shares") and 201 restricted shares as to which the transfer restrictions lapse quarterly ending December 31, 1998.



 (7) Consists of 711,940 shares of common stock which entities controlled by Mr. Galesi have the right to acquire pursuant to the conversion of partnership interests held in Walden Residential Operating Partnership, L.P., a Georgia limited partnership and an affiliate of ours, 15,000 shares of Common Stock which Mr. Galesi has the right to acquire through the exercise of options granted pursuant to our 1994 stock option plan, 1,000 Director Restricted Shares and 201 restricted shares as to which the transfer restrictions lapse quarterly ending December 31, 1998. The Galesi entities acquired such partnership interests in connection with the sale of the controlling interest in the predecessor to the Walden Residential Operating Partnership to us in June 1995.



 (8) Includes 20,000 shares of common stock which Mr. Winters has the right to acquire through the exercise of options granted pursuant to our 1994 stock option plan, 1,000 Director Restricted Shares and 201 restricted shares as to which the transfer restrictions lapse quarterly ending December 31, 1998.



 (9) Includes 1,430,437 shares of common stock which Mr. Drever has the right to acquire pursuant to the conversion of units and 87,500 shares of common stock which Mr. Drever has the right to acquire through the exercise of options granted under our 1994 stock option plan.



(10) Includes 149,795 shares of common stock which Mr. Collier has the right to acquire pursuant to the conversion of units and 37,500 shares of common stock which Mr. Collier has the right to acquire through the exercise of options granted under our 1994 stock option plan.



(11) Includes 300,556 shares of common stock which Mr. Masterson has the right to acquire pursuant to the conversion of units and 56,250 shares of common stock which Mr. Masterson has the right to acquire through the exercise of options granted under our 1994 stock option plan.


(12) Consists of 201 restricted shares as to which the transfer restrictions lapse quarterly ending December 31, 1998.

  *  Less than one percent.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



In March 1998, we issued to Marshall B. Edwards, Michael E. Masterson, Michael
L. Collier and Maxwell B. Drever, 45,000 shares, 20,202 shares, 15,000 shares and 12,121 shares, respectively, of common stock, at a purchase price of $24.75 per share. Additionally, on such date Mr. Edwards and Mark S. Dillinger acquired an additional 5,000 shares and 5,175 shares, respectively, of common stock upon the exercise of vested options at an exercise price of $19.25 per share. In September 1998, Messrs. Edwards, Masterson and Dillinger acquired an additional 11,049 shares, 4,419 shares and 7,500 shares, respectively, at a price per share of $22.625. Each officer, other than Mr. Dillinger, acquiring such shares paid 10% of the purchase price in cash, 5% in the case of Mr. Dillinger, with the remaining 90% of the purchase price, 95% in the case of Mr. Dillinger, being evidenced by notes payable to us bearing interest at 7% per annum, payable quarterly, and due in February 2003. These notes are secured by the shares purchased and are recourse as to the principal amount to each of such officers. At October 31, 1998, Messrs. Edwards, Masterson, Dillinger, Drever and Collier had balances of $1,806,923, $539,981, $738,748, $254,996 and $334,124,
respectively, under notes payable to us.



In addition, in connection with Mr. Daseke's resignation as our Chairman of the Board and Chief Executive Officer, we entered into a settlement and employment agreement with Mr. Daseke as of October 20, 1997, pursuant to which Mr. Daseke is employed as Chairman Emeritus of the company for a period ending on October 20, 2000, unless earlier terminated by us or Mr. Daseke pursuant to the terms of such agreement. Pursuant to the terms of such agreement, we accelerated the vesting of all then unvested options held by Mr. Daseke and, effective October 20, 2000, all restrictions on the transfer of the 30,000 shares of restricted common stock previously issued to Mr. Daseke under our Long-Term Incentive Plan shall lapse.


                          DESCRIPTION OF COMMON STOCK


The information set forth below is only a summary of our terms of our common stock. You should refer to our Articles of Incorporation, as amended and restated (the "Articles"), and Bylaws for a complete description of the common stock.



The Articles authorize us to issue up to 50 million shares of common stock, 10 million shares of preferred stock and 60 million shares of excess stock, par value $.01 per share (the "Excess Stock"). At October 31, 1998, 18,108,939 shares of common stock were issued and outstanding, all of which are fully paid and nonassessable. Under the Maryland General Corporation Law, stockholders generally are not liable for the corporation's debts or obligations.


DIVIDEND AND DISTRIBUTION RIGHTS


All shares of common stock issued upon exchange of the common units will be duly authorized, fully paid and nonassessable. Shares of our common stock have equal rights in connection with:


     - dividends

     - distributions, and

     - liquidations.

If our Board determines, in its sole discretion, to declare a dividend, the right to such dividend is subject to the following restrictions:


     - the dividend rights of the common stock is subordinate to the rights of all preferred stock,



     - the dividend rights of the common stock may be subordinate to any other shares or new series of stock our Board of Directors may authorize in the future, and


     - the amount of the dividend is limited by law.


If we liquidate our assets or dissolve entirely, the holders of the common stock will share on a pro rata basis in the assets we are legally allowed to distribute. We must pay all of our known debts and liabilities or have made adequate provision for payment of these debts and liabilities before holders of common stock can share in our assets.



Holders of common stock do not have the right to convert or redeem their stock. In addition, they do not have rights to a sinking fund or to subscribe for any of our securities.


VOTING RIGHTS


Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. The holders of common stock have exclusive voting power with respect to the election of directors, except as otherwise required by law or except as provided with respect to any other class or series of stock. There is no cumulative voting in the election of directors. Therefore the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.



Maryland law generally does not allow a corporation to take the following actions, unless at least two-thirds of the shares of stock entitled to vote on the matter approve:


     - dissolve,

     - amend its charter or articles of incorporation,

     - merge,

     - sell all or substantially all of its assets, or

     - engage in share exchange or similar transactions.

However, a company may state in its charter or articles of incorporation that a lesser percentage may approve these actions, as long as at least a majority of all shares entitled to vote on the matter approve. Our Articles state that a majority of shares of stock outstanding and entitled to vote on the matter may approve any of the actions listed above, except for amendments to our Articles relating to the number of directors, and the classification of the board of directors. These two matters require the approval of at least two-thirds of the shares entitled to vote.


The transfer agent and registrar for the common stock is Boston Equiserve L.P.


RESTRICTIONS ON TRANSFER


To qualify as a REIT under the Internal Revenue Code, our common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Further, not more than 50% of the value of our issued and outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals or, in limited circumstances, entities such as qualified private pension plans, during the last half of a taxable year or during a proportionate part of a shorter taxable year.


Since the Board of Directors believes it is essential that we maintain our REIT status, our Articles provide that no person, except Mr. Don R. Daseke, may own or be deemed to own more than 9.0% of the aggregate value of all of our outstanding shares of capital stock. Mr. Daseke beneficially owns in the aggregate approximately 8.49% of the shares of Common Stock and may acquire additional shares of Common Stock. Mr. Daseke may not own, directly or indirectly, more than 13.0% of the aggregate value of all of our outstanding shares of capital stock.



The Board of Directors may exempt a proposed transferee from the stock ownership limits. In connection therewith, the Board of Directors may require opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our status as a REIT.



Any acquisition or transfer of shares of common stock that would: (1) result in the shares of common stock being owned by fewer than 100 persons or (2) result in our being "closely-held" within the meaning of Section 856(h) of the Internal Revenue Code, will be null and void, and the intended transferee will acquire no rights to the shares of common stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT and our Articles are amended accordingly.



Any purported transfer of shares of stock that would result in a person owning shares of capital stock in excess of the stock ownership limits will result in the shares subject to such purported transfer being automatically exchanged for an equal number of shares of Excess Stock. Under our Articles, Excess Stock will be deemed to have been transferred to us as trustee of a separate trust for the exclusive benefit of the person or persons to whom the interest in the trust can ultimately be transferred.



Excess Stock is not transferable, but the interest in the trust representing the Excess Stock may be transferable. A holder of an interest in the trust representing Excess Stock may transfer such interest if the proposed transferee could hold our stock without triggering the Excess Stock provisions. The transfer must also be made at a price not to exceed the price paid by the purported transferee or, if no consideration was paid, the market price of the Excess Stock measured on the date of the original attempted transfer. If these conditions are met, any Excess Stock involved will automatically be exchanged for the shares of common stock or preferred stock to which the Excess Stock is attributable.


We may also purchase Excess Stock at a price equal to the lesser of:


     - the price paid for the shares of capital stock by the intended transferee or, if no consideration was paid, the market price of the shares of capital stock resulting in Excess Stock, measured on the date of the transfer, or



     - the market price of the shares of capital stock resulting in Excess Stock measured on the date on which we elect to purchase the Excess Stock.

When used in connection with Excess Stock, "market price" means the average daily closing price of a share of capital stock if listed on a national securities exchange or quoted on Nasdaq National Market. If the stock is not then traded on any exchange or quotation system, market price will be the mean between the average closing bid prices and the average closing asked prices. In each case, market price is measured during the 30 calendar day period ending on the business day prior to the measurement date. If there have been no sales or published bid and asked quotations with respect to shares of such stock during this 30 day period, the market price will be as determined in good faith by our Board of Directors.



From and after the intended transfer to the purported transferee of the shares of Excess Stock, the purported transferee will cease to be entitled to distributions, except upon liquidation, voting rights and other benefits with respect to the Excess Stock. The purported transferee will retain the right to payment of the purchase price for the applicable shares of underlying capital stock. Any dividend or distribution paid to a purported transferee on Excess Stock prior to our discovery that the shares have been transferred in violation of our Articles must be repaid upon demand.


If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Stock may be deemed, at our option, to have acted as an agent on our behalf in acquiring the Excess Stock and to hold the Excess Stock on our behalf. All certificates representing shares of capital stock will bear a legend referring to the restrictions described above.


In addition, each stockholder shall, upon demand, be required to disclose in writing all information regarding the direct and indirect beneficial ownership of shares of capital stock as our Board of Directors deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.


These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of shares of capital stock might receive a premium for their shares over the then-prevailing market price or which these holders might believe to be otherwise in their best interest.


RIGHTS PLAN



In March 1998, our Board of Directors adopted a rights plan, pursuant to which all shares of our common stock now have attached to them a right to acquire one-one hundredth of a share of preferred stock at a price per share of $70.00. The rights will be evidenced by the certificates representing shares of common stock until a person acquires, or announces the intention to make a tender offer to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock. The earlier of such dates is called the distribution date. Following the distribution date, the rights will be evidenced by a separate right certificate. At any time after the distribution date, a holder of a right may either acquire one one-hundredth of a share of preferred stock at a price per share of $70.00 or, in lieu of acquiring the preferred stock, may acquire shares of common stock at a 50% discount from the then current price of the stock.

The number of outstanding rights and the number of shares of preferred stock issuable upon the exercise of a right are subject to adjustment in the event of a stock split of or a stock dividend on the shares of common stock. If we are acquired in a merger or other business combination not previously approved by our Board of Directors, each right will be exercisable to acquire shares of common stock of the acquiring company at a 50% discount from the price of those shares of common stock at that time. The rights may be redeemed by our Board of Directors at a price of $.001 per right at any time prior to or within ten days following the acquisition by a person of beneficial ownership of 15% or more of our outstanding shares of common stock. The effect of the rights plan is to require all persons interested in acquiring control of us to first negotiate with our Board of Directors before approaching our stockholders.


                   DESCRIPTION OF REDEEMABLE PREFERRED STOCK


The information set forth below is only a summary of terms of our redeemable preferred stock. You should refer to our Articles and the Board of Directors resolution or resolutions relating to the preferred stock for a complete description.


GENERAL RIGHTS AND RESTRICTIONS


Subject to the limitations of the MGCL and our Articles, the Board of Directors has authority to issue shares of preferred stock in one or more series, establish from time to time the number of shares of preferred stock in any such series, and to determine the following rights and restrictions of the preferred stock:


     - dividend preferences or limitations

     - voting powers

     - liquidation preferences or limitations

     - conversion rights, and

     - redemption rights.


We are authorized to issue 10 million shares of preferred stock. At October 31, 1998, no shares of our 9.16% Series A convertible redeemable preferred stock and 1,706,082 shares of our 9.16% Series B convertible redeemable preferred stock were outstanding.



Boston Equiserve L.P. is the transfer agent and registrar for shares of each series of preferred stock.


RELATIVE RANK IN LIQUIDATION OR DISTRIBUTION


If we liquidate our assets, dissolve entirely or wind up corporate affairs, the right of the holders of redeemable preferred stock to receive dividends will generally rank senior to the common stock, the Excess Stock and to all of our other equity securities, except those with terms which specifically provide for an equal or senior rank.



The redeemable preferred stock will rank on a parity with the Series B preferred stock and all other equity securities issued by us if the terms of such securities specifically provide for a parity ranking with the redeemable preferred stock.

In addition, the redeemable preferred stock will rank junior to our 9.20% senior preferred stock and all other equity securities issued by us if the terms of such securities specifically provide for a senior ranking to the redeemable preferred stock. The rights of the holders of redeemable preferred stock will be subordinate to those of our general creditors.


DIVIDENDS


If you hold redeemable preferred stock you will be entitled to receive cash dividends when and as declared by the Board of Directors at the rate of $2.25 per annum per share. Such dividends will accrue and be cumulative from the date of issuance of the redeemable preferred stock. Dividends will be payable quarterly in arrears in March, June, September and December of each year.


REDEMPTION


We may redeem shares of redeemable preferred stock, in whole or from time to time in part, at any time after January 1, 2008, at our option. The redemption price will be $25.00 per share, plus all accrued and unpaid dividends thereon. Once redeemed, shares of redeemable preferred stock will be restored to the status of authorized but unissued preferred stock. In the event that fewer than all of the outstanding shares of redeemable preferred stock are redeemed, the number of shares to be redeemed will be determined by lot or pro rata subject to rounding to avoid fractional shares, as we may determine or by any other method we determine to be equitable.


LIQUIDATION PREFERENCE


If we liquidate, dissolve, or wind up corporate affairs, then before the holders of any junior stock receive any distribution or payment, the holders of each series of preferred stock will be entitled to liquidating distributions in the amount of the liquidation preference per share, plus an amount equal to all dividends accrued and unpaid on such stock out of our legally available assets for distribution to stockholders. However, if such preferred stock does not have a cumulative dividend, the holder is not entitled to accumulations of unpaid dividends for prior dividend periods.



After we pay the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets. If we liquidate, dissolve, or wind up our affairs and our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock and the corresponding amounts payable on all shares of our other classes or series of equity securities ranking on a parity with the preferred stock, then the holders of the preferred stock and all other parity classes or series of equity securities shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.


VOTING RIGHTS


Except when dividends on the redeemable preferred stock have been in arrears for six or more quarterly periods, or except as required by applicable law, holders of the redeemable preferred stock will not be entitled to vote for any purpose.

RESTRICTIONS ON OWNERSHIP


See "Description of Common Stock -- Restrictions on Transfer" for a discussion of the restrictions on transfer of shares of capital stock necessary to qualify as a REIT under the Internal Revenue Code.


                        DESCRIPTION OF SERIES B WARRANTS

GENERAL


Each Series B warrant is exercisable, at any time beginning on October 1, 1998 and ending on December 31, 2007, for one-third of one share of common stock at $26.875 per share, subject to adjustment. No fractional share of common stock will be issued in connection with the exercise of the Series B warrants and the holder of a Series B warrant will be paid cash in lieu of such fractional shares, in an amount equal to the current market value of a share of common stock multiplied by such fraction. Although they will be initially issued in conjunction with shares of redeemable preferred stock, the Series B warrants will be separately transferable upon receipt. Prior to the exercise of the Series B warrants, holders of Series B warrants will not have any rights of holders of Common Stock, including the right to receive payments of dividends, if any, on common stock, or to exercise any applicable right to vote.



We will have the obligation to repurchase all outstanding Series B warrants upon the occurrence of certain events, such as consolidation or merger with another entity or the sale of all or substantially all of our assets.



Warrant certificates may be exchanged for new warrant certificates of different denominations, may, if in registered form, be presented for registration of transfer and may be exercised at the corporate trust office of the warrant agent.


EXERCISE OF SERIES B WARRANTS


Each Series B warrant you hold entitles you to purchase one-third of one share of common stock, at $26.875 per share. Unless we extend the expiration date, after the close of business on December 31, 2007, unexercised Series B warrants will become void.



Series B warrants may be exercised by delivering to the warrant agent payment of the amount required to purchase the corresponding shares of common stock, together with the information set forth on the reverse side of the warrant certificate. Series B warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five (5) business days of the warrant certificate evidencing the Series B warrants. Once we receive such payment and the properly completed and duly executed warrant certificate at the corporate trust office of the warrant agent, we will, as soon as practicable, issue and deliver the shares of common stock purchasable upon such exercise. If fewer than all of the Series B warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

AMENDMENTS AND SUPPLEMENTS TO SERIES B WARRANT AGREEMENT


The Series B warrant agreement may be amended or supplemented without the consent of the holders of the Series B warrants to effect changes that are not inconsistent with the provisions of the Series B warrants and that do not adversely affect the interests of the holders of the Series B warrants.


ADJUSTMENTS


Both the exercise price and the number of shares of common stock issuable under the Series B warrants are subject to adjustment in the event of:



     - payment of a dividend on common stock payable in shares of capital stock,



     - stock splits or reverse stock splits of common stock,



     - combinations or reclassification of common stock,



     - issuance to all holders of common stock of rights or warrants to subscribe for or purchase shares of common stock at less than their current market price,


     - certain distributions of evidences of indebtedness,


     - certain distributions of assets, including securities but excluding (1) cash dividends or distributions paid out of consolidated earnings or retained earnings, and (2) dividends payable in shares of common stock, and


     - distributions of subscription rights and warrants, excluding those referred to above.


We are not required to make an adjustment unless it would require a change of at least 1% in the exercise price then in effect. Except as stated above, we will not adjust the exercise price and the number of shares of common stock covered by a Series B warrant for the issuance of shares of common stock or any securities convertible into or exchangeable for common stock, or carrying the right or option to acquire such securities, in exchange for cash, other property or services. In addition, we will not make an adjustment for any of the following:


     - regular quarterly cash dividends

     - other periodic or recurring cash dividends or distributions, or

     - cash dividends or distributions to the extent paid from consolidated earnings or retained earnings.


Holders of Series B warrants are protected from dilution of their interests in purchasing common stock in the event we:



     - consolidate or merge with or into any entity, unless the consolidation or merger does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of common stock


     - sale, transfer, lease or conveyance of all or substantially all of our assets, or


     - reclassify, reorganize or change our common stock, other than solely a change in par value or from par value to no par value.



On or after the occurrence of any of the events listed above, a holder of a Series B warrant will be entitled to receive on exercise of his warrant the kind and amount of shares of beneficial interest or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised the Series B warrant immediately prior to the occurrence of such event. Additionally, following any such event, if the holder of a Series B warrant is to receive common shares of the surviving entity as consideration upon exercise of such warrant, then from and after the occurrence of such event, the exercise price of such Series B warrant will be subject to the same anti-dilution and other adjustments described in this section, applied as if such shares were shares of common stock.

                       CERTAIN PROVISIONS OF MARYLAND LAW
                         AND OF OUR ARTICLES AND BYLAWS


The following discussion summarizes certain provisions of the Maryland General Corporation Law and our Articles and Bylaws. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to our Articles and Bylaws.


CLASSIFICATION OF THE BOARD OF DIRECTORS


Our Bylaws provide that the number of directors on the Board of Directors will equal (1) the number set in our Articles, or (2) the number established by the Board of Directors. Our Board of Directors may not be smaller than one director nor larger than 15 directors. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors will be filled by a majority of the entire Board of Directors. Our stockholders may elect a director to fill a vacancy on the Board of Directors which results from the removal of a director.



Pursuant to the terms of our Articles, the directors are divided into three classes. As the term of each class expires, directors in that call are elected for a term of three years. We believe that classification of the Board of Directors helps to assure the continuity and stability of our business strategies and policies as determined by the Board of Directors.


The classified director provision could have the effect of making the removal of incumbent directors more time-consuming and difficult. This could discourage a third party from making a tender offer or otherwise attempting to obtain control of us, even though such an attempt might be beneficial to stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions.


Further, holders of shares of common stock have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of shares of common stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.


LIMITATION OF LIABILITY AND INDEMNIFICATION


Our Articles limit the liability of our directors and officers to the corporation and our stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (1) to the extent that it is proved the director or officer actually received an improper benefit or profit or (2) to the extent that a judgment or other final adjudication is entered adverse to the director or officer in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit our ability or the ability of our stockholders to obtain other relief, such as an injunction or rescission.



Our Articles require us to indemnify our directors, officers and certain other parties to the fullest extent permitted from time to time by Maryland law. Currently, we are generally permitted to indemnify against the following types of costs which are actually incurred by an indemnified party by reason of their service to us or their service at our request:

     - judgments,

     - penalties,

     - fines,

     - settlements,

     - and reasonable expenses, including attorneys' fees.

We may not indemnify a party if it is established that:

     - the act or omission of the indemnified party was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty,

     - the indemnified party actually received an improper personal benefit, or

     - in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful.


If we win the proceeding, we may not indemnify a director or officer who has been adjudged liable to the corporation. The termination of any proceeding by conviction, or upon a plea of nolo contendre or its equivalent, of an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.


It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

BUSINESS COMBINATIONS


The Maryland General Corporation Law was amended effective October 1, 1994 to address "business combinations" between a Maryland corporation and an "interested stockholder." For purposes of Maryland law, a "business combination includes a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities. An "interested stockholder" is any person or affiliate thereof who:


     - beneficially owns 10% or more of the voting power of the corporation's shares after the date on which the corporation had 100 or more beneficial owners of its stock, or


     - is an affiliate or associate of the corporation and was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation which, at any time within the two-year period prior to the date in question and after the date on which the corporation had 100 or more beneficial owners of its stock.



Under Maryland law, a Maryland corporation may not enter into a business combination with an interested stockholder for a period of five years after the most recent date on which the interested stockholder became an interested stockholder.



Following the expiration of such five year period, any business combination with an interested stockholder must generally be recommended by the corporation's board of directors and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation voting together as a single voting group, and (2) two-thirds of the votes of the non-interested stockholders, unless, among other things, the corporation's stockholders receive a minimum price for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.



These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. Our Articles contain a provision exempting any business combination involving Mr. Daseke or his affiliates, or other persons acting in concert with Mr. Daseke or his affiliates, from these provisions of Maryland law.


CONTROL SHARE ACQUISITIONS


The Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired or controlled by such person would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:


     - one-fifth or more but less than one-third,

     - one-third or more but less than a majority, or

     - a majority.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.


A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.



If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by Maryland law, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares. However, a Maryland corporation may not redeem control shares for which voting rights have previously been approved.


If voting rights for control shares are approved at a stockholders meeting and the acquiring person becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiring person in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our Articles contain a provision exempting from the control share acquisition statute any and all acquisitions by Mr. Daseke or his affiliates, or any other person acting in concert with Mr. Daseke or his affiliates of shares of our capital stock. There can be no assurance that such provision will not be amended or eliminated at any point in the future.

AMENDMENT TO THE ARTICLES


Our Articles may be amended by the affirmative vote of the holders of a majority of all shares entitled to be voted on the matter, except for the provision relating to the classification of the Board of Directors which may be amended only by the affirmative vote of the holders of not less than two-thirds of all shares entitled to be voted on the matter.


DISSOLUTION


Our Articles permit dissolution by (1) the affirmation or vote of a majority of the entire Board of Directors declaring such dissolution to be advisable and directing that the proposed dissolution be submitted for consideration at an annual or special meeting of stockholders, and (2) upon proper notice, stockholder approval by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter or the written consent of all the votes entitled to be cast on the matter.


ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS


Our Bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (1) by, or at the direction of, a majority of the Board of Directors or (2) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws.



The provisions in our Articles on classification of the Board of Directors, the business combination and control share acquisition provisions of the Maryland General Corporation Law and the advance notice provisions of the Bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares of common stock over the then-prevailing market price or which such holders might believe to be otherwise in their best interests.

MEETINGS OF STOCKHOLDERS


An annual meeting of the stockholders for the election of directors and the transaction of any other proper business will be held on the second Wednesday in May or at such other time as set by the Board of Directors.



Subject to the rights, if any, of the holders of any series of preferred stock to elect additional directors under specified circumstances, special meetings of the stockholders may be called by the Chairman of the Board, by the President or by a resolution adopted by a majority of the directors and by our Secretary shall upon the written request of the holders of 25% or more of the outstanding voting stock. Such request must state the purpose or purposes of such meeting and the matters proposed to be acted upon at such meeting.

                       FEDERAL INCOME TAX CONSIDERATIONS

GENERAL


The following summary of material federal income tax considerations that may be relevant to a holder of common stock or preferred stock is based on current law and is not intended as tax advice. The following discussion, which is not exhaustive of all possible tax considerations, does not include a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.



The statements in this discussion are based on current provisions of the Internal Revenue Code, existing, temporary and currently proposed Treasury Regulations under the Internal Revenue Code, the legislative history of the Internal Revenue Code, existing administrative rulings and practices of the IRS and judicial decisions. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any statements in this prospectus with respect to transactions entered into or contemplated prior to the effective date of such changes.


THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. EACH PROSPECTIVE PURCHASER OF COMMON STOCK OR PREFERRED STOCK IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF COMMON STOCK OR PREFERRED STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, DISPOSITION AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

We have elected to be treated as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 1994. Based on assumptions and representations summarized below, Winstead Sechrest & Minick P.C., our legal counsel, is of the opinion that beginning with our taxable year ended December 31, 1994:


     - we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and



     - our proposed method of operations described in this prospectus will enable us to continue to satisfy the requirements for qualification as a REIT.


The rules governing REITs are highly technical and require ongoing compliance with a variety of tests that depend, among other things, on future operating results. Winstead Sechrest & Minick P.C. will not monitor our compliance with these requirements. While we expect to satisfy these tests, and will use our best efforts to do so, we cannot ensure we will qualify as a REIT for any particular year, or that the applicable law will not change and adversely affect us and our stockholders. See "-- Failure to Qualify as a REIT." The following is a summary of the material federal income tax considerations affecting us as a REIT and our stockholders:

REIT QUALIFICATION

In order to maintain our REIT qualification, we must meet the following criteria:

     - We must be organized as an entity that would, if we do not maintain our REIT status, be taxable as a regular corporation.

     - We must be managed by one or more directors.

     - Our taxable year must be the calendar year.

     - Our beneficial ownership must be evidenced by transferable shares.

     - Our capital stock must be held by at least 100 persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months, and

     - Not more than 50% of the value of our shares of capital stock may be held, directly or indirectly, applying certain constructive ownership rules, by five or fewer individuals at any time during the last half of each our taxable years.


Our outstanding common stock is owned by a sufficient number of investors and in appropriate proportions to permit it to satisfy these requirements. To protect against violations of these requirements, our Articles provide restrictions on transfers of our common stock, as well as provisions that automatically convert shares of stock into nonvoting, non-dividend paying Excess Stock to the extent that the ownership otherwise might jeopardize the our REIT status.



To monitor our compliance with the share ownership requirements, we are required to and maintain records disclosing the actual ownership of common shares. To do so, we will demand written statements each year from the record holders of certain percentages of shares in which the record holders are to disclose the actual owners of the shares. The actual owners of shares are generally those persons required to include in gross income the REIT dividends. A list of those persons failing or refusing to comply with this demand will be maintained as part of our records. Stockholders who fail or refuse to comply with the demand must submit a statement with their tax returns disclosing the actual ownership of the shares and certain other information.


We currently satisfy, and expect to continue to satisfy, each of these requirements discussed above. We also currently satisfy, and expect to continue to satisfy, the requirements that are separately described below concerning the nature and amounts of our income and assets and the levels of required annual distributions.


SOURCES OF GROSS INCOME. In order to qualify as a REIT for a particular year, we also must meet two tests governing the sources of its income. These tests are designed to ensure that a REIT derives its income principally from passive real estate investments. In evaluating a REIT's income, the REIT will be treated as receiving its proportionate share of the income produced by any partnership in which the REIT holds an interest as a partner, and any such income will retain the character that it has in the hands of the partnership. The Internal Revenue Code allows us to own and operate a number of our properties through wholly-owned subsidiaries which are "qualified REIT subsidiaries." The


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


Internal Revenue Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and such items of the REIT.


75% GROSS INCOME TEST. At least 75% of a REIT's gross income for each taxable year must be derived from specified classes of income that principally are real estate related. The permitted categories of principal importance to us are:

     - rents from real property;

     - interest on loans secured by real property;


     - gain from the sale of real property or loans secured by real property, excluding gain from the sale of property held primarily for sale to customers in the ordinary course of our trade or business, referred to below as "dealer property";



     - income from the operation and gain from the sale of certain property acquired in connection with the foreclosure of a mortgage securing that property, referred to below as "foreclosure property";


     - distributions on, or gain from the sale of, shares of other qualifying REITs;

     - abatements and refunds of real property taxes; and


     - "qualified temporary investment income".


In evaluating our compliance with the 75% gross income test, as well as the 95% gross income test described below, gross income does not include gross income from "prohibited transactions." In general, a prohibited transaction is one involving a sale of dealer property, not including foreclosure property and certain dealer property held by us for at least four years.

We expect that substantially all of our operating gross income will be considered rent from real property. Rent from real property is qualifying income for purposes of the gross income tests only if certain conditions are satisfied. Rent from real property includes charges for services customarily rendered to tenants, and rent attributable to personal property leased together with the real property so long as the personal property rent is less than 15% of the total rent. We do not expect to earn material amounts in these categories.

Rent from real property generally does not include rent based on the income or profits derived from the property. We do not intend to lease property and receive rentals based on the tenant's net income or profit. However, rent based on a percentage of gross income is permitted as rent from real property and we will have leases where rent is based on a percentage of gross income.


Also excluded from "rents from real property" is rent received from a person or corporation in which we, or any of our 10% or greater owners, directly or indirectly through the constructive ownership rules contained in Section 318 of the Internal Revenue Code, owns a 10% or greater interest.



A third exclusion covers amounts received with respect to real property if we furnish services to the tenants or manage or operate the property, other than through an "independent contractor" from whom we do not derive any income. The obligation to operate through an independent contractor generally does not apply, however, if the services provided by us are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered rendered primarily for the convenience of the tenant, applying standards that govern in evaluating whether rent from real property would be unrelated business taxable income when received by a tax exempt owner of the property. Further, if the value of the non-customary service income with respect to a property, valued at no less than 150% of our direct cost of performing such services, is 1% or less of the total income derived from the property, then all rental income from that property except the non-customary service income will qualify as "rents from real property."



We will, in most instances, directly operate and manage our assets without using an "independent contractor." We believe that the only material services to be provided to tenants will be those usually or customarily rendered in connection with the rental of space for occupancy only. We will not provide services that might be considered rendered primarily for the convenience of the tenants, such as hotel, health care or extensive recreational or social services. Consequently, we believe that substantially all of our rental income will be qualifying income under the gross income tests, and that our provision of services will not cause the rental income to fail to be included under that test.



Upon the ultimate sale of any of our properties, any gains realized also are expected to constitute qualifying income, as gain from the sale of real property so long as it does not involve a prohibited transaction.



95% GROSS INCOME TEST. In addition to earning 75% of our gross income from the sources listed above, at least an additional 20% of our gross income for each taxable year must come either from those sources, or from dividends, interest or gains from the sale or other disposition of stock or other securities that do not constitute dealer property. This test permits a REIT to earn a significant portion of its income from traditional "passive" investment sources that are not necessarily real estate related. The term "interest", under both the 75% and 95% tests, does not include amounts that are based on the income or profits of any person, unless the computation is based only on a fixed percentage of receipts or sales.



FAILING THE 75% OR 95% TESTS; REASONABLE CAUSE. As a result of the 75% and 95% tests, REITs generally are not permitted to earn more than 5% of their gross income from active sources such as brokerage commissions or other fees for services rendered. We may receive certain types of such income which will not qualify for the 75% test or 95% test. However, we do not expect such income to be significant and such income, together with other nonqualifying income, including related party tenant rent, is expected to be at all times less than 5% of our annual gross income. While we do not anticipate we will earn substantial amounts of nonqualifying income, if nonqualifying income exceeds 5% of our gross income, we could lose our status as a REIT. We have one subsidiary of which we hold less than 10% of the voting stock. This subsidiary holds assets generating non-qualifying income. The income generated by this subsidiary is substantially less than 5% of our annual gross income. We may establish other such subsidiaries in the future. The gross income generated by these subsidiaries would not be included in our gross income. However, dividends from such subsidiaries to us would be included in our gross income and qualify for the 95% income test.


If we fail to meet either the 75% or 95% income tests during a taxable year, we may still qualify as a REIT for that year if

     - we report the source and nature of each item of our gross income in our federal income tax return for that year;

     - the inclusion of any incorrect information in our return is not due to fraud with intent to evade tax; and

     - the failure to meet the tests is due to reasonable cause and not to willful neglect.

However, in that case we would be subject to a 100% tax based on the greater of the amount by which we fail either the 75% or 95% income tests for such year, multiplied by a fraction intended to reflect our profitability. See "-- Taxation as a REIT."

CHARACTER OF ASSETS OWNED. On the last day of each calendar quarter, we also must meet two tests concerning the nature of our investments. First, at least 75% of the value of our total assets generally must consist of real estate assets, cash, cash items (including receivables) and government securities. For this purpose, "real estate assets" include interests in real property, interests in loans secured by mortgages on real property or by certain interests in real property, shares in other REITs and certain options, but excluding mineral, oil or gas royalty interests. The temporary investment of new capital in debt instruments also qualifies under this 75% asset test, but only for the one-year period beginning on the date we receive the new capital.

Second, although the balance of our assets generally may be invested without restriction, we will not be permitted to own (1) securities of any one non-governmental issuer that represent more than 5% of the value of our total assets or (2) more than 10% of the outstanding voting securities of any single issuer. A REIT, however, may own 100% of the stock of a qualified REIT subsidiary, in which case the assets, liabilities and items of income, deduction and credit of the subsidiary are treated as those of the REIT. In evaluating a REIT's assets, if the REIT invests in a partnership, it is deemed to own its proportionate share of the assets of the partnership. We currently comply with, and expect to continue to satisfy, these asset tests.


ANNUAL DISTRIBUTIONS TO STOCKHOLDERS. To maintain REIT status, we generally must distribute to our stockholders in each taxable year at least 95% of our net ordinary income. However, capital gain is not required to be distributed. More precisely, we must distribute an amount equal to (1) 95% of the sum of (a) our "REIT taxable income" before deduction of dividends paid and excluding any net capital gain and (b) any net income from foreclosure property less the tax on such income, minus (2) limited categories of "excess noncash income," including, cancellation of indebtedness and original issue discount income.



REIT taxable income is defined to be the taxable income of the REIT, computed as if it were an ordinary corporation, with certain modifications. For example, the deduction for dividends paid is allowed, but neither net income from foreclosure property, nor net income from prohibited transactions, is included. In addition, the REIT may carry over, but not carry back, a net operating loss for 20 years following the year in which it was incurred.


A REIT may satisfy the 95% distribution test with dividends paid during the taxable year and with dividends paid after the end of the taxable year if the dividends fall within one of the following categories:

     - Dividends paid in January that were declared during the last calendar quarter of the prior year and were payable to stockholders of record on a date during the last calendar quarter of that prior year are treated as paid in the prior year for ourselves and our stockholders.

     - Dividends declared before the due date of our tax return for the taxable year (including extensions) also will be treated as paid in the prior year for ourselves if they are paid (1) within 12 months of the end of such taxable year and (2) no later than our next regular distribution payment.


Dividends that are paid after the close of a taxable year that do not qualify under the rule governing payments made in January (described above) will be taxable to the shareholders in the year paid, even though we may take them into account for a prior year. A nondeductible excise tax equal to 4% will be imposed on us for each calendar year to the extent that dividends declared and distributed or deemed distributed before December 31 are less than the sum of
(1) 85% of our "ordinary income" plus (2) 95% of our capital gain net income plus (3) any undistributed income from prior periods.



Dividends that are paid after the close of a taxable year that do not qualify under the rule governing payments made in January described above will be taxable to our shareholders in the year paid, even though we may take them into account for a prior year. We will incur a nondeductible excise tax equal to 4% for each calendar year to the extent that dividends declared and distributed or deemed distributed before December 31 are less than the sum of (1) 85% of our "ordinary income" plus (2) 95% of our capital gain net income plus (3) any undistributed income from prior periods.



We will be taxed at regular corporate rates to the extent we retain any portion of our taxable income. It is possible that we may not have sufficient cash or other liquid assets to meet the distribution requirement. This could arise because of competing demands for our funds, or because of timing differences between tax reporting and cash receipts and disbursements. Although we do not anticipate any difficulty in meeting this requirement, no assurance can be given that necessary funds will be available. In the event this occurs, we may cause the partnership to arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends and meet the 95% distribution requirement.


If we fail to meet the 95% distribution requirement because of an adjustment to our taxable income by the IRS, we may be able to retroactively cure the failure by paying a "deficiency dividend," as well as applicable interest and penalties, within a specified period.

TAXATION AS A REIT


As a REIT, we generally will not be subject to corporate income tax to the extent we currently distribute our REIT taxable income to our stockholders. This treatment effectively eliminates the "double taxation" at both the corporate and stockholder levels imposed on investments in most corporations. We generally will be taxed only on the portion of our taxable income which we retain, including any undistributed net capital gain, because we will be entitled to a deduction for dividends paid to stockholders during the taxable year. A dividends paid deduction is not available for dividends that are considered preferential within any given class of shares or as between classes except to the extent such class is entitled to such preference. We do not anticipate we will pay any such preferential dividends. Because Excess Stock will represent a separate class of outstanding shares, the fact that those shares will not be entitled to dividends should not adversely affect our ability to deduct dividend payments.

Even as a REIT, we will be subject to tax in the following circumstances:


     - any income or gain from foreclosure property will be taxed at the highest corporate rate which is currently 35%;


     - a confiscatory tax of 100% applies to any net income from prohibited transactions, which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business;


     - if we fail to meet either the 75% or 95% source of income tests previously described, but still qualify for REIT status under the reasonable cause exception to those tests, a 100% tax would be imposed equal to the amount obtained by multiplying (1) the greater of the amount, if any, by which we failed either the 75% income test or the 95% income test, times (2) the ratio of our REIT taxable income to our gross income, excluding capital gain and certain other items;


     - items of tax preference, excluding items specifically allocable to our stockholders, will be subject to the alternative minimum tax;

     - if we fail to distribute with respect to each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed; and

     - under regulations that are to be promulgated, we also may be taxed at the highest regular corporate tax rate on any built-in gain attributable to assets we acquire in tax-free corporate transactions, to the extent the gain is recognized during the first ten years after we acquire such assets.

FAILURE TO QUALIFY AS A REIT

If we fail to qualify as a REIT and are not successful in seeking relief, we will be taxed at regular corporate rates on all of our taxable income. Distributions to our stockholders would not be deductible in computing that taxable income, and we would no longer be required to make distributions. Any corporate level taxes generally would reduce the amount of cash available for distribution to our stockholders and, because our stockholders would continue to be taxed on any distributions they receive, the net after tax yield to our stockholders likely would be substantially reduced.

As a result, our failure to qualify as a REIT during any taxable year could have a material adverse effect upon the company and our stockholders. If we lose our REIT status, unless we are able to obtain relief, we will not be eligible to elect REIT status again until the fifth taxable year which begins after the taxable year during which our election was terminated.

TAXATION OF STOCKHOLDERS

In general, distributions will be taxable to stockholders as ordinary income to the extent of our earnings and profits. Specifically, dividends and distributions will be treated as follows:

     - Dividends declared during the last quarter of a calendar year and actually paid during January of the immediately following calendar year are generally treated as

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

       if received by the stockholders on December 31 of the calendar year during which they were declared.

     - Distributions paid to stockholders will not constitute passive activity income, and as a result generally cannot be offset by losses from passive activities of a stockholder who is subject to the passive activity rules.

     - Distributions we designate as capital gains dividends generally will be taxed as long term capital gains to stockholders to the extent that the distributions do not exceed our actual net capital gain for the taxable year. Corporate stockholders may be required to treat up to 20% of any such capital gains dividends as ordinary income.

     - If we elect to retain and pay income tax on any net long-term capital gain, our stockholders would include in their income as long-term capital gain their proportionate share of such net long-term capital gain. Our stockholders would receive a credit for such stockholder's proportionate share of the tax paid by us on such retained capital gains and an increase in basis in their stock in an amount equal to the difference between the undistributed long-term capital gains and the amount of tax we paid.

     - Any distributions we make, whether characterized as ordinary income or as capital gains, are not eligible for the dividends received deduction for corporations.

     - Stockholders are not permitted to deduct our losses or loss carry-forwards.

Future regulations may require that the stockholders take into account, for purposes of computing their individual alternative minimum tax liability, certain of our tax preference items.

We may generate cash in excess of our net earnings. If we distribute cash to our stockholders in excess of our current and accumulated earnings and profits, other than as a capital gain dividend, the excess cash will be deemed to be a return of capital to each stockholder to the extent of the adjusted tax basis of the stockholder's shares. Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the shares of stock. A stockholder who has received a distribution in excess of our current and accumulated earnings and profits may, upon the sale of the shares, realize a higher taxable gain or a smaller loss because the basis of the shares as reduced will be used for purposes of computing the amount of the gain or loss.


Generally, gain or loss realized by a stockholder upon the sale of common stock or preferred stock will be reportable as capital gain or loss. If a stockholder receives a long-term capital gain dividend and has held the shares of stock for six months or less, any loss incurred on the sale or exchange of the shares is treated as a long-term capital loss to the extent of the corresponding long-term capital gain dividend received.



In any year in which we fail to qualify as a REIT, our stockholders generally will continue to be treated in the same fashion described above, except that none of our dividends will be eligible for treatment as capital gains dividends, corporate stockholders will qualify for the dividends received deduction and the stockholders will not be required to report any share of our tax preference items.


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

BACKUP WITHHOLDING

We will report to our stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. If a stockholder is subject to backup withholding, we will be required to deduct and withhold from any dividends payable to that stockholder a tax of 31%. These rules may apply in the following circumstances:

     - when a stockholder fails to supply a correct taxpayer identification number,

     - when the IRS notifies us that the stockholder is subject to the rules or has furnished an incorrect taxpayer identification number, or

     - in the case of corporations or others within certain exempt categories, when they fail to demonstrate that fact when required.

A stockholder that does not provide a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount withheld as backup withholding may be credited against the stockholder's federal income tax liability. We also may be required to withhold a portion of capital gain distributions made to stockholders who fail to certify their non-foreign status.


The United States Treasury has recently issued final regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and clarify reliance standards. These regulations are generally effective for payments made on or after January 1, 2000, subject to certain transition rules. Prospective investors should consult their own tax advisors concerning the adoption of these regulations and the potential effect on their ownership of common stock or preferred stock.


TAXATION OF TAX EXEMPT ENTITIES


In general, a tax exempt entity that is a stockholder will not be subject to tax on distributions with respect to our shares or gain realized on the sale of our shares. In Revenue Ruling 66-106, the IRS confirmed that a REIT's distributions to a tax exempt employees' pension trust did not constitute unrelated business taxable income ("UBTI"). A tax exempt entity may be subject to UBTI, however, to the extent that it has financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Internal Revenue Code.



The Revenue Reconciliation Act of 1993 has modified the rules for tax exempt employees' pension and profit sharing trusts which qualify under Section 401(a) of the Internal Revenue Code and are exempt from tax under Section 501(a) of the Internal Revenue Code ("qualified trusts") for tax years beginning after December 31, 1993. In determining the number of stockholders a REIT has for purposes of the "50% test" described above under "-- REIT Qualification --," generally, any stock held by a qualified trust will be treated as held directly by its beneficiaries in proportion to their actuarial interests in such trust and will not be treated as held by such trust.



A qualified trust owning more than 10% of a REIT may be required to treat a percentage of dividends from the REIT as UBTI. The percentage is determined by dividing the REIT's gross income, less direct expenses related thereto, derived from an unrelated trade or business for the year, determined as if the REIT were a qualified trust, by the gross income of the REIT for the year in which the dividends are paid. However, if this percentage is less than 5%, dividends are not treated as UBTI. These UBTI rules apply only if the REIT qualifies as a REIT because of the change in the 50% test discussed above and if the trust is "predominantly held" by qualified trusts. A REIT is predominantly held by qualified trusts if at least one pension trust owns more than 25% of the value of the REIT or a group of pension trusts each owning more than 10% of the value of the REIT collectively own more than 50% of the value of the REIT. We do not currently meet either of these requirements.



For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment our securities will constitute UBTI unless the organization is able to deduct an amount properly set aside or placed in reserve for certain purposes so as to offset the unrelated business taxable income generated by the investment our securities. These prospective investors should consult their own tax advisors concerning the "set aside" and reserve requirements.


TAXATION OF FOREIGN INVESTORS


The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective foreign stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares of common stock or preferred stock, including any reporting requirements, as well as the tax treatment of such an investment under the laws of their home country.



Dividends that are not attributable to gain from our sales or exchanges of United States real property interests and not designated us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such dividends ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the common stock or preferred stock is treated as effectively connected with the foreign stockholder's conduct of a United States trade or business, the foreign stockholder generally will be subject to a tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends. Additionally, a foreign stockholder that is a foreign corporation may be subject to the 30% branch profits tax.



For withholding tax purposes, we are currently required to treat all distributions as if made out of current and accumulated earnings and profits. Therefore we withhold at the rate of 30%, or a reduced treaty rate if applicable, on the amount of any distribution, other than distributions designated as capital gain dividends, made to a foreign stockholder unless (1) the foreign stockholder files on IRS Form 1001 claiming that a lower treaty rate applies or (2) the foreign stockholder files an IRS Form 4224 with us claiming that the dividend is effectively connected income.



Under the final regulations, generally effective for distributions on or after January 1, 2000, we would not be required to withhold at the 30% rate on distributions we reasonably estimate to be in excess of our current and accumulated earnings and profits. Dividends in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent they do not exceed the adjusted basis of the stockholder's shares. Instead, they will reduce the adjusted basis of such shares. To the extent that such dividends exceed the adjusted basis of a foreign stockholder's shares of stock, they will give rise to tax liability if the foreign stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below. If it cannot be determined at the time a dividend is paid whether or not such dividend will be in excess of current and accumulated earnings and profits, the dividends will be subject to withholding.



We do not intend to make quarterly estimates of that portion of dividends that are in excess of earnings and profits, and, as a result, all dividends will be subject to such withholding. However, the foreign stockholder may seek a refund of such amounts from the IRS.



For any year in which we qualify as a REIT, distributions that are attributable to gain from our sales or exchanges of United States real property interests will be taxed to a foreign stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, those dividends are taxed to a foreign stockholder as if such gain were effectively connected with a United States business. Foreign stockholders would thus be taxed at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, dividends subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate foreign stockholder not entitled to treaty exemption. We are required by the Internal Revenue Code and applicable Treasury Regulations to withhold 35% of any dividend that we could designate as a capital gain dividend. This amount is creditable against the foreign stockholder's FIRPTA tax liability.



Gain recognized by a foreign stockholder upon a sale of shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period, less than 50% in value of the shares was held directly or indirectly by foreign persons. We believe we are a "domestically controlled REIT," and therefore the sale of shares is not be subject to taxation under FIRPTA. Because the shares of common stock are publicly traded, however, no assurance can be given that we will remain a "domestically controlled REIT." However, gain not subject to FIRPTA will be taxable to a foreign stockholder if:



     - investment in the shares of common stock or preferred stock is effectively connected with the foreign stockholder's United States trade or business, in which case the foreign stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, and may also be subject to the 30% branch profits tax in the case of a corporate foreign stockholder, or



     - the foreign stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% withholding tax on the individual's capital gains.



If we were not a domestically controlled REIT, whether or not a foreign stockholder's sale of shares of common stock or preferred stock would be subject to tax under FIRPTA would depend on whether or not the shares of common stock or preferred stock were regularly traded on an established securities market, such as the New York Stock

Exchange, and on the size of selling foreign stockholder's interest in our securities. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the foreign stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain and the purchaser of such shares of common stock or preferred stock may be required to withhold 10% of the gross purchase price. Any FIRPTA taxation would be subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.


STATE AND LOCAL TAXES

We may be subject to state or local taxation in various state or local jurisdictions, including those in which we transact business. In addition, our stockholders may also be subject to state or local taxation. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our securities.

                              ERISA CONSIDERATIONS


A fiduciary of a pension, profit-sharing, retirement or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards under ERISA in the context of the benefit plan's particular circumstances before authorizing an investment of a portion of such benefit plan's assets in our shares of common stock. In particular, such fiduciary should consider:


     - whether the investment satisfies the diversification requirements of
       Section 404(a)(1)(c) of ERISA

     - whether the investment is in accordance with the documents and instruments governing the Plan as required by Section 404(a)(1)(D) of ERISA


     - whether the investment is for the exclusive purpose of providing benefits to participants in the benefit plan and their beneficiaries, or defraying reasonable administrative expenses of the benefit plan, and


     - whether the investment is prudent under ERISA.


In addition to general fiduciary standards of investment prudence and diversification, specific provisions of ERISA and the Internal Revenue Code prohibit a wide range of transactions involving the assets of a benefit plan or an individual retirement account, and transactions with persons who have specified relationships to the benefit plan or an individual retirement account. Such persons are referred to as "parties in interest" in ERISA, and as "disqualified persons" in the Internal Revenue Code. Thus, a fiduciary of a benefit plan or an individual retirement account considering an investment in our shares of common stock should also consider whether acquiring or continuing to hold shares of common stock might constitute a prohibited transaction, either directly or indirectly.



The Department of Labor has issued final regulations as to what constitutes assets of an employee benefit plan under ERISA. Under these regulations, if a benefit plan or an individual retirement account acquires an equity interest that is neither a "publicly offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, then for purposes of fiduciary and prohibited transaction provisions under ERISA and the Internal Revenue Code, the assets of the benefit plan and the individual retirement account would include both the equity interest and an undivided interest in each of the entity's underlying assets, unless an exemption applies.



The Department of Labor regulations define a publicly-offered security as a security that is:


     - "widely held"

     - "freely transferable," and

     - either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act, provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred.

Our securities offered hereby will be registered under the Securities Act and are or will be registered under the Exchange Act.


Additionally, these regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. However, a security will not fail to be "widely held" if the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control.



These regulations also provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, the existence of certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are freely transferable.



We believe that the restrictions imposed under our Articles on the transfer of capital stock are limited to the restrictions on transfer generally permitted under the Department of Labor regulations, and are not likely to result in the failure of the capital stock to be "freely transferable." We also believe that the restrictions that apply to the capital stock held by us, or which may be derived from contractual arrangements requested by the underwriters in connection with our securities are unlikely to result in the failure of the capital stock to be "freely transferable." The Department of Labor regulations establish only a presumption in favor of the finding of free transferability; therefore, no assurance can be given that the Department of Labor and the U.S. Treasury Department will not reach a contrary conclusion.



Assuming that our securities will be "widely held," we believe that our securities will also be publicly held for purposes of the Regulations. Thus, we believe that our assets will not be deemed to be "plan assets" of any benefit plan or individual retirement account that invests in the securities offered hereby.

        INFORMATION REGARDING WALDEN/DREVER OPERATING PARTNERSHIP, L.P.

GENERAL


Walden/Drever Operating Partnership, L.P. is a Delaware limited partnership of which we are the sole general partner. General information concerning the partnership is as follows:



     - The partnership was originally formed for the purpose of acquiring the partnership interests of the Drever Partnerships



     - The stated purpose of the partnership is to invest in, purchase, develop, own, manage, lease, finance and dispose of multifamily real estate properties, enter into partnership, joint venture or similar arrangements to engage in the foregoing, or any other activity which all of the partners approve.



     - We consolidate the partnership for accounting purposes.



     - The term of the partnership is until the first to occur of (1) December 31, 2017 or (2) its dissolution pursuant to the express provisions of its partnership or by law.



     - The principal place of business of the partnership is 5080 Spectrum Drive, Suite 1000 East, Addison, Texas 75001-6410



THE PARTNERSHIP AGREEMENT



The summary of the terms of the partnership agreement set forth below does not purport to be complete and is subject to, and qualified in its entirety by, reference to the partnership agreement, a copy of which is available without charge. See "Available Information." Capitalized terms used in this section but not otherwise defined herein shall have the meanings given to such terms in the partnership agreement.



DISTRIBUTIONS. Within 60 days after the end of each fiscal quarter, the partnership will distribute 100% of cash funds derived from the operation of its business, after deduction of operating expenses, all scheduled payments on indebtedness, expenditures for capital improvements, all current liabilities and a working capital reserve in an amount we, as general partner, deem reasonably necessary or advisable. The priority of distributions for each record date will be as follows:



     - first, to the Class B limited partners holding preferred units, in an amount equal to (1) the product of the number of preferred units owned and $.5625, plus (2) the amount of distributions previously unpaid to the Class B limited partners in respect of their preferred units, together with all accrued and unpaid interest,



     - second, to the Class B limited partners holding common units, in an amount equal to (1) the number of shares of common stock for which each such common unit is then exchangeable multiplied by the dividend then payable on a share of common stock plus (2) the amount of distributions due but previously unpaid to the Class B limited partners in respect to their common units, together with all accrued and unpaid interest, and



     - of the remainder, we will receive 1% as the general partner and 99% will be distributed to WDN Properties, Inc. or any other person admitted pursuant to the partnership agreement as a Class A limited partner.

If the partnership does not make all or any portion of such quarterly distributions to the holders of the units, the unpaid amount will bear interest at a rate equal to the prime rate, as calculated pursuant to the terms of the partnership agreement, plus 8% per annum.



Upon exchange of common units or preferred units, the partnership will distribute to the exchanging unitholder, in cash or shares, an amount equal to the amount of distributions due but unpaid in respect of the common units and preferred units being exchanged, together with all accrued and unpaid interest.


TAX ALLOCATIONS


The partnership agreement provides that any profits of the partnership will be allocated in the following order and priority:



     - first, proportionately to the Class B preferred limited partners until the profits allocated to the Class B preferred limited partners equal the difference between the sum of all distributions previously paid and the cumulative amount of profits previously allocated to the Class B preferred limited partners;



     - second, proportionately to the Class B common limited partners until the profits allocated to the Class B common limited partners equal the difference between the sum of all distributions previously paid and the cumulative amount of profits previously allocated to the Class B common limited partners;



     - third, to us, as general partner;



     - fourth, to the partners, other than the Class B limited partners;



     - fifth, proportionately to the Class B preferred limited partners in an amount equal to difference between the cumulative losses previously allocated to each such partner and the cumulative profits previously allocated to such partner;



     - sixth, proportionately to the Class B common limited partners in an amount equal to difference between the cumulative losses previously allocated to each such partner and the cumulative profits previously allocated to such partner; and



     - thereafter, to us, as general partner, and the Class A limited partners in accordance with their respective percentage interests.



The partnership agreement provides that any losses of the partnership will be allocated in the following order:



     - first, to us, as general partner, and proportionately to the Class A limited partners;



     - second, proportionately to the Class B common limited partners until the amount of losses allocated for the current fiscal year equals the difference between (A) the sum of (1) the aggregate amount of the portion of the capital account balances attributable to Class B common units, (2) the aggregate capital contributions made by such partners, and (3) the cumulative amount of profits allocated to them and (B) the sum of (1) cumulative amount of losses previously allocated to such partners and (2) the cumulative amount of distributions made to them;



     - third, proportionately to the Class B preferred limited partners until the amount of losses allocated for the current fiscal year equals the difference between (A) the sum of (1) the aggregate amount of the portion of the capital account balances attributable to Class B preferred units,
       (2) the aggregate capital contributions made by such partners, and (3) the cumulative amount of profits allocated to them and the sum of (1) the cumulative amount of losses previously allocated to such partners and (2) the cumulative amount of distributions made to them; and



     - thereafter, 1% to us, as general partner, and 99% to the limited partners, other than the Class B limited partners, in accordance with their percentage interests.



In addition to the allocations described above, commencing on the first day of the month following the first anniversary of the effective date of the partnership agreement, the partnership agreement provides for a special allocation of depreciation to the Class B common limited partners who continue to be Class B common limited partners on December 31 of the taxable year in respect of which such special allocation is to be made.



STATUS OF LIMITED PARTNERS. As the general partner of Walden/Drever Operating Partnership, we have sole control of the management and control of the partnership's business, the power to transact its business and the power to act for and bind the partnership. No limited partner will be bound by or personally liable for the expenses, liabilities or obligations of the partnership other than those required by statute. We may not be removed as general partner with or without cause. We possess all management powers including, without limitation:



      (1) The making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any obligations we deem necessary for the conduct of the activities of the partnership;



      (2) The acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any properties of the partnership;



      (3) The use of the assets of the partnership and affiliates of the partnership controlled by the partnership for any purpose consistent with the terms of the partnership agreement;



      (4) The management, operation, leasing, landscaping, repair, alteration, demolition or improvement of any real property or improvements owned by the partnership either directly or through one or more contractors;



      (5) The distribution of the partnership cash or property in accordance with the partnership agreement;



      (6) Holding, managing, investing and reinvesting cash and other assets of the partnership;



      (7) The formation of, or acquisition of an interest in, and the contribution of property to, any other limited or general partnerships, joint venture or other relationship that we deem desirable;



      (8) The exercise of any of the powers of the general partner enumerated in the partnership agreement on behalf of or in connection with any other person in which the partnership has a direct or indirect interest, or jointly with any other persons;


      (9) The making, execution and delivery of any and all deeds, leases, notes, deeds to secure debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instru-
         ments or agreements in writing necessary or appropriate in our judgment for the accomplishment of any of the powers enumerated in the partnership agreement;



     (10) The merger, consolidation or other combination of the partnership with any other person; and



     (11) The undertaking of any action necessary to admit any person as an additional or substitute limited partner pursuant to the terms of the partnership agreement.



As general partner, we may file amendments to and restatements of the partnership agreement to the extent we determine such action to be reasonable and necessary or appropriate, provided that it is not inconsistent with any provision of the partnership agreement. We can also prevent acts which we believe, in our sole and absolute discretion, (1) could adversely affect our ability to continue to qualify as a REIT, (2) could subject us to any taxes under Section 857 or Section 4981 of the Internal Revenue Code, or (3) could violate any law or regulation.



We may not, without the consent of Class B limited partners holding a majority of the partnership interests in the partnership then held by such partners, execute "major actions" which include:



     1. The sale, exchange, transfer or other disposition of certain properties prior to the third anniversary of the effective date of partnership agreement;



     2. The commencement by the partnership of a voluntary case under any applicable bankruptcy law;



     3. The taking of any action that makes it impossible for the partnership to fulfill its stated purpose;



     4. Withdrawal as general partner of the partnership; and



     5. Effecting a dissolution of the partnership prior to the tenth anniversary of the effective date of the partnership agreement.



The partnership has established a special committee consisting of two members we have appointed, and two members appointed by the Class B limited partners. The purpose of the special committee is to approve transactions between the partnership and affiliated entities and other decisions that could affect the Class B limited partners. The partnership agreement requires the Special Committee's approval of the following matters:


     1. Determination of the fair market value of certain in-kind contributions and distributions of property;


     2. Lending or contributing funds or other assets of the partnership to persons in which the partnership has an equity investment; and



     3. Transfers of partnership assets to joint ventures, other partnerships, corporations or other business entities in which the partnership is or thereby becomes a participant.



Members of the special committee do not receive compensation for their service on such committee. The special committee will terminate on the first date on which the percentage of interest in the partnership owned by the Class B limited partners is reduced below 33.33%.

CAPITAL CONTRIBUTIONS. As general partner, we are generally authorized to issue additional partnership interests, in our sole and absolute discretion so long as the additional interests do not have rights, powers and duties senior to the common units or preferred units.



No partner has the right to demand the return of its capital contribution or that interest be paid on its capital contribution. Preemptive, preferential or similar rights with respect to additional capital contributions or the issuance or sale of partnership interests are expressly denied.



TRANSFERS OF PARTNERSHIP INTERESTS; WITHDRAWAL FROM THE PARTNERSHIP. As general partner, we must have approval of a majority in interest of the limited partners of the partnership to transfer our interest, except for transfers to affiliates, transfers by consolidation or merger or acquisition. Our consent is required for any limited partner to transfer its interest in the partnership other than transfers to affiliates of such transferee, which require no consent. The term "transfer" includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.



Limited partners may withdraw from the partnership only by transfer of their interest. Upon transfer of a limited partner's interest and upon the admission of all assignees to the partnership, such limited partner immediately ceases to be a limited partner.



The partnership has the right to redeem each preferred unit, on or after the tenth anniversary of the effective date of the partnership agreement, for cash equal to the sum of (1) $25.00 and (2) the portion of any unpaid distributions relating to the redeemed preferred unit.



DISSOLUTION. The partnership will dissolve and its affairs will be wound-up upon the first to occur of the following:



     1. The expiration of the partnership's stated term on December 31, 2017;


     2. An event of withdrawal of the general partner;


     3. An election to dissolve the partnership, prior to the tenth anniversary of the effective date of the partnership agreement, made by the general partner with the approval of all of the limited partners;



     4. An election to dissolve made by the general partner after the tenth anniversary of the effective date of the partnership agreement and following 20 days after notice is given to the limited partners;



     5. The entry of a decree of judicial dissolution of the partnership;



     6. The sale or disposition of all or substantially all of the assets and properties of the partnership pursuant to the terms of the partnership agreement;


     7. Our bankruptcy; and


     8. A change in the Internal Revenue Code, regulations and/or administrative rulings of the Internal Revenue Service to the effect that our ownership of partnership interests, or ownership of such interests by WDN Properties, Inc. or our affiliates will likely cause us to fail to qualify as a REIT.



The proceeds from winding up the operations of the partnership will be applied and distributed in the following order:

     1. First, to the payment and discharge of all of the partnership's debts and liabilities to creditors other than partners;



     2. Second, to the payment and discharge of all of the partnership's debts and liabilities to partners; and



     3. The balance, if any, to and among the partners of the partnership pro rata in accordance with the positive balances of their capital accounts, after giving effect to all contributions, distributions, and allocations for all periods.



POLICIES OF THE PARTNERSHIP



As the general partner of the partnership, we control the operations and policies of the partnership, except as otherwise provided by law or the partnership agreement. We operate the partnership in a manner consistent with our operations and policies. See "The Company" and "Policies with Respect to Certain Activities."


REAL ESTATE


The partnership, directly or indirectly through its affiliates, holds title to 104 of our apartment properties. These properties are indicated with an asterisk on the property information table entitled "Apartments Owned" on pages 48 through 53 of this prospectus.



TAX TREATMENT OF THE PARTNERSHIP



GENERAL. In general, a partnership is treated as a "pass-through" entity for Federal income tax purposes and thus is not subject to Federal income taxation. Each partner of a partnership, however, is subject to tax on his allocable share of partnership tax items, including partnership income, gains, losses, deductions, and credits for each taxable year during which he continues to be a partner, regardless of whether such partner receives any actual distributions from the partnership during the taxable year. Generally, the characterization of any particular partnership tax item is determined at the partnership rather than the partner level, and the amount of a partner's allocable share of such item is governed by the terms of the partnership agreement.



Accordingly, for each taxable year during which a limited partner continues to hold units, such partner will be required to include in income his allocable share of any partnership income or gain and will be entitled to deduct his allocable share of any partnership deductions or losses, subject to the limitations discussed below under the heading "Loss Limitations."


CASH DISTRIBUTIONS. Cash distributions received from a partnership do not necessarily correlate with income, if any, earned by the partnership as determined for Federal income tax purposes. Thus, a partner's Federal income tax liability in respect of his allocable share of partnership taxable income for a particular taxable year may exceed the amount of cash, if any, distributed by the partnership to the partner during such year.


If cash distributions, including a "deemed" cash distribution resulting from a reduction of partnership liabilities as discussed below, received by you in any taxable year exceed your allocable share of the partnership's taxable income for the year, the excess will constitute a return of capital for Federal income tax purposes, to the extent of your adjusted tax basis in your units, which will not be subject to tax. If your adjusted tax basis in your units is reduced to zero, a subsequent cash distribution or "deemed" cash distribution will be subject to tax generally as capital gain, but only if, and to the extent that, such distribution exceeds the subsequent positive adjustments, if any, to the adjusted tax basis of your units as determined generally at the end of the taxable year during which such distribution is received.



A decrease in your share of partnership liabilities resulting from the payment or other settlement of such liabilities is generally treated, for Federal income tax purposes, as a deemed cash distribution. The partnership may determine to pay down certain direct obligations of the partnership or obligations of its lower tier partnerships. Accordingly, as a result of such liability reduction, it is possible that you may be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of partnership liabilities.


SPECIAL ALLOCATIONS OF PARTNERSHIP TAX ITEMS


SECTION 704(C) GAIN. Generally, under section 704(c) of the Internal Revenue Code, when a partner contributes appreciated property to a partnership and the partnership subsequently disposes of the contributed property in a taxable transaction, the gain recognized as a result of such disposition will be specially allocated to the contributing partner in an amount equal to the lesser of (1) the excess of the fair market value of such property at the time of contribution over the contributing partner's adjusted tax basis in the property at such time which is considered "built-in gain" or (2) the gain recognized by the partnership upon the disposition of the property. Accordingly, if the partnership determines to dispose of partnership property in a taxable transaction, which property constitutes built-in gain property held by the partnership on the effective date, gain from such taxable disposition will be specially allocated to the limited partner to the extent of his allocable share of the built-in gain in respect of such property. Although the partnership agreement generally prohibits the partnership from disposing of built-in gain property during the three-year period commencing with the effective date, the partnership will thereafter be free to dispose of any such property in a taxable disposition, thereby triggering a special allocation of built-in gain to the contributing limited partners. See "The Partnership Agreement -- Status of Limited Partners" above.



OTHER SPECIAL ALLOCATIONS. Commencing on the first day of the month following the first anniversary of the effective date of the partnership agreement, the partnership agreement provides for a special allocation of depreciation to the Class B common limited partners who continue to be Class B common limited partners on December 31 of the taxable year in respect of which such special allocation is to be made. See "The Partnership Agreement -- Tax Allocations" above. No assurance can be given that the Internal Revenue Service would not challenge such special allocations. Accordingly, you are urged to consult with your tax advisors with respect to this issue.


LOSS LIMITATIONS


BASIS LIMITATION. To the extent that your allocable share of deductions and losses exceeds your adjusted tax basis in your units at the end of the taxable year in which such losses flow through, the excess losses cannot be used, for Federal income tax purposes, by you in such year. You may use such excess losses, however, in the first succeeding taxable year in which, and to the extent that, there is an increase in your adjusted tax basis in your units, but only to the extent permitted under the "at risk" and passive activity loss rules discussed below.

PASSIVE ACTIVITY LOSS LIMITATION RULES. Under the passive activity loss rules, a limited partner who is an individual investor, as well as certain other types of investors, will not be able to use losses from the partnership to offset nonpassive activity income, including salary, business income, and portfolio income, such as dividends, interest, royalties, and gain on the disposition of portfolio investments, received during the taxable year. Passive activity losses that are disallowed for a particular taxable year may, however, be carried forward to offset passive activity income earned in future taxable years. In addition, such disallowed losses may be claimed as a deduction, subject to the application of the "at risk" limitation rules discussed below, upon a taxable disposition of all of your units.



If the partnership were to be treated as a "publicly traded partnership," as discussed below under the heading "Publicly Traded Partnership Considerations," the passive activity loss rules would be applied separately to your investment in units. Accordingly, passive activity losses generated by other passive activity investments held by you could not be used to offset your allocable share of income generated by the partnership. In addition, passive activity losses generated by the partnership and allocated to you could not be used to offset any passive activity income generated by other passive activity investments held by you.



"AT RISK" LIMITATION RULES. Under the "at risk" limitation rules of Section 465 of the Internal Revenue Code, a noncorporate taxpayer and a closely held corporate taxpayer are generally not permitted to claim a Federal income tax deduction, in respect of a loss from an activity, to the extent that the loss exceeds the aggregate dollar amount that the taxpayer has "at risk" in respect of such activity at the close of the taxable year. The "at risk" limitation rules do not apply to losses arising from any activity which constitutes "the holding of real property" with respect to qualified non-recourse financing. The holding of a unit should constitute such an activity. Accordingly, the partnership does not expect that its limited partners will be subject to the "at risk" limitation rules.


PUBLICLY TRADED PARTNERSHIP CONSIDERATIONS. Under the publicly traded partnership Treasury Regulations, a partnership will be treated as a "publicly traded partnership" if partners are "readily able" to sell or exchange their partnership interests in a "manner that is comparable" to trading on an established securities market. Subject to certain exceptions, a partnership that is treated as a publicly traded partnership will not be treated as a "pass-through" entity for Federal income tax purposes and will be subject to tax as if it were a regular corporation.


Although it is unclear whether the right of a limited partner to exchange units for our securities would cause the partnership to be classified as a publicly traded partnership, the partnership presently takes the position that the right to exchange does not cause it to be classified as a publicly traded partnership. If the partnership were to be classified as a publicly traded partnership, the partnership believes it would still continue to be subject to treatment as a "pass-through" entity for Federal income tax purposes, and not subject to tax as if it were a corporation, under an exception that is available to partnerships that engage principally in real estate activities. Accordingly, in order to preserve its status as a "pass-through" entity for Federal income tax purposes, the partnership has adopted a method of operation that will enable it to qualify, on an ongoing basis, for the real property exception available to publicly traded partnerships.

PARTNERSHIP INTERESTS OF WALDEN/DREVER OPERATING PARTNERSHIP



CLASS A LIMITED PARTNERS. The sole Class A limited partner is WDN Properties, Inc., a New York corporation and one of our direct, wholly-owned subsidiaries. After payment of the Class B common distribution and the Class B preferred distribution described below, the Class A limited partners are entitled to receive a distribution of 99% of the cash available for distribution under the partnership agreement.



CLASS B LIMITED PARTNERS. The Class B limited partners consist of the former partners of the Drever partnerships who received either Class B common units or Class B preferred units, or a combination thereof, in exchange for their interests in the Drever partnerships.



COMMON UNITS. Holders of common units are entitled to receive the Class B common distribution. The Class B common distribution is equal to the product of the following:



     - the aggregate number of outstanding common units,



     - the "conversion factor" which is currently equal to 1.0, and



     - the dividend associated with our common stock which has the same record date as the partnership.



The "conversion factor" may be adjusted in the event we (1) declare a dividend or other distribution on the common stock payable in common stock, (2) subdivide, by reclassification or otherwise, the outstanding shares of common stock, or (3) combine, by reclassification or otherwise, the outstanding shares of common stock into a smaller number of shares. See "The Partnership
Agreement -- Distributions" above.



PREFERRED UNITS. Holders of preferred units are entitled to receive the Class B preferred distribution." The Class B preferred distribution is equal to:



     - with respect to each fiscal quarter during which there was not at least one share of 9.00% redeemable preferred stock issued and outstanding on each day of such fiscal quarter, the product of (1) the aggregate number of outstanding preferred units, and (2) $0.5625; or



     - with respect to each fiscal quarter during which there was at least one share of 9.00% redeemable preferred stock issued and outstanding on each day of such fiscal quarter, the product of (1) the aggregate number of outstanding preferred units, and (2) the preferred dividend associated with the 9.00% redeemable preferred stock which has the same record date as the preferred units.



See "The Partnership Agreement -- Distributions" above.

                               EXCHANGE OF UNITS


On October 1, 1997, we completed the acquisition of 79 apartment properties, previously owned by partnerships of which Drever Partners, Inc. and its affiliates were the general partners. In connection with this acquisition we formed a new partnership subsidiary, Walden/Drever Operating Partnership, L.P., and issued to the partners of the Drever partnerships approximately $94.7 million in cash, 10,322,397 common units of beneficial ownership in the partnership and 1,999,909 preferred units of beneficial interest in the partnership.



Each common unit is exchangeable on or after October 1, 1998 for one share of common stock, plus any distributions currently due or not previously paid on account of the exchanged common unit. Each preferred unit is exchangeable, subject to certain conditions, on or after October 1, 1998 for one share of redeemable preferred stock, plus any distributions currently due or not previously paid on account of the exchanged preferred unit, and three and one-third Series B warrants. Each Series B warrant is exercisable for one-third of a share of common stock at an exercise price of $26.875 per share. The number of shares of common stock and redeemable preferred stock issuable upon exchange of units is subject to adjustment to give effect to the following events affecting our equity securities:


     - Payment of dividends, subdividing of outstanding shares, combination of outstanding shares into a smaller number of shares or issuance of shares in a reclassification;


     - A distribution of evidences of indebtedness or assets, options, subscription rights or warrants to holders of common stock or redeemable preferred stock; and



     - Any capital reorganization, any reclassification of the common stock or the redeemable preferred stock, a consolidation or merger with another entity or the sale of substantially all of our properties and assets.



If we consolidate or merge with another entity, or sell substantially all of our properties and assets, the right to exchange units for shares of common stock or redeemable preferred stock and Series B warrants will become a right to exchange such units for securities, cash or other assets of us or such other entity.


                          PROCEDURE TO EXCHANGE UNITS

GENERAL


If you tender your units pursuant to the procedure set forth below, this will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the notice of exchange delivered to you. We will determine, in our sole discretion, all questions as to the form of all documents and the validity, eligibility, and acceptance of tendered units, which determination shall be final and binding. Alternative, conditional or contingent exchanges of units will not be considered valid. We expressly reserve the absolute right to reject any and all proposed exchanges not in proper form and to determine whether the proposed exchange would be unlawful. We also reserve the absolute right, subject to applicable law, to waive any defect or irregularity of a proposed exchange as to particular units.

We are not, nor is BankBoston, NA, the exchange agent for this transaction, or any other person, under any duty to give notification of any defects or irregularities in proposed exchanges and we will not incur any liability for failure to give any such notification. No proposed exchange will be deemed to have been validly made until all defects and irregularities with respect to such tendered units have been cured or waived. Any units received by the exchange agent that are not properly tendered and as to which irregularities have not been cured or waived will be returned by the exchange agent to the appropriate unitholder as soon as practicable.



You may not tender units for exchange unless you tender at least (1) 100 units, or (2) if you hold less than 100 units, the total number of units you hold. We will not issue fractional shares of common stock or redeemable preferred stock in connection with any exchange. The portion of any exchange that would constitute a fractional share will be paid in cash based upon the then current market price of the common stock or the redeemable preferred stock, whichever is applicable.



To validly tender units for exchange, you must deliver a properly completed and duly executed notice of exchange, or a facsimile thereof, and all other documents required by the notice of exchange, including any certificates representing units, to Bank Boston, NA, the exchange agent, at one of the following addresses:



BankBoston, NA                                         BankBoston, NA
Attn: Corporate Reorganization                         Attn: Corporate Reorganization
P.O. Box 8029                                          150 Royall Street
Boston, MA 02266-8029                                  Canton, MA 02021
Securities Transfer & Reporting Services, Inc
c/o BankBoston, NA
100 William St./Galleria
New York, NY 10038


The method of delivery of the notice of exchange and unit certificates is at your option and risk. Once submitted for exchange, you may not withdraw a notice of exchange. The determination to exchange units is solely at your option, except if you are a tax-exempt entity classified as a "Class B-TE Limited Partner" in the partnership agreement.


DELIVERY OF EXCHANGE NOTICE AND CERTIFICATES


If the certificates representing units are registered in the name of a person other than the person who signs the related notice of exchange, then, in order to tender such units for exchange, the certificates must be endorsed exactly as the name or names of the registered owner or owners appear on the certificates. If the notice of exchange is signed by a beneficial owner who is not either (1) the registered owner of such units, or (2) the agent thereof duly appointed by written proxy delivered to the exchange agent, the registered owner must instead complete and sign the notice of exchange.



Any beneficial owner whose units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender units for exchange should contact such registered holder and instruct such registered holder to tender units for exchange on such beneficial owner's behalf. If such beneficial owner wishes to tender units himself, the beneficial owner must, prior to completing and executing the notice of exchange and delivering the units, make appropriate arrangements to register ownership of the units in such beneficial owner's name. The transfer of record ownership may take a considerable amount of time.



NOTICES OF EXCHANGE, CERTIFICATES REPRESENTING UNITS, AND ANY OTHER REQUIRED DOCUMENTS, SHOULD BE SENT TO THE EXCHANGE AGENT ONLY.



THE METHOD OF DELIVERY OF THE NOTICE OF EXCHANGE, CERTIFICATES REPRESENTING UNITS, AND ANY OTHER REQUIRED DOCUMENTS IS AT YOUR ELECTION AND RISK AND DELIVERY WILL BE DEEMED MADE WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. INSTEAD OF EFFECTING DELIVERY BY MAIL WE RECOMMEND YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IF SUCH DELIVERY IS BY MAIL, IT IS SUGGESTED THAT YOU USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED.


LOST OR MISSING CERTIFICATES


If you desire to tender units for exchange, but the certificate(s) evidencing such units have been mutilated, lost, stolen or destroyed, you should write to or telephone us concerning the procedures for obtaining replacement certificates for such units or arranging for indemnification or any other matter that requires handling by our transfer agent.


                      TAX CONSEQUENCES OF EXCHANGING UNITS

GENERAL

The following discussion summarizes certain federal income tax considerations that may be relevant to you should you exercise your right to exchange your units. This summary is based on current law, is for general information only, and is not tax advice. This discussion does not purport to address all aspects of taxation which may be relevant to you in light of your personal investment or tax circumstances, or if you are subject to special treatment under the federal income tax laws. In addition, the discussion below does not address state, local, foreign or other tax considerations. You should consult your personal tax advisor.

TAX CONSEQUENCES OF EXCHANGE


TAX TREATMENT OF EXCHANGE OF UNITS. If you exchange your units for our securities pursuant to the "Procedure to Exchange Units", such exchange will be treated as a sale of the units. The gain or loss from such sale will be equal to the difference between the amount realized for tax purposes and the adjusted tax basis in the unit. See "-- Basis of Units." Upon the sale of a unit, the amount realized will be equal to the sum of the fair market value of our securities at the time you receive them, plus the amount of any partnership liabilities allocable to the unit immediately prior to its sale. To the extent that the amount realized exceeds your adjusted tax basis in the exchanged unit, you will recognize gain. It is possible that the amount of gain recognized or the tax liability resulting from such gain could exceed the value of our securities you receive.



Except as described below, any gain recognized upon a sale or other disposition of units will be treated as gain attributable to the sale or disposition of a capital asset. Such gain will generally be considered a capital gain. Except as provided below, if you have held the units for more than one year, such gain will be subject to a tax rate of 20%, except that the portion of the gain attributable to real estate depreciation deductions will be subject to a 25% tax rate. However, to the extent the amount realized upon the sale of a unit attributable to your share of "unrealized receivables" of the partnership, as defined in Section 751 of the Internal Revenue Code, exceeds the basis attributed to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the partnership had sold its assets at their fair market value at the time of the transfer of a unit. We do not presently anticipate any portion of the amount realized by you in an exchange of units will be attributable to such unrealized receivables.



BASIS OF UNITS. The basis used to determine a gain or loss on the exchange of the unit(s) should include the sum of (1) your adjusted tax basis, apportioned to such unit if not all units are being exchanged, plus (2) the tax basis of your right to exchange. In general, if you acquired your units by contribution of a partnership interest to the partnership you had an initial tax basis in your units equal to (1) the sum of your adjusted tax basis in such transferred interest plus any gain recognized in the exchange, (2) reduced by cash, if any, received in the exchange and (3) the fair market value of your right to exchange. You should consult your own tax advisor regarding your initial basis.



Your initial basis in your units is generally increased by:



     - your share of partnership taxable and tax exempt income, and



     - increases in your allocable share of liabilities of the partnership, including any increase in our share of liabilities occurring in connection with the acquisition of your units.



Your initial basis in your units is generally decreased by:



     - your share of partnership distributions,



     - decreases in your allocable share of liabilities of the partnership, including any decrease in your share of liabilities of the partnership occurring in connection with the acquisition of your units,



     - your share of losses and deductible expenses of the partnership, and



     - your share of nondeductible expenditures of the partnership that are not chargeable to your capital account.



Your initial basis may not be decreased below zero. For purposes of determining your adjusted tax basis in your units immediately prior to exchanging your Units, your adjusted tax basis will include your allocable share of partnership gain or loss for the taxable year.



In the event you dispose of less than all of your units, your adjusted tax basis will be allocated between that portion of the units which are sold and the portion of the units you continue to hold on the basis of each unit's respective fair market value.



If you exchange units for our securities you will have an initial basis in our securities equal to their fair market value on the date you receive them.



DIFFERENCES BETWEEN UNITS AND OUR SECURITIES. If you exchange your units for our securities pursuant to the "Procedure to Exchange Units," you will become one of our stockholders rather than a holder of units in the partnership. The nature of an investment in our securities is generally economically equivalent to an investment in partnership units. There are, however, differences between ownership of units and our securities.



The partnership is taxed as a partnership. Generally you include on your individual income tax return as income, gain, deduction or loss your distributive share of the partnership's items. Distributions to you by the partnership are generally not taxable to you except to the extent such distributions exceed your basis in your units.


In contrast we are a corporation taxed as a REIT. Our stockholders do not include on their returns a portion of our income or gain. Our stockholders also may not include in their individual income tax returns either their distributive share or any amount of our net operating losses or capital losses. As long as we qualify as a REIT, distributions made to our taxable U.S. stockholders out of current or accumulated earnings and profits will be taken into account by such stockholder as ordinary income.

                                 LEGAL MATTERS


Certain legal matters in connection with the securities to be issued upon exchange of your units, including the validity of the such securities, will be passed upon for us by Winstead Sechrest & Minick P.C., Dallas, Texas.


                                    EXPERTS

Our consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 and the related financial statement schedule as of December 31, 1997 and the combined financial statements of Drever Partners, Inc. and affiliates as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included herein have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The combined statement of revenues and certain expenses of the Arbors Apartments for the year ended December 31, 1996; the statement of revenues and certain expenses of Windsor Park Apartments for the year ended December 31, 1996; the statement of revenues and certain expenses of Oak Ramble Apartments for the year ended December 31, 1996; the combined statement of revenues and certain expenses of Parkway Station and Ashton Park Apartments for the year ended December 31, 1996; and the statement of revenues and certain expenses of Woods of Bedford Apartments for the year ended December 31, 1996 which are included herein have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

WALDEN RESIDENTIAL PROPERTIES, INC.
Financial Statements for the nine months ended September 30,
  1998 and 1997:
  Condensed Consolidated Balance Sheets as of September 30,
     1998 (Unaudited) and December 31, 1997.................   F-3
  Condensed Consolidated Statements of Income for the three
     months and nine months ended September 30, 1998 and
     1997 (Unaudited).......................................   F-4
  Condensed Consolidated Statements of Cash Flows for the
     nine months ended September 30, 1998 and 1997
     (Unaudited)............................................   F-5
  Notes to the Condensed Consolidated Financial Statements
     (Unaudited)............................................   F-7
Financial Statements for the years ended December 31, 1997,
  1996 and 1995:
  Independent Auditors' Report..............................  F-16
  Consolidated Balance Sheets as of December 31, 1997 and
     1996...................................................  F-17
  Consolidated Statements of Income for each of the three
     years ended December 31, 1997..........................  F-18
  Consolidated Statements of Stockholders' Equity for each
     of the three years ended December 31, 1997.............  F-19
  Consolidated Statements of Cash Flows for each of the
     three years ended December 31, 1997....................  F-20
  Notes to Consolidated Financial Statements................  F-22
Pro Forma Financial Statements (Unaudited):
  Pro Forma Condensed Consolidated Statement of Income for
     the year ended December 31, 1997 (Unaudited)...........  F-47
  Notes to Pro Forma Condensed Consolidated Statement of
     Income (Unaudited).....................................  F-48
DREVER PARTNERS, INC. AND AFFILIATES
Financial Statements for the nine months ended September 30,
  1997 and 1996:
  Condensed Combined Balance Sheets as of September 30, 1997
     (Unaudited) and December 31, 1996......................  F-49
  Condensed Combined Statements of Operations for the nine
     months ended September 30, 1997 and 1996 (Unaudited)...  F-50
  Condensed Combined Statements of Cash Flows for the nine
     months ended September 30, 1997 and 1996 (Unaudited)...  F-51
  Notes to Condensed Combined Financial Statements
     (Unaudited)............................................  F-52
Financial Statements for the years ended December 31, 1996,
  1995 and 1994:
  Independent Auditors' Report..............................  F-55
  Combined Balance Sheets as of December 31, 1996 and
     1995...................................................  F-56
  Combined Statements of Operations for each of the three
     years ended December 31, 1996..........................  F-57
  Combined Statements of Partners'/Stockholders' Equity for
     each of the three years ended December 31, 1996........  F-58
  Combined Statements of Cash Flows for each of the three
     years ended December 31, 1996..........................  F-59

  Notes to Combined Financial Statements....................  F-60
ARBORS APARTMENTS
  Independent Auditors' Report..............................  F-71
  Combined Statements of Revenues and Certain Expenses of
     Arbors Apartments for the three months ended March 31,
     1997 (Unaudited) and the year ended December 31,
     1996...................................................  F-72
  Notes to Combined Statements of Revenues and Certain
     Expenses...............................................  F-73
WINDSOR APARTMENTS
  Independent Auditors' Report..............................  F-75
  Statements of Revenues and Certain Expenses of Windsor
     Park Apartments for the nine months ended September 30,
     1997 (Unaudited) and the year ended December 31,
     1996...................................................  F-76
  Notes to Statements of Revenues and Certain Expenses......  F-77
OAK RAMBLE APARTMENTS
  Independent Auditors' Report..............................  F-78
  Statements of Revenues and Certain Expenses of Oak Ramble
     Apartments for the nine months ended September 30, 1997
     (Unaudited) and the year ended December 31, 1996.......  F-79
  Notes to Statements of Revenues and Certain Expenses......  F-80
PARKWAY STATION AND ASHTON PARK APARTMENTS
  Independent Auditors' Report..............................  F-81
  Combined Statements of Revenues and Certain Expenses of
     Parkway Station and Ashton Park Apartments for the nine
     months ended September 30, 1997 (Unaudited) and the
     year ended December 31, 1996...........................  F-82
  Notes to Combined Statements of Revenues and Certain
     Expenses...............................................  F-83
WOODS OF BEDFORD APARTMENTS
  Independent Auditors' Report..............................  F-84
  Statements of Revenues and Certain Expenses of Woods of
     Bedford Apartments for the nine months ended September
     30, 1997 (Unaudited) and the year ended December 31,
     1996...................................................  F-85
  Notes to Statements of Revenues and Certain Expenses......  F-86
FINANCIAL STATEMENT SCHEDULE AS OF DECEMBER 31, 1997
  The following financial statement supplementary schedule
of the Registrant and its subsidiaries required to be
included in Item 27 is listed below:
Schedule III -- Real Estate and Accumulated Depreciation....   S-1

                      WALDEN RESIDENTIAL PROPERTIES, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                       SEPTEMBER 30,   DECEMBER 31,
                                                           1998            1997
                                                       -------------   ------------
                                                        (UNAUDITED)
Real estate assets, at cost
  Land...............................................   $  170,346      $  173,635
  Buildings..........................................    1,361,739       1,333,978
                                                        ----------      ----------
                                                         1,532,085       1,507,613
          Less: Accumulated depreciation.............     (113,558)        (74,584)
                                                        ----------      ----------
                                                         1,418,527       1,433,029
Real estate assets held for sale.....................       34,105              --
Rent and other receivables ($1.5 million related
  party).............................................        4,567           1,613
Prepaid and other assets.............................        8,530           6,903
Deferred financing costs, net........................        8,254           6,603
Cash and cash equivalents............................        7,641           9,757
Restricted cash:
  Escrow deposits....................................       13,317           9,047
  Additional collateral on loans.....................        2,850           2,520
                                                        ----------      ----------
          Total assets...............................   $1,497,791      $1,469,472
                                                        ==========      ==========

                       LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Mortgage notes payable.............................   $  468,131      $  428,354
  Unsecured term loan................................      200,000         200,000
  Unsecured credit facility..........................       91,500          74,000
  Accrued real estate taxes..........................       20,614          22,571
  Accounts payable...................................       10,924          13,648
  Accrued expenses and other liabilities.............       15,598          13,377
  Preferred distribution payable to minority
     interests.......................................          391             391
                                                        ----------      ----------
          Total liabilities..........................      807,158         752,341
Commitments and contingencies (Note 8)
Minority interests...................................      313,660         321,916
Stockholders' equity:
  Preferred stock....................................           57              57
  Common stock.......................................          181             180
  Additional paid in capital.........................      457,801         456,842
  Notes receivable for employee and director stock
     purchases.......................................       (9,676)         (5,263)
  Deferred compensation on Restricted Stock..........       (1,354)         (1,404)
  Distributions in excess of net income..............      (70,036)        (55,197)
                                                        ----------      ----------
          Total stockholders' equity.................      376,973         395,215
                                                        ----------      ----------
          Total liabilities and stockholders'
             equity..................................   $1,497,791      $1,469,472
                                                        ==========      ==========

See Notes to Condensed Consolidated Financial Statements.

                      WALDEN RESIDENTIAL PROPERTIES, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
                                  (UNAUDITED)

                                         THREE MONTHS ENDED     NINE MONTHS ENDED
                                            SEPTEMBER 30,         SEPTEMBER 30,
                                         -------------------   -------------------
                                           1998       1997       1998       1997
                                         --------   --------   --------   --------
REVENUES
  Rental income........................  $67,731    $34,701    $200,288   $ 99,288
  Other property income................    2,924      1,374       8,212      3,979
  Interest income......................      503        424       1,227      1,273
                                         -------    -------    --------   --------
          Total revenues...............   71,158     36,499     209,727    104,540
                                         -------    -------    --------   --------
EXPENSES
  Property operating and maintenance...   23,415     12,174      69,176     34,187
  Real estate taxes....................    7,047      3,516      20,945     10,077
  General and administrative...........    3,059      1,723       8,760      5,117
  Interest.............................   13,848      5,643      40,536     15,764
  Amortization.........................      283        201         768        612
  Depreciation.........................   14,564      7,071      43,599     20,192
                                         -------    -------    --------   --------
          Total expenses...............   62,216     30,328     183,784     85,949
                                         -------    -------    --------   --------
Operating income.......................    8,942      6,171      25,943     18,591
Gain on disposition of real property...    6,696         --       6,696         --
                                         -------    -------    --------   --------
Income before extraordinary item and
  income allocated to minority
  interests............................   15,638      6,171      32,639     18,591
Extraordinary loss on debt
  extinguishment.......................       --         --        (104)        --
                                         -------    -------    --------   --------
Income before income allocated to
  minority interests...................   15,638      6,171      32,535     18,591
Income allocated to minority
  interests............................   (5,470)      (397)    (11,137)    (1,197)
                                         -------    -------    --------   --------
  Net income...........................   10,168      5,774      21,398     17,394
Preferred distributions................   (3,281)    (3,282)     (9,841)    (9,906)
                                         -------    -------    --------   --------
Net income available to common
  stockholders.........................  $ 6,887    $ 2,492    $ 11,557   $  7,488
                                         =======    =======    ========   ========
Basic net income per share.............  $  0.38    $  0.14    $   0.63   $   0.43
                                         =======    =======    ========   ========
Diluted net income per share...........  $  0.38    $  0.14    $   0.63   $   0.43
                                         =======    =======    ========   ========
Basic weighted average number of common
  shares outstanding...................   18,077     17,741      18,281     17,468
                                         =======    =======    ========   ========
Diluted weighted average number of
  common shares and common share
  equivalents outstanding..............   18,170     17,870      18,425     17,616
                                         =======    =======    ========   ========

See Notes to Condensed Consolidated Financial Statements.

                      WALDEN RESIDENTIAL PROPERTIES, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                             --------------------
                                                               1998        1997
                                                             ---------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.................................................  $  21,398   $ 17,394
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Income allocated to minority interests...................     11,137      1,197
  Depreciation and amortization............................     44,367     20,804
  Gain on disposition of real property.....................     (6,696)        --
  Extraordinary loss on debt extinguishment................        104         --
  Amortization of deferred compensation on restricted
     stock.................................................        186        180
  Amortization of prepaid interest expense.................        912         --
  Net effect of changes in operating accounts:
     Escrow deposits.......................................     (4,270)    (1,150)
     Other assets..........................................     (4,976)    (8,774)
     Accrued real estate taxes.............................     (1,957)     2,618
     Accounts payable......................................     (3,217)      (390)
     Other liabilities.....................................      2,221        541
                                                             ---------   --------
          Net cash provided by operating activities........     59,209     32,420
                                                             ---------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of real estate assets, net of non-cash items
     below.................................................    (27,512)   (55,013)
  Real estate asset additions..............................    (45,128)   (23,182)
  Proceeds from disposition of real property...............     36,667         --
                                                             ---------   --------
          Net cash used in investing activities............    (35,973)   (78,195)
                                                             ---------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from stock issuance, net of issuance costs......     14,176     25,696
  Purchase of the Company's common stock...................    (17,773)    (6,666)
  Purchase of minority interest securities.................       (335)        --
  Distributions paid.......................................    (55,791)   (35,637)
  Proceeds from mortgage notes payable and credit
     facility..............................................    230,403     53,300
  Payment of mortgage notes payable and credit facility....   (188,155)   (13,300)
  Payment of financing costs...............................     (3,435)       (97)
  Additional collateral on loans...........................       (330)        --
  Principal reductions of debt.............................     (4,112)    (2,481)
                                                             ---------   --------
          Net cash provided by (used in) financing
             activities....................................    (25,352)    20,815
                                                             ---------   --------

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                             --------------------
                                                               1998        1997
                                                             ---------   --------
NET DECREASE IN CASH AND CASH EQUIVALENTS..................     (2,116)   (24,960)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.............      9,757     29,720
                                                             ---------   --------
CASH AND CASH EQUIVALENTS, END OF PERIOD...................  $   7,641   $  4,760
                                                             =========   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid for interest...................................  $  37,495   $ 15,360
                                                             =========   ========
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Real estate asset additions..............................  $     960   $    906
                                                             =========   ========
  Mortgages assumed........................................  $  19,141   $  6,870
                                                             =========   ========
  Notes receivable for stock purchases.....................  $   4,413   $     --
                                                             =========   ========
  Deferred compensation on restricted stock................  $     136   $  2,571
                                                             =========   ========
  Distribution payable to minority interest holders........  $     391   $    391
                                                             =========   ========
  Minority interest securities issued......................  $     505   $     --
                                                             =========   ========
  Securities issued for purchase of assets.................  $      --   $  1,050
                                                             =========   ========

See Notes to Condensed Consolidated Financial Statements

                      WALDEN RESIDENTIAL PROPERTIES, INC.

                        NOTES TO CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. INTERIM UNAUDITED FINANCIAL INFORMATION

Walden Residential Properties, Inc. (the "Company") is a self-administered and self-managed real estate company operated as a real estate investment trust, as defined under the Internal Revenue Code of 1986, as amended. As of September 30, 1998, the Company owned 155 multifamily properties, containing 42,432 apartment units, located primarily in the Southwest and Southeast regions of the United States.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Form 10-K for the year ended December 31, 1997, and Form 10-Q for the three months ended March 31, 1998, and the six months ended June 30, 1998, which were filed with the Securities and Exchange Commission ("SEC"). The accompanying interim unaudited condensed consolidated financial information has been prepared pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in the annual financial statements have been condensed or omitted pursuant to rules and regulations of the SEC. Management believes that the disclosures contained in this Form 10-Q are adequate to make the information presented not misleading. In the opinion of management, all adjustments and eliminations, consisting only of normal recurring adjustments, necessary to present fairly the consolidated financial position of the Company and its subsidiaries as of September 30, 1998 and the consolidated results of their operations for the three and nine months ended September 30, 1998 and 1997 and consolidated cash flows for the nine months ended September 30, 1998 and 1997, have been included. The consolidated results of operations for the three and nine months ended September 30, 1998 are not necessarily indicative of the results for the full year.

As of September 30, 1998, the Company had six apartment properties held for sale. Management has determined that such properties do not match the Company's long-term investment strategies (see Note 8).

Comprehensive income is equivalent to net income for the three and nine months ended September 30, 1998 and 1997.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (the "Statement"), which establishes standards for accounting and reporting for derivative instruments. The Statement is effective for periods beginning after June 15, 1999; however, earlier application is permitted. Management is currently not planning on early adoption of this Statement. See Note 4 for a discussion about the current evaluation of the impact on the financial statements of the Company.

2. ACQUISITIONS AND DISPOSITIONS

ACQUISITIONS

On February 18, 1998, the Company acquired two apartment properties with a total of 376 units located in Tampa, Florida for approximately $15.9 million. The Company funded

                      WALDEN RESIDENTIAL PROPERTIES, INC.

                        NOTES TO CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS, CONTINUED

these acquisitions by assuming $5.7 million of variable rate, tax-exempt debt maturing in the year 2007, assuming $5.1 million of 7.35% fixed rate debt maturing in the year 2005, and borrowing the remaining amount under the Company's unsecured credit facility. The credit enhancement on the $5.7 million variable rate debt expires in November 1998 and is guaranteed by the Company.

On August 11, 1998, the Company acquired a 168-unit apartment property in Houston, Texas for approximately $9.9 million. The purchase was funded from cash flows from operations.

On August 21, 1998, the Company purchased a 286-unit apartment property in Bedford, Texas for approximately $11.0 million. The purchase price was partially funded by assuming $8.3 million in variable rate, tax-exempt bond financing. The remaining purchase price was funded from cash flows from operations.

On August 28, 1998, the Company acquired a 268-unit apartment property in Houston, Texas. The $9.5 million purchase price was funded through proceeds from the property dispositions and cash flows from operations.

DISPOSITIONS

On August 26, 1998, the Company disposed of four Dallas/Fort Worth properties. The four properties, totaling 1,151 units, were sold for approximately $37.6 million, resulting in a net gain of approximately $6.7 million.

3. TRANSACTIONS WITH AFFILIATES

On June 22, 1998, the Company acquired the 1% general partner interest in a limited partnership which owns a 504-unit apartment property in Austin, Texas. At that time, the Company loaned $1.5 million to the partnership which was used to refinance the first mortgage indebtedness on the property. The note requires monthly payments of excess cash flow from the property and matures on January 1, 2009.

4. MORTGAGE NOTES PAYABLE

During the first nine months of 1998, the Company refinanced $45.5 million and $12.5 million of the Company's variable rate, tax-exempt mortgage indebtedness and extended the related mortgage loan and credit enhancement maturity to February 15, 2028 and January 15, 2023, respectively.

On March 25, 1998, $78.1 million of conventional fixed-rate mortgage notes were refinanced with $110.0 million of fixed-rate debt, of which $80.0 million of such debt bears interest at 6.62% and matures in March 2007 and the remaining $30.0 million bears interest at 7.22% and matures in September 2016. Of the excess financing proceeds, $20 million was used to repay a portion of the Company's credit facility.

On April 14, 1998, the Company repaid $7.2 million of variable rate indebtedness related to one property.

                      WALDEN RESIDENTIAL PROPERTIES, INC.

                        NOTES TO CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS, CONTINUED

In 1997, the Company entered into forward treasury rate lock agreements in anticipation of an unsecured long-term debt financing, expected to occur in the fourth quarter of 1997, related to the debt incurred in connection with the acquisition of assets and business of Drever Partners, Inc. and its affiliates on October 1, 1997.

Since the Company was not able to issue unsecured long-term debt, it entered into a one-year, $200 million, unsecured term loan and extended the forward treasury rate lock agreements as follows:

 NOTIONAL AMOUNT     SETTLEMENT DATE    REFERENCE YIELD    REFERENCE TREASURY
 ---------------     ---------------    ---------------    ------------------
   (In thousands)
     $75,000        November 23, 1998        5.8950%      5.750% due 11/30/02
      25,000        November 23, 1998        5.9600%      6.125% due 08/15/07
     175,000        November 20, 1998        6.5010%      5.625% due 05/15/08
    --------
    $275,000
    ========

The Company extended these forward treasury rate locks in November 1998 and anticipates utilizing them in a $250 million debt financing in December 1998 and a $25 million debt financing in the first quarter of 1999. Any costs under these agreements related to refinancing debt will be amortized to interest expense over the terms of the related financing; however, if new debt financing is not obtained upon the extended settlement date, a loss will be recorded to operations at that time. As of November 3, 1998, the Company had a cost in unwinding these agreements of approximately $32.4 million.

5. STOCKHOLDERS' EQUITY AND MINORITY INTERESTS

MINORITY INTERESTS

In connection with certain apartment property acquisitions, certain partnership subsidiaries of the Company have issued Common Operating Partnership ("OP") Units and Preferred OP Units which are exchangeable into the Company's common stock and 9.00% redeemable preferred stock, with detachable warrants, respectively. The holders of the Preferred OP Units are entitled to receive quarterly distributions of $0.5625 per unit and the holders of the Common OP Units are entitled to receive quarterly distributions equal to those paid on the Company's common stock. A portion of the Common OP Units that are exchangeable into 810,128 shares of the Company's common stock are entitled to receive quarterly distributions of a minimum of $369,000 in the aggregate. All OP Unit securities have been recorded as minority interests in the accompanying balance sheets. On June 15, 1998, an additional 20,621 Common OP Units were issued at a per unit price equal to the market price of the Company's common stock on such date ($24.50) to adjust the purchase price of the October 1, 1997 acquisition of the assets and business of Drever Partners, Inc. and its affiliates. As of September 30, 1998, the Company has purchased 12,237 Common OP Units and 1,696 Preferred OP Units, leaving 11,185,288 Common OP Units and 1,998,213 Preferred OP Units outstanding.

                      WALDEN RESIDENTIAL PROPERTIES, INC.

                        NOTES TO CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS, CONTINUED

PUBLIC OFFERING

On February 19, 1998, the Company issued 323,232 shares of its common stock at $23.515 per share for net proceeds of approximately $7.6 million.

RESTRICTED STOCK

In February 1997, the Company adopted a Long-Term Incentive Plan to attract and retain individuals to serve as directors, officers and employees of the Company. Pursuant to this plan, the Company has issued 5,206 restricted shares of common stock ("Restricted Stock") during the nine months ended September 30, 1998, for $0.01 per share to two of its executive officers and its six outside directors. The shares issued vest ratably over a three-year and one-year period, respectively. Deferred compensation on the Restricted Stock was computed based upon the market value of the shares at the date of issuance. This deferred compensation is being amortized over the respective vesting periods.

NOTES RECEIVABLE FOR STOCK PURCHASES

On February 17, 1998, the Company implemented a new stock purchase loan program allowing officers and key employees to purchase the Company's common stock at current market prices and to exercise vested stock options with the assistance of loans from the Company. Under this program, officers and key employees are eligible to purchase stock on March 1 and September 1 of each year in an aggregate amount of up to three times their annual salary. A cash payment of 5% to 15% of the purchase price is required by the officer or key employee, depending upon the amount of the purchase, with the remainder loaned on a full recourse basis. Each loan is evidenced by a note with a five-year term, requiring quarterly payments of interest only at a fixed interest rate equal to the Company's current interest rate under its credit facility at the time the loan is executed. The loan is secured by a pledge of the shares of common stock purchased by each officer or key employee pursuant to such loan.

On March 2, 1998, the Company issued loans to 25 officers and key employees under the stock purchase loan program in the amount of approximately $3.6 million, bearing interest at 7.0%. Such loans related to the purchase of 138,692 shares of the Company's common stock at $24.75 per share (the closing price of the common stock on the New York Stock Exchange for the previous trading day) and the exercise of 26,192 common stock options at a stock option grant price of $19.25 per share.

On September 1, 1998, the Company issued loans to three officers and seven key employees under the stock purchase loan program in the amount of approximately $0.9 million, bearing interest at 7.0%. Such loans related to the purchase of 40,818 shares of common stock at $22.625 (the closing price of the Company's common stock on the New York Stock Exchange for the previous trading day).

                      WALDEN RESIDENTIAL PROPERTIES, INC.

                        NOTES TO CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS, CONTINUED

SHAREHOLDER RIGHTS PLAN

On March 26, 1998, the Company adopted a shareholder rights plan (the "Plan") designed to assure that all stockholders receive fair treatment in the event of a proposed acquisition. The key provision of the Plan is a mechanism that will distribute, for each outstanding share of the Company's Common Stock, one right that becomes exercisable upon the occurrence of certain events.

The Plan entails a dividend of one right for each outstanding share of the Company's common stock. Each right will entitle the holder to buy one one-hundredth of a share of a new Series A Junior Participating Preferred Stock, at an exercise price of $70.00 per share. The rights will trade with the Company's common stock until exercisable and will expire on April 20, 2008. The rights will not be exercisable until ten days following a public announcement that a person or group has acquired 15% or more of the Company's common stock or until ten business days after a person or group begins a tender offer that would result in ownership of 15% or more of the Company's common stock, subject to certain extensions by the Board. If either of these events occur, the holder will be eligible to purchase shares of the Company's common stock at a 50 percent discount. On April 20, 1998, the Company issued a dividend of one right for each share of common stock owned by stockholders of record as of April 7, 1998. Effective April 8, 1998, each share of the Company's common stock has one right attached to it.

ASSOCIATE STOCK PURCHASE PLAN

Effective April 1, 1998, the Company adopted an Associate Stock Purchase Plan. This plan allows Company employees to purchase on a quarterly basis shares of the Company's common stock at a 15% discount.

Stock Repurchase Program

On June 4, 1998, the Company adopted a new Stock Repurchase Program. This new program authorizes the Company to purchase up to 2.5 million shares of the Company's common stock. This is in addition to the prior stock repurchase program, announced July 11, 1997, authorizing the Company to purchase up to 1.0 million shares of its common stock by December 31, 1998. As of September 30, 1998, the Company has repurchased approximately 1.0 million shares of its outstanding common stock (0.7 million shares in 1998), leaving 2.5 million shares authorized for repurchase under both programs. However, the Company will not repurchase additional shares under this program if the purchase would cause the total debt to total market capitalization of the Company to exceed 46%.

Distributions

In March, June, and September 1998, the Company paid distributions of $12.0 million, $12.3 million, and $12.0 million, respectively, to stockholders of record on February 18, 1998, May 18, 1998, and August 17, 1998, respectively. The common stockholders were paid quarterly distributions of $0.4825 per share; the 9.16% Convertible Redeemable

                      WALDEN RESIDENTIAL PROPERTIES, INC.

                        NOTES TO CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS, CONTINUED

Preferred Stockholders were paid quarterly distributions of $0.5725 per share and the 9.20% Senior Preferred Stockholders were paid quarterly distributions of $0.575 per share.

The Company paid distributions of $5.4 million on the Common OP Units (which represented $0.4825 per unit) and $1.1 million on the Preferred OP Units (which represented $0.5625 per unit) in March, June, and September, 1998.

6. NET INCOME PER SHARE OF COMMON STOCK

Basic net income per share has been computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding. Diluted net income per share has been computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding plus potential dilutive common share equivalents.

                      WALDEN RESIDENTIAL PROPERTIES, INC.

                        NOTES TO CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS, CONTINUED

The following table presents information necessary to calculate basic and diluted net income per share for the three months and nine months ended September 30, 1998 and 1997 (in thousands, except per share amounts):

                                             THREE MONTHS ENDED    NINE MONTHS ENDED
                                                SEPTEMBER 30,        SEPTEMBER 30,
                                             -------------------   -----------------
                                               1998       1997      1998      1997
                                             --------   --------   -------   -------
Net Income for Basic and Diluted
  Computation:
  Income before extraordinary item and
     income allocated to minority
     interests.............................  $15,638    $ 6,171    $32,639   $18,591
  Extraordinary loss on debt
     extinguishment........................       --         --       (104)       --
                                             -------    -------    -------   -------
  Income before income allocated to
     minority interests....................   15,638      6,171     32,535    18,591
  Income allocated to minority interests...   (5,470)      (397)   (11,137)   (1,197)
                                             -------    -------    -------   -------
  Net income...............................   10,168      5,774     21,398    17,394
  Preferred distributions..................   (3,281)    (3,282)    (9,841)   (9,906)
                                             -------    -------    -------   -------
  Net income available to common
     stockholders (basic and diluted net
     income per share computation).........  $ 6,887    $ 2,492    $11,557   $ 7,488
                                             =======    =======    =======   =======
Basic Net Income per Share:
  Before extraordinary item, less preferred
     distributions.........................  $  0.38    $  0.14    $  0.64   $  0.43
  Extraordinary loss on debt
     extinguishment........................       --         --      (0.01)       --
                                             -------    -------    -------   -------
  Net income available to common
     stockholders..........................  $  0.38    $  0.14    $  0.63   $  0.43
                                             =======    =======    =======   =======
Diluted Net Income per Share:
  Before extraordinary item, less preferred
     distributions.........................  $  0.38    $  0.14    $  0.64   $  0.43
  Extraordinary loss on debt
     extinguishment........................       --         --      (0.01)       --
                                             -------    -------    -------   -------
  Net income available to common
     stockholders..........................  $  0.38    $  0.14    $  0.63   $  0.43
                                             =======    =======    =======   =======
Weighted Average Number of Shares
  Outstanding(a):
  Basic....................................   18,077     17,741     18,281    17,468
  Dilutive effect of outstanding options...       93        129        144       148
                                             -------    -------    -------   -------
  Diluted..................................   18,170     17,870     18,425    17,616
                                             =======    =======    =======   =======

---------------

(a)  Excludes the convertible preferred shares, warrants, Common OP Units (see
     Note 5) and 1,698,750 stock options, which are not dilutive at September 30, 1998.

                      WALDEN RESIDENTIAL PROPERTIES, INC.

                        NOTES TO CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS, CONTINUED

7. PRO FORMA STATEMENTS OF INCOME

The following unaudited condensed pro forma information for the nine months ended September 30, 1998 and 1997 was prepared from the condensed consolidated financial statements of the Company by adjusting for the effect of the 1997 acquisitions of 21,467 apartment units at a cost of $799.2 million, the 1998 property acquisitions and dispositions described in Note 2 herein, and debt incurred in connection with these property acquisitions as if all of these transactions had occurred on January 1, 1997.

The following information is not necessarily indicative of what the performance would have been had the Company owned these properties for the entire period, nor does it purport to represent future results of operations of the Company. (In thousands, except per share information.)

                                                                 PRO FORMA
                                                            -------------------
                                                             NINE MONTHS ENDED
                                                               SEPTEMBER 30,
                                                            -------------------
                                                              1998       1997
                                                            --------   --------
Revenues.................................................   $207,720   $199,425
Expenses.................................................    183,205    183,457
                                                            --------   --------
Income before extraordinary items and income allocated to
  minority interests.....................................     24,515     15,968
                                                            --------   --------
Extraordinary loss on debt extinguishment................       (104)        --
                                                            --------   --------
Income before income allocated to minority interests.....     24,411     15,968
Income allocated to minority interests...................     (8,176)    (5,120)
                                                            --------   --------
Net income...............................................     16,235     10,848
Preferred distributions..................................     (9,841)    (9,906)
                                                            --------   --------
Net income available to common stockholders..............   $  6,394   $    942
                                                            ========   ========
Basic net income per share...............................   $   0.35   $   0.05
                                                            ========   ========
Diluted net income per share.............................   $   0.35   $   0.05
                                                            ========   ========

8. COMMITMENTS AND CONTINGENCIES

On February 27, 1998, the Company entered into a joint venture agreement with The Grupe Company whereby The Grupe Company will construct, and the Company will later purchase, two Sacramento, California area properties with a combined total of 616 apartment units. The Company is committed to purchase 100% of the properties for approximately $47 million upon the completion of construction and the achievement of certain targeted net operating income amounts. This purchase is anticipated to occur sometime in late 1999.

On July 29, 1998, the Company entered into an agreement to loan $5.0 million to The Greystone Group, Inc., an unrelated third-party, to purchase and develop a parcel of land

                      WALDEN RESIDENTIAL PROPERTIES, INC.

                        NOTES TO CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS, CONTINUED

in Chandler, Arizona. The loan bears an interest rate of LIBOR plus 1.50%, is secured by a mortgage loan on the property and a guarantee by The Greystone Group, Inc., and is generally due upon the earlier of completion of construction of the related apartment project and subsequent purchase by the Company or substitution of a third-party lender. The Company anticipates entering into a purchase agreement with The Greystone Group, Inc. in November 1998, whereby The Greystone Group, Inc. will construct a 272-unit apartment community on the respective land. The Company will be committed to purchase the property for approximately $21.3 million upon completion of construction and the achievement of certain targeted occupancy levels, anticipated to occur sometime in late 1999.

On August 11, 1998, the Company entered into an agreement with Allied Realty Services, Inc. (Allied) whereby Allied will construct and the Company will later purchase a 168-unit apartment property located in Houston, Texas, adjacent to the 168-unit apartment property purchased by the Company in August 1998. The Company is committed to purchase 100% of the property for approximately $10.5 million upon completion of construction and achievement of targeted occupancy levels, anticipated to occur sometime in early 1999.

As of September 30, 1998, the Company had executed contracts to sell five of its properties held for sale, containing an aggregate of 838 units, for an aggregate sales price of $28.3 million. The closings are anticipated to occur in November 1998.

9. SUBSEQUENT EVENTS

On October 28, 1998, the Company refinanced $5.8 million of variable rate, tax-exempt mortgage indebtedness related to one of its properties. In connection with this refinancing, the Company paid down approximately $0.3 million of the outstanding loan amount and entered into a five year interest rate swap agreement with Morgan Guaranty Trust Company on the remaining $5.5 million. This agreement establishes a fixed interest rate of 3.74% on the $5.5 million indebtedness, thereby decreasing the impact of changes in interest rates on this debt.

                          INDEPENDENT AUDITORS' REPORT

To the Directors and Stockholders of
Walden Residential Properties, Inc.

We have audited the accompanying consolidated balance sheets of Walden Residential Properties, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. Our audit for the year ended December 31, 1997 also included the financial statement schedule III -- Real Estate and Accumulated Depreciation as of December 31, 1997. These financial statements and financial statement schedule are the responsibility of the management of Walden Residential Properties, Inc. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Walden Residential Properties, Inc. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for the cost of replacement carpets effective July 1, 1996.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Dallas, Texas
March 25, 1998

                      WALDEN RESIDENTIAL PROPERTIES, INC.

                          CONSOLIDATED BALANCE SHEETS
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                 1997         1996
                                                              ----------    --------
ASSETS
Real estate assets, at cost
  Land....................................................    $  173,635    $ 80,914
  Buildings and improvements..............................     1,333,978     602,601
                                                              ----------    --------
                                                               1,507,613     683,515
       Less: Accumulated depreciation.....................       (74,584)    (41,707)
                                                              ----------    --------
                                                               1,433,029     641,808
Rent and other receivables................................         1,613       1,324
Prepaid and other assets..................................         6,903       3,146
Deferred financing costs, net.............................         6,603       5,827
Cash and cash equivalents.................................         9,757      29,720
Restricted cash:
  Escrow deposits.........................................         9,047       5,369
  Additional collateral on loans..........................         2,520       2,520
                                                              ----------    --------
       Total assets.......................................    $1,469,472    $689,714
                                                              ==========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Mortgage notes payable..................................    $  428,354    $258,908
  Unsecured term loan.....................................       200,000          --
  Unsecured credit facility...............................        74,000          --
  Accrued real estate taxes...............................        22,571       7,960
  Accounts payable........................................        13,648       5,653
  Accrued expenses and other liabilities..................        13,377       5,395
  Preferred distribution payable to minority interests....           391         377
                                                              ----------    --------
     Total liabilities....................................       752,341     278,293
Commitments and contingencies (Note 13)
Minority interests........................................       321,916      14,886
Stockholders' equity:
  Preferred stock, $.01 par value per share, 10,000 shares
     authorized, 5,712 and 5,786 shares issued and
     outstanding as of December 31, 1997 and 1996,
     respectively (aggregate liquidation value of
     $142,805)............................................            57          58
  Common stock, $.01 par value per share, 50,000 shares
     authorized, 18,030 and 16,880 shares issued and
     outstanding as of December 31, 1997 and 1996,
     respectively.........................................           180         169
  Excess stock, $.01 par value per share, 60,000 shares
     authorized,
     no shares issued.....................................            --          --
  Additional paid in capital..............................       456,842     432,974
  Officer and director notes for stock purchases..........        (5,263)     (5,263)
  Deferred compensation on Restricted Stock...............        (1,404)         --
  Distributions in excess of net income...................       (55,197)    (31,403)
                                                              ----------    --------
     Total stockholders' equity...........................       395,215     396,535
                                                              ----------    --------
       Total liabilities and stockholders' equity.........    $1,469,472    $689,714
                                                              ==========    ========

See Notes to Consolidated Financial Statements.

                      WALDEN RESIDENTIAL PROPERTIES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                        FOR THE YEAR ENDED
                                                           DECEMBER 31,
                                                   -----------------------------
                                                     1997       1996      1995
                                                   --------   --------   -------
REVENUES
  Rental income.................................   $163,224   $105,602   $78,469
  Other property income.........................      6,313      3,873     3,090
  Interest income...............................      1,598      1,433       856
  Other income..................................         --        263       409
                                                   --------   --------   -------
     Total revenues.............................    171,135    111,171    82,824
EXPENSES
  Property operating and maintenance............     56,483     37,521    28,748
  Real estate taxes.............................     16,805     10,039     7,337
  General and administrative....................      7,734      5,124     3,811
  Unusual charge -- officer settlement
     agreement..................................      1,940         --        --
  Interest......................................     28,447     20,573    17,111
  Amortization..................................        827        916       900
  Depreciation..................................     33,841     19,810    15,734
                                                   --------   --------   -------
     Total expenses.............................    146,077     93,983    73,641
                                                   --------   --------   -------
Operating income................................     25,058     17,188     9,183
  Gain on disposition of real property..........      2,055      1,934     1,502
                                                   --------   --------   -------
Income before extraordinary item and income
  allocated to minority interests...............     27,113     19,122    10,685
  Extraordinary loss on debt extinguishment.....       (422)    (1,848)   (1,352)
                                                   --------   --------   -------
Income before income allocated to minority
  interests.....................................     26,691     17,274     9,333
  Income allocated to minority interests........     (4,109)    (1,705)     (922)
                                                   --------   --------   -------
Net income......................................     22,582     15,569     8,411
  Preferred distributions.......................    (13,186)    (2,387)       --
                                                   --------   --------   -------
Net income available to common stockholders.....   $  9,396   $ 13,182   $ 8,411
                                                   ========   ========   =======
Basic net income per share......................   $   0.53   $   0.90   $  0.69
                                                   ========   ========   =======
Diluted net income per share....................   $   0.53   $   0.89   $  0.69
                                                   ========   ========   =======
Basic weighted average number of common shares
  outstanding...................................     17,590     14,720    12,155
                                                   ========   ========   =======
Diluted weighted average number of common shares
  and common share equivalents outstanding......     17,747     14,792    12,155
                                                   ========   ========   =======

See Notes to Consolidated Financial Statements.

                      WALDEN RESIDENTIAL PROPERTIES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                                                             OFFICER/DIRECTOR
                                      PREFERRED STOCK        COMMON STOCK       ADDITIONAL      NOTES FOR
                                     ------------------   -------------------    PAID IN          STOCK           DEFERRED
                                     SHARES   PAR VALUE   SHARES    PAR VALUE    CAPITAL        PURCHASES       COMPENSATION
                                     ------   ---------   -------   ---------   ----------   ----------------   ------------
Balance, January 1, 1995...........     --      $ --      10,070      $101       $167,546        $(3,438)         $    --
  Stock issued to purchase real
    estate assets..................                          216         2          4,205
  Public offering, net of offering
    costs..........................                        3,500        35         60,138
  Stock issued under the dividend
    reinvestment plan..............                          404         4          7,037
  Repurchases of the Company's
    common stock...................
  Officers'/Directors' stock
    purchase.......................                                                   (27)        (1,533)
  Distributions....................
  Net income.......................
                                     -----      ----      ------      ----       --------        -------          -------
Balance, December 31, 1995.........     --        --      14,190       142        238,899         (4,971)              --
  Repurchases of the Company's
    common stock...................
  Officers'/Directors' stock
    purchase.......................                           19        --            (22)          (292)
  Retirement of common stock
    repurchased....................                         (318)       (3)        (6,075)
  Public offerings, net of offering
    costs..........................  5,800        58       2,756        28        196,094
  Conversion of preferred stock to
    common stock...................    (14)       --          16        --
  Stock issued under the dividend
    reinvestment plan..............                          217         2          4,331
  Purchase and cancellation of
    minority interest securities...                                                  (253)
  Distributions....................
  Net income.......................
                                     -----      ----      ------      ----       --------        -------          -------
Balance, December 31, 1996.........  5,786        58      16,880       169        432,974         (5,263)              --
  Repurchases of the Company's
    common stock
  Retirement of common stock
    purchased......................                         (278)       (3)        (6,663)
  Public offerings, net of offering
    costs..........................                          161         2          3,522
  Conversion of preferred stock to
    common stock...................    (74)       (1)         84         1
  Stock issued under the dividend
    reinvestment plan..............                          955         9         21,950
  Stock issued through exercise of
    options........................                          138         1          2,700
  Restricted stock issuance........                          108         1          2,833                          (2,834)
  Restricted stock cancellation....                          (18)       --           (474)                            474
  Amortization of deferred
    compensation...................                                                                                   956
  Distributions....................
  Net income.......................
                                     -----      ----      ------      ----       --------        -------          -------
Balance, December 31, 1997.........  5,712      $ 57      18,030      $180       $456,842        $(5,263)         $(1,404)
                                     =====      ====      ======      ====       ========        =======          =======


                                                   DISTRIBUTIONS
                                        STOCK      IN EXCESS OF
                                     REPURCHASES    NET INCOME
                                     -----------   -------------
Balance, January 1, 1995...........    $    --       $ (3,942)
  Stock issued to purchase real
    estate assets..................
  Public offering, net of offering
    costs..........................
  Stock issued under the dividend
    reinvestment plan..............
  Repurchases of the Company's
    common stock...................     (2,038)
  Officers'/Directors' stock
    purchase.......................      2,038
  Distributions....................                   (22,020)
  Net income.......................                     8,411
                                       -------       --------
Balance, December 31, 1995.........         --        (17,551)
  Repurchases of the Company's
    common stock...................     (6,462)
  Officers'/Directors' stock
    purchase.......................        387
  Retirement of common stock
    repurchased....................      6,075
  Public offerings, net of offering
    costs..........................
  Conversion of preferred stock to
    common stock...................
  Stock issued under the dividend
    reinvestment plan..............
  Purchase and cancellation of
    minority interest securities...
  Distributions....................                   (29,421)
  Net income.......................                    15,569
                                       -------       --------
Balance, December 31, 1996.........         --        (31,403)
  Repurchases of the Company's
    common stock                        (6,666)
  Retirement of common stock
    purchased......................      6,666
  Public offerings, net of offering
    costs..........................
  Conversion of preferred stock to
    common stock...................
  Stock issued under the dividend
    reinvestment plan..............
  Stock issued through exercise of
    options........................
  Restricted stock issuance........
  Restricted stock cancellation....
  Amortization of deferred
    compensation...................
  Distributions....................                   (46,376)
  Net income.......................                    22,582
                                       -------       --------
Balance, December 31, 1997.........    $    --       $(55,197)
                                       =======       ========

See Notes to Consolidated Financial Statements.

                      WALDEN RESIDENTIAL PROPERTIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                             ---------------------------------
                                                               1997        1996        1995
                                                             ---------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................................  $  22,582   $  15,569   $   8,411
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Income allocated to minority interests................      4,109       1,705         922
     Depreciation and amortization.........................     34,668      20,726      16,634
     Amortization of deferred compensation on restricted
       stock...............................................        956          --          --
     Amortization of prepaid interest expense..............        121          --          --
     Gain on disposition of real property..................     (2,055)     (1,934)     (1,502)
     Extraordinary loss on debt extinguishment.............        422       1,848       1,352
     Net effect of changes in operating accounts:
       Escrow deposits.....................................     (1,099)     (1,299)       (850)
       Other assets........................................        622        (784)        203
       Accrued real estate taxes...........................      6,172       1,438       3,521
       Accounts payable....................................        294         492       1,352
       Other liabilities...................................      4,030         520       1,274
                                                             ---------   ---------   ---------
          Net cash provided by operating activities........     70,822      38,281      31,317
                                                             ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of net assets of Drever Partners, Inc. and its
     affiliates, net of noncash items shown below..........   (201,032)         --          --
  Purchase of real estate assets, net of noncash items
     shown below...........................................   (103,114)   (168,219)   (103,631)
  Real estate asset additions..............................    (32,363)     (9,455)     (6,451)
  Proceeds from disposition of real property, net of
     noncash items shown below.............................      8,695      18,667      23,156
  Purchase of WDN Management net assets, net of noncash
     item shown below......................................         --         339          --
                                                             ---------   ---------   ---------
     Net cash used in investing activities.................   (327,814)   (158,668)    (86,926)
                                                             ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from stock issuance, net of issuance costs......     28,185     200,614      67,723
  Purchase of the Company's common stock...................     (6,666)     (6,573)     (1,928)
  Purchase of minority interest securities.................         --      (3,975)         --
  Distributions paid on common and preferred stock and
     minority interests....................................    (47,979)    (31,210)    (22,481)
  Proceeds from term loan and credit facility..............    393,098     166,770     152,471
  Payment of mortgage notes payable and credit facility....   (123,747)   (172,188)   (130,753)
  Principal reductions of mortgage notes payable...........     (3,716)     (5,242)     (1,197)
  Payment of financing costs...............................     (1,798)     (4,143)     (3,751)
  Prepayment penalties on debt extinguishment..............       (348)        (97)       (914)
  Additional collateral on loans...........................         --        (650)     (1,049)
                                                             ---------   ---------   ---------
     Net cash provided by financing activities.............    237,029     143,306      58,121
                                                             ---------   ---------   ---------

                      WALDEN RESIDENTIAL PROPERTIES, INC.

                                 (IN THOUSANDS)

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                             ---------------------------------
                                                               1997        1996        1995
                                                             ---------   ---------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......  $ (19,963)  $  22,919   $   2,512
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.............     29,720       6,801       4,289
                                                             =========   =========   =========
CASH AND CASH EQUIVALENTS, END OF PERIOD...................  $   9,757   $  29,720   $   6,801
                                                             =========   =========   =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for interest...................................  $  26,342   $  20,706   $  16,916
                                                             =========   =========   =========
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Purchase of net assets of Drever Partners, Inc. and its
     affiliates:
     Rent and other receivables............................  $   4,635   $      --   $      --
     Prepaid and other assets..............................        315          --          --
     Escrow deposits.......................................      2,579          --          --
     Mortgage notes payable................................   (166,995)         --          --
     Accrued real estate taxes.............................     (8,433)         --          --
     Accounts payable......................................     (7,765)         --          --
     Accrued expenses and other liabilities................     (3,998)         --          --
     Minority interest securities..........................   (303,488)         --          --
                                                             ---------   ---------   ---------
                                                             $(483,150)  $      --   $      --
                                                             =========   =========   =========
  Items related to purchase of assets:
     Mortgage notes assumed................................  $  10,816   $  14,748   $  73,055
                                                             =========   =========   =========
     Securities issued for purchase of assets..............  $   1,050   $      --   $  22,825
                                                             =========   =========   =========
  Accrued real estate asset additions......................  $     104   $     517   $     416
                                                             =========   =========   =========
  Mortgage notes assumed by buyer upon disposition of
     property..............................................  $      --   $   4,195   $      --
                                                             =========   =========   =========
  Purchase of WDN Management net assets:
     Rent and other receivables............................  $      --   $      48   $      --
     Prepaid and other assets..............................         --       1,022          --
     Amortizable assets....................................         --           8          --
     Accounts payable......................................         --          58          --
     Accrued expenses and other liabilities................         --        (267)         --
     Notes payable to the Company..........................         --        (923)         --
     Stockholders' equity..................................         --        (300)         --
                                                             ---------   ---------   ---------
                                                             $      --   $    (354)  $      --
                                                             =========   =========   =========
  Notes receivable for officers' and directors' stock
     purchases.............................................  $      --   $     292   $   1,533
                                                             =========   =========   =========
  Deferred compensation on restricted stock, net of
     cancellations.........................................  $   2,359   $      --   $      --
                                                             =========   =========   =========
  Distribution payable to minority interest holders........  $     391   $     377   $     461
                                                             =========   =========   =========

See Notes to Consolidated Financial Statements.

                      WALDEN RESIDENTIAL PROPERTIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION

Walden Residential Properties, Inc. (the "Company") was formed on September 29, 1993 as a Maryland corporation. The Company is a self-administered and self-managed equity real estate investment trust ("REIT") as defined under the Internal Revenue Code of 1986, as amended. On February 9, 1994, the Company completed an initial public offering ("IPO") of its common stock, which is listed on the New York Stock Exchange. As of December 31, 1997, the Company owned 154 multifamily properties, containing 42,482 apartment units, primarily in the Southwest and Southeast regions of the United States.

(2) BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The Company consolidates investments in partnerships in which they have a controlling general partner interest through their right to make major decisions such as the acquisition, sale, financing or refinancing of principal partnership assets, issuance of debt or equity securities, declaration and payment of dividends or distributions and all other business matters.

The accompanying consolidated financial statements include the accounts of the Company, its wholly-owned corporation and partnership subsidiaries and two limited partnerships in which the Company is the sole general partner and has a controlling interest. The limited partnership interests not owned by the Company are accounted for as minority interests (see Note 11). All material intercompany transactions and account balances have been eliminated in consolidation.

INCOME RECOGNITION

Rental, interest and other income are recorded on the accrual method of accounting as earned.

RENTAL OPERATIONS

As of December 31, 1997, the Company owned 154 multifamily properties in eleven states; with 69% of its apartment units located in Texas and 25% located in Florida, Oklahoma, Arizona, Tennessee and Utah. Of the total units owned, 12,125 or 29% are located in the Houston area and 11,749 or 28% are located in the Dallas/Fort Worth area. Apartment units are leased to residents on terms of one year or less, with monthly payments due in advance. Certain of the properties are subject to Federal, state and local statutes or other restrictions requiring that a percentage of apartments be made available to lower or moderate income families. In management's opinion, due to the number of residents, the type and diversity of markets in which the properties operate and the collection terms, there is no concentration of credit risk.

UNUSUAL CHARGE -- OFFICER SETTLEMENT AGREEMENT

In October 1997, the Company entered into a settlement agreement in connection with the resignation of its former Chief Executive Officer ("CEO") and Chairman of the Board.

                      WALDEN RESIDENTIAL PROPERTIES, INC.

The Company has recorded the total cost of this settlement ($1.9 million) as an unusual charge in the statement of income. The vesting of the restricted stock that was issued to this individual was accelerated and these shares now vest in October 2000. The vesting of all stock options held by this individual was accelerated such that they vested immediately and expire in October 2002.

CASH AND CASH EQUIVALENTS

All cash and investments in money market accounts, excluding restricted cash, that have a maturity of three months or less at the time of purchase are considered to be cash and cash equivalents.

RESTRICTED CASH

Restricted cash consists of two major components: (1) security deposits and escrow deposits held by lenders for the payment of property taxes, insurance and replacement reserves and (2) additional collateral on mortgage notes payable. Restricted cash related to security and escrow deposits is invested primarily in short-term securities. Restricted cash related to additional collateral on mortgage notes is invested in long-term government securities. The additional collateral is not available for general operating purposes.

REAL ESTATE ASSETS AND DEPRECIATION

Expenditures directly related to the acquisition and improvement of real estate assets are capitalized at cost as land, buildings and improvements. The Company capitalizes the cost of appliances, exterior painting, roof replacement and expenditures for other major property improvements, as well as rehabilitation costs incurred for properties acquired. Effective July 1, 1996, the Company revised its method of accounting to capitalize the cost of replacement carpets on a prospective basis (see Note 3).

Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets which range from 14 to 30 years for buildings and five, ten or 15 years for personal property.

The Company's management routinely reviews its investments for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Based on the Company's policy of reviewing for impairment of long-lived assets by reviewing expected future cash flows of its properties, there were no adjustments necessary for impairment of properties during the three year period ended December 31, 1997.

DEFERRED FINANCING COSTS AND AMORTIZATION

Legal fees and other costs associated with obtaining financing have been capitalized and are being amortized over the terms of the related debt. Financing costs were reported net of accumulated amortization of $1,625,000 and $632,000 as of December 31, 1997 and 1996, respectively.

                      WALDEN RESIDENTIAL PROPERTIES, INC.

FORWARD TREASURY LOCK AGREEMENTS

During 1997, the Company entered into forward treasury lock agreements in order to hedge its exposure to interest rate fluctuations. Any gains or losses under the forward treasury lock agreements will be amortized as interest expense over the term of the financing.

INCOME TAXES

The Company elected to be taxed as a REIT for Federal income tax purposes as provided under the Internal Revenue Code of 1986, as amended, effective with its taxable year ended December 31, 1994. As a result, the Company generally will not be subject to Federal income taxation if it distributes 95% of its REIT taxable income to its stockholders and satisfies certain other requirements. The Company qualified as a REIT for its taxable years ended December 31, 1996 and 1995 and anticipates that its method of operations will enable it to continue to satisfy the requirements for such qualification.

MINORITY INTERESTS

Minority interests represent limited partnership interests not owned by the Company. Amounts are recorded based on the fair value of the cash and securities issued in exchange for the net assets acquired (see Note 11). Partnership units are convertible into common stock (11,176,904 units at December 31, 1997) ("Common OP Units") and preferred stock (1,999,909 units at December 31, 1997) ("Preferred OP Units") (collectively, the "OP Units") in accordance with the partnership agreements. Minority interest holders are entitled to cash distributions at rates equivalent to common or preferred stockholders as defined in the partnership agreements. Certain Common OP Units have guaranteed distributions. Income allocated to minority interests is equal to either (i) the preferred or guaranteed distributions paid or accrued or (ii) an amount equal to income before income allocated to minority interests divided by the number of common shares and Common OP Units.

The Company revised its prior financial statements by reclassifying the convertible equity securities formerly reported as a component of stockholders' equity in its consolidated balance sheets to minority interests and by restating its statements of income to reflect distributions or income on such convertible equity securities as income allocated to minority interests which is deducted in arriving at net income. The Company believes these changes were necessary to conform the Company's prior financial statements to generally accepted accounting principles. These changes had no impact on the financial condition, business or assets of the Company and did not change the Company's net income available to common stockholders per share.

STOCK-BASED COMPENSATION

The Company has elected not to recognize compensation expense for stock options issued as calculated under Statement of Financial Accounting Standards ("SFAS") No. 123, but rather will continue recognizing expense as prescribed by APB Opinion No. 25. Disclosure of amounts required by SFAS No. 123 for stock options issued are included in Note 10.

                      WALDEN RESIDENTIAL PROPERTIES, INC.

The Company also accounts for restricted stock issued as prescribed by APB Opinion No. 25 (see Note 11).

NET INCOME PER SHARE OF COMMON STOCK

Basic net income per share has been computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding. Diluted net income per share has been computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding plus potential dilutive common share equivalents.

The following table presents information necessary to calculate basic and diluted net income per share for the periods indicated, with 1996 and 1995 being restated to conform with the requirements of the SFAS No. 128, Earnings per Share (in thousands, except per share amounts):

                                                          FOR THE YEAR ENDED
                                                             DECEMBER 31,
                                                     ----------------------------
                                                       1997      1996      1995
                                                     --------   -------   -------
Net Income for Basic and Diluted Computation:
  Income before extraordinary item and income
     allocated to minority interests...............  $ 27,113   $19,122   $10,685
  Extraordinary loss on debt extinguishment........      (422)   (1,848)   (1,352)
                                                     --------   -------   -------
  Income before minority interests.................    26,691    17,274     9,333
  Income allocated to minority interests...........    (4,109)   (1,705)     (922)
                                                     --------   -------   -------
  Net income.......................................    22,582    15,569     8,411
  Preferred distributions..........................   (13,186)   (2,387)       --
                                                     --------   -------   -------
  Net income available to common stockholders
     (basic and diluted net income per share
     computation)..................................  $  9,396   $13,182   $ 8,411
                                                     ========   =======   =======
Basic Net Income per Share:
  Before extraordinary item, less preferred
     distributions.................................  $   0.55   $  1.02   $  0.80
  Extraordinary loss on debt extinguishment........     (0.02)    (0.12)    (0.11)
                                                     --------   -------   -------
  Net income available to common stockholders......  $   0.53   $  0.90   $  0.69
                                                     ========   =======   =======
Diluted Net Income per Share:
  Before extraordinary item, less preferred
     distributions.................................  $   0.55   $  1.02   $  0.80
  Extraordinary loss on debt extinguishment........     (0.02)    (0.13)    (0.11)
                                                     --------   -------   -------
  Net income available to common stockholders......  $   0.53   $  0.89   $  0.69
                                                     ========   =======   =======
Weighted Average Number of Shares Outstanding (a):
  Basic............................................    17,590    14,720    12,155
  Dilutive effect of outstanding options...........       157        72        --
                                                     --------   -------   -------
  Diluted..........................................    17,747    14,792    12,155
                                                     ========   =======   =======

                      WALDEN RESIDENTIAL PROPERTIES, INC.

-------------------------

(a) Excludes the convertible preferred shares, warrants and Common OP Units (see Note 11) and 1,696,750 stock options, which are anti-dilutive.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of certain assets, liabilities, revenues and expenses as of and for the reporting periods. Actual results may differ from such estimates.

ENVIRONMENTAL REMEDIATION COSTS

The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remediation feasibility study. Such accruals are adjusted as further information develops or circumstances change. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable. The Company's management is not aware of any environmental remediation obligations which would materially affect the operations, financial position or cash flows of the Company.

NEW ACCOUNTING PRONOUNCEMENTS

In December 1997, the Company adopted the provisions of Financial Accounting Standards Board ("FASB") SFAS No. 128, Earnings Per Share. SFAS No. 128 specifies the computation, presentation and disclosure requirements of earnings per share and supersedes Accounting Principles Board Opinion No. 15. SFAS No. 128 requires a dual presentation of basic and diluted earnings per share. Basic earnings per share, which excludes the impact of common share equivalents, replaces primary earnings per share. Diluted earnings per share, which utilizes the average market price per share as opposed to the greater of the average or ending market price per share when applying the treasury stock method in determining common share equivalents, replaces fully diluted earnings per share.

In February 1997, the FASB issued SFAS No. 129, Disclosure of Information about Capital Structure, which establishes standards for disclosing information about an entity's capital structure. SFAS No. 129 is effective for periods ending after December 15, 1997. The adoption of SFAS No. 129 did not impact the Company's capital structure disclosures, as the Company was already in compliance with this accounting standard.

In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments and related information in interim and annual financial statements. SFAS No. 130 and 131 are effective for periods beginning after December 15, 1997. SFAS No. 130 could impact the Company's reporting as it

                      WALDEN RESIDENTIAL PROPERTIES, INC.

relates to its outstanding derivatives and management will implement SFAS No. 131 for the year ending December 31, 1998 by reporting its operating segments by geographic location.

RECLASSIFICATIONS

Certain previously reported amounts have been reclassified to conform to current financial statement presentation.

(3) CHANGE IN ACCOUNTING POLICY

Effective July 1, 1996, the Company revised its method of accounting to capitalize the cost of replacement carpets on a prospective basis ($864,000 capitalized in 1996 which would have been expensed under the old policy, which represents $0.06 for basic and diluted net income per share). The Company believes that this accounting policy change is preferable because it is consistent with policies currently being used by the majority of the largest publicly traded apartment REITs and provides a better matching of expenses with the related benefit of the expenditures.

                      WALDEN RESIDENTIAL PROPERTIES, INC.

Following is pro forma information as if the revised capitalization policy was in effect as of January 1, 1995 (in thousands, except per share data):

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                             ------------------
                                                              1996       1995
                                                             -------    -------
Income before extraordinary item and income allocated to
  minority interests as reported.........................    $19,122    $10,685
Add: Adjustment for change in accounting policy to
  capitalize carpet replacement costs....................        264        875
                                                             -------    -------
Income before extraordinary item and income allocated to
  minority interests as adjusted.........................    $19,386    $11,560
                                                             =======    =======
Net income as adjusted...................................    $15,833    $ 9,286
                                                             =======    =======
Net income available to common stockholders as
  adjusted...............................................    $13,446    $ 9,286
                                                             =======    =======
Basic net income per share:
  Before extraordinary item, less preferred distributions
     and income allocated to minority interests as
     reported............................................    $  1.02    $  0.80
  Adjustment for effect of change in accounting policy...       0.02       0.08
                                                             -------    -------
  Income before extraordinary item, less preferred
     distributions and income allocated to minority
     interests as adjusted...............................    $  1.04    $  0.88
                                                             =======    =======
  Net income available to common stockholders as
     reported............................................    $  0.90    $  0.69
  Adjustment for effect of change in accounting policy...       0.02       0.08
                                                             -------    -------
  Net income available to common stockholders as
     adjusted............................................    $  0.92    $  0.77
                                                             =======    =======
Diluted net income per share:
  Before extraordinary item, less preferred distributions
     and income allocated to minority interests as
     reported............................................    $  1.02    $  0.80
  Adjustment for effect of change in accounting policy...       0.02       0.07
                                                             -------    -------
  Income before extraordinary item, less preferred
     distributions and income allocated to minority
     interests as adjusted...............................    $  1.04    $  0.87
                                                             =======    =======
  Net income available to common stockholders as
     reported............................................    $  0.89    $  0.69
  Adjustment for effect of change in accounting policy...       0.02       0.07
                                                             -------    -------
  Net income available to common stockholders as
     adjusted............................................    $  0.91    $  0.76
                                                             =======    =======

(4) ACQUISITIONS AND DISPOSITIONS

ACQUISITIONS

During 1997 the Company acquired 93 apartment properties containing 21,467 units (or 6,037 weighted average units) for a cost of $799.2 million. During 1996 the Company acquired 16 apartment properties containing 5,034 units (or 1,631 weighted average units)

                      WALDEN RESIDENTIAL PROPERTIES, INC.

for a cost of $179.0 million. In addition, in connection with one property acquired in December 1996, the Company acquired approximately 81 acres of adjacent undeveloped land for $4 million. The properties acquired in 1997 and 1996 are located in the states of Texas, Florida, California, Georgia, Arizona and Tennessee.

The acquisitions are accounted for by the purchase method of accounting, and the accompanying consolidated financial statements reflect the results of operations of the acquired properties since the date of purchase.

On October 1, 1997, the Company acquired the assets and business of Drever Partners, Inc. and its affiliates, including 18 partnerships of which Drever Partners, Inc. and certain of its affiliates were the general partners, (collectively, "Drever"), a private real estate management company based in San Francisco and Houston. This transaction included the acquisition by the Company of 79 apartment properties (consisting of 18,118 units), which are included in the 93 properties acquired by the Company during 1997. Pursuant to an Exchange Agreement with Drever, the consideration exchanged by the Company consisted of approximately $94.7 million of cash, the assumption of $286.0 million of mortgage debt (of which the Company repaid $119.0 million with proceeds from an unsecured term loan and its unsecured credit facility) and $303.5 million (based upon the price of the Company's stock at the time of the announcement of the acquisition) of Common OP Units and Preferred OP Units, issued by a newly-formed operating partnership subsidiary of the Company, Walden/Drever Operating Partnership, L.P. ("WDOP"), to the shareholders and partners of and equity participants in Drever. The Units are exchangeable on or after October 1, 1998 into an aggregate of 10,322,397 shares of the Company's common stock, 1,999,909 shares of the Company's 9.00% Redeemable Preferred Stock and 6,666,363 Series B Warrants (each of which is exercisable for one-third of one share of the Company's common stock at $26.875 per share). The 9.00% Redeemable Preferred Stock and the Preferred OP Units are redeemable at the option of the Company in ten years at a redemption price of $25 per share or unit.

On February 18, 1998, the Company acquired two apartment properties with a total of 376 units located in Tampa, Florida for approximately $16.2 million. The Company funded these acquisitions by assuming $5.8 million of variable rate tax-exempt debt maturing in the year 2007, assuming $5.1 million of 7.35% fixed rate debt maturing in the year 2005, and borrowing the remaining amount under the Company's unsecured credit facility. The credit enhancement on the $5.8 million variable rate debt expires in November 1998 and is guaranteed by the Company.

DISPOSITIONS

On October 2, 1997, the Company disposed of one 392-unit property located in Dallas, Texas. During 1996 the Company disposed of three properties: a 384-unit property located in Wichita, Kansas, on April 24, 1996; a 304-unit property located in Corpus Christi, Texas, on August 30, 1996; and a 144-unit property located in Stone Mountain, Georgia, on September 27, 1996. In connection with these dispositions, the Company reported gains in the amount of $2,055,000 and $1,934,000 for the year ended December 31, 1997 and 1996, respectively.

                      WALDEN RESIDENTIAL PROPERTIES, INC.

PRO FORMA INFORMATION (UNAUDITED)

The following unaudited condensed pro forma information for the two years ended December 31, 1997 was prepared from the financial statements of the Company by adjusting for the effect of all public offerings and all property dispositions and acquisitions in 1997 and 1996, including debt used to finance acquisitions or repaid from proceeds of dispositions, as if all of these transactions had occurred on January 1, 1996. The pro forma results do not include gains on property dispositions or extraordinary losses on early extinguishment of debt. The following information is not necessarily indicative of what the performance would have been had the Company owned these properties for the entire period, nor does it purport to represent future results of operations of the Company. (In thousands, except per share information.)

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                           --------------------
                                                             1997        1996
                                                           --------    --------
Revenues.................................................  $268,113    $261,070
Expenses.................................................   245,361     237,814
                                                           --------    --------
Income before income allocated to minority interests.....    22,752      23,256
Income allocated to minority interests...................    (7,362)     (7,619)
                                                           --------    --------
Net income...............................................    15,390      15,637
Preferred distributions..................................   (13,186)    (13,296)
                                                           --------    --------
Net income available to common stockholders..............  $  2,204    $  2,341
                                                           ========    ========
Basic net income per share...............................  $   0.13    $   0.14
                                                           ========    ========
Diluted net income per share.............................  $   0.12    $   0.14
                                                           ========    ========

(5) REAL ESTATE ASSETS

Changes in real estate assets and related accumulated depreciation for the years ended December 31, 1997 and 1996 are as follows (in thousands):

Real estate assets:
  Balance at January 1, 1996................................  $  513,341
  Purchase of real estate assets............................     182,967
  Sale of real estate assets................................     (22,765)
  Fixed asset additions.....................................       9,972
                                                              ----------
  Balance at December 31, 1996..............................     683,515
  Purchase of real estate assets............................     799,162
  Sale of real estate assets................................      (7,323)
  Fixed asset additions.....................................      32,259
                                                              ----------
  Balance at December 31, 1997..............................  $1,507,613
                                                              ==========

                      WALDEN RESIDENTIAL PROPERTIES, INC.

Accumulated depreciation:
  Balance at January 1, 1996................................  $   23,734
  Depreciation expense......................................      19,810
  Write off related to real estate assets sold..............      (1,837)
                                                              ----------
  Balance at December 31, 1996..............................      41,707
  Depreciation expense......................................      33,560
  Write off related to real estate assets sold..............        (683)
                                                              ----------
  Balance at December 31, 1997..............................  $   74,584
                                                              ==========

(6) WDN MANAGEMENT COMPANY

For the period February 9, 1994 through December 31, 1996, the Company owned 5% of the voting common stock and 100% of the non-voting common stock (which represented 95% of the economic interest) of WDN Management Company ("WDN Management"). The remaining 95% of the voting common stock (which represented a 5% economic interest) was owned by the Company's four executive officers. For this period, the results of operations of WDN Management were accounted for on the equity method. On December 31, 1996, the Company purchased the additional 5% economic interest in WDN Management from the four executive officers for $15,000 which represents the four executive officers' original cost of the shares. At such time, WDN Management and its wholly-owned subsidiary were merged into the Company and WDN Management was dissolved.

(7) MORTGAGE NOTES PAYABLE, UNSECURED TERM LOAN AND UNSECURED CREDIT FACILITY

Mortgage notes payable and the Company's unsecured term loan (the "Term Loan") and unsecured credit facility (the "Credit Facility") consist of the following (in thousands):

                                      AS OF DECEMBER 31, 1997           PRINCIPAL BALANCE
                                ------------------------------------   AS OF DECEMBER 31,
                                WEIGHTED AVERAGE   WEIGHTED AVERAGE    -------------------
                                 INTEREST RATE     YEARS TO MATURITY     1997       1996
                                ----------------   -----------------   --------   --------
Conventional Fixed Rate
  Mortgage Notes:
  Mortgage notes payable to
     the Federal National
  Mortgage Association........        8.81%               6.1          $ 43,101   $ 48,343
  Mortgage notes payable to
     insurance companies......        7.83%               3.8           248,155     86,452
  Mortgage notes - other......        8.50%               2.6             3,175      3,208
                                      ----               ----          --------   --------
                                      7.98%               4.1           294,431    138,003

                      WALDEN RESIDENTIAL PROPERTIES, INC.

                                      AS OF DECEMBER 31, 1997           PRINCIPAL BALANCE
                                ------------------------------------   AS OF DECEMBER 31,
                                WEIGHTED AVERAGE   WEIGHTED AVERAGE    -------------------
                                 INTEREST RATE     YEARS TO MATURITY     1997       1996
                                ----------------   -----------------   --------   --------
Tax-exempt Mortgage Notes:
  Fixed rate..................        6.51%              19.3            75,638     69,820
  Variable rate...............        5.53%               0.5            51,085     51,085
                                      ----               ----          --------   --------
                                      6.11%              11.7           126,723    120,905
Variable Rate Notes:
  Unsecured Term Loan.........        7.98%               0.9           200,000         --
  Unsecured Credit Facility...        7.72%               1.1            74,000         --
  Other.......................        8.63%               2.9             7,200         --
                                      ----               ----          --------   --------
                                      7.93%               1.0           281,200         --
                                      ----               ----          --------   --------
  Total/Weighted Average......        7.62%               4.2          $702,354   $258,908
                                      ====               ====          ========   ========

As of December 31, 1997, the Company had collateralized 88 of its 154 properties under various mortgage loans.

CONVENTIONAL MORTGAGE NOTES PAYABLE

Conventional mortgage notes payable include 60 loans encumbering 75 properties at December 31, 1997. Mortgage notes for $294.4 million are payable in monthly installments aggregating approximately $2.3 million, including principal and interest at various fixed rates ranging from 6.95% to 9.22% per annum. One mortgage loan for $7.2 million is a variable rate loan requiring monthly payments of interest only (8.63% interest rate at December 31, 1997). Scheduled maturities are at various dates ranging from March 31, 1998 through December 1, 2005.

TAX-EXEMPT MORTGAGE NOTES PAYABLE

At December 31, 1997, 13 of the Company's properties are encumbered by 12 mortgage notes which were financed from the proceeds of tax-exempt bonds and which have credit enhancements. Mortgage notes of approximately $75.7 million are payable in monthly installments of approximately $0.5 million, including principal and interest at fixed rates ranging from 6.13% to 6.75% per annum. Mortgage notes in the amount of $68.8 million have scheduled maturities ranging from October 1, 2005 through September 1, 2028. The remaining mortgage note of $6.9 million was refinanced in February 1998 (see below). The remaining tax-exempt mortgage notes in the amount of $51.1 million have variable interest rates, are payable in monthly installments of interest only and have a weighted average interest rate of 5.53% as of December 31, 1997. The bonds underlying these mortgage notes are scheduled to mature on May 1, 2024, while the credit enhancements mature on June 30, 1998. The Company has guaranteed $6.4 million of the tax-exempt mortgage notes as of December 31, 1997 and 1996.

On January 29, 1998 and February 12, 1998, the Company refinanced $12.7 million and $6.9 million, respectively, of the variable rate tax-exempt mortgage loans and extended the mortgage loan and credit enhancement maturity to February 15, 2028. The Company has

                      WALDEN RESIDENTIAL PROPERTIES, INC.

also received a commitment to refinance the remaining variable rate tax-exempt mortgage loans to provide a 30-year credit enhancement.

In March 1998, $78.1 million of conventional fixed-rate mortgage notes were refinanced with $110.0 million of fixed-rate debt, of which 80.0 million of such debt bears interest at 6.62% and matures in December 2007 and the remaining $30.0 million bears interest at 7.06% and matures in December 2017.

UNSECURED TERM LOAN AND UNSECURED CREDIT FACILITY

On December 15, 1997, the Company entered into an unsecured $200 million one year term loan agreement (the "Term Loan") with BankBoston, as agent for a group of financial institutions. The interest rate on the borrowing is identical to that of the Credit Facility (see below). This borrowing was utilized to repay a $110 million term loan obtained on October 1, 1997 in connection with the acquisition of the apartment properties owned by Drever. The balance of the proceeds of the Term Loan were used to reduce the Credit Facility borrowings. The Company paid a loan fee of $1.2 million dollars for the Term Loan which is being amortized over the life of the loan.

The Company has a $150 million unsecured Credit Facility with BankBoston, as agent for a group of financial institutions, which matures February 1999. At the Company's election, the interest rate on any borrowings under its Credit Facility is at a floating rate equal to either (i) BankBoston's base rate (8.5% at December 31, 1997) plus 0.5%, or (ii) LIBOR (5.7% at December 31, 1997) plus 1.375%.

The Term Loan and Credit Facility contain customary representations, warranties and events of default which require the Company to comply with certain affirmative and negative covenants. The primary restrictive covenants provide that: (i) distributions to stockholders may not exceed 90% of funds from operations, as defined in the Term Loan and Credit Facility; (ii) secured mortgage indebtedness may not exceed 40% of the Company's total assets before depreciation; (iii) the Company's fixed charge coverage ratio, as defined, must exceed 1.25; and (iv) the Company's debt service coverage ratio, as defined, must exceed 2.0. As of December 31, 1997, the Company is in compliance with all covenants of the Term Loan and Credit Facility.

PRINCIPAL DEBT MATURITIES

Principal debt maturities, including balloon payments, for the next five years are as follows (in thousands):

1998........................................................  $341,206
1999........................................................    79,612
2000........................................................    20,270
2001........................................................    72,890
2002........................................................     4,986
Thereafter..................................................   183,390
                                                              --------
  Total.....................................................  $702,354
                                                              ========

                      WALDEN RESIDENTIAL PROPERTIES, INC.

EXTRAORDINARY ITEMS

As a result of the sale of a property during 1997, the Company recorded an extraordinary loss in the amount of $0.4 million, which represented the write-off of unamortized deferred financing costs and prepayment penalties from the early retirement of debt. During 1996, the Company refinanced approximately $36.4 million of mortgage loans and the Credit Facility prior to maturity, which resulted in an aggregate extraordinary loss of $1.8 million. These losses represented prepayment fees and unamortized financing costs related to the debt retired.

FORWARD TREASURY LOCK AGREEMENTS

The Company has entered into five forward treasury lock agreements in order to hedge its exposure to interest rate fluctuations on anticipated debt financing expected to close in 1998. Under these agreements, the Company will pay or receive an amount equal to the difference between the Reference Yield and the Market Yield, as defined, on the date of exercise. The exercise date may be any date up to the settlement date. Any gain or loss under these agreements will be amortized to interest expense over the term of the financing. The following forward treasury lock agreements were in place as of December 31, 1997:

 NATIONAL AMOUNT     SETTLEMENT DATE    REFERENCE YIELD    REFERENCE TREASURY
 ---------------     ---------------    ---------------    ------------------
   (In thousands)
     $75,000        November 23, 1998        5.8950%      5.750% due 11/30/02
      25,000        November 23, 1998        5.9600%      6.125% due 08/15/07
     100,000        May 22, 1998             6.3205%      6.125% due 08/15/07
      75,000        May 21, 1998             6.4745%      6.125% due 08/15/07
      20,000        May 22, 1998             6.2594%      6.625% due 02/15/27
    --------
    $295,000
    ========

(8) EMPLOYEE BENEFIT PLAN

Effective October 1, 1995, WDN Management adopted a 401(k) Plan for its employees and the employees of the Company. The 401(k) plan is a voluntary defined contribution plan. Qualified employees may participate in the plan by contributing up to 15% (20% effective October 1, 1997) of the participant's annual compensation (not to exceed $9,500, $9,500 and $9,240 per annum for 1997, 1996 and 1995, respectively). In 1997, the Company made an annual matching contribution on the participants' behalf of $136,000, representing up to 3% of the participant's annual compensation for the periods from October 1, 1996 through September 30, 1997 and from October 1, 1997 through December 31, 1997. In 1996, WDN Management made an annual matching contribution on the participant's behalf of $217,000. This represented up to 6% and 3% of the participant's annual compensation for the periods from October 1, 1995 through March 31, 1996 and from April 1, 1996 through September 30, 1996, respectively. The amount relating to the Company's employees was reimbursed to WDN Management by the

                      WALDEN RESIDENTIAL PROPERTIES, INC.

Company in 1996. A participant's salary deferral contribution is 100% vested and nonforfeitable. A participant will become vested in the Company's matching contributions after five years.

(9) OFFICER AND DIRECTOR NOTES FOR STOCK PURCHASES

On July 19, 1994, the Company issued 183,000 shares of its common stock, at $20.875 per share (the closing sales price of the common stock on the New York Stock Exchange for that date), to four executive officers and to seven other officers of the Company. Each officer acquiring stock paid 10% of the purchase price in cash, with the remaining 90% loaned by the Company. Each such loan is evidenced by a note with a five year term, bearing interest at a fixed rate of 7.25% per annum, payable quarterly, and is secured by a pledge of the shares of common stock purchased by each officer pursuant to such loans. One officer is personally liable for the indebtedness evidenced by his note, while the loans to each of the other officers are non-recourse.

On December 14, 1995, the Company authorized the issuance of shares of its common stock at $19.375 per share, the closing sales price of the common stock on the New York Stock Exchange for that date, to four executive officers, three other officers and four directors. On December 20, 1995, the Company agreed to issue 122,600 shares of its common stock to such officers and directors. On such date, the closing sales price of the Company's common stock on the New York Stock Exchange was $19.50 per share. Of such shares of common stock, the Company issued 103,800 on December 28, 1995 and 18,800 on January 18, 1996. Such shares were issued from common stock repurchased pursuant to the Company's stock repurchase program (see Note 11). Each officer and director acquiring stock paid 20% and 50%, respectively, of the purchase price in cash with the remaining amount loaned by the Company. Each loan is evidenced by a note with a five year term, bearing interest at a fixed rate of 8% per annum, payable quarterly, and is secured by a pledge of the shares of common stock purchased. In addition, each officer and director is personally liable for the indebtedness evidenced by the respective note.

On February 17, 1998, the Company implemented a new officer loan program allowing officers to purchase the Company's common stock at current market prices and to exercise vested stock options with the assistance of a loan from the Company. Under this program, officers are eligible to purchase stock on March 1 and September 1 of each year in an aggregate amount of up to three times the officer's annual salary. A cash payment of 5% to 15% of the purchase price is required by the officer, depending upon the amount of the purchase, with the remainder loaned on a full recourse basis to the officer. Each loan is evidenced by a note with a five-year term, requiring quarterly payments of interest only at a fixed interest rate equal to the Company's then current interest rate under its Credit Facility. The loan is secured by a pledge of the shares of common stock purchased by each officer pursuant to such loan.

On March 2, 1998, the Company issued 138,692 shares of its common stock, at $24.75 per share (the closing price of the common stock on the New York Stock Exchange for the previous trading day) and 26,192 shares of its common stock at a stock option grant price of $19.25 per share, to 25 officers under the officer loan program. The

                      WALDEN RESIDENTIAL PROPERTIES, INC.

Company issued loans to officers in the amount of approximately $3.6 million, bearing interest at 7%.

(10) STOCK OPTION PLAN

The Company adopted a stock option plan (the "Option Plan") in 1994 to provide incentives to officers, key employees and directors. Stock options granted under the Option Plan include non-qualified options and incentive stock options ("ISOs"). Options granted to non-employee directors vest over a one-year period. Options granted to officers and other employees vest ratably over a four-year period. All options expire ten years from the date of grant. Shares of common stock reserved for issuance under the Option Plan are in an amount equal to 10% of the Company's outstanding shares including exchangeable or convertible securities. As of December 31, 1997, 3,115,953 shares of common stock were reserved for issuance under the Option Plan. The Option Plan limits the number of shares of common stock issuable pursuant to ISOs to 1,500,000. Following is a summary of stock option activity for the three years ended December 31, 1997:

                                  1997                   1996                  1995
                          --------------------   --------------------   ------------------
                          WEIGHTED               WEIGHTED               WEIGHTED
                          AVERAGE                AVERAGE                AVERAGE
                           PRICE      OPTIONS     PRICE      OPTIONS     PRICE     OPTIONS
                          --------   ---------   --------   ---------   --------   -------
Options outstanding,
  beginning of year.....   $20.07    1,392,750    $19.23      792,500    $19.25    521,350
  Granted...............    25.34    1,778,250     21.16      603,250     19.21    286,150
  Exercised.............    19.56     (138,813)    19.25         (125)    19.25     (1,875)
  Canceled..............    22.83     (148,562)    20.64       (2,875)    19.25    (13,125)
                           ------    ---------    ------    ---------    ------    -------
Options outstanding, end
  of year...............   $23.20    2,883,625    $20.07    1,392,750    $19.23    792,500
                           ======    =========    ======    =========    ======    =======
Exercisable options, end
  of year...............   $21.21    1,076,619    $19.22      356,900    $19.25    141,713
                           ======    =========    ======    =========    ======    =======

As of December 31, 1997, options for 1,076,619 shares of common stock were exercisable at prices ranging from $18.47 to $26.00 per share and had a weighted average remaining contractual life of 5.5 years. Outstanding options as of December 31, 1997 had a weighted average contractual life of 7.9 years.

SFAS No. 123, "Accounting for Stock-Based Compensation," requires companies to use recognized option pricing models to estimate the fair value of stock based compensation, including stock options. The Company has elected not to recognize compensation expense as calculated under SFAS No. 123, but rather will continue recognizing expense as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," as allowed under SFAS No. 123.

Had compensation expense been determined based on the fair value of the stock option grants at the grant dates consistent with the method of SFAS No. 123, the Company's net

                      WALDEN RESIDENTIAL PROPERTIES, INC.

income and net income per common share would have been reduced to the pro forma amounts indicated below:

                                                           1997     1996      1995
                                                          ------   -------   ------
Net income available to common stockholders:
  As reported (in thousands)............................  $9,396   $13,182   $8,411
  Pro forma (in thousands)..............................  $8,180   $12,806   $8,184
Basic net income per share:
  As reported...........................................  $ 0.53   $  0.90   $ 0.69
  Pro forma.............................................  $ 0.47   $  0.87   $ 0.67
Diluted net income per share:
  As reported...........................................  $ 0.53   $  0.89   $ 0.69
  Pro forma.............................................  $ 0.46   $  0.87   $ 0.67
Stock options issued (in thousands).....................   1,778       603      286
Weighted average exercise price.........................  $25.34   $ 21.16   $19.21
Weighted average compensation value of options granted
  per option(1).........................................  $ 2.38   $  1.14   $ 1.20
Compensation cost (in thousands)........................  $1,397   $   376   $  227

-------------------------

(1) Calculated in accordance with the binomial model, using the following assumptions; (i) expected volatility computed using the monthly average of the Company's common stock market price as listed on the New York Stock Exchange for the period April 1995 through September 1997 for the year ended December 31, 1997, with an average market price volatility of 13.4% and the period February 1994 through July 1996 for the periods ended December 31, 1996 and 1995, with an average market price volatility of 11.92%; (ii) expected dividend yield ranging from 7.42% to 9.90%; (iii) expected option term of six years; (iv) risk-free rate of return as of the date of grant, which ranged from 5.39% to 7.61%, based on extrapolated yield of six year U.S. Treasury securities and (v) forfeiture rate of 4.0%.

(11) STOCKHOLDERS' EQUITY AND MINORITY INTERESTS

MINORITY INTERESTS

In connection with apartment acquisitions in June 1995, the Company issued Common OP Units that are exchangeable for an aggregate of 810,128 shares of the Company's common stock at the option of the unit holders. Prior to exchange, the holders of these Common OP Units will be entitled to receive quarterly distributions equal to the greater of the Company's actual distributions on 810,128 shares of common stock, or $369,000 in the aggregate ($391,000 was accrued as of December 31, 1997). Distributions of $1,564,000, $1,789,000 and $461,000 were paid to these unit holders for the years ended December 31, 1997, 1996 and 1995, respectively. These securities have been recorded as minority interests in the accompanying balance sheets.

                      WALDEN RESIDENTIAL PROPERTIES, INC.

In connection with an apartment acquisition in April 1997, the Company issued $1.1 million of Common OP Units which are convertible into 44,379 shares of the Company's common stock. Prior to conversion, the holders of these Common OP Units will be entitled to receive quarterly distributions on the equivalent of 44,379 shares of common stock if and when declared and paid ($38,000 was declared and paid during the year ended December 31, 1997). These securities have been recorded as minority interests in the accompanying balance sheets.

In connection with the properties acquired from Drever in October 1997 (see Note
4), the Company issued $303.5 million of Common OP Units and Preferred OP Units which are exchangeable on or after October 1, 1998, into common stock and 9.00% redeemable preferred stock with detachable warrants, respectively. Approximately half of these Common OP Units and Preferred OP Units must convert to common and preferred shares, respectively, on October 1, 1998. Beginning in 1998, the holders of the Preferred OP Units will be entitled to receive quarterly distributions of $0.5625 per unit and the holders of the Common OP Units will be entitled to receive quarterly distributions equal to those on the Company's common stock. These securities have been recorded as minority interests in the accompanying balance sheets.

On March 4, 1998, the Company paid distributions of $5.4 million on the Common OP Units (which represented $0.4825 per unit) and $1.1 million on the Preferred OP Units (which represented $0.5625 per unit).

DIVIDEND REINVESTMENT PROGRAM

The Company has a Dividend Reinvestment and Stock Purchase Program ("DRP") which allows stockholders to reinvest their common or preferred distributions quarterly into shares of the Company's common stock, in lieu of receiving cash distributions. The current DRP provides that the issue price of dividend reinvestment purchases are at 95% of the average closing market price of the Company's common stock for the five days preceding such purchase. The Company has filed various shelf registration statements for an aggregate of 2,500,000 shares of common stock to be issued pursuant to the DRP, of which 923,726 shares were available for issuance as of December 31, 1997. Pursuant to the DRP, the Company issued 216,867 and 955,434 shares of its common stock during 1996 and 1997, respectively.

OTHER SHELF REGISTRATIONS

On June 2, 1995, the Company filed a shelf registration statement for $150,000,000 in shares of common or preferred stock. On October 9, 1996, the Company filed another registration statement for $150,000,000 in shares of common or preferred stock or stock warrants. The amount of securities available for issuance under these registration statements at December 31, 1997 were $6,032,000 and $19,993,000, respectively.

                      WALDEN RESIDENTIAL PROPERTIES, INC.

PUBLIC OFFERINGS

Following is a summary of the Company's public offerings through December 31, 1997:

DESCRIPTION                  DATE ISSUED      ISSUE PRICE       SHARES        NET PROCEEDS
-----------               -----------------   -----------   --------------   --------------
                                                            (In thousands)   (In thousands)
Common Stock:
  IPO...................  February 9, 1994      $19.250          8,386(1)       $143,680(2)
  Follow-on offerings:    November 7, 1994      $19.250          1,500            26,706
                          June 23, 1995         $18.375          3,500            60,173
                          August 27, 1996       $20.625          1,680            32,626(2)
                          December 24, 1996     $24.250          1,237            28,233(3)
                                                                ------          --------
                                                                16,303          $291,418
                                                                ======          ========
Preferred
  Stock/Warrants:
  9.16% Series A
     Convertible
     Redeemable
     Preferred Stock....  April 26, 1996        $25.000          1,800            43,500
  9.20% Senior Preferred
     Stock and
     Warrants...........  December 27, 1996     $25.000          4,000            95,344
                                                                ------          --------
                                                                 5,800           138,844
                                                                ------          --------
Total public
  offerings.............                                        22,103          $430,262
                                                                ======          ========

-------------------------

(1) Includes 645,000 shares issued to Walden and certain officers of Walden (the "Restricted Shares").

(2) Includes overallotment option exercised.

(3) Includes 161,000 shares issued in January 1997 pursuant to an overallotment option. Net proceeds were $3,524,000.

On February 19, 1998, the Company issued 323,232 shares of its common stock at a price of $23.515 per share, resulting in net equity proceeds of $7.6 million.

PREFERRED STOCK AND WARRANTS

On April 26, 1996, the Company sold 1,800,000 shares of a 9.16% Series A Convertible Redeemable Preferred Stock ("Series A") at $25.00 per share. On August 14, 1996, 1,707,300 shares of Series A were exchanged for the same number of shares of a 9.16% Series B Convertible Redeemable Preferred Stock ("Series B"). On July 1, 1996, 14,000 shares of Series A were converted into 15,968 shares of common stock. During 1997, 73,818 shares of Series B were converted into 84,194 shares of common stock. On July 2, 1997, the remaining Series A shares which had not converted to shares of the Company's common stock, were automatically exchanged for Series B shares pursuant to the terms of

                      WALDEN RESIDENTIAL PROPERTIES, INC.

the Series A shares. Distributions on Series B shares are cumulative and are equal to the greater of (i) $2.29 per annum or (ii) the distribution on the number of shares of common stock into which a share of Series B is convertible. Series B shares are convertible into 1.1406 shares of common stock and are redeemable at the option of the Company on or after April 30, 2006 at $25.00 per share.

On December 27, 1996, the Company sold 4,000,000 units at $25.00 per unit. Each unit represented one share of 9.20% Senior Preferred Stock and one detachable warrant. The preferred stock is not convertible into common stock and is redeemable by the Company on or after December 31, 2006 at $25.00 per share. Distributions on the preferred stock are cumulative. A warrant may be exchanged for one-third share of common stock at an exercise price of $26.875 per share. The warrants expire on January 1, 2002.

The aggregate liquidation preference of the Company's preferred stock was $142,805,000 as of December 31, 1997.

RESTRICTED STOCK

On February 6, 1997, the Company adopted a Long-Term Incentive Plan to attract and retain individuals to serve as directors, officers and employees of the Company. The recipients of the Company's restricted shares of common stock (the "Restricted Stock") are required to pay the $0.01 par value of the common stock. On February 12, 1997, the Company issued 107,500 shares of Restricted Stock under this plan to four executive officers, its non-employee directors and certain other employees of the Company (of which 18,000 shares of Restricted Stock were canceled upon departures of certain individuals). The shares issued to the non-employee directors vest ratably over a three-year period; while the shares issued to the executive officers and other employees vest over a ten-year period, with an initial vesting of 40% after the fourth anniversary and a 10% annual vesting thereafter. Deferred compensation related to the Restricted Stock was computed based upon the market value of the shares at the date of issuance less the amount paid for the shares. This deferred compensation is being amortized over the respective vesting periods. The unamortized amount as of December 31, 1997 was $1,404,000.

The vesting period of the Restricted Stock issued to the Company's former CEO and Chairman of the Board was accelerated to October 2000, pursuant to a settlement agreement. In addition, the balance of the deferred compensation on such Restricted Stock ($739,000) was fully amortized in 1997, and is included in the unusual charge -- officer settlement agreement in the statement of income.

On February 4, 1998, the Company issued 4,000 restricted shares of common stock to two executive officers which shares vest ratably over a three year period.

OTHER STOCK ISSUANCES

On April 19, 1995, the Company acquired a multifamily property for $14 million. The acquisition was funded by $9.8 million in financing and the issuance of 215,700 shares of the Company's common stock at a price of $19.55 per share.

                      WALDEN RESIDENTIAL PROPERTIES, INC.

As discussed in Note 9, 183,000 shares of common stock were sold to 11 officers of the Company on July 19, 1994; 103,800 shares of common stock were sold to seven officers and four directors on December 28, 1995 and 18,800 shares were sold to one officer on January 18, 1996. All of the stock sold was pursuant to an officer/director stock purchase plan at the then current market price.

STOCK REPURCHASES

In December 1995, the Company announced its intention to repurchase shares of its common stock. During 1995, the Company repurchased 103,800 shares of its common stock at a cost of $2,038,000, of which $110,000 was not paid until January 1996. All 103,800 shares were reissued to officers and directors on December 28, 1995 pursuant to an officer and director stock purchase agreement (see Note 9). During 1996, the Company repurchased 318,300 shares of its common stock at a cost of $6,462,000; of which 18,800 shares were reissued on January 18, 1996 pursuant to an officer and director stock purchase agreement (see Note
9). The remaining 299,500 shares were retired in 1996.

In July 1997, the Company announced its intention to repurchase additional shares of its common stock. During 1997 the Company repurchased and retired 278,500 shares of its common stock at a cost of $6,666,000.

DISTRIBUTIONS TO COMMON AND PREFERRED STOCKHOLDERS

For the year ended December 31, 1995, the Company paid distributions of $22,020,000 (or $1.82 per share of common stock), of which 45.75% represented a return of capital, 3.84% represented a long-term capital gain and 50.41% represented ordinary taxable dividend income.

For the year ended December 31, 1996, the Company paid distributions of $27.0 million to its common stockholders (or $1.86 per share of common stock), of which 43.3% represented a return of capital, 3.7% represented a long-term capital gain and 53.0% represented ordinary taxable dividend income. In addition, the Company paid distributions of $2.4 million on its 9.16% Convertible Redeemable Preferred Stock (or $1.335 per share), of which 6.53% represented a long-term capital gain and 93.47% represented ordinary taxable dividend income.

For the year ended December 31, 1997, the Company paid distributions of $33,852,000 (or $1.93 per share of common stock), of which 44.06% represented a return of capital, 2.23% represented a 20% long-term capital gain and 53.71% represented ordinary taxable dividend income. In addition, the Company paid distributions of $3,986,000 on its 9.16% Convertible Redeemable Preferred Stock (or $2.29 per share) and $8,538,000 on its 9.2% Senior Preferred Stock (or $2.30 per share), of which 3.99% represented a long-term capital gain and 96.01% represented ordinary taxable dividend income.

On March 4, 1998, the Company paid distributions of $12.0 million to stockholders of record on February 18, 1998. The common stockholders were paid $0.4825 per share; the 9.16% Convertible Redeemable Preferred Stockholders were paid $0.5725 per share and the 9.20% Senior Preferred Stockholders were paid $0.575 per share.

                      WALDEN RESIDENTIAL PROPERTIES, INC.

DISTRIBUTION PREFERENCES

Distributions on the Company's preferred stock and certain of its minority interest securities have priority over other distributions. Following are the Company's distribution preferences:

     (a) First, to holders of the 9.20% Senior Preferred Stock (4,000,000 shares at December 31, 1997, with an annual dividend rate of $2.30 per share); then

     (b) to holders of the 9.16% Series B Convertible Redeemable Preferred Stock (1,712,182 shares at December 31, 1997, with an annual dividend rate of $2.29 per share) and the holders of 1,999,909 Preferred OP Units (with an annual distribution of $2.25 per unit); then

     (c) to holders of 810,128 Common OP Units (at a minimum cumulative annual distribution equal to $1.82 per unit); and

     (d) finally, to all remaining holders of Common OP Units and common stock.

(12) FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

The following disclosure of estimated fair value of financial instruments was determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgement is necessary to interpret market data and develop the related estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and cash equivalents, receivables (including notes receivable from officers and directors), accounts payable and accrued expenses and other liabilities are carried at amounts which reasonably approximate their fair value.

As of December 31, 1997, the outstanding balance of fixed rate mortgage notes payable of $370.1 million had a fair value of $379.1 million (excluding prepayment penalties) as estimated based upon interest rates available for the issuance of debt with similar terms and remaining maturities as of December 31, 1997. Of these mortgages, $179.0 million were not prepayable at December 31, 1997. The remaining notes were subject to prepayment penalties of $5.6 million at December 31, 1997, which would be required to retire these notes prior to maturity. The floating rate mortgage notes payable balance at December 31, 1997 reasonably approximates fair value.

As of December 31, 1996, the outstanding balance of fixed rate mortgage notes payable of $207.8 million had a fair value of $211.7 million (excluding prepayment penalties) as estimated based upon interest rates available for the issuance of debt with similar terms and remaining maturities as of December 31, 1996. Of these mortgage notes, $178.0 million were not prepayable at December 31, 1996. The remaining notes were subject to prepayment penalties of $1.9 million at December 31, 1996, which would be required to retire these notes prior to maturity. The floating rate mortgage notes payable balance of $51.1 million at December 31, 1996 reasonably approximates fair value.

                      WALDEN RESIDENTIAL PROPERTIES, INC.

The fair value of the Company's forward treasury lock agreements (used to hedge against exposure to interest rate fluctuations) is $9.3 million, the estimated amount that the Company would pay to terminate the agreements as of December 31, 1997. The amount was determined based on a quote received from a financial institution which transacts these type of settlements.

The fair value estimates presented herein are based on information available to management as of December 31, 1997 and 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

(13) COMMITMENTS AND CONTINGENCIES

The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. While the resolution of these matters cannot be predicted with certainty, management believes that the final outcome of such matters will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

Effective October 1, 1995, the Company entered into a lease agreement for its corporate office space. The lease requires monthly lease payments of $25,000 for a period of sixty months.

In January 1998, the Company executed a lease agreement for additional office space. The lease requires monthly lease payments commencing at $66,000 up to $78,000 for a period of 120 months, beginning May 1998.

As of December 31, 1997, the Company had employment agreements with five executive officers for five-year periods ending in February or October 2002. The aggregate remaining compensation due under these agreements was approximately $4.9 million as of December 31, 1997. Under such agreements, the Company is liable for the compensation benefits for one year if an executive officer were to be terminated without cause, as defined.

On various dates in 1996 and 1997, the Company entered into contractual obligations with a third party to construct carports on 59 of the Company's properties. The total cost of the carports was estimated to be approximately $13.6 million, of which $9.3 million had been incurred as of December 31, 1997. The remaining $4.3 million is expected to be paid during 1998.

On February 27, 1998, the Company signed a joint venture agreement with The Grupe Company ("Grupe") to purchase, for approximately $47 million, two Sacramento area properties which will consist of 616 apartment units. Under the terms of the joint venture, Grupe will build and lease-up the two properties before the Company would purchase 100% of both properties from the joint venture. The purchase is anticipated to occur sometime in late 1999.

                      WALDEN RESIDENTIAL PROPERTIES, INC.

(14) QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly financial information for the two year period ended December 31, 1997 is as follows (in thousands, except per share amounts):

                                                 1997 QUARTERS ENDED
                            -------------------------------------------------------------
                            MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31(a)    TOTAL
                            --------   -------   ------------   --------------   --------
Revenues..................  $33,291    $34,750     $36,499         $66,595       $171,135
Expenses..................   26,556     29,065      30,328          60,128        146,077
                            -------    -------     -------         -------       --------
Operating income..........    6,735      5,685       6,171           6,467         25,058
Gain on disposition of
  real property...........       --         --          --           2,055          2,055
Extraordinary loss on debt
  extinguishment..........       --         --          --            (422)          (422)
Income allocated to
  minority interests......     (405)      (395)       (397)         (2,912)        (4,109)
                            -------    -------     -------         -------       --------
Net income................    6,330      5,290       5,774           5,188         22,582
Preferred distributions...   (3,312)    (3,311)     (3,282)         (3,281)       (13,186)
                            -------    -------     -------         -------       --------
Net income available to
  common stockholders.....  $ 3,018    $ 1,979     $ 2,492         $ 1,907       $  9,396
                            =======    =======     =======         =======       ========
Basic net income per
  share:
Before extraordinary item,
  less preferred
  distributions and income
  allocated to minority
  interests...............  $  0.18    $  0.11     $  0.14         $  0.13       $   0.55
Extraordinary loss on debt
  extinguishment..........       --         --          --           (0.02)         (0.02)
                            -------    -------     -------         -------       --------
Net income available to
  common stockholders.....  $  0.18    $  0.11     $  0.14         $  0.11       $   0.53
                            =======    =======     =======         =======       ========
Diluted net income per
  share:
Before extraordinary item,
  less preferred
  distributions and income
  allocated to minority
  interests...............  $  0.17    $  0.11     $  0.14         $  0.13       $   0.55
Extraordinary loss on debt
  extinguishment..........       --         --          --           (0.02)         (0.02)
                            -------    -------     -------         -------       --------
Net income available to
  common stockholders.....  $  0.17    $  0.11     $  0.14         $  0.11       $   0.53
                            =======    =======     =======         =======       ========

-------------------------

(a) Operations for the fourth quarter of 1997 include Drever, which was acquired on October 1, 1997 (see Note 11).

                      WALDEN RESIDENTIAL PROPERTIES, INC.

                                                 1996 QUARTERS ENDED
                              ----------------------------------------------------------
                              MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31    TOTAL
                              --------   -------   ------------   -----------   --------
Revenues....................  $25,275    $25,962     $28,899        $31,035     $111,171
Expenses....................   21,755     22,117      24,136         25,975       93,983
                              -------    -------     -------        -------     --------
Operating income............    3,520      3,845       4,763          5,060       17,188
Gain on disposition of real
  property..................       --      1,272         724            (62)       1,934
Extraordinary loss on debt
  extinguishment............     (488)       (96)       (488)          (776)      (1,848)
Income allocated to minority
  interests.................     (471)      (471)       (387)          (376)      (1,705)
                              -------    -------     -------        -------     --------
Net income..................    2,561      4,550       4,612          3,846       15,569
Preferred distributions.....       --       (342)     (1,022)        (1,023)      (2,387)
                              -------    -------     -------        -------     --------
Net income available to
  common stockholders.......  $ 2,561    $ 4,208     $ 3,590        $ 2,823     $ 13,182
                              =======    =======     =======        =======     ========
Basic net income per share:
Before extraordinary item,
  less preferred
  distributions and income
  allocated to minority
  interests.................  $  0.21    $  0.31     $  0.28        $  0.23     $   1.02
Extraordinary loss on debt
  extinguishment............    (0.03)     (0.01)      (0.03)         (0.05)       (0.12)
                              -------    -------     -------        -------     --------
Net income available to
  common stockholders.......  $  0.18    $  0.30     $  0.25        $  0.18     $   0.90
                              =======    =======     =======        =======     ========
Diluted net income per
  share:
Before extraordinary item,
  less preferred
  distributions and income
  allocated to minority
  interests.................  $  0.21    $  0.31     $  0.28        $  0.23     $   1.01
Extraordinary loss on debt
  extinguishment............    (0.03)     (0.01)      (0.03)         (0.05)       (0.12)
                              -------    -------     -------        -------     --------
Net income available to
  common stockholders.......  $  0.18    $  0.30     $  0.25        $  0.18     $   0.90
                              =======    =======     =======        =======     ========

                      WALDEN RESIDENTIAL PROPERTIES, INC.

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

The following unaudited pro forma condensed consolidated statement of income includes (i) the historical results of the Company, which should be read in conjunction with the consolidated financial statements of the Company and its "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein, (ii) the combined financial statements of Drever and its affiliates (collectively, the "Drever Group"), which consist of Drever, four majority owned subsidiaries (including Drever, McIntosh, Inc.), two affiliated corporations (AOF and AOF II), one affiliated entity and the 18 Partnerships, which should be read in conjunction with the combined financial statements of Drever and its affiliates included herein, (iii) the acquisitions of fourteen properties and the sale of one property, and (iv) the interest on the additional debt incurred to consummate these transactions. The acquisition of the Drever Group and other properties are being recorded in accordance with the purchase method of accounting pursuant to Accounting Standards Board Opinion No. 16. The unaudited pro forma condensed consolidated statement of income is not necessarily indicative of what the Company's results of operations would have been had all of these transactions occurred on January 1, 1997 and such condensed income statement does not purport to represent the future results of operations of the Company.

                      WALDEN RESIDENTIAL PROPERTIES, INC.

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                                                     COMBINED
                                          WALDEN     ACQUISITIONS/      DREVER        PRO FORMA       ENTITY
                                        HISTORICAL     SALES(a)      HISTORICAL(b)   ADJUSTMENTS     PRO FORMA
                                        ----------   -------------   -------------   -----------     ---------
REVENUES
  Rental income.......................   $163,224       $10,234         $82,656       $    (90)(c)   $256,024
  Other property income...............      6,313           537           2,786             (1)(c)      9,635
  Interest income.....................      1,598            --             493           (290)(d)      1,801
  Other income........................         --            --             449            204(e)         653
                                         --------       -------         -------       --------       --------
          Total revenues..............    171,135        10,771          86,384           (177)       268,113
                                         --------       -------         -------       --------       --------
EXPENSES
  Property operating and
     maintenance......................     56,483         3,723          31,972            (55)(c)     92,123
  Real estate taxes...................     16,805           943           8,670             --         26,418
  General and administrative..........      7,734            --           8,069             --         15,803
  Unusual charge......................      1,940            --              --             --          1,940
  Interest............................     28,447            --          16,564          8,250(f)      53,261
  Amortization........................        827            --             633           (640)(g)        820
  Depreciation........................     33,841            --          17,140          4,015(h)      54,996
                                         --------       -------         -------       --------       --------
          Total expenses..............    146,077         4,666          83,048         11,570        245,361
                                         --------       -------         -------       --------       --------
Operating income......................     25,058         6,105           3,336        (11,747)        22,752
Gain (loss) on disposition of real
  property............................      2,055            --            (170)        (1,885)(i)         --
Loss on disposition of subsidiary.....         --            --          (2,480)         2,480(e)          --
                                         --------       -------         -------       --------       --------
Income before extraordinary item,
  income taxes and income allocated to
  minority interests..................     27,113         6,105             686        (11,152)        22,752
Income tax benefit....................         --            --             171           (171)(j)          0
                                         --------       -------         -------       --------       --------
Income before extraordinary item and
  income allocated to minority
  interests...........................     27,113         6,105             857        (11,323)        22,752
Extraordinary loss on debt
  extinguishment......................       (422)           --              --            422(g)          --
                                         --------       -------         -------       --------       --------
Income before income allocated to
  minority interests..................     26,691         6,105             857        (10,901)        22,752
Income allocated to minority
  interests...........................     (4,109)           --              --         (3,253)(k)     (7,362)
                                         --------       -------         -------       --------       --------
Net income............................     22,582         6,105             857        (14,154)        15,390
Preferred distributions...............    (13,186)           --              --             --        (13,186)
                                         --------       -------         -------       --------       --------
Net income available to common
  stockholders........................   $  9,396       $ 6,105         $   857       $(14,154)      $  2,204
                                         ========       =======         =======       ========       ========
Basic net income per share............   $    .53                                                    $    .13
                                         ========                                                    ========
Diluted net income per share..........   $    .53                                                    $    .12
                                         ========                                                    ========
Basic weighted average number of
  common shares outstanding...........     17,590                                                      17,599
                                         ========                                                    ========
Diluted weighted average number of
  common shares and common share
  equivalents outstanding.............     17,747                                                      17,756
                                         ========                                                    ========

     See Note 4 of Notes to Consolidated Financial Statements to the Company's Consolidated Financial Statements for the year ended December 31, 1997 for an explanation of 1997 acquisitions and dispositions.

                      WALDEN RESIDENTIAL PROPERTIES, INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

(a) Represents historical revenues and certain expenses from January 1, 1997 to the respective acquisition or disposition date of the fourteen apartment properties acquired and one apartment property disposed of by the Company in 1997.

(b) Represents historical results of operations of Drever Partners, Inc. ("Drever") for the nine months ended September 30, 1997.

(c) Represents the elimination of the operations of One Stanford Court, a 72-unit apartment property sold by Drever in April 1997.

(d) Represents the elimination of interest earned on escrowed funds which were used for acquiring six apartment properties by the Company in 1997.

(e) Represents the elimination of Drever McIntosh, which was sold prior to the closing of the Drever acquisition.

(f) Represents the pro forma adjustment for interest expense related to the indebtedness incurred in connection with the purchase of fourteen apartment properties and the acquisition of Drever and the reduction of indebtedness related to one apartment property disposed of by the Company in 1997, including the amounts borrowed under the Company's variable rate credit facility and term loan and the mortgages assumed. The pro forma weighted average combined interest rate was 7.53% for the year ended December 31, 1997.

(g) Represents the elimination of the amortization of deferred financing costs associated with the Drever mortgage indebtedness, which was eliminated in connection with the acquisition, and the write-off of deferred financing costs related to the debt on one apartment property disposed of by the Company in 1997.

(h) Represents the pro forma adjustment to depreciation of real estate owned as a result of acquiring the real estate assets of fourteen apartment properties and Drever and disposing of the one apartment property by the Company in 1997. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets. Buildings are being depreciated over 30 years other than buildings acquired in the Drever transaction which are being depreciated over 25 years. All other assets are being depreciated over 5, 10, or 15 years depending on the useful life of the related asset.

(i) Represents the elimination of the gain (loss) on disposition of real property related to one apartment property disposed of by the Company and another apartment property sold by Drever.

(j) Represents the elimination of Drever's provision for income taxes since the combined entity will operate as a REIT for Federal income tax purposes and, therefore, will not be subject to Federal income taxes.

(k) Represents an adjustment for partnership common and preferred OP Units issued in connection with the Drever transaction.

                      DREVER PARTNERS, INC. AND AFFILIATES

                       CONDENSED COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                 SEPTEMBER 30,        DECEMBER 31,
                                                      1997                1996
                                               ------------------   -----------------
                                                  (UNAUDITED)
Real estate assets, at cost:
  Land.......................................      $  70,108            $ 70,336
  Buildings and improvements.................        469,576             464,432
  Less accumulated depreciation..............       (115,487)            (99,260)
                                                   ---------            --------
          Total real estate assets...........        424,197             435,508
Rent and other receivables...................            330                 479
Receivables from related parties.............            569               2,957
Prepaid and other assets.....................          1,636                 765
Deferred financing costs, net................          3,136               3,741
Deferred tax asset...........................          1,303                 174
Cash and cash equivalents....................         15,621              10,866
Restricted cash..............................          3,506               4,402
                                                   ---------            --------
          Total assets.......................      $ 450,298            $458,892
                                                   =========            ========
Liabilities:
  Mortgage notes payable.....................      $ 286,061            $290,854
  Other long-term debt.......................            406                 759
  Investor notes payable.....................          6,336               6,497
  Accrued real estate taxes..................          8,579               9,699
  Accounts payable...........................          4,177               3,481
  Payable to related parties.................            901                 301
  Accrued expenses and other liabilities.....         10,444               8,056
                                                   ---------            --------
          Total liabilities..................        316,904             319,647
Commitments and contingencies
Partners'/Stockholders' equity:
  Partners' capital..........................        182,199             179,559
  Common stock...............................             25                  25
  Treasury stock.............................           (371)               (371)
  Additional paid-in capital.................            639                 639
  Accumulated deficit........................        (49,098)            (40,607)
                                                   ---------            --------
          Total partners'/stockholders'
             equity..........................        133,394             139,245
                                                   ---------            --------
          Total liabilities and
             partners'/stockholders'
             equity..........................      $ 450,298            $458,892
                                                   =========            ========

See notes to the condensed combined financial statements.

                      DREVER PARTNERS, INC. AND AFFILIATES

                  CONDENSED COMBINED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              -----------------
                                                               1997      1996
                                                              -------   -------
Revenues
  Rental income.............................................  $82,656   $80,025
  Other property revenue....................................    2,786     2,449
  Construction revenue......................................       --       897
  Interest income...........................................      493       382
  Other income (expense)....................................      449      (316)
                                                              -------   -------
          Total revenues....................................   86,384    83,437
                                                              -------   -------
Expenses
  Property operating and maintenance........................   31,972    30,249
  Real estate taxes.........................................    8,670     8,532
  Construction cost of sales................................       --       795
  General and administrative................................    8,069     6,818
  Interest..................................................   16,564    17,099
  Amortization..............................................      633       658
  Depreciation..............................................   17,140    17,211
                                                              -------   -------
          Total expenses....................................   83,048    81,362
                                                              -------   -------
Operating income............................................    3,336     2,075
Loss on disposition of real property........................     (170)       --
Loss on disposition of subsidiary...........................   (2,480)       --
                                                              -------   -------
Income before extraordinary item and income taxes...........      686     2,075
Income (expense) benefit....................................      171      (484)
                                                              -------   -------
Income before extraordinary item............................      857     1,591
Extraordinary gain on debt extinguishment...................       --        71
                                                              -------   -------
Net income..................................................  $   857   $ 1,662
                                                              =======   =======

See notes to the condensed combined financial statements.

                      DREVER PARTNERS, INC. AND AFFILIATES

                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                               1997       1996
                                                               ----       ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $   857   $  1,662
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................   17,773     17,869
    Loss on disposition of real property....................      170         --
    Loss on disposition of subsidiary.......................    2,480         --
    Extraordinary gain on debt extinguishment...............       --        (71)
    Deferred income tax.....................................   (1,129)        94
    Net effect of changes in operating accounts:
      Restricted cash.......................................      896      2,352
      Other assets..........................................     (935)     1,660
      Receivables...........................................        5       (411)
      Receivables from related parties......................     (682)       (49)
      Accrued real estate taxes.............................   (1,120)    (1,132)
      Accounts payable......................................      696       (738)
      Payable to related parties............................      600        (49)
      Other liabilities.....................................    2,388        532
                                                              -------   --------
        Net cash provided by operating activities...........   21,999     21,719
CASH FLOWS FROM INVESTING ACTIVITIES:
  Real estate asset additions...............................   (7,268)    (8,712)
  Proceeds from disposition of subsidiary...................      225         --
                                                              -------   --------
        Net cash used in investing activities...............   (7,043)    (8,712)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Contributions received....................................       --        195
  Distributions paid to partners............................   (6,336)    (7,944)
  Proceeds from mortgage notes payable......................       --     21,380
  Payment of mortgage notes payable.........................       --    (20,700)
  Principal reductions of debt..............................   (3,442)    (3,568)
  Payment of financing costs................................      (28)       (73)
  Payment of investor notes                                      (161)       (96)
  Payment of other long-term debt...........................     (234)      (849)
                                                              -------   --------
        Net cash used in financing activities...............  (10,201)   (11,655)
                                                              -------   --------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................    4,755      1,352
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............   10,866     11,828
                                                              -------   --------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $15,621   $ 13,180
                                                              =======   ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for interest....................................  $16,555   $ 17,184
                                                              =======   ========
  Income taxes paid.........................................  $   325   $    391
                                                              =======   ========
SUPPLEMENTAL NON CASH INVESTING AND FINANCING ACTIVITIES:
  Contributions resulting from reduction of liability.......  $   119   $     --
                                                              =======   ========
  Distribution of receivables...............................  $   491   $     --
                                                              =======   ========
  Debt assumed by purchaser of property.....................  $ 1,351   $     --
                                                              =======   ========
  Receivables from related parties acquired by purchaser of
    subsidiary..............................................  $ 2,724   $     --
                                                              =======   ========

See notes to the condensed combined financial statements.

                      DREVER PARTNERS, INC. AND AFFILIATES

              NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS
                 NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                                  (UNAUDITED)

1. INTERIM UNAUDITED FINANCIAL INFORMATION

Drever Partners, Inc. and affiliates (collectively "Drever") consists of Drever Partners, Inc. and its majority owned subsidiaries Concierge Management Corporation ("CMC"), Drever Construction Corporation, Inc. ("DCC"), Concierge Realty & Finance Corporation ("CRFC"), Drever McIntosh & Co. ("DM & Co.") (collectively "DPI"), two affiliated corporations, 19 limited partnerships (collectively the "Partnerships" or individually the "Partnership") and an affiliated entity, which collectively owned and operated 79 multifamily apartment properties (the "Properties") as of September 30, 1997. CMC serves as the property management company for the Properties, DCC performs construction and maintenance services, CRFC assists in real estate acquisitions and financings and DM & Co. performs asset management services for certain of the Partnerships.

Drever Partners, Inc. is a general partner in each of the Partnerships except for Apartment Opportunity Fund, L.P. ("AOF") and Apartment Opportunity Fund II, L.P. ("AOFII"). AOF, Inc. is an affiliate of DPI and the general partner of AOF Newgen, L.P., which is, in turn, the general partner of AOF. AOFII, Inc. is an affiliate of DPI and the general partner of AOFII.

Drever owns apartment properties in Texas, Arizona, California and Georgia consisting of 18,118 apartment units as of September 30, 1997.

On May 21, 1997, Drever entered into a definitive agreement with Walden Residential Properties, Inc. ("Walden") which resulted in the combination of Walden, DPI and the Partnerships (See Note 5). Pursuant to the agreement, Walden acquired the partnership interest of each limited partner in exchange for that portion of the transaction consideration which would have been allocable to such partner under the applicable partnership agreement assuming that the transaction had been structured as a sale of the Partnerships' underlying assets.

The accompanying unaudited condensed combined financial statements should be read in conjunction with the combined financial statements and notes thereto included elsewhere herein for the year ended December 31, 1996. The accompanying interim unaudited condensed combined financial information has been prepared pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in the annual financial statements have been condensed or omitted pursuant to rules and regulations of the SEC. Management believes that the disclosures contained herein are adequate to make the information presented not misleading. In the opinion of management, all adjustments necessary to present fairly the combined financial position of the Company and its subsidiaries as of September 30, 1997 and the combined results of their operations and combined cash flows for the nine months ended September 30, 1997 and 1996, have been included. The combined results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results for the full year.

                      DREVER PARTNERS, INC. AND AFFILIATES

2. DISPOSITIONS

In April 1997, a Partnership disposed of one apartment property having 72 units. In connection with this disposition, the buyer assumed the mortgage notes on the property of $1,351,000 and the Partnership recorded a net loss on the sale of property of $170,000.

3. ACCRUED EXPENSES AND OTHER LIABILITIES

Included in accrued expenses and other liabilities at September 30, 1997 and December 31, 1996 are the following:

                                                       SEPTEMBER 30,   DECEMBER 31,
                                                           1997            1996
                                                       -------------   ------------
                                                        (UNAUDITED)
Security deposits....................................   $ 3,793,000     $3,782,000
Accrued interest.....................................     1,694,000      1,685,000
Other accrued liabilities............................     3,860,000      1,657,000
Self-insurance reserve...............................            --        468,000
Federal income taxes payable.........................     1,097,000        464,000
                                                        -----------     ----------
                                                        $10,444,000     $8,056,000
                                                        ===========     ==========

Other accrued liabilities include construction advances, net over billings for construction services, and other miscellaneous operational accruals of DPI and the Partnerships.

SELF-INSURANCE RESERVE -- During 1996, Drever maintained a self-insurance program for that portion of employee health care and Texas workers' compensation costs which are not covered by insurance contracts. The self-insurance reserve represented Drever's estimated liability for workers' compensation and health benefit claims, including those that have been incurred but not yet reported. The amounts were based on actuarially determined estimates.

Beginning in January 1, 1997, all of Drever's employees became covered under a standard workers' compensation insurance contract. Any claims incurred after January 1, 1997 are covered under the new policy. Existing claims for injuries prior to January 1, 1997 are covered under the self-insurance program.

4. PARTNERS'/STOCKHOLDERS' EQUITY

PARTNERS' CAPITAL -- Distributions to the general partner were $20,000 for the nine months ended September 30, 1997. During the nine-month period ended September 30, 1997, distributions to limited partners were $6,316,000.

STOCKHOLDERS' EQUITY -- Drever Partners, Inc. has 5,000 shares of no par value stock authorized and issued and 4,050 shares outstanding at September 30, 1997 and December 31, 1996. CMC, DCC and CRFC each have 1,000 shares of $1 par value stock authorized, issued and outstanding at September 30, 1997 and December 31, 1996. DM & Co. has 2,500 shares of no class, no par value stock authorized and 100 shares issued and outstanding at December 31, 1996. Drever Partners, Inc. owns 100% of DCC

                      DREVER PARTNERS, INC. AND AFFILIATES
and DM & Co., 95% of CRFC and 90% of CMC outstanding stock. The remaining shares are held by officers of the entities.

AOF, Inc. and AOFII, Inc. each have 10,000 shares of $1 par value stock authorized, issued and outstanding at September 30, 1997 and December 31, 1996.

On September 30, 1997, Drever Partners, Inc. sold its investment in DM & Co. for $225,000 resulting in a loss of $2,480,000. Prior to the sale, receivables from related parties totaling $2,724,000 were transferred to DM & Co.

During the nine month period ended September 30, 1997, receivables totaling $491,000 were transferred to stockholders of Drever Partners, Inc. and AOFII, Inc. in the form of distributions. In addition, other long-term debt of $119,000 was assumed by a stockholder of Drever Partners, Inc. and has been recorded as a non-cash contribution.

5. SUBSEQUENT EVENTS

On October 1, 1997, the assets and business of Drever Partners, Inc. and affiliates ("DPI"), were acquired by Walden through an acquisition pursuant to an Exchange Agreement and a Contribution agreement each dated as of May 21, 1997 by and between Walden and DPI as described in Note 1. Certain aspects of the Acquisition were approved by the stockholders of Walden at a special meeting held September 29, 1997 and the limited partners of each of the 18 limited partnerships of DPI and DPI's shareholders agreed to the exchange of their partnership interests and shares of Units (as defined below) and cash.

The transaction value was $685 million, consisting of $304 million in operating partnership units ("Units") issued by Walden/Drever Operating partnership ("WDOP") which are convertible, on or after the first anniversary of issuance, into $246 million of Walden Common Stock (10,343,018 shares) and $58 million of preferred stock (1,999,909 shares of 9% Redeemable Preferred Stock) with detachable warrants (6,666,363 Series B Warrants, each of which is exercisable for one-third of one share of Common Stock at $26.875 per share) and $95 million in cash. The balance of the consideration consisted of the assumption of $286 million of mortgage debt. The Redeemable Preferred Stock and the Preferred OP Units are redeemable at Walden's option in ten years at a redemption price of $25 per share or unit.

                          INDEPENDENT AUDITORS' REPORT

To the Directors, Stockholders and Partners of
Drever Partners, Inc. and Affiliates

We have audited the accompanying combined balance sheets of Drever Partners, Inc. and affiliates as of December 31, 1996 and 1995, and the related combined statements of operations, partners'/stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the management of Drever Partners, Inc. and affiliates. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of Drever Partners, Inc. and affiliates at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
-----------------------------------
DELOITTE & TOUCHE LLP

Dallas, Texas
June 27, 1997
October 1, 1997 as to Note 14

                      DREVER PARTNERS, INC. AND AFFILIATES

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                               DECEMBER 31,
                                                            -------------------
                                                              1996       1995
                                                            --------   --------
ASSETS
Real estate assets, at cost:
  Land....................................................  $ 70,336   $ 70,336
  Buildings and improvements..............................   464,432    452,852
  Less accumulated depreciation...........................   (99,260)   (76,812)
                                                            --------   --------
  Total real estate assets................................   435,508    446,376
Rent and other receivables................................       479        326
Receivables from related parties..........................     2,957      1,700
Prepaid and other assets..................................       765      3,674
Deferred financing costs, net.............................     3,741      4,417
Deferred tax asset........................................       174        268
Cash and cash equivalents.................................    10,866     11,828
Restricted cash...........................................     4,402      6,549
                                                            --------   --------
  Total assets............................................  $458,892   $475,138
                                                            ========   ========
LIABILITIES AND PARTNERS'/STOCKHOLDERS' EQUITY
Liabilities:
  Mortgage notes payable..................................  $290,854   $293,702
  Other long-term debt....................................       759      1,469
  Investor notes payable..................................     6,497      6,594
  Accrued real estate taxes...............................     9,699      9,365
  Accounts payable........................................     3,481      3,033
  Payable to related parties..............................       301        538
  Accrued expenses and other liabilities..................     8,056      7,823
                                                            --------   --------
     Total liabilities....................................   319,647    322,524
Commitments and contingencies (Note 11)
Partners'/Stockholders' equity:
  Partners' capital.......................................   179,559    182,213
  Common stock............................................        25         25
  Treasury stock..........................................      (371)      (371)
  Additional paid-in capital..............................       639        639
  Accumulated deficit.....................................   (40,607)   (29,892)
                                                            --------   --------
     Total partners'/stockholders' equity.................   139,245    152,614
                                                            --------   --------
Total liabilities and partners'/stockholders' equity......  $458,892   $475,138
                                                            ========   ========

See notes to combined financial statements.

                      DREVER PARTNERS, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                       YEARS ENDED DECEMBER 31,
                                                    ------------------------------
                                                      1996       1995       1994
                                                    --------   --------   --------
REVENUES
  Rental income...................................  $107,344   $101,630   $ 84,935
  Other property income...........................     3,259      3,025      2,463
  Construction revenue............................       919        308         --
  Interest income.................................       620        979        750
  Other income (expense)..........................    (1,092)       508      1,668
                                                    --------   --------   --------
          Total revenues..........................   111,050    106,450     89,816
                                                    --------   --------   --------
EXPENSES:
  Property operating and maintenance..............    40,682     40,060     33,585
  Real estate taxes...............................    11,486     11,051      8,940
  Construction cost of sales......................       891        240         --
  General and administrative......................     9,343      9,654     10,485
  Interest........................................    22,909     23,412     19,531
  Amortization....................................       888        953        794
  Depreciation....................................    22,888     21,227     17,050
                                                    --------   --------   --------
          Total expenses..........................   109,087    106,597     90,385
                                                    --------   --------   --------
OPERATING INCOME (LOSS)...........................     1,963       (147)      (569)
  Gain (loss) on disposition of property..........        --        (90)       156
  Loss on debt forgiveness........................        --       (455)        --
                                                    --------   --------   --------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM AND INCOME
  TAXES...........................................     1,963       (692)      (413)
INCOME TAXES......................................      (647)      (487)      (373)
                                                    --------   --------   --------
INCOME(LOSS) BEFORE EXTRAORDINARY ITEM............     1,316     (1,179)      (786)
  Extraordinary gain (loss) on debt
     extinguishment...............................       348         --       (735)
                                                    --------   --------   --------
NET INCOME (LOSS).................................  $  1,664   $ (1,179)  $ (1,521)
                                                    ========   ========   ========

See notes to combined financial statements.

                      DREVER PARTNERS, INC. AND AFFILIATES

             COMBINED STATEMENTS OF PARTNERS'/STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                 (IN THOUSANDS)

                                                                                                         TOTAL
                                              COMMON STOCK                ADDITIONAL                  PARTNERS'/
                                PARTNERS'   ----------------   TREASURY    PAID-IN     ACCUMULATED   STOCKHOLDERS'
                                 CAPITAL    SHARES    AMOUNT    STOCK      CAPITAL       DEFICIT        EQUITY
                                ---------   -------   ------   --------   ----------   -----------   -------------
Partners'/stockholders' equity
  at January 1, 1994..........  $102,232     15,000    $15      $ (41)       $607       $(10,688)      $ 92,125
  Net income (loss)...........     7,671                                                  (9,192)        (1,521)
  Contributions...............    80,323                                                                 80,323
  Distributions...............   (14,646)                                                               (14,646)
  Purchase of treasury
    stock.....................                                   (330)                                     (330)
                                --------    -------    ---      -----        ----       --------       --------

Partners'/stockholders' equity
  at December 31, 1994........   175,580     15,000     15       (371)        607        (19,880)       155,951
  Net income (loss)...........     8,833                                                 (10,012)        (1,179)
  Contributions...............    12,304                                                                 12,304
  Distributions...............   (14,504)                                                               (14,504)
  Common stock issued.........               10,000     10                     32                            42
                                --------    -------    ---      -----        ----       --------       --------
Partners'/stockholders' equity
  at December 31, 1995........   182,213     25,000     25       (371)        639        (29,892)       152,614
  Net income (loss)...........    12,379                                                 (10,715)         1,664
  Contributions...............       195                                                                    195
  Distributions...............   (15,228)                                                               (15,228)
                                --------    -------    ---      -----        ----       --------       --------
Partners'/stockholders' equity
  at December 31, 1996........  $179,559    $25,000    $25      $(371)       $639       $(40,607)      $139,245
                                ========    =======    ===      =====        ====       ========       ========

See notes to combined financial statements.

                      DREVER PARTNERS, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1996       1995       1994
                                                              --------   --------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $  1,664   $ (1,179)  $  (1,521)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation and amortization...........................    23,776     22,180      17,844
    (Gain)/loss on disposition of real property.............        --         90        (156)
    Extraordinary (gain) loss on debt extinguishments.......      (348)       455         735
    Deferred income tax.....................................        94        756        (423)
    Net effect of changes in operating accounts:
      Restricted cash.......................................     2,147      1,366        (654)
      Other assets..........................................     2,469     (6,723)        702
      Receivables...........................................      (153)       118         632
      Receivables from related parties......................    (1,257)     1,445         214
      Accrued real estate taxes.............................       334      1,620       3,372
      Accounts payable......................................       448        (58)        340
      Payables to related parties...........................      (237)    (1,038)          4
      Other liabilities.....................................       233       (226)      1,204
                                                              --------   --------   ---------
        Net cash provided by operating activities...........    29,170     18,806      22,293
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of real estate assets............................        --    (20,257)   (113,056)
  Real estate asset additions...............................   (11,580)   (21,851)    (19,494)
  Proceeds from disposition of real property................        --        110       1,485
                                                              --------   --------   ---------
    Net cash used in investing activities...................   (11,580)   (41,998)   (131,065)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Contributions received....................................       195     12,304      80,323
  Distributions paid to partners............................   (15,228)   (14,504)    (14,646)
  Common stock issued.......................................        --         42          --
  Proceeds from mortgage notes payable......................    39,080     17,389     163,127
  Payment of mortgage notes payable.........................   (36,978)        --     (98,181)
  Principal reductions of debt..............................    (4,380)    (4,000)     (2,713)
  Payment of financing costs................................      (434)    (1,266)     (3,179)
  Payment of investor notes.................................       (97)      (120)       (737)
  Payment of other long-term debt...........................      (710)      (948)       (160)
                                                              --------   --------   ---------
    Net cash (used in) provided by financing activities.....   (18,552)     8,897     123,834
                                                              --------   --------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........      (962)   (14,295)     15,062
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............    11,828     26,123      11,061
                                                              --------   --------   ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $ 10,866   $ 11,828   $  26,123
                                                              ========   ========   =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for interest....................................  $ 22,318   $ 22,861   $  18,021
                                                              ========   ========   =========
  Income taxes paid.........................................  $    391   $    655   $     165
                                                              ========   ========   =========
SUPPLEMENTAL NON CASH FINANCING ACTIVITIES:
  Obligation incurred for treasury stock....................  $     --   $     --   $     330
                                                              ========   ========   =========

See notes to combined financial statements.

                      DREVER PARTNERS, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

1.   BASIS OF PRESENTATION AND ORGANIZATION

Drever Partners, Inc. and affiliates (collectively "Drever") consists of Drever Partners, Inc. and its majority owned subsidiaries Concierge Management Corporation ("CMC"), Drever Construction Corporation, Inc. ("DCC"), Concierge Realty & Finance Corporation ("CRFC"), Drever McIntosh & Co. ("DM & Co.") (collectively "DPI"), two affiliated corporations, 18 limited partnerships (collectively the "Partnerships" or individually the "Partnership") and an affiliated entity, which collectively owned and operated 80 multifamily apartment properties (the "Properties") as of December 31, 1996 and 1995, and 79 properties as of December 31, 1994. CMC serves as the property management company for the Properties, DCC performs construction and maintenance services, CRFC assists in real estate acquisitions and financings and DM & Co. performs asset management services for certain of the Partnerships.

Drever Partners, Inc. is the general partner in each of the Partnerships except for Apartment Opportunity Fund, L.P. ("AOF") and Apartment Opportunity Fund II, L.P. ("AOFII"). AOF, Inc. is an affiliate of DPI and the general partner of AOF Newgen, L.P., which is, in turn, the general partner of AOF. AOFII, Inc. is an affiliate of DPI and the general partner of AOFII.

Drever owns properties in Texas, Arizona, California and Georgia consisting of 18,118 apartment units.

On May 21, 1997, Drever entered into a definitive agreement with Walden Residential Properties, Inc. ("Walden") which resulted in the combination of Walden, DPI and the Partnerships (See Note 14). Pursuant to the agreement, Walden acquired the partnership interest of each limited partner in exchange for that portion of the transaction consideration which would have been allocable to such partner under the applicable partnership agreement assuming that the transaction had been structured as a sale of the Partnerships' underlying assets.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF COMBINATION -- The accompanying combined financial statements include the consolidated accounts of DPI; AOF, Inc.; AOFII, Inc.; the accounts of the Partnerships; and the affiliated entity, since DPI or one of its affiliates is the general partner of the Partnerships and consequently controls and manages their operations. All material inter-entity transactions and balances are eliminated in the combination.

INCOME RECOGNITION -- Rental, interest and other income are recorded using the accrual method of accounting as earned.

PROPERTY CONCENTRATION -- As of December 31, 1996, Drever owned 80 multifamily properties in four states, with 90% of its apartment units located in Texas and 10% located in Arizona, Georgia and California. Of the total units owned, 11,207 units, or 62%, are located in the Houston area. Apartment units are leased to residents on terms of one year or less, with monthly rental payments due in advance. In management's opinion, due to

                      DREVER PARTNERS, INC. AND AFFILIATES
the number of residents and the type of markets in which the properties operate and the collection terms, there is not a significant concentration of credit risk.

CASH AND CASH EQUIVALENTS -- All cash and investments in money market accounts, excluding restricted cash, that have a maturity of three months or less at the time of purchase are considered to be cash and cash equivalents.

RESTRICTED CASH -- Restricted cash consists of security deposits and escrow deposits held by lenders for the payment of property taxes, insurance and replacement reserves. Restricted cash is invested primarily in short-term securities.

Also included in restricted cash are amounts held in trust for non-combined affiliated entities of Drever Partners, Inc. Such amounts represent cash of affiliated entities of Drever Partners, Inc. which has been put under the care and control of Drever Partners, Inc. A reserve has been established in an amount equal to the cash balances held in trust and is included in accounts and notes payable to related parties in the accompanying financial statements.

REAL ESTATE ASSETS AND DEPRECIATION -- Expenditures directly related to the acquisitions and improvement of real estate assets are capitalized at cost as land, buildings and improvements. Drever capitalizes the cost of appliances, carpets, major exterior painting, roof replacement and expenditures for other major property improvements, as well as rehabilitation costs incurred for properties acquired.

Depreciation is computed on a straight-line basis over the estimated useful lives of 30 years for buildings and five, ten or 15 years for personal property.

In March 1995, Statement of Financial Accounting Standard ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of," was issued. Drever adopted SFAS No. 121 in 1995. Drever's management routinely reviews its investments for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Based on Drever's policy for reviewing impairment of long-lived assets, there was no adjustment necessary for impairment of properties during the three-year period ended December 31, 1996.

DEFERRED FINANCING COSTS AND AMORTIZATION -- Legal fees and other costs associated with obtaining financing have been capitalized and are being amortized over the terms of the related debt. Financing costs were reported net of amortization of $2,568,000 and $2,107,000 as of December 31, 1996 and 1995, respectively.

EARNINGS PER SHARE -- The accompanying combined financial statements do not include disclosures of earnings per share as Drever Partners, Inc. and affiliates represent privately held corporate entities and partnerships for which this disclosure would be meaningless.

INCOME TAXES -- DPI, AOF, Inc. and AOFII, Inc. elected to be taxed as C Corporations under the Internal Revenue Code and account for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the use of the liability method of accounting for income taxes. Deferred taxes are recorded based on the difference between the financial statement and income tax bases of assets and liabilities.

                      DREVER PARTNERS, INC. AND AFFILIATES

A valuation allowance is recognized for deferred tax assets when it is more likely than not that some or all of the deferred tax asset will not be realized.

No provision for income taxes has been made in the accompanying combined financial statements for the combined operations of the Partnerships because these taxes are the responsibility of the individual partners.

USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets, liabilities, revenues and expenses during the reporting period. Actual results may differ from such estimates.

ENVIRONMENTAL REMEDIATION COSTS -- Drever accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable. Drever's management is not aware of any environmental remediation obligations which would materially affect the operations, financial position or cash flows of the combined entity.

3.   ACQUISITIONS AND DISPOSITIONS

ACQUISITIONS -- During 1995, the Partnerships acquired two apartment properties containing 484 units for a cost of $20,257,000 located in San Diego, California and Houston, Texas. During 1994, the Partnerships acquired 18 apartment properties containing 4,492 units for a cost of $113,056,000. These properties are located in Houston, Dallas, Austin and Corpus Christi, Texas; San Diego, California; and Atlanta, Georgia. No properties were acquired during 1996.

The acquisitions were accounted for by the purchase method of accounting and the accompanying combined financial statements reflect the results of operations of the acquired properties since the date of purchase.

DISPOSITIONS -- During 1994, a Partnership disposed of one apartment property containing 326 units for $1,536,000, less closing costs. In connection with this disposition, the Partnership recorded a gain on the sale of property of $156,000. During 1995, a Partnership sold land adjacent to one of its apartment properties due to condemnation. In connection with this disposition, the Partnership recorded a loss on sale of $90,000. No real estate asset dispositions occurred during 1996.

In April 1997, a Partnership disposed of one apartment property having 72 units. In connection with this disposition, the buyer assumed the mortgage notes on the property of $1,351,000 and the Partnership recorded a net loss on the sale of property of $170,000.

                      DREVER PARTNERS, INC. AND AFFILIATES

4.   REAL ESTATE ASSETS

Changes in real estate assets and related accumulated depreciation for the years ended December 31, 1996, 1995 and 1994 are as follows:

Real estate assets:
  Balance at January 1, 1994................................  $350,074,000
  Purchase of real estate assets............................   113,056,000
  Sale of real estate assets................................    (1,344,000)
  Fixed asset additions.....................................    19,494,000
                                                              ------------
  Balance at December 31, 1994..............................   481,280,000
  Purchase of real estate assets............................    20,257,000
  Sale of real estate assets................................      (200,000)
  Fixed asset additions.....................................    21,851,000
                                                              ------------
  Balance at December 31, 1995..............................   523,188,000
  Fixed asset additions.....................................    11,580,000
                                                              ------------
  Balance at December 31, 1996..............................  $534,768,000
                                                              ============
Accumulated depreciation:
  Balance at January 1, 1994................................  $ 39,348,000
  Depreciation expense......................................    16,776,000
  Write-off related to real estate assets sold..............       (15,000)
                                                              ------------
  Balance at December 31, 1994..............................    56,109,000
  Depreciation expense......................................    20,703,000
                                                              ------------
  Balance at December 31, 1995..............................    76,812,000
  Depreciation expense......................................    22,448,000
                                                              ------------
  Balance at December 31, 1996..............................  $ 99,260,000
                                                              ============

5.   ACCRUED EXPENSES AND OTHER LIABILITIES

Included in accrued expenses and other liabilities at December 31, 1996 and 1995, are the following:

                                                              DECEMBER 31,
                                                         -----------------------
                                                            1996         1995
                                                         ----------   ----------
Security deposits......................................  $3,782,000   $3,649,000
Accrued interest.......................................   1,685,000    1,915,000
Other accrued liabilities..............................   1,657,000    1,526,000
Self-insurance reserve.................................     468,000      336,000
Federal income taxes payable...........................     464,000      397,000
                                                         ----------   ----------
                                                         $8,056,000   $7,823,000
                                                         ==========   ==========

                      DREVER PARTNERS, INC. AND AFFILIATES

Other accrued liabilities include construction advances, net over billings for construction services, and other miscellaneous operational accruals for DPI and the Partnerships.

SELF INSURANCE RESERVE -- During 1996, 1995 and 1994, Drever maintained a self-insurance program for that portion of employee health care and Texas workers' compensation costs which are not covered by insurance contracts. The self-insurance reserve represents Drever's estimated liability for workers' compensation and health benefits claims, including those that have been incurred but not yet reported. The amounts are based on actuarially determined estimates.

Beginning January 1, 1997, all of Drever's employees became covered under a standard workers' compensation insurance contract. Any claims incurred after January 1, 1997, will be covered under the new policy. Existing claims for injuries prior to January 1, 1997, will be covered under the self-insurance program.

6.   MORTGAGE NOTES PAYABLE AND OTHER LONG TERM DEBT

Mortgage notes payable consist of the following:

                              AS OF DECEMBER 31, 1996
                           -----------------------------     PRINCIPAL BALANCE AS OF
                             WEIGHTED        WEIGHTED             DECEMBER 31,
                              AVERAGE      AVERAGE YEARS   ---------------------------
                           INTEREST RATE    TO MATURITY        1996           1995
                           -------------   -------------   ------------   ------------
Fixed rate conventional
  mortgage notes payable,
  bearing interest at
  rates ranging from
  6.95% to 9.63% per
  annum, maturing at
  various dates from
  August 1998 through
  February 2007..........      7.43%         4.2 years     $242,580,000   $244,630,000
Variable rate
  conventional mortgage
  notes payable, bearing
  interest at rates
  ranging from LIBOR plus
  1.75% to prime plus
  1.50% per annum,
  maturing at various
  dates from August 1997
  through November
  2026...................      8.08%         5.4 years       48,274,000     49,072,000
                               -----         ---------     ------------   ------------
Total/weighted average...      7.55%         4.3 years     $290,854,000   $293,702,000
                               =====         =========     ============   ============

At December 31, 1996 and 1995, all of Drever's real estate assets were collateral for the various mortgage loans which are nonrecourse to the partners.

Drever Partners, Inc. has guaranteed the payment of $17,750,000 of the Partnerships' mortgage notes as of December 31, 1996.

                      DREVER PARTNERS, INC. AND AFFILIATES

OTHER LONG-TERM DEBT -- In September 1994, CMC received $700,000 under a promissory note which was principally used to finance computer conversions and expansions. The note is secured by certain computer equipment and is guaranteed by Drever Partners, Inc. The note bears interest at the lenders prime rate. At December 31, 1996 and 1995, the outstanding amount due under the note was $162,000 and $599,000, respectively. The balance of the note is due December 1997.

At December 31, 1996 and 1995, DPI has additional notes due to other third parties. These notes are non-interest-bearing and are due on various dates in 1997 ($140,000) and 1998 ($40,000). The balance of these notes at December 31, 1996 and 1995, were $180,000 and $12,000, respectively.

In February 1994, AOF II, Inc. entered into a $383,000 note agreement with an investor in AOF II. The note bears interest at 9% with monthly payments of interest only. The outstanding principal and unpaid interest is due in November 2003. The outstanding amount due under this note December 31, 1996 and 1995, was $295,000.

At December 31, 1995, Drever Partners, Inc. had a $440,000 note with a lending institution. Such note bears interest at the bank's prime rate and matured in September 1996.

Drever Partners, Inc. has a note payable with a lending institution which bears interest at 11.5% and matures in January 2010. The outstanding balance at December 31, 1996 and 1995, was $122,000 and $123,000, respectively.

PRINCIPAL DEBT MATURITIES -- Principal debt maturities, including balloon payments, for the next five years are as follows:

                                                            DECEMBER 31, 1996
                                                       ---------------------------
                                                         MORTGAGE      OTHER LONG-
                                                       NOTES PAYABLE    TERM DEBT
                                                       -------------   -----------
1997.................................................  $  8,516,000     $306,000
1998.................................................    24,500,000       45,000
1999.................................................    12,801,000        5,000
2000.................................................    76,428,000        6,000
2001.................................................   145,762,000        7,000
Thereafter...........................................   290,854,000      390,000
                                                       ------------     --------
          Total......................................  $558,861,000     $759,000
                                                       ============     ========

EXTRAORDINARY ITEMS -- During 1996, Drever refinanced approximately $36,978,000 of mortgage loans prior to maturity, which resulted in an aggregate extraordinary gain of $348,000. During 1994, Drever refinanced $98,181,000 of mortgage loans prior to maturity which resulted in an aggregate extraordinary loss of $735,000.

7.   INVESTOR NOTES

Investor notes represent amounts due to investors by the Partnerships. Investor notes bear interest at various rates ranging between 9.5% and 10% and mature at various dates

                      DREVER PARTNERS, INC. AND AFFILIATES
ranging from December 1997 ($304,000) through December 1998 ($2,141,000). Interest only payments are due monthly with the principal due in full upon maturity. The balance of these notes at December 31, 1996 and 1995, was $2,445,000 and $2,366,000, respectively.

Also included in investor notes is the outstanding principal and accrued interest due under a note between Houston Portfolio Joint Venture II ("HPJVII"), a Partnership, and an investor, which was executed in February 1990. The note bears base interest at 5% and will earn additional interest equal to approximately 25% of the respective Partnership's profits realized upon sale of its properties. All base interest, unpaid principal and additional interest is due upon disposition of the Partnership's assets or in February 2002. The outstanding amount due under this note at December 31, 1996 and 1995, was $4,052,000 and $4,131,000, respectively, including all unpaid interest. The note is convertible into partners' capital at the option of the investor or HPJVII upon the satisfaction of certain conditions precedent as specified in the note agreement.

8.   PARTNERS'/STOCKHOLDERS' EQUITY

PARTNERS' CAPITAL -- Each of the Partnerships were formed under the provisions of a partnership agreement (collectively, the "Agreements"). Pursuant to the Agreements, initial contributions were made by each of the partners. A capital account is maintained for each partner in which their account is increased with the initial and any subsequent contributions and income from operations and decreased for any distributions and losses from operations. During the years ended December 31, 1996, 1995 and 1994, distributions to limited partners were $15,168,000, $14,504,000 and $14,646,000, respectively. Distributions to the general partner were $60,000 for the year ended December 31, 1996. No distributions were made to the general partner with respect to its carried interest during the years ended December 31, 1995 and 1994. Contributions to the partnerships for the years ended December 31, 1996, 1995 and 1994, were $195,000, $12,304,000 and $80,323,000, respectively.

Each partner's capital account is increased for their allocated share of net income of the partnership and decreased for their allocated share of net losses. Net income and losses are allocated to each partner based on their ownership interest in the partnership. However, no losses are allocated to the limited partners once their capital account is zero. Limited partners' unallocated losses are allocated to the general partner.

STOCKHOLDERS' EQUITY -- Drever Partners, Inc. has 5,000 shares of no par value stock authorized and issued and 4,050 shares outstanding at December 31, 1996 and 1995. CMC, DCC and CRFC each have 1,000 shares of $1 par value stock authorized, issued and outstanding at December 31, 1996 and 1995. DM & Co. has 2,500 shares of no class, no par value stock authorized and 100 shares issued and outstanding at December 31, 1996 and 1995. Drever Partners, Inc. owns 100% of DCC and DM & Co., 95% of CRFC and 90% of CMC outstanding stock. The remaining shares are held by officers of the entities. During the three-year period ended December 31, 1996, no dividends were declared or paid by Drever Partners, Inc., DCC, CMC or CRFC.

                      DREVER PARTNERS, INC. AND AFFILIATES

AOF, Inc. and AOFII, Inc. each have 10,000 shares of $1 par value stock authorized, issued and outstanding at December 31, 1996 and 1995. During the three-year period ended December 31, 1996, no dividends were declared or paid by AOF, Inc. and AOFII, Inc.

9.   FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

The following disclosure of estimated fair value of financial instruments was determined by Drever using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data and develop the related estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.

Cash and cash equivalents, receivables (including receivables from related parties), accounts payable and accrued expenses and other liabilities are carried at amounts which reasonably approximate their fair value.

The fixed rate mortgage notes payable of $242,580,000 and $244,630,000 as of December 31, 1996 and 1995, respectively, have a fair value which approximates the book value as estimated based upon interest rates available for the issuance of debt with similar terms and remaining maturities as of the respective year end.

The fair value estimates presented herein are based on information available to management as of December 31, 1996 and 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates, and current estimates of fair value may differ significantly from the amounts presented herein.

10. PROVISION FOR INCOME TAXES

The provision for income taxes for DPI consists of the following for the years ended December 31, 1996, 1995 and 1994:

                                                         DECEMBER 31,
                                               ---------------------------------
                                                 1996        1995         1994
                                               --------    ---------    --------
Current....................................    $553,000    $(269,000)   $796,000
Deferred...................................      94,000      756,000    (423,000)
                                               --------    ---------    --------
                                               $647,000    $ 487,000    $373,000
                                               ========    =========    ========

DPI's effective tax rate differs from the federal statutory rate of 34% in 1996, 1995 and 1994 primarily due to nondeductible meals and entertainment, penalties and state income taxes.

                      DREVER PARTNERS, INC. AND AFFILIATES

Deferred taxes result primarily from temporary differences in the recognition of bad debt expense, self-insurance reserves, depreciation and accrual versus cash accounting between reporting for income tax and financial statement purposes.

The tax effects of items that gave rise to significant portions of the deferred tax accounts are as follows:

                                                              DECEMBER 31,
                                                         ----------------------
                                                           1996         1995
                                                         ---------    ---------
Deferred tax assets:
  Fixed asset depreciable basis adjustment.............  $ 172,000    $ 156,000
  Accruals not deductible until paid...................    178,000      308,000
  Bad debt allowance...................................    180,000      180,000
  Other................................................     79,000       59,000
                                                         ---------    ---------
                                                           609,000      703,000
Deferred tax liability -- Partnership tax basis
  adjustment...........................................   (435,000)    (435,000)
                                                         ---------    ---------
Net deferred tax asset.................................  $ 174,000    $ 268,000
                                                         =========    =========

Management believes that DPI has the ability to utilize its deferred tax assets by applying them against taxable income to be generated in future years. Accordingly, no valuation allowance for deferred tax assets has been recorded.

11. COMMITMENTS AND CONTINGENCIES

Drever is the lessee under various noncancelable operating leases for its principal office facilities and other equipment leases. Minimum annual lease payments required under these operating leases at December 31, 1996, are as follows:

1997........................................................    $  841,000
1998........................................................       511,000
1999........................................................       439,000
2000........................................................       226,000
                                                                ----------
  Total.....................................................    $2,017,000
                                                                ==========

Rent expense for the years ended December 31, 1996, 1995 and 1994, was $954,000, $1,091,000, and $1,089,000, respectively.

As part of a written Stock Purchase Agreement, Drever Partners, Inc. has the obligation to acquire 500 shares of common stock held by a former officer of Drever Partners, Inc. The purchase price is to be the fair market value of such shares as of May 1, 1994, as determined by a court-appointed appraiser. Contemporaneous to the May 1, 1994 valuation date, management ordered an independent appraisal to provide management with an estimate of its obligation to acquire such shares. The independent appraisal resulted in a $322,000 fair market value for the shares as of May 1, 1994. Drever Partners, Inc. has

                      DREVER PARTNERS, INC. AND AFFILIATES
recorded this estimate for the obligation, which is included in accrued expenses and other liabilities in the accompanying combined financial statements.

Drever is subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. While the resolution of such matters cannot be predicted with certainty, management believes that the final outcome of such matters will not have a material adverse effect on the financial position, results of operations or cash flows of Drever.

12. RELATED PARTY TRANSACTIONS

PAYABLES TO RELATED PARTIES -- Payable to related parties represents amounts held in trust at December 31, 1996 ($325,000), for non-combined affiliated entities of Drever Partners, Inc. Such amounts represent cash of affiliated entities of Drever Partners, Inc. which has been put under the care and control of the Company. The cash amounts are recorded in restricted cash in the accompanying financial statements.

The remaining balance of payable to related parties represents miscellaneous amounts due to non-combined affiliated entities.

RECEIVABLES FROM RELATED PARTIES -- Drever Partners, Inc. has notes receivable from Tassajara Shopping Center Associates, a non-combined affiliate of DPI, which bear interest at the lesser of 10% or prime plus 2%. The notes mature in March 1998 ($170,000) and July 1998 ($625,000). The outstanding balance for these notes at December 31, 1996 and 1995, was $795,000 and $263,000, respectively. Included in receivables from related parties is accrued interest on the notes of $21,000 and $8,000 at December 31, 1996 and 1995, respectively. Also included in receivables from related parties are notes from officers of Drever Partners, Inc. and individual investors in affiliated partnerships. Officer notes bear interest at the lesser of 8% or the prime rate and are due upon liquidation of certain Partnerships. The balance of the officer notes at December 31, 1996 and 1995, were $368,000 and $181,000, respectively, including accrued interest. The individual investor notes bear interest at 9%, are secured by limited partnership interests in Las Positas Land Partners, LP, a non-combined affiliate, and mature upon the sale of the assets of Las Positas Land Partners, LP. The balance of the individual investor notes at December 31, 1996 and 1995, was $73,000 and $66,000, respectively, including accrued interest.

The remaining balance of receivables from related parties represents miscellaneous receivables, including employee advances and receivables from non-combined affiliated entities.

During 1995, Drever Partners, Inc. forgave certain debt due from officers resulting in a loss of $455,000.

13. EMPLOYEE BENEFIT PLANS

401(k) PLAN -- Drever Partners, Inc. adopted a 401(k) Plan (the "Plan") for its employees and the employees of DPI. The Plan is a voluntary defined contribution plan. Employees are eligible to participate in the Plan following the completion of six months of

                      DREVER PARTNERS, INC. AND AFFILIATES
service and the attainment of 18 years of age. Each participant may make contributions into the Plan in the form of a salary deferral of up to 20% of their annual salary (not to exceed $9,500 and $9,240 for 1996 and 1995, respectively). DPI contributes up to 10% of the employee's salary deferral up to a maximum of $120 per year in the form of a matching contribution. DPI also has the option to make additional discretionary contributions. A participant's salary deferral contribution is 100% vested at all times. Prior to January 1, 1995, a participant vested immediately in the DPI matching contribution. Subsequent to January 1, 1995, a participant vested in the DPI matching contribution after five years of service. DPI matching contributions for the years ended December 31, 1996, 1995 and 1994, were $20,000, $19,000 and $12,000, respectively.

14. SUBSEQUENT EVENTS

On October 1, 1997, the assets and business of Drever Partners, Inc. and Affiliates ("DPI"), were acquired by Walden through an acquisition pursuant to an Exchange Agreement and a Contribution agreement each dated as of May 21, 1997 by and between Walden and DPI as described in Note 1. Certain aspects of the Acquisition were approved by the stockholders of Walden at a special meeting held September 29, 1997 and the limited partners of each of the 18 limited partnerships of DPI and DPI's shareholders agreed to the exchange of their partnership interests and shares for Units (as defined below) and cash.

The transaction value was $685 million, consisting of $304 million in operating partnership units ("Units") issued by Walden/Drever Operating Partnership ("WDOP") which are convertible, on or after the first anniversary of issuance, into $246 million of Walden Common Stock (10,343,018 shares) and $58 million of preferred stock (1,999,909 shares of 9% Redeemable Preferred Stock) with detachable warrants (6,666,363 Series B Warrants, each of which is exercisable for one-third of one share of Common Stock at $26.875 per share) and $95 million in cash. The balance of the consideration consisted of the assumption of $286 million of mortgage debt. The Redeemable Preferred Stock and the Preferred OP Units are redeemable at Walden's option in ten years at a redemption price of $25 per share or unit.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
of Walden Residential Properties, Inc.

We have audited the accompanying combined statement of revenues and certain expenses (defined as being operating revenues less direct operating expenses) of Arbor Park, Arbors of Bedford, Arbors of Carrollton, Arbors of Euless, Arbors of Forest Lane and Arbors of Austin ("Arbors Apartments") for the year ended December 31, 1996. This financial statement is the responsibility of the management of Walden Residential Properties, Inc. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion

The accompanying combined statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form 8-K of Walden Residential Properties, Inc. Material amounts, described in Note 1 to the combined statement of revenues and certain expenses, that would not be comparable to those resulting from the proposed future operations of the Arbors Apartments are excluded and the statement is not intended to be a complete presentation of the revenues and expenses of these apartments.

In our opinion, such combined statement of revenues and certain expenses presents fairly, in all material respects, the revenues and certain expenses, as defined above, of the Arbors Apartments for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Dallas, Texas
April 18, 1997

                               ARBORS APARTMENTS

              COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES
                                 (IN THOUSANDS)

                                          THREE MONTHS ENDED         YEAR ENDED
                                            MARCH 31, 1997        DECEMBER 31, 1996
                                          ------------------      -----------------
                                             (UNAUDITED)
Revenues
  Rental income.........................        $1,856                 $7,317
  Other property income, net............            58                    227
                                                ------                 ------
          Total revenues................         1,914                  7,544
                                                ------                 ------
Certain Expenses
  Property operating and maintenance....           552                  2,394
  Real estate taxes.....................           223                    895
  Management fees.......................            77                    298
                                                ------                 ------
          Total expenses................           852                  3,587
                                                ------                 ------
  Revenues in excess of certain
     expenses...........................        $1,062                 $3,957
                                                ======                 ======

See Notes to Combined Statements of Revenues and Certain Expenses.

                               ARBORS APARTMENTS

         NOTES TO COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

NOTE 1 -- BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Arbors Apartments were purchased by Walden Residential Properties, Inc. on April 21, 1997.

BASIS OF PRESENTATION. The combined operating revenues and direct operating expenses of Arbor Park, Arbors of Bedford, Arbors of Carrollton, Arbors of Euless, Arbors of Forest Lane and Arbors of Austin ("Arbors Apartments") described in Note 2 are presented on the accrual basis of accounting. The accompanying financial statements are not representative of the actual operations for the periods presented as certain expenses, which may not be comparable to the expenses expected to be incurred by Walden Residential Properties, Inc., in the proposed future operations of the Arbors Apartments, have been excluded. In accordance with the Securities and Exchange Commission Regulation S-X Rule 3-14, expenses excluded consist of interest, depreciation and amortization, professional fees, and other costs not directly related to the future operations of the Arbors Apartments. Costs incurred for carpet are capitalized which is consistent with the Company's current capitalization policy.

INCOME RECOGNITION. Rental income is recorded when it is earned and due from tenants. Apartment units are rented under lease agreements with terms of one year or less.

MANAGEMENT FEES. The Arbors Apartments have management agreements with affiliated management companies to maintain and manage the operations of the apartment complexes. Management fees are based on 4% of total revenue collected. Upon acquisition of the Arbors Apartments by the Company, such management contract was canceled, at which time the Company began to manage the Arbors Apartments.

INTERIM FINANCIAL DATA. In the opinion of management, all adjustments and eliminations, consisting only of normal recurring adjustments, necessary to present fairly the combined statement of revenues and certain expenses of Arbors Apartments for the three months ended March 31, 1997 have been included. The combined results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results for the full year.

USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of certain revenues and expenses as of and for the reporting periods. Actual results may differ from such estimates.

NOTE 2 -- DESCRIPTION OF THE AUDITED ACQUISITION PROPERTIES

                                           NUMBER
PROPERTY                   LOCATION       OF UNITS
--------               -----------------  --------
Arbor Park             Dallas, Texas         276
Arbors of Bedford      Bedford, Texas        204
Arbors of Carrollton   Carrollton, Texas     131
Arbors of Euless       Euless, Texas         272
Arbors of Forest Lane  Dallas, Texas         154
Arbors of Austin       Austin, Texas         226
                                           -----
                                           1,263
                                           =====

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
of Walden Residential Properties, Inc.

We have audited the accompanying statement of revenues and certain expenses (defined as being operating revenues less direct operating expenses) of Windsor Park Apartments for the year ended December 31, 1996. This financial statement is the responsibility of the management of Walden Residential Properties, Inc. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form 8-K of Walden Residential Properties, Inc. Material amounts, described in Note 1 to the statement of revenues and certain expenses, that would not be comparable to those resulting from the proposed future operations of the Windsor Park Apartments are excluded and the statement is not intended to be a complete presentation of the revenues and expenses of these apartments.

In our opinion, such statement of revenues and certain expenses presents fairly, in all material respects, the revenues and certain expenses, as defined above, of the Windsor Park Apartments for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

  /s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Dallas, Texas
July 31, 1997

                            WINDSOR PARK APARTMENTS

                   STATEMENT OF REVENUES AND CERTAIN EXPENSES
                                 (IN THOUSANDS)

                                             NINE MONTHS ENDED       YEAR ENDED
                                             SEPTEMBER 30, 1997   DECEMBER 31, 1996
                                             ------------------   -----------------
                                                (UNAUDITED)
Revenues
  Rental income............................        $1,015              $1,329
  Other property income, net...............            74                 105
                                                   ------              ------
          Total revenues...................         1,089               1,434
                                                   ------              ------
Certain Expenses
  Property operating and maintenance.......           355                 487
  Real estate taxes........................            67                  80
  Management fees..........................            43                  43
                                                   ------              ------
          Total expenses...................           465                 610
                                                   ------              ------
Revenues in excess of certain expenses.....        $  624              $  824
                                                   ======              ======

See Notes to Statement of Revenues and Certain Expenses

                            WINDSOR PARK APARTMENTS

              NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

NOTE 1 -- BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Windsor Park Apartments were purchased by Walden Residential Properties, Inc. on July 31, 1997.

BASIS OF PRESENTATION. The operating revenues and direct operating expenses of the Windsor Park Apartments described in Note 2 is presented on the accrual basis of accounting. The accompanying financial statements are not representative of the actual operations for the periods presented as certain expenses, which may not be comparable to the expenses expected to be incurred by Walden Residential Properties, Inc. (the "Company"), in the proposed future operations of the Windsor Park Apartments, have been excluded. In accordance with the Securities and Exchange Commission Regulation S-X Rule 3-14, expenses excluded consist of interest, depreciation and amortization, professional fees, and other costs not directly related to the future operations of the Windsor Park Apartments. Costs incurred for carpet are capitalized which is consistent with the Company's current capitalization policy.

INCOME RECOGNITION. Rental income is recorded when it is earned and due from tenants. Apartment units are rented under lease agreements with terms of one year or less.

INTERIM FINANCIAL DATA. In the opinion of management, all adjustments and eliminations, consisting only of normal recurring adjustments, necessary to present fairly the statement of revenues and certain expenses of the Windsor Park Apartments for the nine months ended September 30, 1997 have been included. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results for the full year.

USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of certain revenues and expenses as of and for the reporting periods. Actual results may differ from such estimates.

MANAGEMENT FEES. The Windsor Park Apartments had a management agreement with an affiliated management company to maintain and manage the operations of the apartment complex. Management fees are based on 3% of total revenue collected. Upon acquisition of the Windsor Park Apartments by the Company, such management contract was canceled, at which time the Company began to manage the Windsor Park Apartments.

NOTE 2 -- DESCRIPTION OF THE AUDITED ACQUISITION PROPERTIES

The following property is included in the statement of revenues and certain expenses:

PROPERTY              LOCATION           NUMBER OF UNITS
--------              --------           ---------------
Windsor Park  Hendersonville, Tennessee        232
                                               ===

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
of Walden Residential Properties, Inc.

We have audited the accompanying statement of revenues and certain expenses (defined as being operating revenues less direct operating expenses) of Oak Ramble Apartments for the year ended December 31, 1996. This financial statement is the responsibility of the management of Walden Residential Properties, Inc. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form 8-K of Walden Residential Properties, Inc. Material amounts, described in Note 1 to the statement of revenues and certain expenses, that would not be comparable to those resulting from the proposed future operations of the Oak Ramble Apartments are excluded and the statement is not intended to be a complete presentation of the revenues and expenses of these apartments.

In our opinion, such statement of revenues and certain expenses presents fairly, in all material respects, the revenues and certain expenses, as defined above, of the Oak Ramble Apartments for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

  /s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Dallas, Texas
October 29, 1997

                             OAK RAMBLE APARTMENTS

                   STATEMENT OF REVENUES AND CERTAIN EXPENSES
                                 (IN THOUSANDS)

                                              NINE MONTHS ENDED       YEAR ENDED
                                              SEPTEMBER 30, 1997   DECEMBER 31, 1996
                                              ------------------   -----------------
                                                 (UNAUDITED)
Revenues
  Rental income.............................        $1,308              $1,624
  Other property income, net................            62                  76
                                                    ------              ------
          Total revenues....................         1,370               1,700
                                                    ------              ------
Certain Expenses
  Property operating and maintenance........           533                 670
  Real estate taxes.........................           122                 167
  Management fees...........................            55                  67
                                                    ------              ------
          Total expenses....................           710                 904
                                                    ------              ------
Revenues in excess of certain expenses......        $  660              $  796
                                                    ======              ======

See Notes to Statement of Revenues and Certain Expenses

                             OAK RAMBLE APARTMENTS

              NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

NOTE 1 -- BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Oak Ramble Apartments were purchased by Walden Residential Properties, Inc. on November 3, 1997.

BASIS OF PRESENTATION. The operating revenues and direct operating expenses of the Oak Ramble Apartments described in Note 2 is presented on the accrual basis of accounting. The accompanying financial statements are not representative of the actual operations for the periods presented as certain expenses, which may not be comparable to the expenses expected to be incurred by Walden Residential Properties, Inc. (the "Company"), in the proposed future operations of the Oak Ramble Apartments, have been excluded. In accordance with the Securities and Exchange Commission Regulation S-X Rule 3-14, expenses excluded consist of interest, depreciation and amortization, professional fees, and other costs not directly related to the future operations of the Oak Ramble Apartments. Costs incurred for carpet are capitalized which is consistent with the Company's current capitalization policy.

INCOME RECOGNITION. Rental income is recorded when it is earned and due from tenants. Apartment units are rented under lease agreements with terms of one year or less.

INTERIM FINANCIAL DATA. In the opinion of management, all adjustments and eliminations, consisting only of normal recurring adjustments, necessary to present fairly the statement of revenues and certain expenses of the Oak Ramble Apartments for the nine months ended September 30, 1997 have been included. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results for the full year.

USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of certain revenues and expenses as of and for the reporting periods. Actual results may differ from such estimates.

MANAGEMENT FEES. The Oak Ramble Apartments had a management agreement with an affiliated management company to maintain and manage the operations of the apartment complex. Management fees are based on 4% of total revenue collected. Upon acquisition of the Oak Ramble Apartments by the Company, such management contract was canceled, at which time the Company began to manage the Oak Ramble Apartments.

NOTE 2 -- DESCRIPTION OF THE AUDITED ACQUISITION PROPERTIES

The following property is included in the statement of revenues and certain expenses:

PROPERTY                   LOCATION                            NUMBER OF UNITS
--------                   --------                            ---------------
Oak Ramble                 Tampa, Florida                            256
                                                                     ---

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
of Walden Residential Properties, Inc.

We have audited the accompanying combined statement of revenues and certain expenses (defined as being operating revenues less direct operating expenses) of Parkway Station and Ashton Park Apartments for the year ended December 31, 1996. This financial statement is the responsibility of the management of Walden Residential Properties, Inc. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form 8-K of Walden Residential Properties, Inc. Material amounts, described in Note 1 to the combined statement of revenues and certain expenses, that would not be comparable to those resulting from the proposed future operations of the Parkway Station and Ashton Park Apartments are excluded and the statement is not intended to be a complete presentation of the revenues and expenses of these apartments.

In our opinion, such combined statement of revenues and certain expenses presents fairly, in all material respects, the revenues and certain expenses, as defined above, of the Parkway Station and Ashton Park Apartments for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

  /s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Dallas, Texas
December 11, 1997

                   PARKWAY STATION AND ASHTON PARK APARTMENTS

              COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES
                                 (IN THOUSANDS)

                                              NINE MONTHS ENDED       YEAR ENDED
                                              SEPTEMBER 30, 1997   DECEMBER 31, 1996
                                              ------------------   -----------------
                                                 (UNAUDITED)
Revenues
  Rental income.............................        $2,831              $3,740
  Other property income, net................           158                 172
                                                    ------              ------
          Total revenues....................         2,989               3,912
                                                    ------              ------
Certain Expenses
  Property operating and maintenance........           938               1,371
  Real estate taxes.........................           219                 277
  Management fees...........................           118                 154
                                                    ------              ------
          Total expenses....................         1,275               1,802
                                                    ------              ------
Revenues in excess of certain expenses......        $1,714              $2,110
                                                    ======              ======

See Notes to Combined Statements of Revenues and Certain Expenses

                   PARKWAY STATION AND ASHTON PARK APARTMENTS

          NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES

NOTE 1 -- BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Parkway Station and Ashton Park Apartments were purchased by Walden Residential Properties, Inc. on December 16, 1997 and December 19, 1997, respectively.

BASIS OF PRESENTATION. The combined operating revenues and direct operating expenses of the Parkway Station and Ashton Park Apartments described in Note 2 is presented on the accrual basis of accounting. The accompanying financial statements are not representative of the actual operations for the periods presented as certain expenses, which may not be comparable to the expenses expected to be incurred by Walden Residential Properties, Inc. (the "Company"), in the proposed future operations of the Parkway Station and Ashton Park Apartments, have been excluded. In accordance with the Securities and Exchange Commission Regulation S-X Rule 3-14, expenses excluded consist of interest, depreciation and amortization, professional fees, and other costs not directly related to the future operations of the Parkway Station and Ashton Park Apartments. Costs incurred for carpet are capitalized which is consistent with the Company's current capitalization policy.

INCOME RECOGNITION. Rental income is recorded when it is earned and due from tenants. Apartment units are rented under lease agreements with terms of one year or less.

INTERIM FINANCIAL DATA. In the opinion of management, all-adjustments and eliminations, consisting only of normal recurring adjustments, necessary to present fairly the statement of revenues and certain expenses of the Parkway Station and Ashton Park Apartments for the nine months ended September 30, 1997 have been included. The combined results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results for the full year.

USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of certain revenues and expenses as of and for the reporting periods. Actual results may differ from such estimates.

MANAGEMENT FEES. The Parkway Station and Ashton Park Apartments had a management agreement with an affiliated management company to maintain and manage the operations of the apartment complexes. Management fees are based on 4% of total revenue collected. Upon acquisition of the Parkway Station and Ashton Park Apartments by the Company, such management contract was canceled, at which time the Company began to manage the Parkway Station and Ashton Park Apartments.

NOTE 2 -- DESCRIPTION OF THE AUDITED ACQUISITION PROPERTIES

The following properties are included in the combined statement of revenues and certain expenses:

                                        NUMBER
PROPERTY             LOCATION          OF UNITS
--------         -----------------     --------
Parkway Station  Marietta, Georgia        344
Ashton Park      Tampa, Florida           192
                                          ---
                                          536
                                          ===

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
of Walden Residential Properties, Inc.

We have audited the accompanying statement of revenues and certain expenses (defined as being operating revenues less direct operating expenses) of Woods of Bedford Apartments for the year ended December 31, 1996. This financial statement is the responsibility of the management of Walden Residential Properties, Inc. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form 8-K of Walden Residential Properties, Inc. Material amounts, described in Note 1 to the statement of revenues and certain expenses, that would not be comparable to those resulting from the proposed future operations of the Woods of Bedford Apartments are excluded and the statement is not intended to be a complete presentation of the revenues and expenses of these apartments.

In our opinion, such statement of revenues and certain expenses presents fairly, in all material respects, the revenues and certain expenses, as defined above, of the Woods of Bedford Apartments for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

  /s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Dallas, Texas
December 12, 1997

                          WOODS OF BEDFORD APARTMENTS

                   STATEMENT OF REVENUES AND CERTAIN EXPENSES
                                 (IN THOUSANDS)

                                              NINE MONTHS ENDED       YEAR ENDED
                                              SEPTEMBER 30, 1997   DECEMBER 31, 1996
                                              ------------------   -----------------
                                                 (UNAUDITED)
Revenues
  Rental income.............................        $1,278              $1,714
  Other property income, net................            97                  70
                                                    ------              ------
          Total revenues....................         1,375               1,784
                                                    ------              ------
Certain Expenses
  Property operating and maintenance........           548                 758
  Real estate taxes.........................           152                 204
  Management fees...........................            55                  71
                                                    ------              ------
          Total expenses....................           755               1,033
                                                    ------              ------
Revenues in excess of certain expenses......        $  620              $  751
                                                    ======              ======

See Notes to Statement of Revenues and Certain Expenses

                          WOODS OF BEDFORD APARTMENTS
              NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

NOTE 1 -- BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Woods of Bedford Apartments were purchased by Walden Residential Properties, Inc. on December 22, 1997.

BASIS OF PRESENTATION. The operating revenues and direct operating expenses of the Woods of Bedford Apartments described in Note 2 is presented on the accrual basis of accounting. The accompanying financial statements are not representative of the actual operations for the periods presented as certain expenses, which may not be comparable to the expenses expected to be incurred by Walden Residential Properties, Inc. (the "Company"), in the proposed future operations of the Woods of Bedford Apartments, have been excluded. In accordance with the Securities and Exchange Commission Regulation S-X Rule 3-14, expenses excluded consist of interest, depreciation and amortization, professional fees, and other costs not directly related to the future operations of the Woods of Bedford Park Apartments. Costs incurred for carpet are capitalized which is consistent with the Company's current capitalization policy.

INCOME RECOGNITION. Rental income is recorded when it is earned and due from tenants. Apartment units are rented under lease agreements with terms of one year or less.

INTERIM FINANCIAL DATA. In the opinion of management, all adjustments and eliminations, consisting only of normal recurring adjustments, necessary to present fairly the statement of revenues and certain expenses of the Woods of Bedford Apartments for the nine months ended September 30, 1997 have been included. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results for the full year.

USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of certain revenues and expenses as of and for the reporting periods. Actual results may differ from such estimates.

MANAGEMENT FEES. The Woods of Bedford Apartments had a management agreement with an affiliated management company to maintain and manage the operations of the apartment complex. Management fees are based on 4% of total revenue collected. Upon acquisition of the Woods of Bedford Apartments by the Company, such management contract was canceled, at which time the Company began to manage the Woods of Bedford Apartments.

NOTE 2 -- DESCRIPTION OF THE AUDITED ACQUISITION PROPERTIES

The following property is included in the statement of revenues and certain expenses:

    PROPERTY          LOCATION      NUMBER OF UNITS
    --------          --------      ---------------
Woods of Bedford   Bedford, Texas         328
                                          ===

                      WALDEN RESIDENTIAL PROPERTIES, INC.

            SCHEDULE III -- REAL ESTATE AND ACCUMULATED DEPRECIATION
                            AS OF DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                                                                        COST CAPITALIZED
                                                                                 INITIAL COST TO          SUBSEQUENT TO
                                                                                     COMPANY               ACQUISITION
                                                                             -----------------------   -------------------
                                                                                         BUILDING &           BUILDINGS &
            PROPERTY NAME                    LOCATION         ENCUMBRANCES     LAND     IMPROVEMENTS   LAND   IMPROVEMENTS
            -------------                    --------         ------------   --------   ------------   ----   ------------
ORIGINAL PROPERTIES
Burning Tree                            Tulsa, OK               $  2,379     $    635    $    3,475    $--      $   638
Casa Verde                              Phoenix, AZ                1,997        1,027         3,586     --          379
Cinnamon Stick                          Tulsa, OK                  3,177          962         5,565     --          670
Club at Springlake                      Haltom City, TX               --          613         2,648     --          334
Country View                            San Antonio, TX               (A)         719         5,302     --          689
Eagle Pointe                            Indianapolis, IN              (A)         494         7,993     (4)         377
Fountaingate                            Wichita Falls, TX             --          751         6,498     --          592
James Pointe                            Murray, UT                 8,234        1,040        10,937    (28)         397
Lift, The                               Tulsa, OK                  2,743          804         4,164     --          525
Post Oak Place                          Euless, TX                    --        1,570         6,582     --          859
Preston Greens                          Dallas, TX                    --        1,468         6,687     --          573
Raintree                                Nashville, TN              5,245          715         6,457     --        1,200
Settler's Cove                          Beaumont, TX               3,175          159         5,056     --          591
Stillwater                              Murray, UT                11,994        2,019        16,839      3          647
Trestles of Austin                      Austin, TX                    (A)       1,100         9,977     --        1,070
Woodridge                               Fort Worth, TX                --          340         2,586     --          505
Woodstone                               Phoenix, AZ               12,636        4,325        14,210     --          664
                                                                --------     --------    ----------    ----     -------
Subtotal                                                          51,580       18,741       118,562    (29)      10,710
                                                                --------     --------    ----------    ----     -------
1994 ACQUISITIONS
Bel Shores                              Largo, FL                  4,653        1,847         6,072     --          812
Brookwood Club                          Jacksonville, FL           6,872          952         8,647     --        1,104
Carlyle at Waters                       Tampa, FL                     (B)       1,678        11,154     --        1,368
Cinnamon Park                           Arlington, TX                 (A)         855         7,723     (4)         499
Copper Cove                             Houston, TX                   --          935         6,194     --          639
Copperfield                             Oklahoma City, OK          4,150          357         6,473     --          252
Fielder's Glen                          Arlington, TX                 (A)         556         5,031     --          443
Foxboro                                 Houston, TX                   (A)         800         3,882     --          656
Gables, The                             McKinney, TX                  (A)         544         6,885     --          553
Greens Crossing                         Dallas, TX                    (B)       1,368         6,795     --          918
Harper's Creek                          Austin, TX                    (A)         868         8,871     --          653
Hunter's Ridge                          Oklahoma City, OK          3,547          300         4,927     --          246

                                                    GROSS AMOUNT
                                                  AT WHICH CARRIED
                                                AT DECEMBER 31, 1997
                                        ------------------------------------
                                                   BUILDINGS &                 ACCUMULATED      DATE       DEPRECIABLE
            PROPERTY NAME                 LAND     IMPROVEMENTS     TOTAL      DEPRECIATION   ACQUIRED   LIFE (YEARS)(D)
            -------------               --------   ------------   ----------   ------------   --------   ----------------
ORIGINAL PROPERTIES
Burning Tree                            $    635    $    4,113    $    4,748     $ (1,066)      02/94
Casa Verde                                 1,027         3,965         4,992         (812)      02/94
Cinnamon Stick                               962         6,235         7,197       (1,695)      02/94
Club at Springlake                           613         2,982         3,595         (557)      02/94
Country View                                 719         5,991         6,710       (1,284)      02/94
Eagle Pointe                                 490         8,370         8,860       (1,421)      02/94
Fountaingate                                 751         7,090         7,841       (1,429)      02/94
James Pointe                               1,012        11,334        12,346       (2,060)      02/94
Lift, The                                    804         4,689         5,493       (1,083)      02/94
Post Oak Place                             1,570         7,441         9,011       (1,449)      02/94
Preston Greens                             1,468         7,260         8,728       (1,621)      02/94
Raintree                                     715         7,657         8,372       (1,420)      02/94
Settler's Cove                               159         5,647         5,806       (1,193)      02/94
Stillwater                                 2,022        17,486        19,508       (3,132)      02/94
Trestles of Austin                         1,100        11,047        12,147       (2,094)      02/94
Woodridge                                    340         3,091         3,431         (602)      02/94
Woodstone                                  4,325        14,874        19,199       (2,620)      02/94
                                        --------    ----------    ----------     --------
Subtotal                                  18,712       129,272       147,984      (25,538)
                                        --------    ----------    ----------     --------
1994 ACQUISITIONS
Bel Shores                                 1,847         6,884         8,731         (986)      03/94
Brookwood Club                               952         9,751        10,703       (1,204)      11/94
Carlyle at Waters                          1,678        12,522        14,200       (1,349)      12/94
Cinnamon Park                                851         8,222         9,073         (940)      09/94
Copper Cove                                  935         6,833         7,768         (859)      06/94
Copperfield                                  357         6,725         7,082         (850)      06/94
Fielder's Glen                               556         5,474         6,030         (726)      05/94
Foxboro                                      800         4,538         5,338         (619)      06/94
Gables, The                                  544         7,438         7,982         (965)      05/94
Greens Crossing                            1,368         7,713         9,081         (836)      12/94
Harper's Creek                               868         9,525        10,393       (1,138)      06/94
Hunter's Ridge                               300         5,173         5,473         (669)      06/94

                                                                                                        COST CAPITALIZED
                                                                                 INITIAL COST TO          SUBSEQUENT TO
                                                                                     COMPANY               ACQUISITION
                                                                             -----------------------   -------------------
                                                                                         BUILDING &           BUILDINGS &
            PROPERTY NAME                    LOCATION         ENCUMBRANCES     LAND     IMPROVEMENTS   LAND   IMPROVEMENTS
            -------------                    --------         ------------   --------   ------------   ----   ------------
Newport                                 Irving, TX              $  7,097     $  1,200    $    8,878    $--      $   338
Rivercrest                              Arlington, TX              5,390        1,650         7,877     --          866
Silverado                               Albuquerque, NM               (B)       1,194         8,082     --          245
Springfield                             Mesquite, TX                  (A)       1,042         6,507     --          494
Summerfield Place                       Oklahoma City, OK             (A)         619         5,586     --          392
Woodscape                               Oklahoma City, OK             (A)       1,077        13,280     --          486
                                                                --------     --------    ----------    ----     -------
Subtotal                                                          31,709       17,842       132,864     (4)      10,964
                                                                --------     --------    ----------    ----     -------
1995 ACQUISITIONS
Braden's Walk (E)                       Bedford, TX                   --        1,839        18,495     --        1,136
                                        North Richland
Hilltop                                 Hills, TX                     --          801         5,314     --          464
Laurel Creek                            Houston, TX                   (A)       2,067        12,011     --        1,023
Pinnacle                                Lewisville, TX                --          672         4,190     --          353
Pinto Creek                             Austin, TX                    (A)         487         8,403     --          762
Reflections of Highpoint                Dallas, TX                12,490        1,984        12,358     --          677
                                        Ponte Vedra Beach,
Remington at Ponte Vedra                FL                        12,000        1,425        13,468     --          853
Remington Hill                          Fort Worth, TX            13,880        1,846        11,847     --          418
Sandpiper                               Jacksonville, FL              (B)       1,102        10,377     --          934
                                        North Richland
Shadow Creek                            Hills, TX                     --          666         5,899     --          563
Summer Meadows                          Plano, TX                 12,296        2,393        14,908     --          462
Summer Villas                           Dallas, TX                    --        2,270        14,140     --        1,059
Summers Crossing                        Plano, TX                  9,176        1,730        10,774     --          771
Summers Landing                         Fort Worth, TX                --          819         5,259     --          571
Three Palms                             Tampa, FL                     (C)       1,735        14,017     --          925
Winridge                                Aurora, CO                12,715          790        15,939     --          523
                                                                --------     --------    ----------    ----     -------
Subtotal                                                          72,557       22,626       177,399     --       11,494
                                                                --------     --------    ----------    ----     -------
1996 ACQUISITIONS
Ashbury Parke                           Austin, TX                    --        2,007        11,591     --          928
Bentley Green                           Jacksonville, FL              --        1,430        14,095     --        1,344
Brandywine                              Nashville, TN                 --          646         8,479     --        1,052

                                                    GROSS AMOUNT
                                                  AT WHICH CARRIED
                                                AT DECEMBER 31, 1997
                                        ------------------------------------
                                                   BUILDINGS &                 ACCUMULATED      DATE       DEPRECIABLE
            PROPERTY NAME                 LAND     IMPROVEMENTS     TOTAL      DEPRECIATION   ACQUIRED   LIFE (YEARS)(D)
            -------------               --------   ------------   ----------   ------------   --------   ----------------
Newport                                 $  1,200    $    9,215    $   10,415     $ (1,134)      06/94
Rivercrest                                 1,650         8,743        10,393       (1,221)      04/94
Silverado                                  1,194         8,327         9,521         (898)      12/94
Springfield                                1,042         7,001         8,043         (851)      06/94
Summerfield Place                            619         5,978         6,597         (657)      11/94
Woodscape                                  1,077        13,766        14,843       (1,717)      06/94
                                        --------    ----------    ----------     --------
Subtotal                                  17,838       143,828       161,666      (17,619)
                                        --------    ----------    ----------     --------
1995 ACQUISITIONS
                                                                                               12/95,
                                                                                              010/96 &
Braden's Walk (E)                          1,839         1,963       121,470         (708)       2/97

Hilltop                                      801         5,778         6,579         (427)      12/95
Laurel Creek                               2,067         1,303       415,101       (1,282)      04/95
Pinnacle                                     672         4,543         5,215         (400)      06/95
Pinto Creek                                  487         9,165         9,652         (949)      01/95
Reflections of Highpoint                   1,984        13,035        15,019       (1,122)      06/95

Remington at Ponte Vedra                   1,425        14,321        15,746       (1,263)      06/95
Remington Hill                             1,846        12,265        14,111       (1,094)      06/95
Sandpiper                                  1,102        11,311        12,413         (943)      10/95

Shadow Creek                                 666         6,462         7,128         (476)      12/95
Summer Meadows                             2,393        15,370        17,763       (1,367)      06/95
Summer Villas                              2,270        15,199        17,469       (1,291)      06/95
Summers Crossing                           1,730        11,545        13,275       (1,010)      06/95
Summers Landing                              819         5,830         6,649         (538)      06/95
Three Palms                                1,735        14,942        16,677       (1,325)      06/95
Winridge                                     790        16,462        17,252       (1,453)      06/95
                                        --------    ----------    ----------     --------
Subtotal                                  22,626       188,893       211,519      (15,648)
                                        --------    ----------    ----------     --------
1996 ACQUISITIONS
Ashbury Parke                              2,007        12,519        14,526         (658)      06/96
                                                                                              08/96 &
Bentley Green                              1,430        15,439        16,869         (767)      09/96
Brandywine                                   646         9,531        10,177         (499)      08/96

                                                                                                        COST CAPITALIZED
                                                                                 INITIAL COST TO          SUBSEQUENT TO
                                                                                     COMPANY               ACQUISITION
                                                                             -----------------------   -------------------
                                                                                         BUILDING &           BUILDINGS &
            PROPERTY NAME                    LOCATION         ENCUMBRANCES     LAND     IMPROVEMENTS   LAND   IMPROVEMENTS
            -------------                    --------         ------------   --------   ------------   ----   ------------
Costa del Sol                           San Antonio, TX         $     --     $    871    $    6,432    $--      $   557
Huntington at Hidden Hills              Jacksonville, FL              --          722         6,165     --        1,393
Meadow Glen                             Mesa, AZ                   7,049        1,802        10,754     --          353
Nashboro Village                        Nashville, TN                 --        6,186        42,869     --        2,451
Parks at Treepoint (F)                  Arlington, TX                 --        1,966        15,036     --        1,634
Remington                               San Antonio, TX               --          427         4,411     --          485
Saratoga                                Melbourne, FL                 --          676         5,788     --          589
Summer Oaks                             San Antonio, TX               --          826         5,624     --          598
Terra Vida                              Mesa, AZ                   7,383        1,929        13,383     --          909
Villas of St. Moritz                    San Antonio, TX               --          653         5,544     --          613
Waterford                               Plano, TX                     --        2,156        11,423     --          965
                                                                --------     --------    ----------    ----     -------
Subtotal                                                          14,432       22,297       161,594     --       13,871
                                                                --------     --------    ----------    ----     -------
1997 ACQUISITIONS
Arbor Park                              Dallas, TX                    --          916        12,104     --          399
Arbors of Austin                        Austin, TX                    --          670         7,306     --          395
Arbors of Bedford                       Bedford, TX                   --          531         5,623     --          385
Arbors of Carrollton                    Carrollton, TX                --          684         4,019     --          257
Arbors of Euless                        Euless, TX                    --        1,206         6,733     --          830
Ashton Park                             Tampa, FL                  3,946          935         6,094     --           --
Clover Hill                             Arlington, TX                 --          725         5,944     --          101
Hillcrest                               Grand Prairie, TX             --        1,040         6,823     --          133
Oak Ramble                              Tampa, FL                     --        1,247         8,797     --           87
Parkway Station                         Atlanta, GA                   --          666        17,761     --            2
Windsor Park                            Hendersonville, TN         6,870          500         9,012     --          181
                                                                --------     --------    ----------    ----     -------
Subtotal                                                          10,816        9,120        90,216     --        2,770
                                                                --------     --------    ----------    ----     -------
DREVER TRANSACTION
Arbor Creek                             Dallas, TX                    --        2,284         9,841     --           22
Arbor Point                             Houston, TX                1,457          313         2,568     --            8
Arbors of Wells Branch                  Austin, TX                    --          912         7,522     --           20
Ashton Woods                            Houston, TX                   --          251         4,423     --           19
Aston Brook                             Houston, TX                1,653          194         3,676     --           15
Audubon Square                          Austin, TX                    --          529         6,284     --           26
Bar Harbor                              Houston, TX                5,202        1,149         9,326     --           42
Bayou Oaks                              Houston, TX                2,777          222         6,120     --           16
Bent Creek                              Dallas, TX                 4,174        1,802         8,155     --           19

                                                    GROSS AMOUNT
                                                  AT WHICH CARRIED
                                                AT DECEMBER 31, 1997
                                        ------------------------------------
                                                   BUILDINGS &                 ACCUMULATED      DATE       DEPRECIABLE
            PROPERTY NAME                 LAND     IMPROVEMENTS     TOTAL      DEPRECIATION   ACQUIRED   LIFE (YEARS)(D)
            -------------               --------   ------------   ----------   ------------   --------   ----------------
Costa del Sol                           $    871    $    6,989    $    7,860     $   (377)      06/96
Huntington at Hidden Hills                   722         7,558         8,280         (409)      08/96
Meadow Glen                                1,802        11,107        12,909         (426)      11/96
Nashboro Village                           6,186        45,320        51,506       (1,595)      12/96
                                                                                              09/96 &
Parks at Treepoint (F)                     1,966        16,670        18,636         (728)      01/97
Remington                                    427         4,896         5,323         (263)      06/96
Saratoga                                     676         6,377         7,053         (303)      09/96
Summer Oaks                                  826         6,222         7,048         (335)      06/96
Terra Vida                                 1,929        14,292        16,221         (802)      06/96
Villas of St. Moritz                         653         6,157         6,810         (347)      06/96
Waterford                                  2,156        12,388        14,544         (574)      09/96
                                        --------    ----------    ----------     --------
Subtotal                                  22,297       175,465       197,762       (8,083)
                                        --------    ----------    ----------     --------
1997 ACQUISITIONS
Arbor Park                                   916        12,503        13,419         (302)      04/97
Arbors of Austin                             670         7,701         8,371         (180)      04/97
Arbors of Bedford                            531         6,008         6,539         (152)      04/97
Arbors of Carrollton                         684         4,276         4,960         (105)      04/97
Arbors of Euless                           1,206         7,563         8,769         (184)      04/97
Ashton Park                                  935         6,094         7,029          (35)      12/97
Clover Hill                                  725         6,045         6,770          (35)      10/97
Hillcrest                                  1,040         6,956         7,996         (125)      06/97
Oak Ramble                                 1,247         8,884        10,131          (51)      11/97
Parkway Station                              666        17,763        18,429         (100)      12/97
Windsor Park                                 500         9,193         9,693         (132)      07/97
                                        --------    ----------    ----------     --------
Subtotal                                   9,120        92,986       102,106       (1,401)
                                        --------    ----------    ----------     --------
DREVER TRANSACTION
Arbor Creek                                2,284         9,863        12,147         (103)      10/97
Arbor Point                                  313         2,576         2,889          (27)      10/97
Arbors of Wells Branch                       912         7,542         8,454          (79)      10/97
Ashton Woods                                 251         4,442         4,693          (47)      10/97
Aston Brook                                  194         3,691         3,885          (39)      10/97
Audubon Square                               529         6,310         6,839          (66)      10/97
Bar Harbor                                 1,149         9,368        10,517          (99)      10/97
Bayou Oaks                                   222         6,136         6,358          (65)      10/97
Bent Creek                                 1,802         8,174         9,976          (86)      10/97

                                                                                                        COST CAPITALIZED
                                                                                 INITIAL COST TO          SUBSEQUENT TO
                                                                                     COMPANY               ACQUISITION
                                                                             -----------------------   -------------------
                                                                                         BUILDING &           BUILDINGS &
            PROPERTY NAME                    LOCATION         ENCUMBRANCES     LAND     IMPROVEMENTS   LAND   IMPROVEMENTS
            -------------                    --------         ------------   --------   ------------   ----   ------------
Brandon Oaks                            Houston, TX             $  2,612     $    293    $    6,454    $--      $    19
Briarcrest                              Houston, TX                4,057          714        11,199     --           40
Brittany Park                           Dallas, TX                    --        1,620         7,892     --           28
Brookfield                              Houston, TX                   --          400         8,422     --           23
Canyon Ridge                            Dallas, TX                 2,394        1,127         5,620     --           28
Carriage Hill                           Houston, TX                4,273          410         8,474     --           21
Casa Valley                             Dallas, TX                    --        1,020         6,010     --           19
Central Park Condos                     Houston, TX                2,076          370         3,945     --            9
Central Park Regency                    Houston, TX                5,943          490        12,636     --           31
Charleston, The                         Houston, TX                4,356          810         8,469     --           20
Cimarron Park                           Houston, TX                2,250          334         4,888     --           15
Cimarron Parkway                        Houston, TX                   --        1,319         9,527     --           18
Colony Oaks                             Houston, TX                2,519          540         6,044     --           29
Colorado Club                           Houston, TX                7,200          883         9,780     --           27
Creekwood Village                       Dallas, TX                 5,098        1,433        11,173     --           36
Crestwood                               Phoenix, AZ                   --          932         9,151     --           21
Enclave at Cypress Park                 Houston, TX                   --        1,595        12,455     --           62
Fairways, The                           Phoenix, AZ                   --          766         5,747     --           19
Felicita Creek                          San Diego, CA              3,112        1,594         5,550     --           15
Garden Place                            Phoenix, AZ                   --        1,596        12,480     --           22
Georgetown                              Houston, TX                   --        1,565         7,826     --           16
Harbor Pointe                           Houston, TX                   --          413         7,506     --           23
Harpers Mill                            Houston, TX                2,071          967         3,657     --           13
Hidden Lake                             Houston, TX                   --        2,843        19,840     --           40
Holiday on Hayes                        Houston, TX                4,787        1,491        10,600     --           15
Hunt Club, The                          Houston, TX                2,820        1,175         5,184     --           14
Huntley, The                            Houston, TX                5,285          640         8,974     --           21
La Prada Club                           Dallas, TX                    --        1,493         9,485     --           26
Lakes of Renaissance                    Austin, TX                    --          945        10,463     --           26
Live Oak                                Houston, TX                   --          782         4,475     --           29
Meadows on Memorial                     Houston, TX                   --          609         2,348     --           20
Mill Creek                              Houston, TX                1,633          205         4,595     --           18
Montfort Oaks                           Dallas, TX                 5,170        2,256        11,177     --           26
Monticello on Cranbrook                 Houston, TX                3,434          410         7,522     --           22
Northwoods                              Houston, TX                2,853          638         8,176     --           24
Oak Ridge                               Austin, TX                    --          834        10,389     --           28
One Camden Court                        Houston, TX                   --          164         2,479     --           15
One Cypress Landing                     Houston, TX                   --          559        11,830     --           33

                                                    GROSS AMOUNT
                                                  AT WHICH CARRIED
                                                AT DECEMBER 31, 1997
                                        ------------------------------------
                                                   BUILDINGS &                 ACCUMULATED      DATE       DEPRECIABLE
            PROPERTY NAME                 LAND     IMPROVEMENTS     TOTAL      DEPRECIATION   ACQUIRED   LIFE (YEARS)(D)
            -------------               --------   ------------   ----------   ------------   --------   ----------------
Brandon Oaks                            $    293    $    6,473    $    6,766     $    (68)      10/97
Briarcrest                                   714        11,239        11,953         (118)      10/97
Brittany Park                              1,620         7,920         9,540          (83)      10/97
Brookfield                                   400         8,445         8,845          (88)      10/97
Canyon Ridge                               1,127         5,648         6,775          (59)      10/97
Carriage Hill                                410         8,495         8,905          (89)      10/97
Casa Valley                                1,020         6,029         7,049          (63)      10/97
Central Park Condos                          370         3,954         4,324          (41)      10/97
Central Park Regency                         490        12,667        13,157         (133)      10/97
Charleston, The                              810         8,489         9,299          (89)      10/97
Cimarron Park                                334         4,903         5,237          (52)      10/97
Cimarron Parkway                           1,319         9,545        10,864         (100)      10/97
Colony Oaks                                  540         6,073         6,613          (64)      10/97
Colorado Club                                883         9,807        10,690         (103)      10/97
Creekwood Village                          1,433        11,209        12,642         (118)      10/97
Crestwood                                    932         9,172        10,104          (96)      10/97
Enclave at Cypress Park                    1,595        12,517        14,112         (132)      10/97
Fairways, The                                766         5,766         6,532          (60)      10/97
Felicita Creek                             1,594         5,565         7,159          (59)      10/97
Garden Place                               1,596        12,502        14,098         (131)      10/97
Georgetown                                 1,565         7,842         9,407          (51)      10/97
Harbor Pointe                                413         7,529         7,942          (79)      10/97
Harpers Mill                                 967         3,670         4,637          (39)      10/97
Hidden Lake                                2,843        19,880        22,723         (208)      10/97
Holiday on Hayes                           1,491        10,615        12,106         (111)      10/97
Hunt Club, The                             1,175         5,198         6,373          (55)      10/97
Huntley, The                                 640         8,995         9,635          (94)      10/97
La Prada Club                              1,493         9,511        11,004         (100)      10/97
Lakes of Renaissance                         945        10,489        11,434         (110)      10/97
Live Oak                                     782         4,504         5,286          (47)      10/97
Meadows on Memorial                          609         2,368         2,977          (26)      10/97
Mill Creek                                   205         4,613         4,818          (49)      10/97
Montfort Oaks                              2,256        11,203        13,459         (117)      10/97
Monticello on Cranbrook                      410         7,544         7,954          (79)      10/97
Northwoods                                   638         8,200         8,838          (86)      10/97
Oak Ridge                                    834        10,417        11,251         (109)      10/97
One Camden Court                             164         2,494         2,658          (26)      10/97
One Cypress Landing                          559        11,863        12,422         (125)      10/97

                                                                                                        COST CAPITALIZED
                                                                                 INITIAL COST TO          SUBSEQUENT TO
                                                                                     COMPANY               ACQUISITION
                                                                             -----------------------   -------------------
                                                                                         BUILDING &           BUILDINGS &
            PROPERTY NAME                    LOCATION         ENCUMBRANCES     LAND     IMPROVEMENTS   LAND   IMPROVEMENTS
            -------------                    --------         ------------   --------   ------------   ----   ------------
One Westfield Lake                      Houston, TX             $     --     $    731    $    9,692    $--      $    30
One Willow Chase                        Houston, TX                   --          160         3,425     --            7
One Willow Park                         Houston, TX                   --          219         5,880     --           13
Park Bonita                             San Diego, CA              5,777        6,951         5,647     --           10
Pathway, The                            Houston, TX                   --          848         5,855     --           11
Pine Creek                              Houston, TX                   --          414         5,697     --           16
Polo Club                               Austin, TX                 6,346          912        10,586     --           24
Polo Club on Cranbrook I                Houston, TX                2,851          340         5,693     --           22
Polo Club on Cranbrook II               Houston, TX                3,909          256         7,362     --           26
Rafters, The                            Corpus Christi, TX         3,926          899         8,304     --           13
Richmond Green                          Houston, TX                   --        1,248        10,049     --           26
Riverwalk                               Houston, TX                2,892          390         6,497     --           14
Saratoga Springs                        Atlanta, GA                4,404        1,568        12,041     --           23
Shadow Creek                            Austin, TX                 6,080        1,617        13,250     --           38
Shadowridge Village                     Dallas, TX                 2,662          918         5,055     --           20
Shannon Chase                           Atlanta, GA                3,016        3,465         4,564     --           15
Silverado                               Houston, TX                5,027        1,611        12,003     --           29
Stony Creek                             Houston, TX                2,986          478         6,540     --           18
Sun Ridge                               San Diego, CA              3,231        3,400         3,316     --           15
Timbers of Cranbrook                    Houston, TX                   --          348         8,273     --           28
Tranquility Lake                        Houston, TX                   --          742         3,231     --           13
Trinity Mills                           Dallas, TX                 3,531        1,968         6,372     --           18
Trinity Oaks                            Dallas, TX                 3,110          916         8,688     --           31
Villas at Indian Trails                 Atlanta, GA                3,625        3,119         6,138     --           21
Wharf, The                              Corpus Christi, TX         3,882        1,283         8,928     --           37
Willowick                               Corpus Christi, TX         3,902          899         9,161     --           24
Wimbledon                               Houston, TX                   --          231         5,667     --           15
Woodborough                             Houston, TX                   --          376         8,731     --           31
Woodchase                               Houston, TX                4,495        1,422        10,826     --           47
Woodedge                                Houston, TX                1,747          243         3,606     --           11
Woodlake                                Houston, TX                   --        1,179        10,338     --           18
                                                                --------     --------    ----------    ----     -------
Subtotal                                                         166,605       83,042       601,772     --        1,762
                                                                --------     --------    ----------    ----     -------
Subtotal -- 1997                                                 177,421       92,162       691,988     --        4,532
                                                                --------     --------    ----------    ----     -------
Total(G)                                                        $347,699     $173,668    $1,282,407    $(33)    $51,571
                                                                ========     ========    ==========    ====     =======

                                                    GROSS AMOUNT
                                                  AT WHICH CARRIED
                                                AT DECEMBER 31, 1997
                                        ------------------------------------
                                                   BUILDINGS &                 ACCUMULATED      DATE       DEPRECIABLE
            PROPERTY NAME                 LAND     IMPROVEMENTS     TOTAL      DEPRECIATION   ACQUIRED   LIFE (YEARS)(D)
            -------------               --------   ------------   ----------   ------------   --------   ----------------
One Westfield Lake                      $    731    $    9,722    $   10,453     $   (102)      10/97
One Willow Chase                             160         3,432         3,592          (36)      10/97
One Willow Park                              219         5,893         6,112          (62)      10/97
Park Bonita                                6,951         5,657        12,608          (59)      10/97
Pathway, The                                 848         5,866         6,714          (62)      10/97
Pine Creek                                   414         5,713         6,127          (60)      10/97
Polo Club                                    912        10,610        11,522         (111)      10/97
Polo Club on Cranbrook I                     340         5,715         6,055          (62)      10/97
Polo Club on Cranbrook II                    256         7,388         7,644          (76)      10/97
Rafters, The                                 899         8,317         9,216          (87)      10/97
Richmond Green                             1,248        10,075        11,323         (106)      10/97
Riverwalk                                    390         6,511         6,901          (68)      10/97
Saratoga Springs                           1,568        12,064        13,632         (126)      10/97
Shadow Creek                               1,617        13,288        14,905         (140)      10/97
Shadowridge Village                          918         5,075         5,993          (53)      10/97
Shannon Chase                              3,465         4,579         8,044          (12)      10/97
Silverado                                  1,611        12,032        13,643         (126)      10/97
Stony Creek                                  478         6,558         7,036          (69)      10/97
Sun Ridge                                  3,400         3,331         6,731          (35)      10/97
Timbers of Cranbrook                         348         8,301         8,649          (87)      10/97
Tranquility Lake                             742         3,244         3,986          (33)      10/97
Trinity Mills                              1,968         6,390         8,358          (67)      10/97
Trinity Oaks                                 916         8,719         9,635          (92)      10/97
Villas at Indian Trails                    3,119         6,159         9,278          (93)      10/97
Wharf, The                                 1,283         8,965        10,248          (94)      10/97
Willowick                                    899         9,185        10,084          (96)      10/97
Wimbledon                                    231         5,682         5,913          (60)      10/97
Woodborough                                  376         8,762         9,138          (92)      10/97
Woodchase                                  1,422        10,873        12,295         (114)      10/97
Woodedge                                     243         3,617         3,860          (38)      10/97
Woodlake                                   1,179        10,356        11,535         (109)      10/97
                                        --------    ----------    ----------     --------
Subtotal                                  83,042       603,534       686,576       (6,295)
                                        --------    ----------    ----------     --------
Subtotal -- 1997                          92,162       696,520       788,682       (7,696)
                                        --------    ----------    ----------
Total(G)                                $173,635    $1,333,978    $1,507,613     $(74,584)
                                        ========    ==========    ==========     ========

-------------------------

(A) Property is pledged as collateral under a $57.417 million mortgage note payable to an insurance company.

(B) Property is pledged as collateral under a $23.238 million mortgage note payable to an insurance company.

(C) Property is pledged as collateral under the mortgage notes secured by Reflections of Highpoint, Remington at Ponte Vedra, Remington Hill and Winridge.

(D) Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets which range from 14 to 30 years for buildings and 5, 10 or 15 years for personal property.

(E) Braden's Walk, Oak Forest and Woods of Bedford were combined on December 31, 1997 to be operated as one property.

(F) Timber Creek and Treepoint were combined on January 8, 1997 and Quayle Walk was combined on December 31, 1997, to be operated as one property -- Parks at Treepoint.

(G) The aggregate cost for Federal income tax purposes at December 31, 1997 is approximately $1.3 billion.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Not Applicable.

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses expected to be paid by the Company in connection with the issuance and distribution of the securities being registered are as follows:

SEC Registration Fee........................................  $110,240
NYSE Filing Fee.............................................    30,000
Printing and engraving expenses.............................    70,000
Legal Fees and Expenses.....................................    75,000
Accounting Fees and Expenses................................    75,000
Exchange Agent Fees and Custodian Fees......................    15,000
Miscellaneous Expenses......................................    24,760
                                                              --------
  Total.....................................................   400,000
                                                              ========


ITEM 32. SALES TO SPECIAL PARTIES.


None.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.

None.

ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company's Articles of Incorporation, as amended and restated (the "Articles of Incorporation"), provide certain limitations on the liability of the Company's directors and officers for monetary damages to the Company. The Articles of Incorporation obligate the Company to indemnify its directors and officers, and permit the Company to indemnify its employees and other agents, against certain liabilities incurred in connection with their service in such capacities. These provisions could reduce the legal remedies available to the Company and the stockholders against these individuals. See "Certain Provisions of Maryland Law and of the Company's Articles and Bylaws -- Limitation of Liability and Indemnification."

The Articles of Incorporation require it to indemnify (a) the Company's directors and officers whether serving the Company or at its request any other entity who have been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of his service in that capacity against reasonable expenses incurred by him in connection with the proceeding unless it is established that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services, or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful and (b) other employees and agents of the Company to such extent as shall be authorized by the Board of Directors or the Company's Bylaws and be permitted by law. In addition, the Articles of Incorporation require the Company to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a director or officer who is a party to a proceeding under procedures provided for under the Maryland General Corporation Law (the "MGCL"). The Company's Bylaws also permit the Company to provide such other and further indemnification or payment or reimbursement of expenses as the Board of Directors deems to be in the interest of the Company and as may be permitted by the MGCL for directors, officers and employees of Maryland corporations.

The Company has entered into indemnification agreements with each of the Company's officers and directors. The indemnification agreements require, among other things, that the Company indemnify its officers and directors to the fullest extent permitted by law and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company must also indemnify and advance all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements and cover officers and directors under the Company's directors' and officers' liability insurance. Although the indemnification agreements offer substantially the same scope of coverage afforded by law, they provide assurance to directors and officers that indemnification will be available because such contracts cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights they provide.

ITEM 35. TREATMENT OF PROCEEDS FROM SHARES BEING REGISTERED.

Not applicable

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS.

(a)  Financial Statements included in this Registration Statement are:

(1) Financial Statements of the Company for the nine months ended September 30, 1998 and 1997:
       Condensed Consolidated Balance Sheets as of September 30, 1998
         (Unaudited) and December 31, 1997
       Condensed Consolidated Statements of Income for the three months and nine months ended September 30, 1998 and 1997 (Unaudited)
       Condensed Consolidated Statements of Cash Flows for the nine months ended
         September 30, 1998 and 1997 (Unaudited)
       Notes to Condensed Consolidated Financial Statements (Unaudited)

  (2) Financial Statements of the Company for the years ended December 31, 1997, 1996 and 1995:
       Independent Auditors' Report
       Consolidated Balance Sheets as of December 31, 1997 and 1996 Consolidated Statements of Income for each of the three years ended
         December 31, 1997
       Consolidated Statements of Stockholders' Equity for each of the three years ended December 31, 1997
       Consolidated Statements of Cash Flows for each of the three years ended
         December 31, 1997
       Notes to Consolidated Financial Statements

(3)  Pro Forma Financial Statements (Unaudited):
       Pro Forma Condensed Consolidated Statement of Income for the year ended
         December 31, 1997
       Notes to Pro Forma Condensed Consolidated Statement of Income (Unaudited)

(4) Financial Statements of Drever Partners, Inc. and affiliates for the nine months ended September 30, 1997 and 1996:
       Condensed Combined Balance Sheets as of September 30, 1997 (Unaudited)
         and December 31, 1996
       Condensed Combined Statements of Operations for the nine months ended
         September 30, 1997 and 1996 (Unaudited)
       Condensed Combined Statements of Cash Flows for the nine months ended
         September 30, 1997 and 1996 (Unaudited)
       Notes to Condensed Combined Financial Statements

(5) Financial Statements of Drever Partners, Inc. and affiliates for the years ended December 31, 1996, 1995 and 1994:
       Independent Auditors' Report
       Combined Balance Sheets as of December 31, 1996 and 1995
       Combined Statements of Operations for each of the three years ended
         December 31, 1996
       Combined Statements of Stockholders' Equity for each of the three years ended December 31, 1996
       Combined Statements of Cash Flows for each of the three years ended
         December 31, 1996
       Notes to Combined Financial Statements

(6)  Financial Statements of the Arbors Apartments:
       Independent Auditors' Report
       Combined Statements of Revenues and Certain Expenses for the three months ended March 31, 1997 (Unaudited) and the year ended December 31, 1996 Notes to Combined Statements of Revenues and Certain Expenses

(7)  Financial Statements of the Windsor Apartments:
       Independent Auditors' Report
       Statements of Revenues and Certain Expenses for the nine months ended
         September 30, 1997 (Unaudited) and the year ended December 31, 1996 Notes to Statements of Revenues and Certain Expenses

(8)  Financial Statements of the Oak Ramble Apartments:
       Independent Auditors' Report
       Statements of Revenues and Certain Expenses for the nine months ended
         September 30, 1997 (Unaudited) and the year ended December 31, 1996 Notes to Statements of Revenues and Certain Expenses

(9)  Financial Statements of the Parkway Station and Ashton Park Apartments:
       Independent Auditors' Report
       Combined Statements of Revenues and Certain Expenses for the nine months ended September 30, 1997 (Unaudited) and the year ended December 31,
         1996
       Notes to Combined Statements of Revenues and Certain Expenses

(10) Financial Statements of the Woods of Bedford Apartments:
       Independent Auditors' Report
       Statements of Revenues and Certain Expenses for the nine months ended
         September 30, 1997 (Unaudited) and the year ended December 31, 1996 Notes to Statements of Revenues and Certain Expenses

(11) Financial Statement Schedule
       Schedule III--Real Estate and Accumulated Depreciation as of December 31, 1997

(b) Exhibits


        2.1       Contribution Agreement by and among Walden/Drever Operating
                  Partnership, L.P., Walden Residential Properties, Inc., the
                  Shareholders of Drever Partners, Inc., AOF, Inc., and AOF
                  II, Inc. (1)
        2.2       Exchange Agreement among Walden Residential Properties,
                  Inc., Walden/Drever Operating Partnership, L.P., Drever
                  Partners, Inc., AOF, Inc. and AOF II, Inc. (1)
        3.1       Articles of Amendment and Restatement of the Company. (2)
        3.2       Restated Bylaws of the Company. (2)
        4.1       Specimen of certificate representing shares of Common Stock.
                  (3)
        4.2       Form of certificate representing shares of 9.16% Series B
                  Convertible Redeemable Preferred Stock. (4)
        4.3       Form of certificate representing shares of 9.20% Senior
                  Preferred Stock. (5)
        4.4       Form of certificate representing shares of 9.00% Redeemable
                  Preferred Stock*
        4.5       Form of Articles Supplementary relating to 9.16% Series B
                  Convertible Redeemable Preferred Stock (4)
        4.6       Form of Articles Supplementary relating to 9.20% Senior
                  Preferred Stock. (5)
        4.7       Form of Articles Supplementary relating to 9.00% Redeemable
                  Preferred Stock (9)
        4.8       Form of Series B Warrant Certificate*
        5.1       Opinion of Winstead Sechrest & Minick P.C. regarding
                  legality of the securities*
        8.1       Opinion of Winstead Sechrest & Minick P.C. regarding certain tax matters*
       10.1       Dividend Reinvestment and Stock Purchase Plan. (6)
       10.2       Transfer and Assignment Agreement between The Arbors of
                  Austin and Walden Residential Operating Partnership, L.P.
                  (Arbors of Austin Apartments) (1)
       10.3       Transfer and Assignment Agreement between Arbors of Bedford
                  Limited and Walden Residential Operating Partnership, L.P.
                  (Arbors of Bedford Apartments) (1)
       10.4       Transfer and Assignment Agreement between Euless II Limited and Walden Residential Operating Partnership, L.P. (Arbors
                  of Euless Apartments) (1)

       10.5       Transfer and Assignment Agreement between The Arbors on
                  Forest Lane Limited and Walden Residential Operating
                  Partnership, L.P. (Arbors on Forest Lane Apartments) (1)
       10.6       Transfer and Assignment Agreement between Arbor Park Limited and Walden Residential Operating Partnership, L.P. (Arbor
                  Park Apartments) (1)
       10.7       Transfer and Assignment Agreement between Arbor Mill Limited and Walden Residential Operating Partnership, L.P. (Arbors
                  of Carrollton Apartments) (1)
       10.8       Real Estate Sales Contract by and between Village/Hillcrest
                  Limited Partnership and Walden Residential Properties, Inc.
                  (Hillcrest Apartments) (1)
       10.9       Purchase and Sale Agreement by and between Windsor Park
                  Apartments, Inc. and Walden Residential Operating
                  Partnership, L.P. (Windsor Park Apartments) (7)
       10.10      Real Estate Sales Contract by and between 1990 Clover Hill
                  Limited Partnership and Walden Residential Properties, Inc.
                  (Clover Hill Apartments) (7)
       10.11      Third Amendment to the Revolving Credit Agreement by and
                  among WDN Properties, Ltd., Walden Residential Properties,
                  Inc., Walden Residential Operating Partnership, L.P., WDN
                  Properties, Inc., Walden/Drever Operating Partnership, L.P.,
                  BankBoston, N.A., individually, Bank of Montreal, Chicago
                  Branch, Corestates Bank, N.A., Dresdner Bank AG New York and
                  Grand Cayman Branches, Keybank National Association, Signet
                  Bank, and BankBoston, N.A. as Agent, dated October 1, 1997.
                  (8)
       10.12      Agreement to Sell Real Estate between MIG-Oak Ramble
                  Associates Limited Partnership and Walden Residential
                  Properties, Inc., dated as of September 16, 1997. (Oak
                  Ramble Apartments) (8)
       10.13      Purchase and Sale Agreement and Joint Escrow Instructions
                  between Pacific Life Insurance Company and Walden
                  Residential Properties, Inc., dated as of November 10, 1997.
                  (Woods of Bedford Apartments) (8)
       10.14      First Amendment to the Purchase and Sale Agreement and Joint
                  Escrow Instructions between Pacific Life Insurance Company and Walden Residential Properties, Inc., dated as of
                  December 15, 1997. (Woods of Bedford Apartments) (8)
       10.15      Contract of Sales between MGI Properties and Walden
                  Residential Operating Partnership, L.P. dated as of November
                  7, 1997. (St. James Crossing and South Pointe Apartments)
                  (8)
       10.16      Purchase and Sale Agreement by and between Windsor at Ashton
                  Park Limited Partnership and Walden Residential Properties,
                  Inc., dated as of November 14, 1997. (Ashton Park
                  Apartments) (8)
       10.17      Agreement of Sale and Purchase by and between Windsor at
                  Parkway Station Limited Partnership and Walden Residential
                  Properties, Inc., dated as of November 14, 1997. (Parkway
                  Station Apartments) (8)
       10.18      Revolving Credit Agreement dated December 15, 1997, by and among Walden Residential Properties, Inc., Walden/Drever
                  Operating Partnership, L.P., BankBoston, N.A. and
                  BankBoston, N.A., as Managing Agent for the Banks. (8)

      10.19     Term Loan Agreement dated December 15, 1997, by and among Walden Residential
                Properties, Inc., Walden/Drever Operating Partnership, L.P., BankBoston, N.A. and
                BankBoston, N.A., as Managing Agent for the Banks. (8)
      10.20     Settlement and Employment Agreement, dated as of October 20, 1997, between Walden
                Residential Properties, Inc. and Don R. Daseke. (8)
      10.21     Employment Agreement, dated as of October 1, 1997, between Walden Residential
                Properties, Inc. and Maxwell B. Drever. (8)
      10.22     Employment Agreement, dated as of October 1, 1997, between Walden Residential
                Properties, Inc. and Michael E. Masterson. (8)
      10.23     Employment Agreement, dated as of October 1, 1997, between Walden Residential
                Properties, Inc. and Michael L. Collier. (8)
      10.24     Employment Agreement, dated as of October 20, 1997, between Walden Residential
                Properties, Inc. and Marshall B. Edwards. (8)
      10.25     Construction Loan Agreement by and among Walden/Grupe Elk Grove, L.P., BankBoston,
                N.A. and BankBoston, N.A. as Agent for Other Banks, dated as of February 27, 1998.
                (8)
      10.26     Construction Loan Agreement by and among Walden/Grupe Roseville, L.P., BankBoston,
                N.A. and BankBoston, N.A. as Agent for Other Banks, dated as of February 27, 1998.
                (8)
      10.27     Treasury Lock Agreement by and between Walden Residential Properties, Inc. and
                Smith Barney Capital Services, Inc., dated as of August 29, 1997. (8)
      10.28     Treasury Lock Agreement by and between BankBoston, N.A. and Walden Residential
                Properties, Inc., dated as of December 17, 1997. (8)
      10.29     Treasury Lock Agreement by and between BankBoston, N.A. and Walden Residential
                Properties, Inc., dated as of December 17, 1997. (8)
      12.1      Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock
                Dividends.*
      21.1      Subsidiaries of the Company.*
      23.1      Independent Auditors' Consent.*
      23.2      Consent of Winstead Sechrest & Minick P.C. (included in Exhibits 5.1 and 8.1)*
      24.2      Power of Attorney*
      99.1      Form of Notice of Exchange*


-------------------------

*   Previously filed.


(1) Previously filed with the Company's Form 10-Q filed with the Securities and Exchange Commission on August 12, 1997 and incorporated herein by reference.


(2) Previously filed with the Amendment No. 3 to the Company's Registration Statement on Form S-11 (Registration No. 33-70132) filed with the Securities and Exchange Commission on December 23, 1993 and incorporated herein by reference.

(3) Previously filed with the Company's Registration Statement on Form S-3 (Registration No. 33-90438) filed with the Securities and Exchange Commission on March 8, 1995 and incorporated herein by reference.

(4) Previously filed with the Company's Registration Statement on Form S-3 (Registration No. 33-13809) filed with the Securities and Exchange Commission on October 9, 1996 and herein incorporated by reference.

(5) Previously filed with the Company's Form 8-A filed with the Securities and Exchange Commission on December 20, 1996 and incorporated herein by reference. (Previously numbered Exhibit 1.1 and 2.3)


(6) Previously filed with the Company's Registration Statement on Form S-3 (Registration No. 333-34507) filed with the Securities and Exchange Commission on August 28, 1997 and incorporated herein by reference.


(7) Previously filed with the Company's Form 10-Q filed with the Securities and Exchange Commission on November 14, 1997 and herein incorporated by reference. (Previously numbered Exhibits 10.1 through 10.2)

(8) Previously filed with the Company's Form 10-K filed with the Securities and Exchange Commission on March 30, 1998 and herein incorporated by reference.

(9) Previously filed with the Company's Form 8-A filed with the Securities and Exchange Commission on September 22, 1997 and incorporated herein by reference.

ITEM 37. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) to file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

That for purposes of determining any liability under the Securities Act, the information omitted from the Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 3 to the Registration Statement on Form S-11 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 23, 1998.


                                   WALDEN RESIDENTIAL PROPERTIES, INC.,
                                   a Maryland Corporation

                                   By:            MARSHALL B. EDWARDS
                                      ------------------------------------------
                                                 Marshall B. Edwards
                                               Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-11 has been signed by the following persons in the capacities and on the dates indicated.


                   SIGNATURE                              TITLE                DATE
                   ---------                              -----                ----

            /s/ MARSHALL B. EDWARDS               Chief Executive        December 23, 1998
------------------------------------------------  Officer, President
              Marshall B. Edwards                 and Director
                                                  (Principal Executive
                                                  Offer)

             /s/ MARK S. DILLINGER                Executive Vice         December 23, 1998
------------------------------------------------  President, Chief
               Mark S. Dillinger                  Financial Officer and
                                                  Director (Principal
                                                  Financial and
                                                  Accounting Officer)

            /s/ MICHAEL E. MASTERSON              Chairman of the Board  December 23, 1998
------------------------------------------------  of Directors
              Michael E. Masterson

                       *                          Chairman Emeritus      December 23, 1998
------------------------------------------------
               Maxwell B. Drever

                       *                          Director               December 23, 1998
------------------------------------------------
                Francesco Galesi

                       *                          Director               December 23, 1998
------------------------------------------------
                Arch K. Jacobson

                       *                          Director               December 23, 1998
------------------------------------------------
                 Louis G. Munin


*By:    /s/ MARK S. DILLINGER
     -------------------------------
           Mark S. Dillinger,
            Attorney-in-Fact